Filed Pursuant to Rule 424(b)(3)
Registration No. 333-199749

NOTICE/PROSPECTUS

293,243 Shares

AAC Holdings, Inc.

Common Stock

We are sending you this notice/prospectus to describe the merger between American Addiction Centers, Inc. (“AAC”), a subsidiary of AAC Holdings, Inc. (“Holdings”), and AAC Merger Sub, LLC (“Merger Sub”), a newly formed wholly-owned subsidiary of Holdings. Holdings was formed as a Nevada corporation on February 12, 2014 and acquired more than 90% of the outstanding shares of common stock of AAC on April 15, 2014 in connection with certain reorganization transactions undertaken to facilitate an initial public offering of AAC through a holding company structure. In October 2014, Holdings completed an initial public offering of 5,750,000 shares of its common stock.

Merger Sub will be merged with and into AAC and, unless you validly exercise appraisal rights in accordance with Nevada law, your shares of AAC common stock will be converted into shares of Holdings common stock. Pursuant to the merger, for each share of AAC common stock you own at the effective time of the merger, you will receive 1.571119 shares of Holdings common stock. The 1.571119-to-1 ratio was set in order to provide current holders of AAC common stock who did not participate in the Private Share Exchange in April 2014, as discussed below, with an amount of shares of Holdings common stock that would equal a one-for-one exchange (after giving effect to the 1.571119-to-1 stock split effected by Holdings on September 18, 2014). We will not issue fractional shares of Holdings common stock in the merger. Instead, we will round the total number of shares of Holdings common stock you are entitled to receive up to the nearest whole number of shares.

Holdings has authorized the merger of Merger Sub with and into AAC for the purpose of acquiring the minority interest in AAC currently held by the public as well as to provide minority holders of AAC with shares in AAC Holdings, Inc., thereby providing liquidity to these holders. Nevada law generally permits the merger of a corporation and its subsidiary, without a vote by the stockholders or board of directors of the subsidiary, so long as the parent corporation owns at least 90% of each class of the subsidiary’s outstanding voting stock. As of the effective time of the merger, Merger Sub will be the record holder of approximately 98% of the AAC common stock outstanding, and AAC will not have any other class of outstanding voting stock. Accordingly, no action by AAC’s stockholders will be necessary to complete the merger as described in this notice/prospectus. WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY. We expect that the merger will be completed upon the filing of articles of merger with the Secretary of State of Nevada. Enclosed with this notice/prospectus is the appropriate documentation for exchanging your shares of AAC common stock for shares of Holdings common stock.

This notice/prospectus is Holdings’ notice/prospectus for the shares of Holdings common stock that will be issued to AAC stockholders in the merger. It also constitutes a notice by Merger Sub to the stockholders of AAC as to the approval of the merger and the availability of appraisal rights under Nevada law. AAC common stock trades on the OTCBB under the symbol “FTER”, and Holdings common stock trades on the New York Stock Exchange under the symbol “AAC”. On October 30, 2014, the last reported sale price for Holdings’ common stock was $21.20.

We are an “emerging growth company” as defined in the Jumpstart Our Business Startups Act of 2012. Investing in our common stock involves risks. See “Risk Factors” beginning on page 11.

Please carefully consider all of the information in this notice/prospectus regarding AAC, Holdings, the merger and the availability of and procedures for exercising appraisal rights, including in particular the discussion under the heading “Risk Factors” on page 11.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of this transaction or these securities or determined if this notice/prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Notice/Prospectus dated November 10, 2014

NOTICE OF MERGER

OF

AAC MERGER SUB, LLC

(A WHOLLY-OWNED SUBSIDIARY OF AAC HOLDINGS, INC.)

WITH AND INTO

AMERICAN ADDICTION CENTERS, INC.

November 10, 2014

To the Stockholders of American Addiction Centers, Inc.:

We are pleased to give you notice that, pursuant to Section 92A.180 of the Nevada Revised Statutes, AAC Merger Sub, LLC, a Nevada limited liability company (“Merger Sub”) and wholly-owned subsidiary of AAC Holdings, Inc., will merge (the “Merger”) with and into American Addiction Centers, Inc., a Nevada corporation on the date hereof. Under applicable Nevada law, the Merger will be effected pursuant to an Agreement and Plan of Merger between American Addiction Centers, Inc., Merger Sub and AAC Holdings, Inc. (the “Merger Agreement”), a copy of which accompanies this notice. The Merger Agreement and the Merger were approved by the board of directors of AAC Holdings, Inc. and American Addiction Centers, Inc. and by the Member and Board of Managers of Merger Sub. No action on the part of the American Addiction Centers, Inc. stockholders is required for the Merger to become effective.

WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY.

As a result of the Merger, American Addiction Centers, Inc. will be the surviving corporation and the separate corporate existence of Merger Sub will cease. Each outstanding share of American Addiction Centers, Inc. common stock, par value $0.001 per share (“AAC Common Stock”), other than shares held by Merger Sub, will be canceled and converted in the Merger into the right to receive 1.571119 shares of AAC Holdings, Inc. common stock, par value $0.001 per share (“Holdings Common Stock”). Fractional shares resulting from the Merger will be rounded up to the nearest whole share.

Shares of AAC Holdings, Inc. will be issued in book-entry form. You will not receive a stock certificate for your shares of AAC Holdings, Inc. common stock. American Addiction Centers, Inc. stockholders must complete and execute the enclosed Letter of Transmittal and deliver the Letter of Transmittal to American Stock Transfer & Trust Company, LLC, the Exchange Agent, at the following address:

By hand or overnight courier:	By mail:
American Stock Transfer & Trust Company, LLC	American Stock Transfer & Trust Company, LLC
Operations Center	Operations Center
Attn: Reorganization Department,	Attn: Reorganization Department,
6201 15th Avenue, Brooklyn, New York 11219	P.O. Box 2042 New York, New York 10272-2042

The notice/prospectus accompanying this Notice of Merger describes the terms of the Merger, certain background information and other information concerning AAC Holdings, Inc. and American Addiction Centers, Inc. We urge you to read the notice/prospectus carefully.

Very truly yours,

/s/ Michael T. Cartwright

Michael T. Cartwright

Chief Executive Officer and Chairman of the Board

EXPERTS	120
LEGAL MATTERS	120
Index to Financial Statements	F-1

APPENDICES

APPENDIX A Agreement and Plan of Merger

APPENDIX B Sections 92A.300—92A.500 of the Nevada Revised Statutes—Rights of Dissenting Owners

APPENDIX C Form Demand for Payment

APPENDIX D Letter of Transmittal

QUESTIONS AND ANSWERS ABOUT THE MERGER

Q:	What is the merger?

A:	The merger is the merger of AAC Merger Sub, LLC (“Merger Sub”), a newly formed wholly-owned subsidiary of AAC Holdings, Inc. (“Holdings”), with and into American Addiction Centers, Inc. (“AAC”), also a subsidiary of Holdings. AAC will be the surviving corporation in the merger and will become a wholly-owned subsidiary of Holdings. As a result, stockholders of AAC who do not properly exercise appraisal rights will have their shares of AAC common stock converted into shares of Holdings common stock.

Q:	What will I receive in the merger?

A:	You will receive 1.571119 shares of Holdings common stock in exchange for each share of AAC common stock that you hold on the effective date of the merger, unless you properly exercise your appraisal rights. The 1.571119-to-1 ratio was set in order to provide current holders of AAC common stock who did not participate in the Private Share Exchange in April 2014, as discussed below, with an amount of shares of Holdings common stock that would equal a one-for-one exchange (after giving effect to the 1.571119-to-1 stock split effected by Holdings on September 18, 2014). We will not issue fractional shares of Holdings common stock in the merger. Instead, we will round the total number of shares of Holdings common stock you are entitled to receive up to the nearest whole number of shares.

If you want to seek appraisal rights, see below “Q: Am I entitled to appraisal rights?”

Q:	Will the exchange ratio or the value of the shares I receive change between now and the time the merger is consummated?

A:	The exchange ratio (which affects the number of shares you will receive) will not change. The market value of the shares you receive may fluctuate between the date of this notice/prospectus and the completion of the merger, based upon changes in the market price for Holdings common stock.

Q:	Will I recognize a taxable gain or loss for United States federal income tax purposes?

A:	The merger is intended to qualify as a reorganization under the Internal Revenue Code, with the result that no gain or loss would generally be recognized by you as an AAC stockholder from your receipt of shares of Holdings common stock in the merger. See the section entitled “Material United States Federal Income Tax Consequences” for a full discussion of the tax consequences of the merger.

Q:	What is the purpose of the merger?

A:	The purpose of the merger is for Holdings to acquire, through a wholly-owned subsidiary of Holdings, all of the outstanding shares of capital stock of AAC that are not already owned by Holdings as well as to provide minority holders of AAC with shares in Holdings, thereby providing liquidity to these holders.

Q:	Why is there no stockholder vote?

A:	Holdings currently owns (and immediately prior to the consummation of the merger Merger Sub will hold directly of record) more than 90% of the outstanding common stock of AAC. Under such circumstances, Nevada law permits Merger Sub to effect the merger with AAC without any vote by the stockholders of AAC. This is called a “short form merger.” Holdings, AAC and Merger Sub have entered into an agreement that provides for Merger Sub to be merged with and into AAC pursuant to a short form merger under Nevada law. Nevada law governs the merger because both AAC and Merger Sub are Nevada corporations.

Q:	Am I entitled to appraisal rights?

A:	Yes. Under the Nevada Revised Statutes, stockholders of AAC have appraisal rights and if you follow the procedures prescribed by the Nevada Revised Statutes, you may exercise appraisal rights and obtain the payment of the “fair value” of your shares of AAC common stock. To perfect your appraisal rights, you must follow precisely the required statutory procedures. To the extent you are successful in pursuing your appraisal rights, the fair value of your shares of AAC common stock, determined in the manner prescribed by the Nevada Revised Statutes, which may be more or less than the value you would receive in the merger if you do not exercise your appraisal rights, will be paid to you in cash by AAC. See “The Merger—Dissenter’s Rights.” Please see Appendix B for the text of the applicable provisions of the Nevada Revised Statutes as in effect with respect to the merger.

Q:	What do I need to do now?

A:	You will receive written instructions and a letter of transmittal from our transfer agent, American Stock Transfer & Trust Company, LLC. You should follow the written instructions and return the signed letter of transmittal in accordance with the instructions to acknowledge receipt of this notice/prospectus and to exchange your shares of AAC common stock for shares of Holdings common stock. If you want to exercise your appraisal rights, see above “Q: Am I entitled to appraisal rights?”

Q:	Will I have to pay fees or commissions?

A:	If you are the record owner of your shares, you will not have to pay brokerage fees or incur similar expenses. If you own your shares through a broker or other nominee, your broker may charge you a fee. You should consult your broker or nominee to determine whether any charges will apply.

Q:	Whom should I call with questions?

A:	AAC stockholders with any questions about the merger and related transactions should call our Transfer Agent and Registrar, American Stock Transfer & Trust Company, LLC at (877) 248-6417.

SUMMARY OF THE MERGER

This summary highlights selected information from this notice/prospectus and may not contain all of the information that is important to you. To better understand the merger, you should read this entire document carefully. Each item in this summary refers to the page of this document on which that subject is discussed in more detail.

The Merger (see page 105)

As a result of the merger, AAC will become a wholly-owned subsidiary of Holdings and AAC stockholders will have their shares of AAC common stock converted into shares of Holdings common stock.

The merger will be effective upon the filing of articles of merger with the Secretary of State of Nevada. However, Holdings may elect not to proceed with the merger at any time prior to the filing of the articles of merger if it determines that the merger is no longer in its best interests. Unless you validly exercise your appraisal rights, each share of AAC common stock you own will be converted into 1.571119 shares of Holdings common stock. We will not issue fractional shares. Instead, we will round the total number of shares of Holdings common stock you are entitled to receive up to the nearest whole number of shares. In connection with the merger, a total of 293,243 shares of Holdings common stock will be issued or issuable in exchange for outstanding shares of AAC common stock. The exchange ratio (which affects the number of shares you will receive) will not change. The value of the shares you will receive may fluctuate between the date of this notice/prospectus and the completion of the merger, based upon changes in the market price for Holdings common stock.

Enclosed with this notice/prospectus are detailed instructions regarding procedures for claiming your shares of Holdings common stock from Holdings’ transfer agent, American Stock Transfer & Trust Company, LLC. As soon as practicable after the transfer agent receives your signed letter of transmittal acknowledging receipt of this notice/prospectus and other required documents, you will receive statements indicating book-entry ownership of Holdings common stock. Please do not send any stock certificates to AAC or Holdings or the transfer agent.

Federal Income Tax Consequences (see page 108)

The merger is intended to qualify as a reorganization under the Internal Revenue Code of 1986, as amended (the “Code”), with the result that no gain or loss would generally be recognized by you as an AAC stockholder from your receipt of shares of Holdings common stock in the merger. You should consult your own tax advisor for a full understanding of the merger’s tax consequences. Additionally, no gain or loss will generally be recognized by AAC, Holdings or Merger Sub as a result of the merger. For a more complete discussion of the United States federal income tax consequences of the merger, see the section entitled “Material United States Federal Income Tax Consequences” on page 105.

No AAC Stockholder Vote Required (see page 108)

We are not asking you to vote on the merger. The board of directors of Holdings has approved a plan to acquire the minority interest in AAC held by the public. Holdings intends to acquire this minority interest by merging its wholly-owned subsidiary, Merger Sub, with and into AAC. In anticipation of the merger, Holdings caused Merger Sub to hold directly of record more than 90% of the outstanding common stock of AAC. Because Merger Sub will own at least 90% of the common stock of AAC outstanding at the time of the merger, the resolution of the board of managers of Merger Sub and the consent of Merger Sub’s sole member will be sufficient to authorize the merger under Nevada law, and no vote of the stockholders of AAC will be required.

Rights of Dissenting Stockholders (see page 110)

Nevada law permits you to have the “fair value” of your shares of AAC common stock determined by a court and paid to you in cash by AAC rather than accepting the consideration you would otherwise receive in the merger. This value may be more or less than the market value of the 1.571119 shares of Holdings common stock issuable for each share of AAC common stock in the merger. See the section entitled “The Merger—Dissenter’s Rights” of this notice/prospectus.

If you wish to exercise appraisal rights and obtain appraisal of the fair value of your shares, you must demand in writing from AAC appraisal of your shares of AAC common stock by the date set forth in the dissenter’s notice. The relevant provisions of Nevada law concerning the exercise of appraisal rights are technical in nature and complex. You may wish to consult promptly with legal counsel because the failure to comply strictly with these provisions may result in waiver or forfeiture of your appraisal rights.

Background and Reasons for the Merger (see page 105)

The purpose of the merger is to acquire all of the issued and outstanding shares of AAC stock and to provide liquidity to the public stockholders of AAC. Our management and directors believe that if we acquire full ownership of AAC it will simplify our capital structure, achieve greater integration between us and AAC, and reduce costs and eliminate potential conflicts of interests between us and AAC.

Conditions to the Merger (see page 107)

The merger is subject to certain customary closing conditions, including:

•	Merger Sub must own directly of record at least 90% of the common stock of AAC outstanding at the time of filing the articles of merger in Nevada;

•	Holdings’ registration statement relating to the merger must be effective and must not be subject to any stop order or proceedings seeking a stop order; and

•	The shares of Holdings common stock that will be issued in the merger must be authorized for listing on the New York Stock Exchange, subject only to official notice of issuance.

Conflict of Interest of Holdings (see page 106)

In setting the exchange ratio, Holdings’ financial interest was adverse to the interest of the public stockholders of AAC. Holdings determined the exchange ratio without negotiating with AAC and makes no representation or warranty in this notice/prospectus as to the fairness or adequacy of the consideration to be paid in the merger. Under Nevada law, which governs the merger, you have the right to seek appraisal of the “fair value” of your AAC shares and receive cash instead of the consideration you would otherwise receive in the merger. See the section entitled “The Merger—Dissenter’s Rights” of this notice/prospectus for a description of the appraisal process.

Interests of Directors and Officers (see page 107)

You should be aware that some officers and directors of AAC have interests in the merger that are different from, or in addition to, yours. These interests include:

•	ownership of Holdings common stock; and

•	indemnification obligations between AAC and its directors and officers.

In addition, some of the officers and directors of Holdings and Merger Sub are also officers and directors of AAC and have interests that are in addition to, or different from, your interests.

Accounting Treatment of the Merger (see page 108)

The merger will be accounted for as an equity transaction, as we would retain control of AAC after the transaction.

Federal and State Regulatory Requirements (see page 110)

Except for filing articles of merger in Nevada and compliance with federal and state securities laws, Holdings is not aware of any material United States federal or state or foreign governmental regulatory requirement necessary to be complied with, or approval that must be obtained, in connection with the merger.

Restrictions on the Ability to Sell Holdings Common Stock (see page 110)

The shares of Holdings common stock that will be issued in the merger will be registered under the Securities Act and will be freely transferable under the Securities Act, unless you are considered an “affiliate” of AAC within the meaning of Rule 145 under the Securities Act, or if you are an affiliate of Holdings within the meaning of Rule 144 under the Securities Act.

Differences Between Your Rights as an AAC Stockholder and as a Holdings Stockholder (see page 115)

There are differences between the rights you have as a holder of AAC common stock and the rights you will have as a holder of Holdings common stock. For a description of these differences, see the section entitled “Comparison of Stockholder Rights” of this notice/prospectus.

Summary Historical and Pro Forma Consolidated Financial and Operating Data

The following tables present our summary historical and pro forma consolidated financial and operating data as of the dates and for the periods indicated. Holdings was formed as a Nevada corporation on February 12, 2014, and acquired 93.6% of the outstanding shares of common stock of AAC on April 15, 2014 (98.0% after giving effect to the surrender and cancellation of 698,259 shares of AAC common stock in connection with the settlement of certain litigation) in connection with the Reorganization Transactions (as defined in the section entitled “The Merger”), and Holdings therefore controls AAC. Prior to the completion of the Reorganization Transactions, Holdings had not engaged in any business or other activities except in connection with its formation. Accordingly, all financial and operating data herein relating to periods prior to the completion of the Reorganization Transactions is that of AAC and its consolidated subsidiaries and is referred to herein as “our” historical financial and operating data.

The summary consolidated financial data as of and for the years ended December 31, 2012 and 2013 are derived from our audited consolidated financial statements included elsewhere in this notice/prospectus. The summary consolidated financial data for the year ended December 31, 2011 are derived from our audited consolidated financial statements not included in this notice/prospectus. The summary consolidated financial data as of June 30, 2014 and for the six months ended June 30, 2013 and 2014 are derived from our unaudited condensed consolidated financial statements included elsewhere in this notice/prospectus. The results for the six months ended June 30, 2013 and the six months ended June 30, 2014 are not necessarily indicative of the results that may be expected for the entire year. The following summary consolidated financial data should be read together with our audited consolidated financial statements, unaudited condensed consolidated financial statements and accompanying notes and information under the caption “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included elsewhere in this notice/prospectus.

The summary unaudited pro forma financial and other data for the year ended December 31, 2013 and as of and for the six months ended June 30, 2014 have been adjusted to give effect to our initial public offering which we completed in October 2014 and our use of proceeds from the initial public offering and, in the case of the unaudited pro forma consolidated income statement data, certain other transactions as described in the section entitled “Unaudited Pro Forma Consolidated Financial Statements” included elsewhere in this notice/prospectus. Specifically, the “Pro Forma as Adjusted” columns in the summary unaudited pro forma consolidated income statement and other data give effect to the Reorganization Transactions, the related financing transactions, the initial public offering and our use of proceeds therefrom and the merger, in each case for the year ended December 31, 2013 and for the six months ended June 30, 2014. The “Pro Forma as Adjusted” columns do not include the effects of the CRMS Acquisition (as defined in the section entitled “Certain Relationships and Related Party Transactions”) prior to the April 15, 2014 acquisition date, as CRMS’s only revenue stream is payments from us, and CRMS no longer has revenues subsequent to the completion of the CRMS Acquisition. Accordingly, CRMS does not meet the definition of a business under Regulation S-X Rule 11-01(d), and this transaction is not permitted to be included in the unaudited pro forma consolidated financial statements included elsewhere in this notice/prospectus. For additional information regarding the Reorganization Transactions and CRMS Acquisition referenced above, please refer to pages 105 and 106 in the section entitled “The Merger” included elsewhere in this notice/prospectus. This data is subject and gives effect to the assumptions and adjustments described in the notes accompanying the unaudited pro forma consolidated financial statements included elsewhere in this notice/prospectus. The summary unaudited pro forma financial data is presented for informational purposes only and should not be considered indicative of actual results of operations that would have been achieved had the transactions and the initial public offering been consummated on the dates indicated and does not purport to be indicative of financial condition data or results of operations as of any future date or for any future period.

	Year Ended December 31,		Year Ended December 31, 2013		Six Months Ended June 30, 2013 Actual (unaudited)	Six Months Ended June 30, 2014
			Actual	Pro Forma as Adjusted		Actual (unaudited)	Pro Forma as Adjusted
	2011	2012
	(in thousands, except for share and per share amounts)
Income Statement Data:
Revenues	$28,275	$66,035	$115,741	$115,741	$59,331	$59,203	$59,203

Operating expenses:
Salaries, wages and benefits	9,171	25,680	46,856	46,856	21,732	24,124	24,124
Advertising and marketing	4,915	8,667	13,493	13,493	6,588	7,079	7,079
Professional fees	1,636	5,430	10,277	10,290	4,706	4,895	4,895
Client related services	5,791	8,389	7,986	7,986	3,567	5,211	5,211
Other operating expenses	2,448	6,384	11,615	11,615	6,213	5,551	5,551
Rentals and leases	1,196	3,614	4,634	3,369	2,772	940	940
Provision for doubtful accounts	1,063	3,344	10,950	10,950	4,820	6,288	6,288
Litigation settlement(1)	—	—	2,588	2,588	2,500	240	240
Restructuring(2)	—	—	806	806	551	—	—
Depreciation and amortization	195	1,288	3,003	3,193	1,399	2,228	2,228

Total operating expenses	26,415	62,796	112,208	111,146	54,848	56,556	56,556

Income from operations	1,860	3,239	3,533	4,595	4,483	2,647	2,647
Interest expense	337	980	1,390	1,469	784	705	481
Other (income) expense, net	—	12	36	36	(27)	15	15

Income before income tax expense	1,523	2,247	2,107	3,090	3,726	1,927	2,151
Income tax expense	652	1,148	615	1,499	1,745	859	1,069

Net income	871	1,099	1,492	1,591	1,981	1,068	1,082
Less: net loss (income) attributable to noncontrolling interest(3)	—	405	(706)	648	(343)	668	1,024

Net income attributable to AAC Holdings, Inc. stockholders	871	1,504	786	2,239	1,638	1,736	2,106
Deemed contribution – redemption of Series B Preferred Stock	—	—	1,000	1,000	1,000	—
BHR Series A Preferred Unit dividend				(960)	—	(203)	(480)

Net income available to AAC Holdings, Inc. common stockholders	$871	$1,504	$1,786	$2,279	$2,638	$1,533	$1,626

Earnings per share attributable to common Stockholders:
Basic	$0.13	$0.12	$0.13	$0.14	$0.19	$0.10	$0.10

Diluted	$0.13	$0.12	$0.12	$0.14	$0.19	$0.10	$0.10

Weighted-average shares outstanding:
Basic	6,735,594	12,208,160	13,855,797	15,990,932	13,624,654	14,942,014	16,903,088
Diluted	6,777,889	12,363,164	14,291,937	16,427,072	13,723,622	14,995,422	16,956,496
Other Financial Information:
Adjusted EBITDA(4)(5)	$2,055	$7,168	$11,558	$12,810	$9,580	$7,832	$7,832

			As of June 30, 2014
			Actual (unaudited)	Pro Forma as Adjusted(6)
	As of December 31,
	2012	2013
	(in thousands)
Balance Sheet Data:
Cash and cash equivalents	$740	$2,012	$2,382	$47,591
Working capital	3,190	1,220	3,729	62,224
Total assets	53,598	81,638	93,752	137,073
Total debt, including current portion	25,222	43,075	46,794	30,110
Total mezzanine equity (including noncontrolling interest)(7)	11,613	11,842	7,835	7,782
Total stockholders’ equity (including noncontrolling interest)(8)	4,678	11,883	26,497	86,555
Book value per share	$0.57	$2.56	$1.68	$4.41

	Year Ended December 31,		Six Months Ended June 30,
	2012	2013	2013	2014
Operating Metrics (unaudited):
Average daily census(9)	238	339	365	375
Average daily revenue(10)	$759	$935	$898	$872
Average net daily revenue(11)	$722	$847	$825	$780
New admissions(12)	2,934	4,053	2,174	2,177
Bed count at end of period(13)	338	431	420	427

(1)	We recorded a $2.5 million reserve in the second quarter of 2013 in connection with a consolidated wage and hour class action claim. We made a payment of $2.6 million in the second quarter of 2014 to settle the matter. For additional discussion of this litigation settlement, see Note 16 to our audited financial statements included elsewhere in this notice/prospectus.
(2)	During the first half of 2013, management adopted restructuring plans to centralize our call centers and to close the Leading Edge facility. As a result, aggregate restructuring and exit charges of $0.8 million were recognized in 2013, of which $0.6 million was recognized in the six months ended June 30, 2013. We did not recognize any restructuring expenses during 2012 as expenses related to the corporate relocation were not significant.
(3)	Represents the net income attributable to the stockholders of AAC that did not exchange their shares for Holdings common stock for the period from April 15, 2014 to June 30, 2014, the net (income) loss attributable to the noncontrolling interest in BHR (for 2012, 2013 and through the acquisition date of April 15, 2014) and the Professional Groups (as defined in “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Consolidation of VIEs”) (for 2013 and the six month period ended June 30, 2014) and the net (income) loss in the Pro Forma as Adjusted columns of the Professional Groups.
(4)

Adjusted EBITDA is a “non-GAAP financial measure” as defined under the rules and regulations promulgated by the U.S. Securities and Exchange Commission or SEC. We define Adjusted EBITDA as net income adjusted for interest expense, depreciation and amortization expense, income tax expense, stock-based compensation and related tax reimbursements, litigation settlement and restructuring charges and acquisition related de novo startup expenses, which includes professional services for accounting, legal and valuation services related to the acquisitions and legal and licensing expenses related to de novo projects. Adjusted EBITDA, as presented in this notice/prospectus, is considered a supplemental measure of our performance and is not required by, or presented in accordance with, generally accepted accounting principles in the United States or GAAP. Adjusted EBITDA is not a measure of our financial performance under GAAP and should not be considered as an alternative to net income or any other performance measures derived in accordance with GAAP. We have included information concerning Adjusted EBITDA in this notice/prospectus because we believe that such information is used by certain investors as a measure of a company’s historical performance. We believe this measure is frequently used by securities analysts, investors and other interested parties in the evaluation of issuers of equity securities, many of which present EBITDA and Adjusted EBITDA when reporting their results. Because Adjusted EBITDA is not determined in accordance with GAAP, it is subject to varying calculations and may not be comparable to the Adjusted EBITDA (or similarly titled measures) of other companies. Our presentation of Adjusted EBITDA should not be construed as an inference that our future results will be unaffected by unusual or nonrecurring items. The following table presents a reconciliation of Adjusted EBITDA to net income, the most comparable GAAP measure, for each of the periods indicated:

	Year Ended December 31,		Year Ended December 31, 2013		Six Months Ended June 30, 2013 Actual (unaudited)	Six Months Ended June 30, 2014
	2011	2012	Actual	Pro Forma as Adjusted		Actual (unaudited)	Pro Forma as Adjusted
	(in thousands)
Net Income	$871	$1,099	$1,492	$1,591	$1,981	$1,068	$1,082
Non-GAAP Adjustments:
Interest expense	337	980	1,390	1,469	784	705	481
Depreciation and amortization	195	1,288	3,003	3,193	1,399	2,228	2,228
Income tax expense	652	1,148	615	1,499	1,745	859	1,069
Stock-based compensation and related tax reimbursements	—	2,408	1,649	1,649	605	1,776	1,776
Litigation settlement	—	—	2,588	2,588	2,500	240	240
Restructuring	—	—	806	806	551	—	—
Acquisition related and de novo start-up expenses	—	245	15	15	15	956	956

Adjusted EBITDA	$2,055	$7,168	$11,558	$12,810	$9,580	$7,832	$7,832

(5)	The Adjusted EBITDA amounts in the “Pro Forma as Adjusted” columns do not include the effects of the CRMS Acquisition prior to the April 15, 2014 acquisition date, as CRMS’s only revenue stream is payments from us, and CRMS no longer has revenues subsequent to the completion of the CRMS Acquisition. Accordingly, CRMS does not meet the definition of a business under Regulation S-X Rule 11-01(d), and this transaction is not permitted to be included in the unaudited pro forma consolidated financial statements included elsewhere in this notice/prospectus. However, if we had given effect to the CRMS Acquisition as if it had been completed on January 1, 2013, the CRMS Acquisition would have been slightly accretive to Adjusted EBITDA in both the year ended December 31, 2013 and the six months ended June 30, 2014.
(6)	Reflects the issuance of 5,000,000 shares of Holdings common stock in the initial public offering and the estimated net proceeds of $65.6 million and a use of a portion of the proceeds to repay approximately $14.7 million of outstanding indebtedness and to pay $7.6 million in connection with the settlement of certain litigation and the short-form merger described herein.
(7)	For additional discussion of mezzanine equity and noncontrolling interest, see Note 11 to our audited financial statements included elsewhere in this notice/prospectus.
(8)	Noncontrolling interest represents the equity of BHR (through April 15, 2014) and the Professional Groups (as defined in “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Consolidation of VIEs”) that we do not own as well as the outstanding shares of AAC common stock that were not exchanged for shares of Holdings common stock.
(9)	Includes client census at all of our owned or leased inpatient facilities, including FitRx, as well as beds obtained through contractual arrangements to meet demand exceeding capacity. For additional information about contracted beds, see “Revenues” under Note 3 to our audited financial statements included elsewhere in this notice/prospectus.
(10)	Average daily revenue is calculated as total revenues during the period divided by the product of the number of days in the period multiplied by average daily census.
(11)	Average net daily revenue is calculated as total revenues less provision for doubtful accounts during the period divided by the product of the number of days in the period multiplied by average daily census.
(12)	Includes total client admissions for the period presented.
(13)	Bed count at end of period includes all beds at owned and leased inpatient facilities, including FitRx, but excludes contracted beds as of December 31, 2012. We did not have any contracted beds as of any other period presented. Bed count at the end of the 2012 period includes 70 beds at our former Leading Edge facility, which was closed in the second quarter of 2013. For additional information regarding the closure of the Leading Edge facility, see Note 13 to our audited financial statements included elsewhere in this notice/prospectus. In the first quarter of 2014, we added two beds at the FitRx facility to accommodate increased client census and eliminated six beds at The Academy facility as a result of an expired housing lease. In addition, the Greenhouse expansion, completed in July 2014, added 60 beds, all of which are licensed for detoxification.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-4 under the Securities Act, with respect to the shares of common stock to be issued in the merger. This notice/prospectus, which constitutes a part of the registration statement, does not contain all of the information in the registration statement and its exhibits. For further information with respect to us and the common stock offered by this notice/prospectus, you should refer to the registration statement and the exhibits filed as part of that document. Statements contained in this notice/prospectus as to the contents of any contract or any other document referred to are not necessarily complete, and in each instance, we refer you to the copy of the contract or other document filed as an exhibit to the registration statement. Each of these statements is qualified in all respects by this reference.

You can read our SEC filings, including the registration statement, over the internet at the SEC’s website at http://www.sec.gov. You may also read and copy any document we file with the SEC at its public reference facilities at 100 F Street, N.E., Washington, D.C. 20549. You may also obtain copies of these documents at prescribed rates by writing to the Public Reference Section of the SEC at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference facilities. You may also request a copy of these filings, at no cost, by writing or telephoning us at: 115 East Park Drive, Second Floor, Brentwood, Tennessee 37027 or (888) 300-3332.

In addition, Holdings files periodic reports, proxy statements and other information with the SEC under the Exchange Act. These reports, proxy statements and other information will be available for inspection and copying at the public reference room and website of the SEC referred to above. We also maintain a website at www.americanaddictioncenters.com, at which you may access these materials free of charge as soon as reasonably practicable after they are electronically filed with, or furnished to, the SEC. The information contained in, or that can be accessed through, our website is not part of this notice/prospectus.

RISK FACTORS

If you hold your shares of AAC common stock on the date of the merger and do not properly exercise your appraisal rights, you will receive shares of our common stock and will become a stockholder of Holdings. In addition to the other information we include in this notice/prospectus, you should consider the following risk factors in deciding whether to exercise your appraisal rights.

Risk Related to the Merger

The value of our common stock you may receive in the merger may fluctuate.

The number of shares of our common stock you receive in the merger will not be adjusted based on changes in the market price of our common stock. Accordingly, because the market price of our common stock may fluctuate, the value of the consideration you receive when we complete the merger will depend on the market price of our common stock at that time. We cannot assure you as to the market value of the merger consideration you will receive when the merger is completed.

We have not obtained a third-party determination that the merger is fair to holders of the AAC common stock.

The merger consideration was not determined by arms’ length negotiation, and there was no formal valuation by an independent third party. Neither we nor AAC has obtained a fairness opinion by an investment banking firm or other qualified appraiser in connection with the merger.

The shares of our common stock to be received by AAC stockholders will have different rights from the shares of AAC common stock.

Upon receipt of shares of Holdings common stock pursuant to the merger, AAC stockholders will become Holdings stockholders and their rights as stockholders will be governed by the articles of incorporation and bylaws of Holdings. Certain of the rights associated with Holdings are different from the rights associated with AAC common stock. See the section entitled “Comparison of Stockholder Rights.”

The merger has been approved without your vote.

We currently own, and immediately prior to the consummation of the merger Merger Sub will own, approximately 98% of the common stock of AAC. Accordingly, under Nevada law, no vote of AAC’s stockholders is required to complete the merger. As a result, the merger may be completed even if opposed by all of the AAC stockholders unaffiliated with us.

Risks Related to Our Business

Our revenues, profitability and cash flows could be materially adversely affected if we are unable to operate certain key treatment facilities, our corporate office or our laboratory facility.

We derive a significant portion of our revenues from three treatment facilities located in California, Nevada and Texas. These treatment facilities accounted for 76.5% of our total revenues in 2013 and 81.5% for the six months ended June 30, 2014. It is likely that a small number of facilities will continue to contribute a significant portion of our total revenues in any given year for the foreseeable future. Additionally, we have a centralized corporate office that houses our accounting, billing and collections, information technology, marketing and call center departments and a high complexity laboratory facility that conducts quantitative drug testing and other laboratory services. If any event occurs that would result in a complete or partial shutdown of any of these facilities or our centralized corporate office or laboratory, including, without limitation, any material changes in legislative, regulatory, economic, environmental or competitive conditions in these states or natural disasters such as hurricanes, earthquakes, tornadoes or floods or prolonged airline disruptions for any reason, such event could lead to decreased revenues and/or higher operating costs, which could have a material adverse effect on our revenues, profitability and cash flows.

We rely on our multi-faceted sales and marketing program to continuously attract and enroll clients to our network of facilities. Any disruption in our national sales and marketing program would have a material adverse effect on our business, financial condition and results of operations.

We believe our national sales and marketing program provides us with a competitive advantage compared to treatment facilities that primarily target local geographic areas and use fewer marketing channels to attract clients. If any disruption occurs in our national sales and marketing program for any reason or if we are unable to effectively attract and enroll new clients to our network of facilities, our ability to maintain census could be adversely affected, which would have a material adverse effect on our business, financial condition and results of operations.

In addition, our ability to grow or even to maintain our existing level of business depends significantly on our ability to establish and maintain close working and referral relationships with hospitals, other treatment facilities, employers, alumni, employee assistance programs and other referral sources. We have no binding commitments with any of these referral sources. We may not be able to maintain our existing referral relationships or develop and maintain new relationships in existing or new markets. If we lose existing relationships with our referral sources, the number of people to whom we provide services may decline, which may adversely affect our revenues. Also, if we fail to develop new referral relationships, our growth may be restrained.

We derive a significant portion of our revenues from providing services to clients covered by third-party payors who could reduce their reimbursement rates or otherwise restrain our ability to obtain, or provide services to, clients. This risk is heightened because we are generally an “out-of-network” provider.

Managed care organizations and other third-party payors pay for the services that we provide to many of our clients. For 2013 and the six months ended June 30, 2014, approximately 90% of our revenues were reimbursable by third-party payors, including amounts paid by such payors to clients, with the remaining portion payable directly by our clients. If any of these third-party payors reduce their reimbursement rates or elect not to cover some or all of our services, our business, financial condition and results of operations may decline.

In addition to limiting the amounts payors will pay for the services we provide to their members, controls imposed by third-party payors designed to reduce admissions and the length of stay for clients, commonly referred to as “utilization review,” have affected and are expected to continue to affect our facilities. Utilization review entails the review of the admission and course of treatment of a client by third-party payors. Inpatient utilization, average lengths of stay and occupancy rates continue to be negatively affected by payor-required preadmission authorization and utilization review and by payor pressure to maximize outpatient and alternative healthcare delivery services for less acutely ill clients. Efforts to impose more stringent cost controls are expected to continue. Although we are unable to predict the effect these controls and changes will have on our operations, significant limits on the scope of services reimbursed and on reimbursement rates and fees could have a material adverse effect on our business, financial condition and results of operations.

Changes to government healthcare programs, principally Medicare and Medicaid, have resulted in limitations on reimbursement and, in some cases, reduced levels of reimbursement for healthcare services in recent years. In particular, recent governmental measures to regulate clinical laboratory services have resulted in reduced prices, added costs and decreased test utilization. Although we do not currently bill Medicare or any other government healthcare program for our laboratory or other substance abuse treatment services, there is a risk that third-party commercial payors may implement similar changes. If the rates paid or the scope of laboratory or other substance abuse treatment services covered by third-party commercial payors are reduced, our business, financial condition and results of operations could be materially adversely affected.

We are considered an “out-of-network” provider with respect to the vast majority of third-party payors, and, therefore, we bill our full charges for services covered by such third-party payors. Third-party payors will generally attempt to limit use of out-of-network providers by requiring clients to pay higher copayment and/or deductible amounts for out-of-network care. Additionally, third-party payors have become increasingly aggressive in attempting to minimize the use of out-of-network providers by disregarding the assignment of payment from clients to out-of-network providers (i.e., sending payments to clients instead of out-of-network providers), capping out-of-network benefits payable to clients, waiving out-of-pocket payment amounts and initiating litigation against out-of-network providers for interference with contractual relationships, insurance fraud and violation of state licensing and consumer protection laws. If third-party payors impose further restrictions on out-of-network providers, our revenues could be threatened, forcing our facilities to participate with third-party payors and accept lower reimbursement rates compared to our historic reimbursement rates.

Third-party payors also are entering into sole source contracts with some healthcare providers, which could effectively limit our pool of potential clients. Moreover, third-party payors are beginning to carve out specific services, including substance abuse treatment services, and establish small, specialized networks of providers for such services at fixed reimbursement rates. Continued growth in the use of carve-out arrangements could materially adversely affect our business to the extent we are not selected to participate in such smaller specialized networks or if the reimbursement rate is not adequate to cover the cost of providing the service.

An increase in uninsured and underinsured clients or the deterioration in the collectability of the accounts of such clients could have a material adverse effect on our business, financial condition and results of operations.

Collection of receivables from third-party payors and clients is critical to our operating performance. Our primary collection risks are (i) the risk of overestimating our net revenues at the time of billing that may result in us receiving less than the recorded receivable, (ii) the risk of non-payment as a result of commercial insurance companies denying claims, (iii) the risk that clients will fail to remit insurance payments to us when the commercial insurance company pays out-of-network claims directly to the client, (iv) resource and capacity constraints that may prevent us from handling the volume of billing and collection issues in a timely manner and (v) the risk of non-payment from uninsured clients. Additionally, our ability to hire and retain experienced personnel also affects our ability to bill and collect accounts in a timely manner. We establish our provision for doubtful accounts based on the aging of the receivables and taking into consideration historical collection experience by facility, services provided, payor source and historical reimbursement rate, current economic trends and percentages applied to the accounts receivable aging categories. At December 31, 2013 and June 30, 2014, our allowance for doubtful accounts represented approximately 35.2% and 39.2%, respectively, of our accounts receivable balance as of such date, with three and two commercial payors each representing in excess of 10% of the accounts receivable balance as of December 31, 2013 and June 30, 2014, respectively. We routinely review accounts receivable balances in conjunction with these factors and other economic conditions that might ultimately affect the collectability of the client accounts and make adjustments to our allowances as warranted. Significant changes in business office operations, payor mix or economic conditions, including changes resulting from implementation of the Affordable Care Act, could affect our collection of accounts receivable, cash flows and results of operations. In addition, increased client concentration in states that permit commercial insurance companies to pay out-of-network claims directly to the client instead of us, such as California and Nevada, will adversely affect our collection of receivables. If we experience unexpected increases in the growth of uninsured and underinsured clients or in our provision for doubtful accounts or unexpected changes in reimbursement rates by third-party payors, it could have a material adverse effect on our business, financial condition and results of operations.

If we overestimate the reimbursement amounts that payors will pay us for services performed, it would increase our revenue adjustments, which could have a material adverse effect on our revenues, profitability and cash flows and lead to significant shifts in our results of operations from quarter to quarter that may make it difficult to project long-term performance.

We recognize revenues from commercial payors at the time services are provided based on our estimate of the amount that payors will pay us for the services performed. We estimate the net realizable value of revenues by adjusting gross client charges using our expected realization and applying this discount to gross client charges. Through December 31, 2013, our expected realization was determined by management after taking into account historical collections received from the commercial payors since our inception compared to the gross client charges billed. Beginning in January 2014, we enhanced the methodology related to our net realizable value to more quickly react to potential changes in reimbursements by facility, by type of service and by payor. As a result, management adjusted the expected realization discount, on a per facility basis, to reflect a twelve-month historical analysis of reimbursement data by facility in addition to considering the type of services provided, the payors and the gross client charge rates by facility. This adjustment resulted in a decrease in our expected realization for the first half of 2014. Although we are unable to quantify the future effects of this change in methodology, we currently anticipate this adjustment will decrease our expected realization and net realizable value of revenues over the remainder of 2014.

During the six months ended June 30, 2014, we experienced a decline in our collection rates as expressed as a percentage of gross client charges. For additional information, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Results of Operations—Comparison of Six Months ended June 30, 2014 to Six Months ended June 30, 2013—Revenues.” A significant or sustained decrease in our collection rates could have a material adverse effect on our operating results. There is no assurance that we will be able to maintain or improve historical collection rates in future reporting periods.

Estimates of net realizable value are subject to significant judgment and approximation by management. It is possible that actual results could differ from the historical estimates management has used to help determine the net realizable value of revenues. If our actual collections either exceed or are less than the net realizable value estimates, we will record a revenue adjustment, either positive or negative, for the difference between our estimate of the receivable and the amount actually collected in the reporting period in which the collection occurred. A significant negative revenue adjustment could have a material adverse effect on our revenues, profitability and cash flows in the reporting period in which such adjustment is recorded. In addition, if we record a significant revenue adjustment, either positive or negative, in any given reporting period, it may lead to significant shifts in our results from operations from quarter to quarter, which may limit our ability to make accurate long-term predictions about our future performance.

Certain third-party payors account for a significant portion of our revenues, and the reduction of reimbursement rates by any such payor could have a material adverse effect on our revenues, profitability and cash flows.

For the year ended December 31, 2013, approximately 12.3% of our revenue reimbursements came from Blue Cross Blue Shield of California, 12.1% came from Aetna, and 10.3% came from United Behavioral Health. No other payor accounted for more than 10% of our revenue reimbursements for the year ended December 31, 2013. For the six months ended June 30, 2014, approximately 14.5% of our revenue reimbursements came from Anthem Blue Cross Blue Shield of Colorado, 12.5% came from Blue Cross Blue Shield of California, 12.3% came from Aetna and 10.4% came from Blue Cross Blue Shield of Texas. No other payor accounted for more than 10% of our revenue reimbursements for the six months ended June 30, 2014. If any of these or other third-party payors reduce their reimbursement rates for the services we provide, our revenues, profitability and cash flows could be materially adversely affected.

Our level of indebtedness could adversely affect our ability to meet our obligations under our indebtedness, react to changes in the economy or our industry and to raise additional capital to fund our operations.

As of June 30, 2014, we had total debt of $46.8 million outstanding, including $13.0 million of indebtedness with respect to our revolving line of credit, which we paid down with the net proceeds from our initial public offering. We have historically relied on debt financing to fund our real estate development and our operating cash flow requirements, and we expect such debt financing needs to continue. A summary of the material terms of our indebtedness can be found in “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources.” Our level of indebtedness could have important consequences to our stockholders. For example, it could:

•	make it more difficult for us to satisfy our obligations with respect to our indebtedness, resulting in possible defaults on, and acceleration of, such indebtedness;

•	increase our vulnerability to general adverse economic and industry conditions;

•	require us to dedicate a substantial portion of our cash flows from operations to payments on indebtedness, thereby reducing the availability of such cash flows to fund working capital, capital expenditures and other general corporate requirements or to carry out other aspects of our business;

•	limit our ability to obtain additional financing to fund future working capital, capital expenditures and other general corporate requirements or to carry out other aspects of our business;

•	limit our ability to make material acquisitions or take advantage of business opportunities that may arise; and

•	place us at a potential competitive disadvantage compared to our competitors that have less debt.

Our operating flexibility is limited in significant respects by the restrictive covenants in our amended and restated credit facility, and we have breached such covenants in the past and may be unable to comply with such covenants in the future.

Our Second Amended and Restated Credit Facility (the “Credit Facility”) imposes restrictions that could impede our ability to enter into certain corporate transactions, as well as increases our vulnerability to adverse economic and industry conditions, by limiting our flexibility in planning for, and reacting to, changes in our business and industry. These restrictions limit our and our subsidiaries’ ability to, among other things:

•	incur or guarantee additional debt;

•	pay dividends on our capital stock or redeem, repurchase, retire or otherwise acquire any of our capital stock;

•	make certain capital expenditures;

•	enter into leases;

•	make certain payments or investments;

•	create liens on our assets;

•	make any substantial change in the nature of our business as it is currently conducted; and

•	merge or consolidate with other companies or transfer all or substantially all of our assets.

In addition, our Credit Facility requires us to meet certain financial covenants. The restrictions may prevent us from taking actions that we believe would be in the best interests of our business and may make it difficult for us to successfully execute our business strategy or effectively compete with companies that are not similarly restricted. Our Credit Facility also contains cross-default provisions that apply to loans made pursuant to the

Credit Facility and to any other material indebtedness we may have. We may also incur future debt obligations that might subject us to additional restrictive covenants that could affect our financial and operational flexibility. Our ability to comply with these covenants in future periods will largely depend on our ability to successfully implement our overall business strategy. In April 2014, in connection with the amendment and restatement of our prior credit facility, we received waivers from previous periods of noncompliance with certain financial covenants and other negative covenants under that prior credit facility. We cannot assure you that we will be granted any further waivers or amendments to the Credit Facility if for any reason we are unable to comply with the terms of the Credit Facility in the future. The breach of any of these covenants or restrictions could result in a default under the Credit Facility, which could result in the acceleration of our debt. In the event of an acceleration of debt, we could be forced to apply all available cash flows to repay such debt and could be forced into bankruptcy or liquidation.

We will need additional financing to execute our business plan and fund operations, which additional financing may not be available on reasonable terms or at all.

As of June 30, 2014, we had $3.7 million of working capital. Our acquisition and de novo development strategies will require substantial additional capital. We will consider raising additional funds through various financing sources, including the sale of our equity and debt securities and the procurement of commercial debt financing. However, there can be no assurance that such funds will be available on commercially reasonable terms, if at all. If such financing is not available on satisfactory terms, we may be unable to expand or continue our business as desired and operating results may be adversely affected. Any debt financing will increase expenses and must be repaid regardless of operating results and may involve restrictions limiting our operating flexibility. If we issue equity securities to raise additional funds, the percentage ownership of our existing stockholders will be reduced, and our stockholders may experience additional dilution in net book value per share.

Our ability to obtain needed financing may be impaired by such factors as the capital markets, both generally and specifically in our industry, which could impact the availability or cost of future financings. If the amount of capital we are able to raise from financing activities, together with our revenues from operations, is not sufficient to satisfy our capital needs, we may be required to decrease the pace of, or eliminate, our acquisition strategy and potentially reduce or even cease operations.

Our business may face significant risks with respect to future de novo expansion, including the time and costs of identifying new geographic markets, the ability to obtain necessary licensure and other zoning or regulatory approvals and significant start-up costs including advertising, marketing and the costs of providing equipment, furnishings, supplies and other capital resources.

As part of our growth strategy, we intend to develop new substance abuse treatment facilities in existing and new markets, either by building a new facility from the ground up or acquiring an existing facility with an alternative use and repurposing it as a substance abuse treatment facility. Such de novo expansion involves significant risks, including, but not limited to, the following:

•	identifying locations in suitable geographic markets can be a lengthy and costly process;

•	a change in existing comprehensive zoning plans or zoning regulations that imposes additional restrictions on use or requirements could impact our expansion into otherwise suitable geographic markets;

•	the de novo facility may require significant advertising and marketing expenditures to attract clients;

•	we will need to provide each de novo facility with the appropriate equipment, furnishings, materials, supplies and other capital resources;

•	our ability to obtain licensure, obtain accreditation, establish relationships with healthcare providers in the community and delays or difficulty in installing our operating and information systems;

•	the time and costs of evaluating new markets, hiring experienced local physicians, management and staff and opening new facilities, and the time lags between these activities and the generation of sufficient revenues to support the costs of the expansion; and

•	our ability to finance de novo expansion and possible dilution to our existing stockholders if our common stock is used as consideration.

As a result of these risks, there can be no assurance that a de novo treatment facility will become profitable.

Our acquisition strategy exposes us to a variety of operational and financial risks, which may have a material adverse effect on our business, financial condition and results of operations.

A principal element of our business strategy is to grow by acquiring other companies and assets in the mental health and substance abuse treatment industry. We evaluate potential acquisition opportunities consistent with the normal course of our business. Our ability to complete acquisitions is subject to a number of risks and variables, including our ability to negotiate mutually agreeable terms with the counterparties and our ability to finance the purchase price. We may not be successful in identifying and consummating suitable acquisitions, which may impede our growth and negatively affect our results of operations and may also require a significant amount of management resources. In addition, growth, especially rapid growth, through acquisitions exposes us to a variety of operational and financial risks. We summarize the most significant of these risks below.

Integration risks. We must integrate our acquisitions with our existing operations. This process includes the integration of the various components of our business and of the businesses we have acquired or may acquire in the future, including the following:

•	physicians and employees who are not familiar with our operations;

•	regulatory compliance programs; and

•	disparate operating, information and record keeping systems and technology platforms.

The integration of acquisitions with our operations could be expensive, require significant attention from management, may impose substantial demands on our operations or other projects and may impose challenges on the combined business including, without limitation, consistencies in business standards, procedures, policies and business cultures.

Benefits may not materialize. When evaluating potential acquisition targets, we identify potential synergies and cost savings that we expect to realize upon the successful completion of the acquisition and the integration of the related operations. We may, however, be unable to achieve or may otherwise never realize the expected benefits. If we do not achieve our expected results, it may adversely impact our results of operations.

Assumptions of unknown liabilities. Facilities that we acquire may have unknown or contingent liabilities, including, without limitation, liabilities for failure to comply with healthcare laws and regulations. Although we typically attempt to exclude significant liabilities from our acquisition transactions and seek indemnification from the sellers of such facilities for at least a portion of these matters, we may experience difficulty enforcing those indemnification obligations, or we may incur material liabilities for the past activities of acquired facilities. Such liabilities and related legal or other costs and/or resulting damage to a facility’s reputation could negatively impact our business.

Competing for acquisitions. We face competition for acquisition candidates primarily from other for-profit healthcare companies as well as from not-for-profit entities. Some of our competitors have greater resources than we do. As a result, we may pay more to acquire a target business or may agree to less favorable deal terms than we would have otherwise. Also, suitable acquisitions may not be accomplished due to unfavorable terms. Further, the cost of an acquisition could result in a dilutive effect on our results of operations, depending on various factors, including the amount paid for an acquired facility, the acquired facility’s results of operations, the fair value of assets acquired and liabilities assumed, effects of subsequent legislation and limits on reimbursement rate increases.

Managing growth. Some of the facilities we have acquired or may acquire in the future may have had significantly lower operating margins than the facilities we operated prior to the time of our acquisition thereof or had operating losses prior to such acquisition. If we fail to improve the operating margins of the facilities we acquire, operate such facilities profitably or effectively integrate the operations of acquired facilities, our results of operations could be negatively impacted.

Our ability to maintain census and the average length of stay of our clients is dependent on a number of factors outside of our control, and if we are unable to maintain census, or if we experience a significant decrease in average length of stay, our business, results of operations and cash flows could be materially adversely affected.

Our revenues are directly impacted by our ability to maintain census and, to a lesser extent, the average length of stay of our clients. These metrics are dependent on a variety of factors, many of which are outside of our control, including the effectiveness of our sales and marketing efforts, our referral relationships, our staffing levels and facility capacity, the extent to which third-party payors require preadmission authorization or utilization review controls, competition in the industry and the decisions of our clients to seek and commit to treatment. A significant decrease in census or, to a lesser extent, average length of stay could materially adversely affect our revenues, profitability and cash flows due to lower reimbursements received and the additional resources required to collect accounts receivable and to maintain our existing level of business.

Given the client-driven nature of the substance abuse treatment sector, our business is dependent on clients seeking and committing to treatment. Although increased awareness and de-stigmatization of substance abuse treatment in recent years has resulted in more people seeking treatment, the decision of each client to seek treatment is ultimately discretionary. In addition, even after the initial decision to seek treatment is made, our adult clients may decide at any time to discontinue treatment and leave our facilities against the advice of our physicians and other treatment professionals. For this reason, among others, average length of stay can vary among periods without correlating to the overall operating performance of our business, and as a result, management does not view average length of stay as a key metric with respect to our operating performance. However, if clients or potential clients decide not to seek treatment or discontinue treatment early, census and average length of stay could decrease and, as a result, our business, financial condition and results of operations could be adversely affected.

As a provider of treatment services, we are subject to governmental investigations and potential claims and legal actions by clients, employees and others, which may increase our costs and have a material adverse effect on our business, financial condition and results of operations.

Given the addiction and mental health of clients and the services provided, the substance abuse treatment industry is heavily regulated by governmental agencies and involves significant risk of liability. We and others in our industry are exposed to the risk of governmental investigations and lawsuits or other claims against us and our physicians and professionals arising out of our day to day business operations, including, without limitation, client treatment at our facilities and relationships with healthcare providers that may refer clients to us. Addressing any investigations, lawsuits or other claims may distract management and divert resources. Fines, restrictions and penalties imposed as a result of an investigation or a successful lawsuit or claim that is not covered by, or is in excess of, our insurance coverage may increase our costs and reduce our profitability. Our insurance premiums have increased year over year, and insurance coverage may not be available at a reasonable cost, especially given the significant increase in insurance premiums generally experienced in the healthcare industry.

We are also subject to potential medical malpractice lawsuits and other legal actions in the ordinary course of business. Some of these actions may involve large claims as well as significant defense costs. We cannot predict the outcome of these lawsuits or the effect that findings in such lawsuits may have on us. All professional and general liability insurance we purchase is subject to policy limitations. We believe that, based on our past experience, our insurance coverage is adequate considering the claims arising from the operation of our facilities.

While we continuously monitor our coverage, our ultimate liability for professional and general liability claims could change materially from our current estimates. If such policy limitations should be partially or fully exhausted in the future or if payments of claims exceed our estimates or are not covered by our insurance, it could have a material adverse effect on our financial condition and results of operations.

We operate in a highly competitive industry, and competition may lead to declines in client volumes and an increase in labor costs, which could have a material adverse effect on our business, financial condition and results of operations.

The substance abuse treatment industry is highly competitive, and competition among substance abuse treatment providers (including behavioral healthcare facilities) for clients has intensified in recent years. There are other behavioral healthcare facilities that provide substance abuse and other mental health treatment services comparable to at least some of those offered by our facilities in each of the geographical areas in which we operate. Some of our competitors are owned by tax-supported governmental agencies or by nonprofit corporations and may have certain financial advantages not available to us, including endowments, charitable contributions, tax-exempt financing and exemptions from sales, property and income taxes. If our competitors are better able to attract clients, expand services or obtain favorable participation agreements at their facilities, we may experience a decline in client volume, and it could have a material adverse effect on our business, financial condition and results of operations.

Our operations depend on the efforts, abilities and experience of our management team, physicians and medical support personnel, including our nurses, mental health technicians, therapists and counselors. We compete with other healthcare providers in recruiting and retaining qualified management, nurses and other support personnel responsible for the daily operations of our facilities.

The nationwide shortage of nurses and other medical support personnel has been a significant operating issue facing us and other healthcare providers. This shortage may require us to enhance wages and benefits to recruit and retain nurses and other medical support personnel or require us to hire more expensive temporary or contract personnel. In addition, certain of our facilities are required to maintain specified nurse-staffing levels. To the extent we cannot meet those levels, we may be required to limit the services provided by these facilities, which could have a corresponding adverse effect on our net operating revenues.

Increased labor union activity is another factor that could adversely affect our labor costs. Although we are not aware of any union organizing activity at any of our facilities, we are unable to predict whether any such activity will take place in the future. To the extent that a portion of our employee base unionizes, it is possible that our labor costs could increase materially.

We cannot predict the degree to which we will be affected by the future availability or cost of attracting and retaining talented medical support staff. If our general labor and related expenses increase, we may not be able to raise our rates correspondingly. Our failure to either recruit and retain qualified management, nurses and other medical support personnel or control our labor costs could have a material adverse effect on our business, financial condition and results of operations.

We depend heavily on key management personnel, and the departure of one or more of our key executives or a significant portion of our local facility management personnel or sales force could have a material adverse effect on our business, financial condition and results of operations.

The expertise and efforts of our key executives, including our chief executive officer, president, chief operating officer, chief financial officer and general counsel, and other key members of our facility management personnel and sales staff are critical to the success of our business. We do not currently have employment agreements or non-competition covenants with any of our key executives. The loss of the services of one or more of our key executives or of a significant portion of our facility management personnel or sales staff could significantly undermine our management expertise and our ability to provide efficient, quality healthcare services at our facilities. Furthermore, if one or more of our key executives were to terminate employment with us and engage in a competing business, we would be subject to increased competition, which could have a material adverse effect on our business, financial condition and results of operations.

Failure to achieve and maintain effective internal control over financial reporting in accordance with Section 404 of the Sarbanes-Oxley Act of 2002, or Sarbanes-Oxley, could have a material adverse effect on our business.

Historically, as a privately-held company, we were not required to maintain internal control over financial reporting in a manner that meets the standards of publicly traded companies required by Section 404 of Sarbanes-Oxley. As a public company, we will be required to meet these standards in the course of preparing our consolidated financial statements. If we are unable to maintain effective internal control over financial reporting, we may be unable to report our financial information on a timely basis, may suffer adverse regulatory consequences or violations of applicable stock exchange listing rules and may breach the covenants under our Credit Facility. There could also be a negative reaction in the financial markets due to a loss of investor confidence in us and the reliability of our financial statements. Confidence in our financial statements is also likely to suffer if we report a material weakness in our internal control over financial reporting. In addition, we will incur incremental costs in order to improve our internal control over financial reporting and comply with Section 404 of Sarbanes-Oxley, including increased auditing and legal fees.

A cyber security incident could cause a violation of the Health Insurance Portability and Accountability Act of 1996, or HIPAA, breach of client privacy or other negative impacts.

A cyber-attack that bypasses our information technology (“IT”) security systems causing an IT security breach, loss of individually identifiable health information or other data subject to privacy laws, loss of proprietary business information or a material disruption of our IT business systems, could have a material adverse impact on our business, financial condition and results of operations. In addition, our future results of operations, as well as our reputation, could be adversely impacted by theft, destruction, loss or misappropriation of individually identifiable health information, other confidential data or proprietary business information.

Failure to adequately protect our trademarks and any other proprietary rights could have a material adverse effect on our business, financial condition and results of operations.

We maintain a trademark portfolio that we consider to be of significant importance to our business. If the actions we take to establish and protect our trademarks and other proprietary rights are not adequate to prevent imitation of our services by others or to prevent others from seeking to block sales of our services as an alleged violation of their trademarks and proprietary rights, it may be necessary for us to initiate or enter into litigation in the future to enforce our trademark rights or to defend ourselves against claimed infringement of the rights of others. Any legal proceedings could result in an adverse determination that could have a material adverse effect on our business, financial condition and results of operations.

Risks Related to Regulatory Matters

If we fail to comply with the extensive laws and government regulations impacting our industry, we could suffer penalties, be the subject of federal and state investigations or be required to make significant changes to our operations, which may reduce our revenues, increase our costs and have a material adverse effect on our business, financial condition and results of operations.

Healthcare service providers are required to comply with extensive and complex laws and regulations at the federal, state and local government levels relating to, among other things:

•	licensure, certification and accreditation of substance abuse treatment services;

•	Clinical Laboratory Improvement Amendments (“CLIA”) certification and state licensure of laboratory services;

•	handling, administration and distribution of controlled substances;

•	necessity and adequacy of care, quality of services, and qualifications of professional and support personnel;

•	referrals of clients and permissible relationships with physicians and other referral sources;

•	billings for reimbursement from commercial payors;

•	consumer protection issues and billing and collection of client-owed accounts issues;

•	privacy and security issues associated with health-related information, client personal information and medical records, including their use and disclosure, client notices, adequate security safeguards and the handling of breaches, complaints and accounting for disclosures;

•	physical plant planning, construction of new facilities and expansion of existing facilities;

•	activities regarding competitors;

•	state corporate practice of medicine, fee-splitting, self-referral and kickback prohibitions; and

•	claim submission and collections, including penalties for the submission of, or causing the submission of, false, fraudulent or misleading claims.

Failure to comply with these laws and regulations could result in the imposition of significant civil or criminal penalties, loss of license or certification or require us to change our operations, which may have a material adverse effect on our business, financial condition and results of operations. Both federal and state government agencies as well as commercial payors have heightened and coordinated civil and criminal enforcement efforts as part of numerous ongoing investigations of healthcare organizations.

We endeavor to comply with all applicable legal and regulatory requirements, however, there is no guarantee that we will be able to adhere to all of the complex government regulations that apply to our business. In this regard, we seek to structure all of our relationships with physicians to comply with applicable anti-kickback laws, physician self-referral laws, and state corporate practice of medicine prohibitions. We monitor these laws and implement changes as necessary. However, the laws and regulations in these areas are complex and often subject to varying interpretations. For example, if an enforcement agency were to challenge the compensation paid under our contracts with professional physician groups, we could be required to change our practices, face criminal or civil penalties, pay substantial fines or otherwise experience a material adverse effect as a result of a challenge to these arrangements.

We may be required to spend substantial amounts to comply with legislative and regulatory initiatives relating to privacy and security of client health information.

There are currently numerous legislative and regulatory initiatives at the federal and state levels addressing client privacy and security concerns. In particular, federal regulations issued under the Drug Abuse Prevention, Treatment and Rehabilitation Act of 1979 strictly restrict the disclosure of client identifiable information related to substance abuse and apply to any of our facilities that receive any federal assistance, which is interpreted broadly to include facilities licensed, certified or registered by a federal agency. In addition, the federal privacy and security regulations issued under HIPAA require our facilities to comply with extensive administrative requirements on the use and disclosure of individually identifiable health information (known as “protected health information”) and require covered entities, which include most healthcare providers, to implement and maintain administrative, physical and technical safeguards to protect the security of such information. Additional security requirements apply to electronic protected health information. These regulations also provide clients with substantive rights with respect to their health information and impose substantial administrative obligations on our facilities, including the requirement to enter into written agreements with contractors to whom our programs disclose protected health information. In 2013, the U.S. Department of Health and Human Services, or

HHS, published revisions to the HIPAA privacy and security regulations which require our facilities to take additional compliance measures, including revising and entering into new contractor agreements and implementing procedures to comply with more onerous standards related to notifying individuals, HHS and, in some cases, the media of breaches involving unsecured protected health information. These regulations also implemented a number of provisions that gave HHS greater enforcement authority. Violations of the HIPAA privacy and security regulations may result in significant civil and criminal penalties and data breaches and other HIPAA violations may give rise to class action lawsuits by affected clients under state law.

Our programs remain subject to any privacy-related federal or state laws that are more restrictive than the HIPAA privacy and security regulations. These laws vary by state and could impose additional requirements and penalties. For example, some states impose strict restrictions on the use and disclosure of health information pertaining to mental health or substance abuse. Further, most states have enacted laws and regulations that require us to notify affected individuals in the event of a data breach involving individually identifiable information. In addition, the Federal Trade Commission may use its consumer protection authority to initiate enforcement actions in response to data breaches.

As public attention is drawn to issues related to the privacy and security of medical and other personal information, federal and state authorities may increase enforcement efforts, seek to impose harsher penalties as well as revise and expand laws or enact new laws concerning these topics. Compliance with current as well as any newly established provisions or interpretations of existing requirements will require us to expend significant resources. Increased focus on privacy and security issues by enforcement authorities may increase the overall risk that our substance abuse treatment facilities may be found lacking under federal and state privacy and security laws and regulations.

Our treatment facilities operate in an environment of increasing state and federal enforcement activity and private litigation targeted at healthcare providers.

Both federal and state government agencies have heightened and coordinated their civil and criminal enforcement efforts as part of numerous ongoing investigations of healthcare companies and various segments of the healthcare industry. These investigations relate to a wide variety of topics, including relationships with physicians, billing practices and use of controlled substances. The Affordable Care Act included an additional $350 million of federal funding over 10 years to fight healthcare fraud, waste and abuse, including $40 million for federal fiscal year 2014. From time to time, the Office of Inspector General and the Department of Justice have established national enforcement initiatives that focus on specific billing practices or other suspected areas of abuse. Although we do not currently bill Medicare or any other federal healthcare program for substance abuse treatment services, there is a risk that specific investigation initiatives could be expanded to include our treatment facilities. In addition, increased government enforcement activities, even if not directed towards our treatment facilities, also increase the risk that our facilities, physicians and other clinicians furnishing services in our facilities, or our executives and directors, could become named as defendants in private litigation such as state or federal false claims act cases or consumer protection cases, or could become the subject of complaints at the various state and federal agencies that have jurisdiction over our operations. Any governmental investigations, private litigation or other legal proceedings involving any of our facilities, our executives or our directors, even if we ultimately prevail, could result in significant expense and could adversely affect our reputation. In addition, we may be required to make changes in our laboratory or other substance abuse treatment services as a result of an adverse determination in any governmental enforcement action, private litigation or other legal proceeding, which could materially adversely affect our business and results of operations.

Changes to federal, state and local regulations, as well as different or new interpretations of existing regulations, could adversely affect our operations and profitability.

Because our treatment programs and operations are regulated at federal, state and local levels, we could be affected by different regulatory changes in different regional markets. Increases in the costs of regulatory compliance and the risks of noncompliance may increase our operating costs, and we may not be able to recover these increased costs, which may adversely affect our results of operations and profitability.

Also, because many of the current laws and regulations are relatively new, we do not always have the benefit of significant regulatory or judicial interpretation of these laws and regulations. In the future, different interpretations or enforcement of these laws and regulations could subject our current or past practices to allegations of impropriety or illegality or could require us to make changes in our treatment facilities, equipment, personnel, services or capital expenditure programs. A determination that we have violated these laws, or the public announcement that we are being investigated for possible violations of these laws, could adversely affect our business, operating results and overall reputation in the marketplace.

In addition, federal, state and local regulations may be enacted that impose additional requirements on our facilities, such as the 2013 changes to the HIPAA privacy and security regulations. Adoption of legislation or the creation of new regulations affecting our facilities could increase our operating costs, restrain our growth, limit us from taking advantage of opportunities presented and could have a material adverse effect on our business, financial condition and results of operations. Adverse changes in existing comprehensive zoning plans or zoning regulations that impose additional restrictions on the use or requirements with respect to our facilities may affect our ability to operate our existing facilities or acquire new facilities, which may adversely affect our results of operations and profitability.

We are subject to uncertainties regarding the impact of the Affordable Care Act and related payment reform efforts, which represent a significant change to the healthcare industry.

The Affordable Care Act provides for increased access to coverage for healthcare and seeks to reduce healthcare-related expenses. Overall, the expansion of health insurance coverage under the Affordable Care Act, most of which went into effect on January 1, 2014, is expected to be beneficial to the substance abuse treatment industry. Beginning January 1, 2014, health insurers are prohibited from denying coverage to individuals because of preexisting conditions. Further, all new small group and individual market health plans are required to cover ten essential health benefit categories, which include substance abuse addiction and mental health disorder services. Likewise, as of January 1, 2014, small group and individual market plans are required to comply with the requirements of the Mental Health Parity and Addiction Equity Act of 2008. According to HHS estimates published in February 2013, these changes are expected to expand coverage for substance abuse addiction treatment and mental health disorders treatment for another 62.5 million Americans.

The expansion of commercial insurance for substance abuse treatment services under the Affordable Care Act may result in a higher demand for services from all providers. This may bring new competitors to the market, some of which may be better capitalized and have greater market penetration than we do. Further, we expect increased demand for substance abuse treatment services to also increase the demand for case managers, therapists, medical technicians and others with clinical expertise in substance abuse treatment, which may make it both more difficult to adequately staff our substance abuse treatment facilities and could significantly increase our costs in delivering treatment, which may adversely affect both our operations and profitability.

One of the many impacts of the Affordable Care Act has been a dramatic increase in payment reform efforts by federal and state government payors as well as commercial payors. These efforts take many forms including the growth of accountable care organizations (“ACOs”), pay-for-performance bonus arrangements, partial capitation arrangements and the bundling of services into a single payment. The end result of these efforts is that more risk of the overall cost of care is being transferred to providers. As institutional providers and their affiliated physicians assume more risk for the cost of care, we expect more services to be furnished within provider networks formed to accept these types of payment reform. Our ability to compete and retain our traditional sources of clients may be adversely affected by our exclusion from such networks or our inability to be included in such networks.

We cannot predict the impact the implementation of the Affordable Care Act and related rulemaking and regulations may have on our business, results of operations, cash flow, capital resources and liquidity or whether we will be able to adapt successfully to the changes required by the Affordable Care Act.

Change of ownership or change of control requirements imposed by state and federal licensure and certification agencies as well as third-party payors may limit our ability to timely realize opportunities, adversely affect our licenses and certifications, interrupt our cash flows and adversely affect our profitability.

State licensure laws and many federal healthcare programs (where applicable) impose a number of obligations on healthcare providers undergoing a change of ownership or change of control transaction. These requirements may require new license applications as well as notices given a fixed number of days prior to the closing of affected transactions. These provisions require us to be proactive when considering both internal restructuring, as well as acquisitions of third-party targets. Failure to provide such notices or to submit required paperwork can adversely affect licensure on a going forward basis, can subject the parties to penalties and can adversely affect our ability to operate our facilities.

Many third-party payor agreements, including government payor programs, also have change of ownership or change of control provisions. Such provisions generally include a prior notice provision as well as require the consent of the payor in order to continue the terms of the payor agreement. A failure to abide by the terms of such provisions can result in a breach of the underlying third-party payor agreement. Further, abiding by the terms of such provisions may reopen pricing negotiations with third-party payors where the provider currently has favorable reimbursement terms as compared to the market. Currently, we have very few third-party payor agreements; however, as substance abuse treatment coverage and payment reform initiatives continue to expand, these types of provisions could have a significant impact on our ability to realize opportunities as well as adversely affect our cash flows and profitability.

We could face risks associated with, or arising out of, environmental, health and safety laws and regulations.

We are subject to various federal, state and local laws and regulations that:

•	regulate certain activities and operations that may have environmental or health and safety effects, such as the generation, handling and disposal of medical wastes;

•	impose liability for costs of cleaning up, and damages to natural resources from, past spills, waste disposals on and off-site or other releases of hazardous materials or regulated substances; and

•	regulate workplace safety.

Compliance with these laws and regulations could increase our costs of operation. Violation of these laws may subject us to significant fines, penalties or disposal costs, which could negatively impact our results of operations, financial position or cash flows. We could be responsible for the investigation and remediation of environmental conditions at currently or formerly operated or leased sites, as well as for associated liabilities, including liabilities for natural resource damages, third-party property damage or personal injury resulting from lawsuits that could be brought by the government or private litigants relating to our operations, the operations of our facilities or the land on which our facilities are located. We may be subject to these liabilities regardless of whether we lease or own the facility, and regardless of whether such environmental conditions were created by us or by a prior owner or tenant, or by a third-party or a neighboring facility whose operations may have affected such facility or land, because liability for contamination under certain environmental laws can be imposed on current or past owners or operators of a site without regard to fault. We cannot assure you that environmental conditions relating to our prior, existing or future sites or those of predecessor companies whose liabilities we may have assumed or acquired will not have a material adverse effect on our business.

State efforts to regulate the construction or expansion of healthcare facilities could impair our ability to operate and expand our facilities.

The construction of new healthcare facilities, the expansion of existing facilities, the transfer or change of ownership of existing facilities and the addition of new beds, services or equipment may be subject to state laws that require prior approval by state regulatory agencies under certificate of need laws. These laws generally require that a state agency determine the public need for construction or acquisition of facilities or the addition of new services. Review of certificates of need and other healthcare planning initiatives may be lengthy and may require public hearings. Violations of these state laws may result in the imposition of civil sanctions or revocation of a facility’s license. We currently do not operate facilities in any states where a certificate of need is required to be obtained for capital expenditures exceeding a prescribed amount, changes in capacity or services offered. States in which we now or may in the future operate may require certificates of need under certain circumstances not currently applicable to us or may impose standards and other health planning requirements upon us. Our failure to obtain any necessary state approval could:

•	result in our inability to acquire a targeted facility, complete a desired expansion or make a desired replacement; or

•	result in the revocation of a facility’s license or impose civil or criminal penalties on us,

any of which could have a material adverse effect on our business, financial condition and results of operations.

If we are unable to obtain required regulatory, zoning or other required approvals for renovations and expansions, our growth may be restrained and our operating results may be adversely affected. In the past, we have not experienced any material adverse effects from such requirements, but we cannot predict the future impact of these changes upon our operations.

Risks Related to Our Organization and Structure

We are a holding company with nominal net worth and will depend on dividends and distributions from our subsidiaries to pay dividends, if any.

AAC Holdings, Inc. is a holding company with nominal net worth. We do not have any assets or conduct any business operations other than our investments in our subsidiaries. Our business operations are conducted primarily out of our direct operating subsidiary, AAC. As a result, our ability to pay dividends, if any, will be dependent upon cash dividends and distributions or other transfers to us from our subsidiaries, including AAC. Payments to us by our subsidiaries will be contingent upon their respective earnings and subject to any limitations on the ability of such entities to make payments or other distributions to us. In addition, our subsidiaries, including our direct operating subsidiary, AAC, are separate and distinct legal entities and have no obligation to make any funds available to us.

Our directors, executive officers and principal stockholders and their respective affiliates have substantial control over the company and could delay or prevent a change in corporate control.

Our directors, executive officers and holders of more than 5% of our common stock, together with their affiliates, beneficially own, in the aggregate, approximately 68% of our outstanding common stock. In addition, Michael T. Cartwright, our Chairman and Chief Executive Officer, and his affiliates own approximately 27% of our common stock, and Jerrod N. Menz, our President, and his affiliates own approximately 25% of our common stock. As a result, these stockholders, acting together, have substantial control over the outcome of matters submitted to our stockholders for approval, including the election of directors and any merger, consolidation or sale of all or substantially all of our assets. In addition, these stockholders, acting together, have significant influence over the management and affairs of our company. Accordingly, this concentration of ownership may have the effect of:

•	delaying, deferring or preventing a change in corporate control;

•	impeding a merger, consolidation, takeover or other business combination involving us; or

•	discouraging a potential acquirer from making a tender offer or otherwise attempting to obtain control of us.

Anti-takeover provisions in our articles of incorporation, bylaws and Nevada law could prevent or delay a change in control of our company.

Provisions in our articles of incorporation and amended and restated bylaws, which we refer to as our bylaws, may discourage, delay or prevent a merger, acquisition or change of control. These provisions could also discourage proxy contests and make it more difficult for stockholders to elect directors and take other corporate actions. These provisions:

•	permit our Board of Directors to issue up to 5,000,000 shares of preferred stock, with any rights, preferences and privileges as they may designate, including the right to approve an acquisition or other change in our control;

•	provide that the authorized number of directors may be changed only by resolution of the Board of Directors;

•	provide that all vacancies, including newly created directorships, may, except as otherwise required by law, be filled by the affirmative vote of a majority of directors then in office, even if less than a quorum;

•	provide that stockholders seeking to present proposals before a meeting of stockholders or to nominate candidates for election as directors at a meeting of stockholders must provide notice in writing in a timely manner and also specify requirements as to the form and content of a stockholder’s notice;

•	provide that our stockholders may not take action by written consent, but may only take action at annual or special meetings of our stockholders;

•	do not provide for cumulative voting rights (therefore allowing the holders of a majority of the shares of common stock entitled to vote in any election of directors to elect all of the directors standing for election, if they should so choose); and

•	provide that special meetings of our stockholders may be called only by the chairman of the Board of Directors, our Chief Executive Officer and the Board of Directors pursuant to a resolution adopted by a majority of the total number of authorized directors or the holders of a majority of the outstanding shares of voting stock.

The lack of public company experience of our management team could adversely impact our ability to comply with the reporting requirements of U.S. securities laws.

Our management team lacks public company experience, which could impair our ability to comply with legal and regulatory requirements such as those imposed by the SEC, the New York Stock Exchange, or the NYSE, or Sarbanes-Oxley. In addition, prior to the completion of our initial public offering in October 2014, we were a private company with limited accounting personnel and other related resources, and we have only recently hired accounting personnel with SEC reporting experience. Despite recent reforms made possible by the JOBS Act, compliance with the securities laws and regulations, as well as the requirements of the NYSE, will occupy a significant amount of time of our management and will significantly increase our legal, accounting and other expenses, particularly after we no longer qualify as an “emerging growth company.” Our senior management may not be able to implement programs and policies in an effective and timely manner that adequately respond to such increased legal, regulatory compliance and reporting requirements, including establishing and maintaining internal controls over financial reporting. Any such deficiencies, weaknesses or lack of compliance could have a material adverse effect on our ability to comply with the reporting requirements of the Securities Exchange Act of 1934, or the Exchange Act, which is necessary to maintain our public company status. If we were to fail to fulfill any of these public company reporting obligations, our ability to continue as a U.S. public company would be in jeopardy, in which event you could lose your entire investment in our company.

We are an emerging growth company, and we cannot be certain if the reduced reporting requirements applicable to emerging growth companies will make our common stock less attractive to investors.

We are an “emerging growth company” as defined under the JOBS Act. For as long as we continue to be an emerging growth company, we may take advantage of exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies, including not being required to comply with the auditor attestation requirements of Section 404 of Sarbanes-Oxley, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved. We could be an emerging growth company for up to five years, although we could lose that status sooner if our revenues exceed $1 billion, if we issue more than $1 billion in non-convertible debt in a three year period or if the market value of our common stock held by non-affiliates meets or exceeds $700 million as of any June 30th before that time, in which case we would no longer be an emerging growth company as of the following December 31st. We cannot predict if investors will find our common stock less attractive because we may rely on these exemptions. If some investors find our common stock less attractive as a result, there may be a less active trading market for our common stock, and our stock price may be more volatile.

Under the JOBS Act, emerging growth companies can also delay adopting new or revised accounting standards until such time as those standards apply to private companies. We have irrevocably elected not to avail ourselves of this extended transition period for implementing new or revised accounting standards and, therefore, will comply with new or revised accounting standards on the relevant dates on which adoption of such standards is required for other public companies that are not emerging growth companies.

Risks Related to our Common Stock

Market volatility may cause our stock price and the value of your investment to decline.

We expect that the price of our common stock will fluctuate substantially as the market price for our common stock will be affected by a number of factors including:

•	changes in policies affecting third-party coverage and reimbursement in the United States;

•	our ability to achieve market success;

•	actual or anticipated variations in our results of operations or those of our competitors;

•	announcements of new services, innovations or product advancements by us or our competitors;

•	sales of common stock or other securities by us or our stockholders in the future;

•	additions or departures of key management personnel;

•	trading volume of our common stock;

•	developments in our industry; and

•	general market conditions and other factors unrelated to our operating performance or the operating performance of our competitors.

In addition, the stock prices of many companies in the healthcare industry have experienced wide fluctuations that have often been unrelated to the operating performance of these companies. We expect our stock price to be similarly volatile. These broad market fluctuations may continue and could harm our stock price. Following periods of volatility in the market price of a company’s securities, stockholders have often instituted class action securities litigation against those companies. Class action securities litigation, if instituted against us, could result in substantial costs and a diversion of our management resources, which could have a material adverse effect on our business, financial condition and results of operations.

Securities analysts may not initiate coverage for our common stock or may issue negative reports, and this may have a negative impact on the market price of our common stock.

Securities analysts may elect not to provide research coverage of our common stock. The lack of research coverage may adversely affect the market price of our common stock. The trading market for our common stock may be affected in part by the research and reports that industry or financial analysts publish about us or our business, and our failure to achieve analyst earnings estimates. It may be difficult for companies such as ours, with smaller market capitalizations, to attract securities analysts that will cover our common stock. If one or more of the analysts who elects to cover us downgrades our stock, our stock price would likely decline rapidly. If one or more of these analysts ceases coverage of our company, we could lose visibility in the market, which in turn could cause our stock price to decline.

We have not paid dividends in the past and do not expect to pay dividends in the future.

We have never declared or paid cash dividends on our common stock. We currently intend to retain all available funds and any future earnings to support our operations and finance the growth and development of our business, and therefore, we do not anticipate paying cash dividends in the foreseeable future. Any future determination related to the payment of dividends will be made at the discretion of our Board of Directors and will depend on, among other factors, our results of operations, financial condition, capital requirements, contractual restrictions, business prospects and other factors our Board of Directors may deem relevant. In addition, as a holding company, our ability to pay dividends, if any, will be dependent upon cash dividends and distributions or other transfers from our subsidiaries, including AAC. Payments to us by our subsidiaries will be contingent upon their respective earnings and subject to any limitations on the ability of such entities to make payments or other distributions to us. Our subsidiaries, including our direct operating subsidiary, AAC, are separate and distinct legal entities and have no obligation to make any funds available to us. Additionally, the terms of our Credit Facility impose restrictions on our ability to declare and pay dividends. If we do not pay dividends, a return on your investment will only occur if our stock price appreciates.

CAUTIONARY STATEMENT REGARDING

FORWARD-LOOKING STATEMENTS

We make statements in this notice/prospectus that are forward-looking statements within the meaning of the federal securities laws. Some of the statements under “Summary of the Merger,” “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and elsewhere in this notice/prospectus may contain forward-looking statements that reflect our current views with respect to, among other things, future events and financial performance. Likewise, our pro forma financial statements and anticipated market conditions and results of operations are forward-looking statements. In some cases, you can identify forward-looking statements by terms such as “anticipates,” “believes,” “could,” “estimates,” “expects,” “may,” “potential,” “predicts,” “projects,” “should,” “will,” “would,” and similar expressions intended to identify forward-looking statements, although not all forward-looking statements contain these words. You can also identify forward-looking statements by discussions of strategy, plans or intentions. These statements involve known and unknown risks, uncertainties and other factors that may cause our actual results, levels of activity, performance or achievements to be materially different from the information expressed or implied by these forward-looking statements. These risks, uncertainties and other factors include, without limitation:

•	our inability to operate certain key treatment facilities, our corporate office or our laboratory facility;

•	our reliance on our sales and marketing program to continuously attract and enroll clients to our network of facilities;

•	our dependence on payments by third-party payors with whom we are considered an “out-of-network” provider;

•	the impact of an increase in uninsured and underinsured clients or the deterioration in the collectability of the accounts of such clients;

•	a reduction in reimbursement rates by certain third-party payors that account for a significant portion of our revenues;

•	our failure to successfully achieve growth through acquisitions and de novo expansions;

•	the impact of governmental regulations on our operations and potential governmental investigations and claims or lawsuits or other claims brought against us by others;

•	the impact of competition and its potential effect on census volume and the availability or cost of attracting and retaining talented medical support staff;

•	our failure to obtain necessary outside financing on favorable terms or at all;

•	our ability to meet our debt obligations and the impact of the restrictive covenants in our Credit Facility;

•	our dependence on key management personnel;

•	our failure to comply with extensive laws and government regulations impacting our industry;

•	the impact of legislative and regulatory initiatives relating to privacy and security of client health information and standards for electronic transactions;

•	the impact of recent healthcare reform;

•	the impact of state efforts to regulate the construction or expansion of healthcare facilities on our ability to operate and expand our operations;

•	the fact that our directors, executive officers and principal stockholders have substantial control over us;

•	the fact that we recently became a publicly-traded company required to comply with regulatory requirements applicable to publicly-traded companies;

•	the impact of market volatility and the initiation or lack of security analyst coverage on the market price of our common stock;

•	general economic conditions; and

•	the other risks described under the heading “Risk Factors.”

The factors identified above should not be construed as an exhaustive list of factors that could affect our future results and should be read in conjunction with the other cautionary statements that are included in this notice/prospectus. Although we believe that we have a reasonable basis for each forward-looking statement contained in this notice/prospectus, we caution you that these statements are based on a combination of facts and factors currently known by us and our projections of the future about which we cannot be certain.

As a result of these factors, we cannot assure you that the forward-looking statements in this notice/prospectus will prove to be accurate. Furthermore, if our forward-looking statements prove to be inaccurate, the inaccuracy may be material. In light of the significant uncertainties in these forward-looking statements, you should not regard these statements as a representation or warranty by us or any other person that we will achieve our objectives and plans in any specified time frame or at all. We do not undertake to update any of the forward-looking statements after the date of this notice/prospectus except to the extent required by applicable securities laws.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Reorganization Transactions

Private Share Exchange

The following table sets forth the total number of Holdings shares received by certain of our directors, executive officers and other related persons and their affiliates in connection with the Private Share Exchange effected in April 2014, whereby holders representing 93.6% of the outstanding shares of common stock of AAC exchanged their shares on a one-for-one basis for shares of Holdings common stock:

Name	Relationship with Us	Number of Holdings Shares Received in the Private Share Exchange
Michael T. Cartwright	Chief Executive Officer and Chairman of the Board	4,555,056
Jerrod N. Menz	President and Director	3,999,671
Kirk R. Manz	Chief Financial Officer	405,778
Candance A. Henderson-Grice	Chief Operating Officer	41,228
Kathryn Sevier Phillips	General Counsel and Corporate Secretary	51,195
Jerry D. Bostelman	Director	589,121
Lucius E. Burch, III	Director	1,051,678
Darrell S. Freeman, Sr.	Director	156,690
David C. Kloeppel	Director	196,736
Richard E. Ragsdale	Director	53,560
Tina F. Cartwright	Spouse of Michael T. Cartwright	954,507
Victoria Menz	Spouse of Jerrod N. Menz	954,507

BHR Acquisition

In connection with the acquisition of Behavioral Healthcare Realty, LLC (“BHR”) (the “BHR Acquisition”), Holdings acquired 100% of the outstanding common membership interests in BHR, 45% of which were held by our CEO, 45% of which were held by our President and 10% of which were held by our CFO. Mr. Cartwright received total consideration of $4.5 million, consisting of $1.5 million in cash and 351,482 shares of Holdings common stock, at a fair value of $8.54 per share. Mr. Menz received total consideration of $4.5 million, consisting of $1.5 million in cash, a portion of which he used to fully repay an outstanding note receivable in the amount of $250,000 between himself and AAC, and 351,482 shares of Holdings common stock, at a fair value of $8.54 per share. Mr. Manz received total consideration of $1.0 million, consisting of $3 in cash and 117,160 shares of Holdings common stock, at a fair value of $8.54 per share.

Also in connection with the BHR Acquisition, Holdings assumed and refinanced a $1.8 million term loan that was previously the joint obligation of Messrs. Cartwright, Menz and Manz and guaranteed by AAC. This term loan was entered into in October 2013 by Messrs. Cartwright, Menz and Manz in the amount of $1.9 million with a financial institution. The original proceeds from the term loan were used to repay a loan of Greenhouse Real Estate, LLC, a BHR subsidiary. Messrs. Cartwright, Menz and Manz remain guarantors of this term loan after the BHR Acquisition and Holdings has been added as a borrower and guarantor of this term loan. We intend to repay the outstanding balance of this term loan in connection with this offering. For additional information regarding the BHR Acquisition referenced above, please refer to pages 105 and 106 in the section entitled “The Merger” included elsewhere in this notice/prospectus.

CRMS Acquisition

In connection with the acquisition of Clinical Revenue Management Services, LLC (“CRMS”) (the “CRMS Acquisition”), Holdings acquired 100% of the outstanding membership interests in CRMS, 50% of which were held by Tina F. Cartwright, the spouse of our CEO, and 50% of which were held by Victoria Menz, the spouse of our President, for total consideration of $2.5 million consisting of $0.5 million in cash and 234,324 shares of Holdings common stock at a fair value of $8.54 per share. Ms. Cartwright received total consideration of $1.3 million, consisting of $250,000 in cash and 117,162 shares of Holdings common stock at a fair value of $8.54 per share. Ms. Menz received total consideration of $1.3 million, consisting of $250,000 in cash and 117,162 shares of Holdings common stock at a fair value of $8.54 per share. Subsequent to the CRMS Acquisition, Ms. Cartwright remains in the position of Chief Executive Officer of CRMS with an annual salary of $300,000. For additional information regarding the CRMS Acquisition, see pages 105 and 106 in the section entitled “The Merger” included elsewhere in this notice/prospectus.

For additional information related to the Reorganization Transactions, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and Note 3 to our unaudited condensed consolidated financial statements included elsewhere in this notice/prospectus.

BHR Series A Preferred Units

From November 2013 through February 2014, BHR sold 36.5 Series A Preferred Units, valued at $50,000 per unit, to certain accredited investors. In connection with these transactions, Jerry D. Bostelman, one of our directors, purchased five Series A Preferred Units for $250,000 and Milan Investment Group, LLC purchased four Series A Preferred Units for $200,000. Milan Investment Group, LLC is an entity controlled by Gloria J. Freeman, the spouse of one of our directors.

BHR Series A Preferred Units Redemption

To help facilitate the Reorganization Transactions, BHR redeemed all of the outstanding Series A Preferred Units (36.5 units) from certain accredited investors in April 2014. As part of this redemption, Jerry D. Bostelman, one of our directors, received $250,000 and Milan Investment Group, LLC received $200,000. Milan Investment Group, LLC is an entity controlled by Gloria J. Freeman, the spouse of one of our directors. The proceeds from such redemptions were used to purchase an aggregate of 55,406 shares of AAC common stock at a price of $8.12 per share.

Earlier Financing Transactions

Prior to the Reorganization Transactions described above, AAC was the ultimate parent company of our business and all previous financing transactions were effected through AAC, including the following financing transactions concluded since 2011:

•	From February through April 2014, AAC issued 741,322 shares of common stock to certain accredited investors at a price of $8.12 per share, for aggregate offering proceeds of $6.0 million (the “2014 Offering”); and

•	In March and April 2013, AAC issued 1,443,213 shares of common stock to certain accredited investors at a price of $5.24 per share, for aggregate offering proceeds of $7.5 million (the “2013 Offering”).

The following table summarizes the participation by our officers, directors and their affiliates in the previous AAC financing transactions described above:

		2013 Offering		2014 Offering
Name	Relationship with Us	Shares	Aggregate Consideration Paid to AAC	Shares	Aggregate Consideration Paid to AAC
Michael T. Cartwright(1)	Chief Executive Officer and Chairman of the Board	286,353	$1,500,000	—	—
Kirk Manz	Chief Financial Officer	4,774	$25,000	—	—
Candance Henderson-Grice(2)	Chief Operating Officer	4,774	$25,000	6,156	$49,994
Kathryn Sevier Phillips	General Counsel and Secretary	—	—	12,313	$100,000
Michael Blackburn(3)	Vice President	95,451	$500,000	—	—
Adam Mittelberg	Vice President	4,774	$25,000	3,078	$25,000
Jerry D. Bostelman	Director	381,803	$2,000,000	61,563	$499,988
Darrell S. Freeman, Sr.(4)	Director	95,451	$500,000	55,406	$449,981
David C. Kloeppel	Director	190,902	$1,000,000	—	—
Richard E. Ragsdale	Director	47,726	$250,000	—	—

(1)	Mr. Cartwright converted a $1.5 million promissory note as consideration for the shares purchased in the 2013 Offering. See “AAC Related Party Debt” below.
(2)	The shares presented as beneficially owned by Ms. Henderson-Grice include 6,156 shares purchased in the 2014 Offering by Alan Grice, Ms. Henderson-Grice’s spouse, through a retirement account controlled by Mr. Grice.
(3)	Mr. Blackburn converted $0.5 million of a promissory note as consideration for the shares purchased in the 2013 Offering. See “Other Relationships and Transactions—TSN Acquisition” below.
(4)	The shares presented as beneficially owned by Mr. Freeman include 95,451 shares purchased in the 2013 Offering by Zycron, Inc., a corporation that Mr. Freeman controls and 24,625 shares purchased in the 2014 Offering by Milan Investment Group, LLC, an entity controlled by Gloria J. Freeman, Mr. Freeman’s spouse.

AAC Related Party Debt

On April 15, 2014, AAC entered into a Second Amended and Restated Credit Facility with Wells Fargo Bank, National Association. Mr. Cartwright, our CEO, and Mr. Menz, our President, jointly and severally guarantee the Credit Facility.

In November 2012, Mr. Cartwright loaned AAC $1,500,000 and was issued a promissory note that bore interest at 12%, which interest was payable in arrears monthly. In April 2013, Mr. Cartwright converted the entire $1.5 million principal balance of this promissory note into shares of AAC common stock at a conversion price per share of $5.24. The amount of interest paid from November 2012 through April 2013 with respect to this promissory note was $90,000 and no principal payments were made during this period. For additional information related to this conversion, see “Earlier Financing Transactions” above.

In March 2012, Mr. Bostelman, one of our directors, purchased $200,000 in aggregate principal amount of subordinated promissory notes, which mature in full on March 31, 2017. In connection with this transaction, Mr. Bostelman received a warrant to purchase 23,717 shares of AAC common stock at $0.64 per share, which he exercised in full in March 2014. As of June 30, 2014, the outstanding principal amount of Mr. Bostelman’s subordinated promissory notes was $200,000. The amount of interest paid from March 2012 to June 30, 2014 with respect to these subordinated promissory notes was $57,403 and no principal payments were made during this period.

As of December 31, 2013, 2012 and 2011, AAC had a note receivable outstanding from Mr. Menz with a principal balance of $250,000. This note receivable was repaid in full by Mr. Menz to AAC on April 15, 2014. No principal and interest was paid during 2011, 2012 and 2013 with respect to this note receivable. In addition, as of June 30, 2014, AAC had a non-interest bearing receivable from Mr. Menz of $390,000. The balance of this non-interest bearing receivable has been repaid in full by Mr. Menz to AAC.

In April 2011, we entered into an agreement with Josephine Gann, a former stockholder and director of Forterus, Inc. for the repurchase of common and preferred shares held by Ms. Gann. Under the terms of the agreement we issued a $0.6 million subordinated note to the stockholder and agreed to make other payments totaling $0.2 million to or on behalf of the stockholder in exchange for 826,797 shares of common stock, 100,000 shares of Series B Preferred Stock and 656,586 shares of Series C Preferred Stock of a predecessor entity of AAC. The balance of the note was fully paid in the second quarter of 2013. The amounts of principal and interest paid from April 2011 to June 2013 with respect to this subordinated note were $554,098 and $55,902, respectively.

BHR Transactions

Concorde Real Estate, LLC

In conjunction with the consolidation of Concorde Real Estate, LLC (“Concord Real Estate”) on June 27, 2012, AAC assumed a $3.5 million promissory note that was refinanced and increased in July 2012 to loans totaling $7.4 million in two tranches. The additional debt in 2012 resulted from borrowings to complete the renovation of the Desert Hope facility. The amount outstanding under the first tranche was $4.4 million at December 31, 2012. The amount outstanding under the second tranche was $3.0 million at December 31, 2012. In May 2013, Concorde Real Estate refinanced these two outstanding loans with a $9.6 million note. The additional debt was used to redeem the outstanding preferred membership interests in Concorde Real Estate. The amount outstanding under this note at June 30, 2014 was $8.9 million. The amounts of principal and interest paid from June 2013 to June 30, 2014 were $645,688 and $265,971, respectively. The note is guaranteed by AAC, Mr. Cartwright, our CEO, and Mr. Menz, our President.

Greenhouse Real Estate, LLC

Greenhouse Real Estate, LLC (“Greenhouse Real Estate”) entered into a $13.2 million construction loan facility with a financial institution on October 8, 2013 to refinance existing debt related to a 70-bed facility located in Grand Prairie, Texas and to fund the construction of an additional 60 beds at this facility. At June 30, 2014, the outstanding balance of the construction loan facility was $12.5 million. The amount of interest paid from October 2013 to June 30, 2014 was $209,708 and no principal payments were made during this period. In August 2014, we converted the construction loan to a term loan that amortizes over a five-year period and matures in August 2019. The amended and restated term loan is represented by a $12.7 million promissory note that requires monthly principal payments of $70,778 plus monthly interest and a balloon payment of $8.5 million due at maturity. The amended and restated term loan is guaranteed by AAC, BHR and Messrs. Cartwright and Menz.

The Academy Real Estate, LLC

In May 2013, AAC, through The Academy Real Estate, LLC (“Academy Real Estate”), acquired a property located in Riverview, Florida for a purchase price of $5.8 million. AAC was renovating this property and planned to convert it into a treatment facility. AAC funded the purchase price with $1.6 million from cash on hand and $3.6 million in proceeds from a new bank loan with an existing lender. In addition, a $0.6 million deposit was paid on behalf of AAC by Greenhouse Real Estate in March 2013 and was reimbursed to Greenhouse Real Estate by AAC in the third quarter of 2013. AAC spent $0.6 million on renovations from May 2013 through December 9, 2013 and capitalized $72,000 of interest related to this construction.

On December 10, 2013, AAC sold its membership interests in Academy Real Estate to BHR for $3.1 million plus the assumption of outstanding debt totaling $3.6 million, with AAC and Messrs. Cartwright and Menz remaining as guarantors on the debt. AAC received $0.8 million in cash and a promissory note receivable totaling $2.3 million for the sale to BHR. At the time of this transaction, BHR was controlled by Messrs. Cartwright, Menz and Manz. The principal balance of the third party bank loan at June 30, 2014 remained at $3.6 million.

Other BHR Transactions

In November 2013, AAC entered into purchase agreements to acquire two outpatient centers: one in Arlington, Texas and the other in Las Vegas, Nevada. The purchase price for the Arlington facility is $0.8 million and the purchase price for the Las Vegas facility is $2.0 million. The purchase agreement for the Arlington facility was assigned to a subsidiary of BHR in December 2013, and the purchase agreement for the Las Vegas facility was assigned to a subsidiary of BHR in January 2014. For additional information related to these transactions, see Note 16 to our audited financial statements included elsewhere in this notice/prospectus.

For additional information related to the BHR debt described above, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Financing Relationships” and Note 5 to our audited financial statements included elsewhere in this notice/prospectus.

We have entered into various operating leases with BHR and its predecessor entities. BHR was formerly controlled by Messrs. Cartwright, Menz and Manz. These operating leases expire in October 2018. Commercial properties under the operating leases primarily include space required to perform client services and space for administrative facilities. Total rental payments to BHR and its predecessor entities were $3.9 million, $1.4 million and $0.3 million for 2013, 2012 and 2011, respectively.

Other Relationships and Transactions

CRMS Relationship

In 2012, AAC began to transition its outsourced medical billing and collection process from third-party service providers to CRMS. Prior to the Reorganization Transactions discussed above, CRMS was owned 50% by the spouse of our Chief Executive Officer and 50% by the spouse of our President. During 2013 and 2012, AAC paid $2.8 million and $0.6 million in fees to CRMS, respectively. In addition, AAC leased office space and furniture to CRMS under a month to month arrangement in 2013, and total rental income recognized in 2013 was $0.1 million. In connection with the Reorganization Transactions, we acquired 100% of the outstanding membership interests in CRMS, and therefore, CRMS is now a wholly-owned subsidiary of Holdings. See “Reorganization Transactions” above.

TSN Acquisition

The following transactions occurred in connection with the TSN Acquisition (as defined in the section entitled “Management’s Discussion and Analysis of Financial Conditions and Results”):

•	AAC issued to James D. Bevell, our former Chief Innovation Officer, a subordinated note (the “Bevell Note”) in the principal amount of $3.2 million, payable in two tranches: (i) $1.1 million accrues interest at 5.0% annually and is payable in equal installments of $33,400 per month through September 2015 and (ii) $2.1 million accrues interest at 3.125% annually and is payable in one balloon payment due on August 31, 2015. In addition, we issued 1,396,518 shares of common stock (1,040,791 unrestricted shares and 355,727 restricted shares at a fair value of $3.99 per share). The purchase agreement executed in connection with the TSN Acquisition includes provisions that contemplate a potential purchase price adjustment at the maturity of the balloon payment to withhold up to $0.9 million in cash and cause the forfeiture of the 355,727 restricted shares of common stock if certain operational performance metrics are not achieved during the three year term of the Bevell Note. As of June 30, 2014, the outstanding principal amount of the Bevell Note was $2.0 million. The amounts of principal and interest paid from August 2012 to June 30, 2014 with respect to the Bevell Note were $632,060 and $69,708, respectively. In April 2013, AAC redeemed 698,259 shares of common stock from Mr. Bevell, which were issued to Mr. Bevell in connection with the TSN Acquisition, at $5.24 per share, for an aggregate purchase price of $3.7 million. Pursuant to the terms of a settlement agreement, the parties agreed to resolve all outstanding disputes among the parties, which includes the dismissal of certain litigation against Mr. Bevell in exchange for, among other items, full and final satisfaction of all obligations to Mr. Bevell under the TSN Acquisition purchase agreement, including the cancellation of the Bevell Note.

•	AAC issued to Michael Blackburn, Vice President of Business Development of AAC, two separate subordinated notes. The first note was issued in the principal amount of $0.6 million and accrued interest at 3.125% annually. This note was paid in full in March 2013. The second note was issued in the principal amount of $3.1 million payable in two tranches: (i) $1.1 million accrues interest at 5.0% annually and is payable in equal installments of $33,400 per month through September 2015 and (ii) $2.0 million accrues interest at 3.125% annually and is payable in one balloon payment due on August 31, 2015. The purchase agreement executed in connection with the TSN Acquisition includes provisions that contemplate a potential purchase price adjustment at the maturity of the balloon payment to withhold up to $0.6 million in cash if certain operational performance metrics are not achieved during the three year term of the subordinated note. In March 2013, Mr. Blackburn converted $0.5 million of the 3.125% tranche of the note into shares of AAC common stock at a conversion price per share of $5.24. In connection with this conversion, AAC issued to Mr. Blackburn an amended and restated subordinated promissory note in the principal amount of $2.4 million payable in two tranches: (i) $0.9 million accrues interest at 5% annually and is payable in equal installments of $33,418 per month through September 2015 and (ii) $1.5 million accrues interest at 3.125% annually and is payable in one balloon payment due on August 31, 2015. As of June 30, 2014, the outstanding principal amount of the amended and restated note was $2.0 million. The aggregate amounts of principal and interest paid from August 2012 to June 30, 2014 with respect to these subordinated notes were $632,060 and $69,708, respectively.

•	AAC entered into a License Agreement, dated August 31, 2012, with AJG Solutions, Inc., an entity principally owned by Mr. Bevell (the “License Agreement”). Under the License Agreement, AJG Solutions, Inc. granted to us a royalty-free license to use certain trademarks and certain other intangible assets related to the operations we acquired in the TSN Acquisition. The license has a three year term, at the end of which period the licensed assets will be assigned to us, subject to the satisfaction of certain conditions. In connection with a settlement agreement, on August 15, 2014, the parties entered into an Agreement for Conveyance of Marks, Telephone Numbers, and Domain Names pursuant to which AJG Solutions, Inc. agreed to convey all intellectual property covered by the License Agreement to AAC in fee simple (the “Conveyance Agreement”). The Conveyance Agreement superseded the License Agreement.

•

AAC entered into an Agreement Among Stockholders with Messrs. Cartwright, Menz and Bevell, dated August 31, 2012. Under the agreement, each of Messrs. Cartwright and Menz agreed to cause AAC to offer Mr. Bevell certain rights to participate, on a proportionate basis, in any purchase of securities from AAC by either of Mr. Cartwright or Mr. Menz. In addition, AAC agreed that it would not include any equity securities owned by Mr. Cartwright or Mr. Menz in a registration statement filed with the SEC unless it granted Mr. Bevell the right to participate in such a registration statement on a proportionate basis. Mr. Bevell also has certain co-sale and tag-along rights under the agreement. In connection with a settlement agreement, Mr. Bevell agreed to surrender all of his 698,259 shares of AAC common stock to AAC. Upon the cancellation of Mr. Bevell’s shares, the terms of the Agreement Among Stockholders provide that the Agreement Among Stockholders terminates.

Vaco Relationship

We are party to certain placement agreements with Vaco Nashville, LLC, an entity substantially owned by Vaco Holdings, LLC. Jerry D. Bostelman, one of our directors, is an executive officer and significant owner of Vaco Holdings, LLC. Vaco Nashville, LLC has provided us accounting professionals to bolster our accounting department and is typically paid 25% of each employee’s first year salary as a placement fee or paid an hourly rate for temporary professional services. We paid aggregate fees to Vaco Nashville, LLC of $67,300 in 2011, $103,750 in 2012 and $116,898 in 2013 and $212,611 for the six months ended June 30, 2014.

Employment

Michael Stetar, who serves as our Chief Technology Officer, was hired in December 2010. Mr. Stetar is the brother-in-law of our President. AAC paid Mr. Stetar $60,000, $127,250 and $184,218 in total compensation in 2011, 2012 and 2013, respectively, and $99,000 for the six months ended June 30, 2014.

Professional Groups

During 2013, AAC was affiliated with the Professional Groups located in each of the five states in which we operate. These Professional Groups engage physicians and mid-level service providers and provide professional services to our clients through professional services agreements with each treatment facility. Under the professional services agreements, the Professional Groups also provide a physician to serve as medical director for the applicable facility. The Professional Groups either bill the payor for their services directly or are compensated by the treatment facility based on fair market value hourly rates. Each of the professional services agreements has a term of five years and will automatically renew for additional one year periods. For additional information related to the Professional Groups, see Note 5 to our audited financial statements included elsewhere in this notice/prospectus. We provided the initial working capital funding in connection with the formation of the Professional Groups in return for a receivable. We make additional advances to the Professional Groups during periods in which there is a shortfall between revenues collected by the Professional Group from the treatment facilities and payors, on the one hand, and the Professional Group’s contracting expenses and payroll requirements, on the other hand, thereby increasing the balance of the receivable. Excess cash flow of the Professional Groups is repaid to us, resulting in a decrease in the receivable. The professional groups are obligated to repay these funds and are charged commercially reasonable interest. We had a receivable from each of the Professional Groups at June 30, 2014. Total advances to the Professional Groups at June 30, 2014 were $1.9 million. The receivables due to us from each of the Professional Groups are eliminated in the consolidation of the Professional Groups as VIEs.

As of June 30, 2014, three of the five Professional Groups were owned by Mr. Cartwright, our CEO. In August 2014, Mr. Cartwright’s ownership interest in the Professional Groups was transferred to licensed physicians of the Professional Groups. The Professional Groups made no payments to AAC in 2013 or the first half of 2014. Mr. Cartwright did not receive any separate compensation or financial interest in connection with his ownership in these entities.

THE COMPANIES INVOLVED IN THE MERGER

American Addiction Centers, Inc. and AAC Holdings, Inc.

115 East Park Drive, Second Floor

Brentwood, Tennessee 37027

(615) 732-1231

AAC Holdings, Inc., a Nevada corporation, was incorporated on February 12, 2014 for the purpose of acquiring the common stock of American Addiction Centers, Inc., a Nevada corporation incorporated on February 27, 2007 (“AAC”, formerly known as Forterus, Inc.) and to engage in certain reorganization transactions on April 15, 2014 as described in the section entitled “The Merger.” Unless otherwise indicated, the “Company” refers, prior to April 15, 2014, to American Addiction Centers, Inc. and, as of and after April 15, 2014, to AAC Holdings, Inc., in each case together with its consolidated subsidiaries. Accordingly, all financial information herein relating to periods prior to the completion of the Reorganization Transactions is that of AAC and its consolidated subsidiaries. See Note 18 to the Notes to Consolidated Financial Statements of AAC Holdings, Inc. and Subsidiaries for further discussion.

The Company, headquartered in Brentwood, Tennessee, provides substance abuse treatment services for individuals with drug and alcohol addiction. The Company also provides treatment services for clients struggling with behavioral health disorders, including disorders associated with obesity. Currently, the Company, through its subsidiaries, operates six substance abuse treatment facilities located in Texas, California, Florida and Nevada and a facility in Tennessee that provides treatment services for men and women who struggle with obesity-related behavioral disorders. During 2012 the Company had arrangements with four treatment facilities in California to provide addiction and chemical dependency services to clients sourced by the Company. The Company discontinued using three of these treatment facilities in the second half of 2012 and the final arrangement was terminated in April 2013. On March 7, 2012, the Greenhouse treatment facility in Texas obtained its license for 70 residential beds and began accepting clients. On January 1, 2013, the Desert Hope treatment facility in Las Vegas, Nevada obtained its license for 148 residential beds and began accepting clients. In the third quarter of 2013, the Company, through a wholly-owned subsidiary, began providing laboratory services to some of the Company’s treatment facilities.

AAC Merger Sub, LLC

Merger Sub is a newly-formed Nevada limited liability company organized by Holdings for the sole purpose of effecting the merger. Merger Sub has engaged in no activities and has no material assets or liabilities of any kind, in each case other than those incidental to its formation and its activities and obligations in connection with the merger. Merger Sub’s principal executive offices are located at 115 East Park Drive, Second Floor, Brentwood, Tennessee 37027, and its telephone number is (615) 732-1231.

For more information on Holdings and AAC, see the section entitled “Where You Can Find More Information” on page 10.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis of our financial condition and results of operations should be read together with our financial statements and related notes included elsewhere in this notice/prospectus. This discussion and analysis contains forward-looking statements that are based upon current expectations and involve risks, assumptions and uncertainties. You should review the “Risk Factors” section of this notice/prospectus for a discussion of important factors that could cause actual results to differ materially from the results described in or implied by the forward-looking statements described in the following discussion and analysis.

Overview

General. We believe we are a leading provider of inpatient substance abuse treatment services for individuals with drug and alcohol addiction. As of September 30, 2014, we operated six substance abuse treatment facilities located throughout the United States, focused on delivering effective clinical care and treatment solutions across our 467 beds, which included 338 licensed detoxification beds. We are currently developing three facilities and have an additional property under contract that we plan to develop into a new facility. The majority of our approximately 830 employees are highly trained clinical staff who deploy research-based treatment programs with structured curricula for detoxification, residential treatment, partial hospitalization and intensive outpatient care. By applying a tailored treatment program based on the individual needs of each client, many of whom require treatment for a co-occurring mental health disorder, such as depression, bipolar disorder and schizophrenia, we believe we offer the level of quality care and service necessary for our clients to achieve and maintain sobriety.

De Novo Facilities. We have completed two successful de novo development projects. In March 2012, we opened Greenhouse in a suburb of Dallas, Texas, which initially provided us with 70 licensed residential and detoxification beds. In January 2013, we opened Desert Hope in Las Vegas, Nevada, which provided us with 148 licensed residential and detoxification beds. We refer to these two development projects as the “De Novo Facilities.” Both facilities were extensively renovated and remodeled to convert them into high quality inpatient treatment centers, and each achieved profitability in its first year of operation. We believe we were able to quickly increase census at our De Novo Facilities through increased sales and marketing efforts prior to each facility opening. As a result of the BHR Acquisition in April 2014, we acquired ownership of the real estate properties on which the De Novo Facilities operate. The effect of the BHR Acquisition is reflected under “Unaudited Pro Forma Consolidated Financial Statements.”

TSN Facilities. On August 31, 2012, we acquired the outpatient treatment operations of Singer Island (65 beds in West Palm Beach, Florida), The Academy (12 beds in West Palm Beach, Florida) and Leading Edge (70 beds in Trenton, New Jersey) (collectively, the “TSN Facilities”), for an aggregate purchase price of $14.6 million (collectively, the “TSN Acquisition”). In connection with the TSN Acquisition, we issued 1,396,518 shares of AAC common stock (1,040,791 unrestricted shares and 355,727 restricted shares at a fair value of $3.99 per share), valued collectively at $5.6 million; paid cash of $2.5 million from proceeds received from bank financing; and issued $6.5 million of subordinated notes to the sellers to fund the acquisition. The purchase agreement included provisions that contemplate a potential purchase price adjustment at the August 2015 maturity of the subordinated notes issued to the sellers. If certain operational performance metrics are not achieved during the three-year term of the subordinated notes, we may withhold up to $1.5 million of the $4.0 million balloon payment at maturity with respect to the subordinated notes and cause the forfeiture of up to 355,727 restricted shares of AAC common stock. However, pursuant to the terms of a settlement agreement in September 2014 among AAC, AJG Solutions, Inc. and James D. Bevell (a seller in the TSN Acquisition), the parties agreed to resolve all outstanding disputes among the parties, which includes the dismissal of certain litigation against Mr. Bevell in exchange for, among other items, full and final satisfaction of all obligations to Mr. Bevell under the TSN Acquisition purchase agreement. The TSN Acquisition provided us with a professional sales force and a referral network of hospitals, other treatment facilities, employers, alumni, and employee assistance programs, along with established internet sites and toll free numbers. Collectively, these sales channels have contributed to an increase in our average monthly admissions of 96 clients from September 2012 through

June 2014. The Leading Edge facility was later closed by management in the second quarter of 2013 because management determined the amenities and service offerings at the facility were inconsistent with our long-term strategy and brand.

Corporate Relocation. In 2012, we moved our corporate offices to Brentwood, Tennessee from Temecula, California. In 2012, we also opened a centralized call center; staffed our marketing department to transition outsourced marketing activities in-house; expanded our accounting and finance department to accommodate the financial reporting needs of a more mature, seasoned company; and added human resource, IT and operations personnel to meet the demands of our rapid growth.

Recent Developments. In April 2014, we completed the Reorganization Transactions in preparation for our initial public offering, which we completed in October 2014. These included the Private Share Exchange, BHR Acquisition and CRMS Acquisition. BHR owns all the outstanding equity interests of Concorde Real Estate, LLC, Greenhouse Real Estate, LLC and The Academy Real Estate, LLC, which entities own the Desert Hope, Greenhouse and Riverview, Florida properties, respectively, and CRMS provides our client billing and collection services. For additional information related to the Reorganization Transactions, see Note 3 to our unaudited condensed consolidated financial statements included elsewhere in this notice/prospectus. In May 2014, we completed the purchase of an approximately 20,000 square foot property in Las Vegas, Nevada for $2.0 million. We paid $1.9 million at closing and a $0.1 million deposit was applied to the purchase price. In July 2014, we began construction of an outpatient treatment facility at this location. In October 2014, we closed our initial public offering of 5,750,000 shares of common stock at a public offering price of $15.00 per share, which includes the exercise in full of the underwriters’ over-allotment option to purchase an additional 250,000 shares from us and 500,000 shares from certain selling stockholders.

Obligations and Requirements with Being a Public Company. As a public company, we incur significant additional costs and expenses such as increased legal and audit fees, professional fees, directors’ and officers’ insurance costs, expenses related to compliance with Sarbanes-Oxley regulations and other annual costs of doing business as a public company, including hiring additional personnel and expanding our administrative functions.

Revenues. Our revenues primarily consist of service charges related to providing addiction treatment and other ancillary services associated with serving our clients, such as the collection and laboratory testing of urine for controlled substances. We recognize revenues at the estimated net realizable value in the period in which services are provided. For the year ended December 31, 2013 and the six months ended June 30, 2014, approximately 90% of our revenues were reimbursable by commercial payors, including amounts paid by such payors to clients, with the remaining revenues payable directly by our clients. Given the scale and nationwide reach of our network of substance abuse treatment facilities, we generally have the ability to serve clients located across the country from any of our facilities, which allows us to operate our business and analyze revenue on a system-wide basis rather than focusing on any individual facility. For the year ended December 31, 2013 and the six months ended June 30, 2014, no single payor accounted for more than 12.3% and 14.5% of our revenue reimbursements, respectively. For the six months ended June 30, 2014, we estimate that revenues derived from partial hospitalization and intensive outpatient treatment services accounted for approximately 45% of our commercial payor revenues, detoxification and residential treatment services accounted for approximately 29% of our commercial payor revenues and point-of-care drug testing, quantitative laboratory services, professional groups and other ancillary services accounted for approximately 26% of our commercial payor revenues.

We recognize revenues from commercial payors at the time services are provided based on our estimate of the amount that payors will pay us for the services performed. We estimate the net realizable value of revenues by adjusting gross client charges using our expected realization and applying this discount to gross client charges. Through December 31, 2013, our expected realization was determined by management after taking into account historical collections received from the commercial payors since our inception compared to the gross client charges billed. Beginning in January 2014, we enhanced our methodology related to our net realizable value to more quickly react to potential changes in reimbursements by facility, by type of service, and by payor. As a result, management adjusted the expected realization discount, on a per facility basis, to reflect a twelve-month historical analysis of reimbursement data by facility in addition to considering the type of services provided, the payors and the gross client charge rates by facility.

Our accounts receivable primarily consists of amounts due from commercial payors. The client self-pay portion is usually collected upon admission and in limited circumstances the client will make a deposit and negotiate the remaining payments as part of the services. We do not recognize revenue for any amounts not collected from the client in either of these situations. From time to time we may provide free care to a limited number of clients, which we refer to as “scholarships.” We do not recognize revenues for scholarships provided. Included in the aging of accounts receivable are amounts for which the commercial insurance company paid out-of-network claims directly to the client and for which the client has yet to remit the insurance payment to us (which we refer to as “paid to client”). Such amounts paid to clients continue to be reflected in our accounts receivable aging as amounts due from commercial payors. Accordingly, our accounts receivable aging does not provide for the distinct identification of paid to client receivables.

Operating Expenses. Our operating expenses are primarily impacted by eight categories of expenses: salaries, wages and benefits; advertising and marketing; professional fees; client related services; other operating expenses; rentals and leases; provision for doubtful accounts; and depreciation and amortization.

•	Salaries, wages and benefits. We employ a variety of staff related to providing client care, including case managers, therapists, medical technicians, housekeepers, cooks and drivers, among others. Our clinical salaries, wages and benefits expense is largely driven by the total number of beds in our facilities and our average daily census. We also employ a professional sales force and staff a centralized call center. Our corporate staff includes accounting, billing and finance professionals, marketing and human resource personnel, IT staff and senior management.

•	Advertising and marketing. We promote our treatment facilities through a variety of channels including television advertising, internet search engines and Yellow Page advertising, among others. While we do not compensate our referral sources for client referrals, we do have arrangements with multiple marketing channels that we pay on a performance basis (i.e., pay per click or pay per inbound call). We also host and attend industry conferences. Our advertising and marketing efforts and expense is largely driven by the total number of available beds in our facilities.

•	Professional fees. Professional fees consist of various professional services used to support primarily corporate related functions. These services include client billings and collections, accounting related fees for financial statement audits and tax preparation and legal fees for, among other matters, employment, compliance and general corporate matters. These fees also consist of information technology, consulting, payroll fees and national medical director fees.

•	Client related services. Client related services consist of physician and medical services as well as client meals, pharmacy, travel, and various other expenses associated with client treatment, including the cost of contractual arrangements for the treatment of clients where the demand for services exceed our capacity. Client related services are significantly influenced by our average daily census.

•	Other operating expenses. Other operating expenses consists primarily of utilities, insurance, telecom, travel and repairs and maintenance expenses, and is significantly influenced by the total number of beds in our facilities and our average daily census.

•	Rentals and leases. Rentals and leases mainly consist of properties under various equipment and operating leases, which includes space required to perform client services and space for administrative facilities.

•

Provision for doubtful accounts. The provision for doubtful accounts represents the expense associated with management’s best estimate of accounts receivable that could become uncollectible in the future. We establish our provision for doubtful accounts based on the aging of the receivables and taking into consideration historical collection experience by facility, services provided, payor source and historical reimbursement rate, current economic trends and percentages applied to the accounts receivable aging categories. As of June 30, 2014, all accounts receivable aged greater than 360 days were fully reserved in our consolidated financial statements. In assessing the adequacy of the allowance for doubtful accounts, we rely on the results of detailed reviews of historical write-offs and recoveries (the hindsight analysis) as a primary source of information to utilize in estimating the collectability of our accounts receivable. We perform the hindsight analysis on a quarterly basis, utilizing rolling twelve-month accounts receivable collection, write-off and recovery data. We supplement this hindsight analysis with other analytical tools, including, but not limited to, historical trends in cash collections compared to net revenues less bad debt and days sales outstanding. During the second quarter of 2014, management analyzed the past two years of accounts receivable collection and write-off history and the current projected bad debt write-offs for all client accounts covered by insurance. Based on the results of this analysis, including improvements noted in the credit quality of receivables aged 120-180 days, management concluded that the current methodology for establishing the allowance for doubtful accounts resulted in, and would continue to result in, an overstatement of the reserve requirement. As a result, management revised the estimates used to establish the provision for doubtful accounts, effective as of the second quarter of 2014. This change in estimate reduced the reserve percentages applied to various aging classes of accounts receivable aged less than 360 days to more closely reflect actual collection and write-off history that we have experienced and expect to experience in the future.

•	Depreciation and amortization. Depreciation and amortization represents the ratable use of our capitalized property and equipment, including assets under capital leases, over the estimated useful lives of the assets, and amortizable intangible assets, which mainly consist of trademark-related intangibles and non-compete agreements.

Key Drivers of Our Results of Operations. Our results of operations and financial condition are affected by numerous factors, including those described above under “Risk Factors” and elsewhere in this notice/prospectus and those described below:

•	Average Daily Census. We refer to the average number of clients to whom we are providing services on a daily basis over a specific period as our “average daily census.” Our revenues are directly impacted by our average daily census, which fluctuates based on the effectiveness of our sales and marketing efforts, total number of beds, the number of client admissions and discharges in a period, average length of stay, and the ratio of clinical staff to clients.

•	Average Daily Revenue and Average Net Daily Revenue. Our average daily revenue is a per census metric equal to our total revenues for a period divided by our average daily census for the same period divided by the number of days in the period. Our average net daily revenue is a per census metric equal to our total revenues less provision for doubtful accounts for a period divided by our average daily census for the same period divided by the number of days in the period. The key drivers of average daily revenue and average net daily revenue include the mix of services and level of care that we provide to our clients during the period and payor mix. We provide a broad continuum of services including detoxification, residential treatment, partial hospitalization and intensive outpatient care, with detoxification resulting in the highest daily charges and intensive outpatient care resulting in the lowest daily charges. We also generate revenues from laboratory and other ancillary services associated with serving our clients. We tend to experience higher margins from our urinalysis testing services, which are conducted both on-site at all of our treatment facilities and at our centralized laboratory facility in Brentwood, Tennessee, than we do from other ancillary services.

•

Billed Days. We refer to billed days as the number of days in a given period for which we charged a commercial payor for the category of services provided. Detoxification and residential treatment levels of care feature higher per day gross client charges than partial hospitalization and intensive outpatient levels of care but also require greater levels of more highly trained medical staff. For the six months ended June 30, 2014, detoxification and residential treatment services accounted for 27% of total billed days, and partial hospitalization and intensive outpatient services accounted for the remaining 73% of total billed days. For the fiscal year ended December 31, 2013, detoxification and residential treatment services accounted for 23% of total billed days, and partial hospitalization and intensive outpatient services accounted for the remaining 77% of total billed days. As described elsewhere in this notice/prospectus, average length of stay can vary among periods without correlating to the overall operating performance of our business and, as a result, management does not view average length of stay as a key metric with respect to our operating performance. Rather, management views average billed days for the levels of care as a more meaningful metric to investors because it refers to the number of days in a given period for which we billed for the category of services provided. For example, in any given week, clients receiving partial hospitalization and intensive outpatient services might only qualify for five or three days, respectively, of reimbursable services during a seven day calendar period, which results in fewer billed days (e.g., five or three days, respectively) than the average length of stay (e.g., seven days) for partial hospitalization and intensive outpatient services during the same weekly period. The following table presents, for the six months ended June 30, 2014, the average length of stay and average billed days with respect to detoxification and residential treatment services and partial hospitalization and intensive outpatient services of our commercial payor clients:

	Average Length of Stay	Average Billed Days
Detoxification and residential treatment services	7	7
Partial hospitalization and intensive outpatient services	26	16

The average length of stay and average billed days with respect to our private pay clients, which is not separately allocated to any category of service, is 34 days and 34 days, respectively.

•	Expense Management. Our profitability is directly impacted by our ability to manage our expenses, most notably salaries, wages and benefits and advertising and marketing costs, and to adjust accordingly based upon our capacity.

•	Billing and Collections. Our revenues and cash flow are directly impacted by our ability to properly verify our clients’ insurance benefits, obtain authorization for levels of care, properly submit insurance claims and manage collections.

Results of Operations

Comparison of Six Months ended June 30, 2014 to Six Months ended June 30, 2013

The following table presents our consolidated statements of income from continuing operations for the periods indicated (dollars in thousands):

	Six Months Ended June 30,				Six Month over Six Month Increase (Decrease)
	2013 (unaudited)		2014 (unaudited)
	Amount	%	Amount	%	Amount	%
Revenues	$59,331	100.0	$59,203	100.0	$(128)	(0.2)

Operating expenses
Salaries, wages and benefits	21,732	36.6	24,124	40.7	2,392	11.0
Advertising and marketing	6,588	11.1	7,079	12.0	491	7.5
Professional fees	4,706	7.9	4,895	8.3	189	4.0
Client related services	3,567	6.0	5,211	8.8	1,644	46.1
Other operating expenses	6,213	10.5	5,551	9.4	(662)	(10.7)
Rentals and leases	2,772	4.7	940	1.6	(1,832)	(66.1)
Provision for doubtful accounts	4,820	8.1	6,288	10.6	1,468	30.5
Litigation settlement	2,500	4.2	240	0.4	(2,260)	(90.4)
Restructuring	551	0.9	—	—	(551)	(100.0)
Depreciation and amortization	1,399	2.4	2,228	3.8	829	59.3

Total operating expenses	54,848	92.4	56,556	95.5	1,708	3.1

Income from operations	4,483	7.6	2,647	4.5	(1,836)	(41.0)
Interest expense	784	1.3	705	1.2	(79)	(10.1)
Other (income) expense, net	(27)	0.0	15	0.0	42	n/m

Income before income tax expense	3,726	6.3	1,927	3.3	(1,799)	(48.3)
Income tax expense	1,745	2.9	859	1.5	(886)	(50.8)

Net income	$1,981	3.3	$1,068	1.8	$(913)	(46.1)
Less: net loss (income) attributable to noncontrolling interest	(343)	(0.6)	668	1.1	1,011	n/m

Net income attributable to AAC Holdings, Inc. stockholders	1,638	2.8	1,736	2.9	98	6.0
Deemed contribution—redemption of Series B Preferred Stock	1,000	1.7	—	0.0	(1,000)	—
BHR Series A Preferred Units dividend	—	—	(203)	(0.0)	(203)	n/m

Net income available to AAC Holdings, Inc. common stockholders	$2,638	4.4	$1,533	2.6	$(1,105)	(41.9)

n/m = not meaningful

Revenues

Revenues decreased $0.1 million, or 0.2%, to $59.2 million for the six months ended June 30, 2014 from $59.3 million for the six months ended June 30, 2013. Revenues were positively impacted by an increase in average daily census to 375 for the six months ended June 30, 2014 from 365 for the six months ended June 30, 2013, or 2.7%, and an increase in revenues derived from point-of-care drug testing, quantitative laboratory services, professional groups and other ancillary services. These increases were offset by a decrease in average daily revenue to $872 for the six months ended June 30, 2014 from $898 for the six months ended June 30, 2013, or 2.9%. The increase in average daily census was driven by the expansion of both our outside sales force and our national advertising program. The increase in point-of-care drug testing, quantitative laboratory services, professional groups and other ancillary services was primarily driven by the opening of our laboratory in Brentwood, Tennessee in September 2013 and the consolidation of the Professional Groups in October 2013. The decrease in average daily revenue was primarily the result of a decline in our collection percentage as expressed as a percentage of gross client charges. This decline was principally driven by lower than estimated collections for Desert Hope for which we had limited operating history and a new commercial network agreement and, to a lesser extent, laboratory revenues for which we had limited operating history. We have since instituted further clinical placement review procedures with respect to Desert Hope to ensure maximum program benefits through the participating commercial network programs, and we have improved our laboratory billing practices by adding primary diagnosis codes and enhancing patient claim information. While we believe these actions should improve collection percentages in future reporting periods, there can be no assurances that we will be able to maintain or improve historical collection rates in future reporting periods.

In addition, as previously disclosed, through December 31, 2013, our expected realization was determined by management after taking into account historical collections received from the commercial payors since our inception compared to the gross client charges billed. Beginning in January 2014, we enhanced our methodology related to our net realizable value to more quickly react to potential changes in reimbursements by facility, by type of service and by payor. As a result, management adjusted the expected realization discount, on a per facility basis, to reflect a twelve-month historical analysis of reimbursement data by facility in addition to considering the type of services provided, the payors and the gross client charge rates. This adjustment resulted in a decrease in our expected realization for the first six months of 2014. Although we are unable to quantify the future effects of this change in methodology, we currently anticipate this adjustment will decrease our expected realization and net realizable value of revenues over the remainder of 2014.

Salaries, Wages and Benefits

Salaries, wages and benefits increased $2.4 million, or 11.0%, to $24.1 million for the six months ended June 30, 2014 from $21.7 million for the six months ended June 30, 2013. As a percentage of revenues, salaries, wages and benefits were 40.7% of revenues for the six months ended June 30, 2014 compared to 36.6% of revenues for the six months ended June 30, 2013. The increase was primarily related to the impact of stock compensation expense for the six months ended June 30, 2014 compared to the six months ended June 30, 2013 relating to the vesting of equity award grants under our 2007 Stock Incentive Plan. Our Chief Operating Officer commenced employment in February 2013 and our General Counsel and Secretary commenced employment in December 2013. Accordingly, our salaries, wages and benefits for the six months ended June 30, 2014 included their salaries for the entire period of 2014. In addition, salaries, wages and benefits for the six months ended June 30, 2014 increased $0.6 million for discretionary bonuses.

The increase was also impacted by the addition of staff in connection with the CRMS Acquisition in April 2014. As a result of the CRMS Acquisition, we expect the increase in headcount with the addition of CRMS personnel will contribute approximately $1.1 million in additional salaries, wages and benefits expense for the second half of 2014. In addition, we expect the opening of the Greenhouse expansion in July 2014 will contribute $0.2 million in additional salaries, wages and benefits expense for the period in 2014 subsequent to the completion of the expansion.

Advertising and Marketing

Advertising and marketing expenses increased $0.5 million, or 7.5%, to $7.1 million for the six months ended June 30, 2014 from $6.6 million for the six months ended June 30, 2013. As a percentage of revenues, advertising and marketing expenses were 12.0% of revenues for the six months ended June 30, 2014 compared to 11.1% of revenues for the six months ended June 30, 2013. The increase was primarily driven by the expansion of our national advertising program, an increased emphasis on internet advertising campaigns and marketing efforts targeted at increasing census in anticipation of our Greenhouse facility expansion, which was completed in July 2014.

Professional Fees

Professional fees increased $0.2 million, or 4.0%, to $4.9 million for the six months ended June 30, 2014 from $4.7 million for the six months ended June 30, 2013. As a percentage of revenues, professional fees were 8.3% of revenues for the six months ended June 30, 2014 compared to 7.9% of revenues for the six months ended June 30, 2013. The increase was primarily due to the engagement of temporary accounting professionals in connection with the preparation for the initial public offering and related non-capitalized costs.

Client Related Services

Client related services expenses increased $1.6 million, or 46.1%, to $5.2 million for the six months ended June 30, 2014 from $3.6 million for the six months ended June 30, 2013. As a percentage of revenues, client related services expenses were 8.8% of revenues for the six months ended June 30, 2014 compared to 6.0% of revenues for the six months ended June 30, 2013. The increase was primarily related to increases in clinician fees paid to the Professional Groups due to greater census in detoxification and residential beds which require greater numbers of more highly qualified medical staff. Detoxification and residential treatment services accounted for 27% of total billed days for the six months ended June 30, 2014 compared to 18% of total billed days for the six months ended June 30, 2013.

Other Operating Expenses

Other operating expenses decreased $0.7 million, or 10.7%, to $5.6 million for the six months ended June 30, 2014 from $6.2 million for the six months ended June 30, 2013. As a percentage of revenues, other operating expenses were 9.4% of revenues for the six months ended June 30, 2014 compared to 10.5% of revenues for the six months ended June 30, 2013. The decrease was primarily attributable to the closure of the Leading Edge facility in June 2013.

Rentals and Leases

Rentals and leases decreased $1.8 million, or 66.1%, to $0.9 million for the six months ended June 30, 2014 from $2.8 million for the six months ended June 30, 2013. As a percentage of revenues, rentals and leases were 1.6% of revenues for the six months ended June 30, 2014 compared to 4.7% of revenues for the six months ended June 30, 2013. The decrease was primarily related to a $0.7 million reduction in rent expense resulting from the consolidation of Greenhouse Real Estate, LLC effective October 8, 2013, a $0.5 million reduction related to the closure of the Leading Edge facility in June 2013, a $0.5 million reduction related to a change in lease arrangements at the Singer Island facility and a $0.1 million reduction related to the closure of the California and Florida call centers.

We expect to continue to experience a reduction in rent expense for the remainder of 2014 of $1.1 million related to the acquisition of Greenhouse Real Estate, LLC, partially offset by a $0.1 million increase in rent expense for the remainder of 2014 as a result of the CRMS Acquisition.

Provision for Doubtful Accounts

The provision for doubtful accounts increased $1.5 million, or 30.5%, to $6.3 million for the six months ended June 30, 2014 from $4.8 million for the six months ended June 30, 2013. As a percentage of revenues, the provision for doubtful accounts was 10.6% of revenues for the six months ended June 30, 2014 compared to 8.1% of revenues for the six months ended June 30, 2013. Our provision for doubtful accounts is directly impacted by the aging of our receivables, and accounts receivable aged over 180 days increased by $7.4 million to $18.3 million as of June 30, 2014 from $10.9 million as of June 30, 2013. The increase of accounts receivable aged over 180 days was driven by the increase in total revenues from California and Nevada. In these states, two large commercial payors directly reimburse clients instead of remitting payments to us, which requires greater collections efforts, extends payment times and reduces recovery amounts.

As previously described, we establish our provision for doubtful accounts based on the aging of receivables, historical collection experience by facility, services provided, payor source and historical reimbursement rate, current economic trends and percentages applied to the accounts receivable aging categories. During the second quarter of 2014, management analyzed the past two years of accounts receivable collection and write-off history and the current projected bad debt write-offs for all client accounts covered by insurance. Based on the results of this analysis, including improvements noted in the credit quality of receivables aged 120-180 days, management concluded that the current methodology for establishing the allowance for doubtful accounts resulted in, and would continue to result in, an overstatement of the reserve requirement. As a result, management revised the estimates used to establish the provision for doubtful accounts, effective as of the second quarter of 2014. This change in estimate reduced the reserve percentages applied to various aging classes of accounts receivable aged less than 360 days to more closely reflect actual collection and write-off history that we have experienced and expect to experience in the future. The impact of reducing the reserve percentages was approximately $1.5 million in the second quarter of 2014.

The following table presents a summary of our aging of accounts receivable as of June 30, 2013 and 2014:

	Current	30-180 Days	Over 180 Days	Total
June 30, 2013	19.8%	47.5%	32.7%	100.0%
June 30, 2014	23.4%	35.4%	41.2%	100.0%

Our days sales outstanding as of June 30, 2013 and 2014 were 72 and 81, respectively.

Litigation Settlement

Litigation settlement expense decreased $2.3 million, or 90.4%, to $0.2 million for the six months ended June 30, 2014 from $2.5 million for the six months ended June 30, 2013. As a percentage of revenues, litigation settlement expense was 0.4% of revenues for the six months ended June 30, 2014 compared to 4.2% of revenues for the six months ended June 30, 2013. The decrease was primarily the result of lower settlements in the six months ended June 30, 2014 as compared to the $2.5 million settlement of the wage and hour class action claim during the six months ended June 30, 2013.

Restructuring

Restructuring expenses for the six months ended June 30, 2013 were $0.6 million. During the first half of 2013, management adopted restructuring plans to centralize our call centers and to close the Leading Edge facility acquired in the TSN Acquisition. As a result, aggregate restructuring and exit charges of $0.6 million were recognized in the first half of 2013. No restructuring expenses were recognized for the six months ended June 30, 2014.

The Leading Edge facility was closed in June 2013. Management elected to close the facility because the amenities and the service offerings at the facility were inconsistent with our long-term strategy. During the transition period leading up to closing, clients that would have been candidates for the Leading Edge facility were referred to other treatment facilities, primarily Desert Hope. As a result of the facility closure, we recorded restructuring and exit charges of $0.5 million in the six months ended June 30, 2013. These charges consisted of $0.2 million of payroll, severance and employee related costs and facility exit costs related to ongoing lease obligations of approximately $0.3 million.

Two call centers were closed in the third quarter of 2013 and were consolidated with the existing call center at our headquarters in Brentwood, Tennessee to create a centralized call center. The call center operations were centralized in order to manage costs more effectively and optimize the call center’s view of client services, thus streamlining the placement of clients to treatment facilities. Restructuring expenses related to centralizing the call centers totaled $0.1 million in the six months ended June 30, 2013 related to severance and relocation costs.

Depreciation and Amortization

Depreciation and amortization expense increased $0.8 million, or 59.3%, to $2.2 million for the six months ended June 30, 2014 from $1.4 million for the six months ended June 30, 2013. As a percentage of revenues, depreciation and amortization expense was 3.8% of revenues for the six months ended June 30, 2014 compared to 2.4% of revenues for the six months ended June 30, 2013. The increase was primarily the result of the consolidation of Greenhouse Real Estate, LLC in October 2013. The increase in depreciation and amortization expense was also attributable to additions of property and equipment in the last nine months of 2013 and the six months ended June 30, 2014.

We expect to record an additional $0.2 million in depreciation expense during the remainder of 2014 related to a full year consolidation of Greenhouse Real Estate, LLC plus an additional $0.1 million in depreciation expense associated with the opening of the Greenhouse expansion in July 2014.

Interest Expense

Interest expense decreased slightly to $0.7 million for the six months ended June 30, 2014 compared to $0.8 million for the six months ended June 30, 2013. As a percentage of revenues, interest expense was 1.2% of revenues for the six months ended June 30, 2014 compared to 1.3% of revenues for the six months ended June 30, 2013. We expect to incur approximately $0.2 million in additional interest expense for the remainder of 2014 related to the consolidation of Greenhouse Real Estate, LLC and the construction financing related to the Greenhouse expansion, which was completed in July 2014.

Other Income (Expense)

Other expense was $15,000 for the six months ended June 30, 2014 compared to other income of $27,000 for the six months ended June 30, 2013.

Income Tax Expense

For the six months ended June 30, 2014, income tax expense was $0.9 million, reflecting an effective tax rate of 44.6%, compared to $1.7 million, reflecting an effective tax rate of 46.8%, for the six months ended June 30, 2013. As a percentage of revenue, income tax expense was 1.5% of revenues for the six months ended June 30, 2014 compared to 2.9% of revenues for the six months ended June 30, 2013. The decreases in income tax expense and the effective tax rate for the six months ended June 30, 2014 were primarily attributable to a decrease in the valuation allowances related to net losses of the Professional Groups and to our forecasted net taxable income.

Net Loss (Income) Attributable to Noncontrolling Interest

For the six months ended June 30, 2014, net loss attributable to noncontrolling interest was $0.7 million compared to net income attributable to noncontrolling interest of $0.3 million for the six months ended June 30, 2013, representing a $1.0 million decrease. This decrease was primarily the result of the consolidation of Greenhouse Real Estate, LLC effective October 8, 2013 and the consolidation of the Professional Groups effective October 1, 2013.

Comparison of Year ended December 31, 2013 to Year ended December 31, 2012

The following table presents our consolidated statements of income from continuing operations for the periods indicated (dollars in thousands):

	Year Ended December 31,				Year over Year Increase (Decrease)
	2012		2013
	Amount	%	Amount	%	Amount	%
Revenues	$66,035	100.0	$115,741	100.0	$49,706	75.3

Operating expenses
Salaries, wages and benefits	25,680	38.9	46,856	40.5	21,176	82.5
Advertising and marketing	8,667	13.1	13,493	11.7	4,826	55.7
Professional fees	5,430	8.2	10,277	8.9	4,847	89.3
Client related services	8,389	12.7	7,986	6.9	(403)	(4.8)
Other operating expenses	6,384	9.7	11,615	10.0	5,231	81.9
Rentals and leases	3,614	5.5	4,634	4.0	1,020	28.2
Provision for doubtful accounts	3,344	5.1	10,950	9.5	7,606	227.5
Litigation settlement	—	—	2,588	2.2	2,588	—
Restructuring	—	—	806	0.7	806	—
Depreciation and amortization	1,288	1.9	3,003	2.6	1,715	133.2

Total operating expenses	62,796	95.1	112,208	97.0	49,412	78.7

Income from operations	3,239	4.9	3,533	3.0	294	9.1
Interest expense	980	1.5	1,390	1.2	410	41.8
Other expense, net	12	0.0	36	0.0	24	200.0

Income before income tax expense	2,247	3.4	2,107	1.8	(140)	(6.2)
Income tax expense	1,148	1.7	615	0.5	(533)	(46.4)

Net income	$1,099	1.7	$1,492	1.3	$393	35.8
Less: net loss (income) attributable to noncontrolling interest	405	0.6	(706)	(0.6)	1,111	n/m

Net income attributable to AAC Holdings, Inc.	$1,504	2.3	$786	0.7	$(718)	(47.7)

Deemed contribution—redemption of Series B Preferred Stock	—	—	1,000	0.8	1,000	—

Net income available to AAC Holdings, Inc. common stockholders	$1,504	2.3	$1,786	1.5	$282	18.8

n/m = not meaningful

Revenues

Revenues increased $49.7 million, or 75.3%, to $115.7 million for the year ended December 31, 2013 from $66.0 million for the year ended December 31, 2012. The increase resulted primarily from our average daily census increasing to 339 in 2013 from 238 in 2012, or 42.4%, and average daily revenue increasing to $935 in 2013 from $759 in 2012, or 23.2%. This growth was attributable to opening the De Novo Facilities as well as added capacity from the TSN Facilities.

Revenues generated from our De Novo Facilities were $52.9 million in 2013 compared to $13.8 million in 2012. The substantial increase was the result of the opening dates of the new facilities. The 70-bed Greenhouse facility started accepting clients in March 2012, and the 148-bed Desert Hope facility opened in January 2013. In addition, the TSN Facilities generated revenues of $24.1 million in 2013 compared to $11.0 million in 2012. The year-over-year increase with respect to the TSN Facilities was the result of a full year of revenues recorded during 2013, while 2012 only included a relatively short partial year with respect to these facilities. The additional sales channels provided by the TSN Acquisition also contributed to the revenue increase by improving our average daily census. The increases in revenues were offset by a $3.5 million decrease at other existing facilities.

As previously noted, we closed one of the TSN Facilities (Leading Edge) in the second quarter of 2013; however, our other facilities were able to absorb the majority of the closed facility’s clients, resulting in an insignificant loss of consolidated revenues.

Salaries, Wages and Benefits

Salaries, wages and benefits increased $21.2 million, or 82.5%, to $46.9 million for the year ended December 31, 2013 from $25.7 million for the year ended December 31, 2012. As a percentage of revenues, salaries, wages and benefits were 40.5% of revenues for the year ended December 31, 2013 compared to 38.9% of revenues for the year ended December 31, 2012. The increase was primarily related to (i) the addition of 208 employees in connection with the TSN Acquisition and 97 employees in conjunction with the opening of Desert Hope in January 2013 and (ii) an increase in our corporate staff, including the expansion of our sales force and call center. In addition, our total number of employees has grown to 629 at December 31, 2013 from 231 at the beginning of 2012. In addition, salaries, wages and benefits expense for the year ended December 31, 2013 included $3.5 million of discretionary bonuses of cash and stock in December 2013 to our executive officers, of which $2.5 million was paid or granted as of December 31, 2013 and $1.0 million is included in accrued liabilities on the consolidated balance sheet at December 31, 2013.

As a result of the CRMS Acquisition in April 2014, we expect that salaries, wages and benefits will increase by approximately $1.5 million in 2014 with the addition of 31 personnel. In addition, we expect salaries, wages and benefits will increase approximately $0.2 million in 2014 related to the opening of the Greenhouse expansion in July 2014.

Advertising and Marketing

Advertising and marketing expenses increased $4.8 million, or 55.7%, to $13.5 million for the year ended December 31, 2013 from $8.7 million for the year ended December 31, 2012. As a percentage of revenues, advertising and marketing expenses were 11.7% of revenues for the year ended December 31, 2013 compared to 13.1% of revenues for the year ended December 31, 2012. The year-over-year increase was primarily driven by the expansion of our national advertising program, particularly targeted television advertising, in connection with the opening of the De Novo Facilities and the TSN Acquisition. A heightened emphasis on internet advertising campaigns also contributed to the increase in advertising expense.

Professional Fees

Professional fees increased $4.8 million, or 89.3%, to $10.3 million for the year ended December 31, 2013 from $5.4 million for the year ended December 31, 2012. As a percentage of revenues, professional fees were 8.9% of revenues for the year ended December 31, 2013 compared to 8.2% of revenues for the year ended December 31, 2012. The increase was primarily due to an increase in service fees for outsourced medical billing and collections. Our demand for these services significantly increased in mid-2012 and again in early 2013 proportional with revenues generated from the opening and ramp-up of the De Novo Facilities and the addition of the TSN Facilities. The increase was also attributable to an increase in legal fees incurred in connection with the wage and hour class action lawsuit and settlement discussed below.

During 2013, all of our medical billing and collections were transitioned to a single billing service, CRMS. The transition from other third party billers in 2013 combined with the CRMS Acquisition is expected to result in a reduction in customer billing and collection fees of approximately $2.9 million in 2014.

Client Related Services

Client related services expenses decreased $0.4 million, or 4.8%, to $8.0 million for the year ended December 31, 2013 from $8.4 million for the year ended December 31, 2012. As a percentage of revenues, client related services expenses were 6.9% of revenues for the year ended December 31, 2013 compared to 12.7% of revenues for the year ended December 31, 2012. The decrease was primarily related to greater reliance in 2012 on subcontracted services to accommodate clients exceeding the Company’s capacity. The opening of the De Novo Facilities and the addition of the TSN Facilities substantially decreased the need for these subcontracted services, resulting in a decrease of subcontracted services expenses to $0.8 million in 2013 from $5.4 million in 2012. However, the decrease in subcontracted services expenses was partially offset by additional client related expenses attributable to the 70-bed Greenhouse facility that started accepting clients in March 2012, the 148-bed Desert Hope facility that opened in January 2013, a full year of expenses for the TSN Facilities and additional expenses at existing facilities.

Other Operating Expenses

Other operating expenses increased $5.2 million, or 81.9%, to $11.6 million for the year ended December 31, 2013 from $6.4 million for the year ended December 31, 2012. As a percentage of revenues, other operating expenses were 10.0% of revenues for the year ended December 31, 2013 compared to 9.7% of revenues for the year ended December 31, 2012. The increase was the result of additional operating expenses associated with the opening of Greenhouse in March 2012 and Desert Hope in January 2013 and the addition of the TSN Facilities in August 2012. Other operating expenses as a percentage of revenues was relatively unchanged, as these expenses typically correlate with the number of beds in our facilities. We expect other operating expenses will increase approximately $0.4 million in 2014 as a result of the CRMS Acquisition.

Rentals and Leases

Rentals and leases increased $1.0 million, or 28.2%, to $4.6 million for the year ended December 31, 2013 from $3.6 million for the year ended December 31, 2012. As a percentage of revenues, rentals and leases declined to 4.0% of revenues for the year ended December 31, 2013 compared to 5.5% of revenues for the year ended December 31, 2012. The year-over-year dollar increase was primarily related to the TSN Acquisition, as we did not begin paying rent on the TSN Facilities until September 2012. A full year of rent for the TSN Facilities (excluding rent for the Leading Edge facility after its closure in June 2013) is included in rentals and leases for 2013. All rent transactions with the real estate entities consolidated as variable interest entities are eliminated effective from June 27, 2012 for Concorde Real Estate, LLC and October 8, 2013 for Greenhouse Real Estate, LLC, with minimal year-over-year impact to expense. We expect to experience a reduction in rent expense in 2014 of approximately $2.0 million related to consolidating Greenhouse Real Estate, LLC for an entire year and expect rent expense will increase by $0.1 million with the acquisition of CRMS.

Provision for Doubtful Accounts

The provision for doubtful accounts increased $7.6 million, or 227.5%, to $11.0 million for the year ended December 31, 2013 from $3.3 million for the year ended December 31, 2012. As a percentage of revenues, the provision for doubtful accounts was 9.5% of revenues for the year ended December 31, 2013 compared to 5.1% of revenues for the year ended December 31, 2012. Our provision for doubtful accounts is directly impacted by the aging of our receivables, and accounts receivable aged over 120 days increased by $8.7 million to $19.0 million as of December 31, 2013 from $10.3 million as of December 31, 2012. The increase of accounts receivable aged at over 120 days was driven by the significant growth in revenues in 2013, which increased receivables as a whole across all aging periods; transition issues encountered when our billing and collection functions were combined from multiple providers to CRMS during 2013; payment delays normally associated with the opening of new facilities, such as Desert Hope in January 2013, due to being an out-of-network provider with a limited operating history; and the increase of total revenues from California and Nevada where two large commercial payors in these markets pay their portion directly to the client instead of us, which requires greater collections efforts, extends payment times and reduces recovery amounts. As a result of the foregoing factors, our provision for doubtful accounts reflects a higher reserve percentage due to uncertainty of collecting these accounts.

The following table presents a summary of our aging of accounts receivable as of December 31, 2012 and 2013:

	Current	30-120 Days	Over 120 Days	Total
December 31, 2012	23.5%	39.4%	37.1%	100.0%
December 31, 2013	22.8%	28.8%	48.4%	100.0%

Our days sales outstanding as of December 31, 2012 and 2013 were 115 and 77, respectively. The improvement in days sales outstanding from 2012 to 2013 was primarily the result of consolidation of our billing and collections processing from three companies to one.

Litigation Settlement

Litigation settlement expenses for the year ended December 31, 2013 were $2.6 million. In September 2012, a wage and hour class-action claim was filed against us in the State of California. In March 2013, an amended complaint alleging additional wage and hour violations was filed against us in the same court, and the two claims were subsequently consolidated into a class action. In June 2013, the parties agreed to settle the substantive claims for $2.6 million during mediation. Once the settlement amount became probable, we recorded a $2.5 million reserve in the second quarter of 2013 for this matter. The reserve is reflected in accrued liabilities as of December 31, 2013. On April 9, 2014 and following court approval, we settled this matter with a payment of $2.6 million. We did not record any litigation settlement expenses for the year ended December 31, 2012.

Restructuring

Restructuring expenses for the year ended December 31, 2013 were $0.8 million. During the first half of 2013, management adopted restructuring plans to centralize our call centers and to close the Leading Edge facility acquired in the TSN Acquisition. As a result, aggregate restructuring and exit charges of $0.8 million were recognized in 2013. We did not recognize any restructuring expenses during 2012 as expenses related to the corporate headquarters relocation were not significant.

The Leading Edge facility was closed in June 2013. Management elected to close the facility because the amenities and the service offerings at the facility were inconsistent with our long-term strategy. During the transition period leading up to closing, clients that would have been candidates for the Leading Edge facility were referred to other treatment facilities, primarily Desert Hope. As a result of the facility closure, we recorded restructuring and exit charges of $0.5 million. These charges consisted of $0.2 million of payroll, severance and employee related costs and facility exit costs related to ongoing lease obligations of approximately $0.3 million. We estimate that $0.3 million of aggregate cash payments related to lease obligations will be made from 2014 through January 2017 as the related leases expire.

Two call centers were closed in the third quarter of 2013 and were consolidated with the existing call center at our headquarters in Brentwood, Tennessee to create a centralized call center. The call center operations were centralized in order to manage costs more effectively and optimize the call center’s view of client services, thus streamlining the placement of clients to treatment facilities. Restructuring expenses related to centralizing the call centers totaled $0.3 million in 2013, which included $0.1 million related to payroll, severance and other employee related costs, $0.1 million related to relocation costs and $0.1 million of facility exit costs related to ongoing lease obligations (net of approximately $0.1 million in sublease income). We estimate that approximately $0.2 million of aggregate cash payments related to this lease obligation will be made from 2014 through October 2015 as the related lease expires.

Depreciation and Amortization

Depreciation and amortization expense increased $1.7 million, or 133.2%, to $3.0 million for the year ended December 31, 2013 from $1.3 million for the year ended December 31, 2012. As a percentage of revenues, depreciation and amortization expense was 2.6% of revenues for the year ended December 31, 2013 compared to 1.9% of revenues for the year ended December 31, 2012. The increase was primarily the result of a full year of expense in 2013 related to the TSN Facilities, combined with depreciation expense associated with Desert Hope, which we began recording in January 2013 when that facility was opened, and to a lesser extent, depreciation related to the consolidation of Greenhouse in October 2013. The increase in depreciation and amortization expense was also attributable to additions of property and equipment during 2013 of $14.1 million, including capital lease obligations of $1.2 million. Also contributing to the increase was the addition of depreciable assets associated with the expansion of our call center.

We expect to record an additional $0.2 million in depreciation expense during 2014 related to a full year consolidation of the existing Greenhouse facility plus an additional $0.1 million in depreciation expense associated with the opening of the Greenhouse expansion in July 2014.

Interest Expense

Interest expense increased $0.4 million, or 41.8%, to $1.4 million for the year ended December 31, 2013 from $1.0 million for the year ended December 31, 2012. As a percentage of revenues, interest expense was 1.2% of revenues for the year ended December 31, 2013 compared to 1.5% of revenues for the year ended December 31, 2012. The year-over-year dollar increase was associated with $17.9 million in net additional borrowings in 2013 to fund growth and acquisitions, including $14.2 million in additional VIE debt and $1.0 million in new capital leases. We expect interest expense to increase approximately $0.3 million in 2014 related to the consolidation of Greenhouse and the construction financing for the Greenhouse expansion, which was completed in July 2014.

Income Tax Expense

For the year ended December 31, 2013, income tax expense was $0.6 million, reflecting an effective tax rate of 29.2%, compared to $1.1 million, reflecting an effective tax rate of 51.1%, for the year ended December 31, 2012. As a percentage of revenue, income tax expense was 0.5% of revenues for the year ended December 31, 2013 compared to 1.7% of revenues for the year ended December 31, 2012. Our effective tax rate on income applicable to AAC was 54.8% in 2013 compared to 44.3% in 2012. The increase in the effective tax rate on income applicable to AAC was primarily due to an increase in non-deductible expenses, an increase in the valuation allowance and the recognition of uncertain tax positions. The reduction in our overall effective tax rate was primarily attributable to additional income that is not taxable to us from various VIEs that we are consolidating in our results of operations, partially offset by increases in non-deductible expenses and an increase in the valuation allowance. Other items affecting our overall tax rate include the release of previously established valuation allowances, a reduction to our apportioned state income tax rate and various adjustments arising from amended tax returns filed during 2013.

Net Loss (Income) Attributable to Noncontrolling Interest

For the year ended December 31, 2013, net income attributable to noncontrolling interest was $0.7 million compared to a net loss attributable to noncontrolling interest of $0.4 million for the year ended December 31, 2012, representing a $1.1 million, or 274.3%, increase. This increase is principally a result of the consolidation of Concorde Real Estate for all twelve months in 2013, compared to the period from June 27, 2012 through December 31, 2012, and the consolidation of Greenhouse Real Estate from October 8, 2013 through December 31, 2013.

Quarterly Results of Operations

The following tables set forth unaudited quarterly condensed consolidated statements of operations data for the last two fiscal years and the six months ended June 30, 2014. We have prepared the statement of operations for each of these quarters on the same basis as the audited consolidated financial statements included elsewhere in this notice/prospectus. In the opinion of management, the quarterly financial information reflects all necessary adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of this data. This information should be read in conjunction with the audited consolidated financial statements and related notes and the unaudited condensed consolidated financial statements and related notes included elsewhere in this notice/prospectus. These quarterly operating results are not necessarily indicative of our operating results for any future quarters or for a full year.

	Three Months Ended
	Mar. 31, 2012	June 30, 2012	Sept. 30, 2012	Dec. 31, 2012	Mar. 31, 2013	June 30, 2013		Sept. 30, 2013	Dec. 31, 2013	Mar. 31, 2014	June 30, 2014
	(dollars in thousands, except average daily revenue and average net daily revenue)
Revenues	$10,173	$12,220	$16,616	$27,026	$29,004	$30,327		$28,350	$28,060	$30,083	$29,120
Operating expenses	10,064	11,490	13,698	27,544	25,092	29,756	(7)	26,471	30,889 (8)	28,231	28,325
Income (loss) before income tax expense	(1)	553	2,716	(1,021)	3,504	222		1,382	(3,001)	1,456	471
Net income (loss)	(3)	311	1,494	(703)	2,126	(145)		1,479	(1,968)	841	227
Adjusted EBITDA(1)	259	1,053	3,286	2,570	4,933	4,647		3,059	(1.081)	3,592	4,240
Operating Metrics:
Average daily census(2)	206	176	232	337	368	361		318	309	371	379
Average daily revenue(3)	$549	$763	$778	$872	$876	$920		$969	$987	$901	$844
Average net daily revenue(4)	$516	$725	$765	$813	$809	$844		$866	$877	$776	$783
New admissions(5)	695	604	674	961	1,097	1,077		935	944	1,065	1,112
Bed count at end of period(6)	194	194	338	338	486	420		431	431	427	427

(1)	Adjusted EBITDA is a “non-GAAP financial measure” as defined under the rules and regulations promulgated by the SEC. We define Adjusted EBITDA as net income adjusted for interest expense, depreciation and amortization expense, income tax expense, stock-based compensation and related tax reimbursements, litigation settlement and restructuring charges and acquisition related de novo startup expenses, which includes professional services for accounting, legal and valuation services related to the acquisitions and legal and licensing expenses related to de novo projects. Adjusted EBITDA, as presented in this notice/prospectus, is considered a supplemental measure of our performance and is not required by, or presented in accordance with, GAAP. Adjusted EBITDA is not a measure of our financial performance under GAAP and should not be considered as an alternative to net income or any other performance measures derived in accordance with GAAP. We have included information concerning Adjusted EBITDA in this notice/prospectus because we believe that such information is used by certain investors as a measure of a company’s historical performance. We believe this measure is frequently used by securities analysts, investors and other interested parties in the evaluation of issuers of equity securities, many of which present EBITDA and Adjusted EBITDA when reporting their results. Because Adjusted EBITDA is not determined in accordance with GAAP, it is subject to varying calculations and may not be comparable to the Adjusted EBITDA (or similarly titled measures) of other companies. Our presentation of Adjusted EBITDA should not be construed as an inference that our future results will be unaffected by unusual or nonrecurring items. The following table presents a reconciliation of Adjusted EBITDA to net income, the most comparable GAAP measure, for each of the periods indicated:

	Three Months Ended
	Mar. 31, 2012	June 30, 2012	Sept. 30, 2012	Dec. 31, 2012	Mar. 31, 2013	June 30, 2013	Sept. 30, 2013	Dec. 31, 2013	Mar. 31, 2014	June 30, 2014
	(dollars in thousands)
Net income (loss)	$(3)	$311	$1,494	$(703)	$2,126	$(145)	$1,479	$(1,968)	$841	$227
Non-GAAP Adjustments:
Interest expense	110	172	211	487	446	338	375	231	354	351
Depreciation and amortization	132	243	266	647	665	734	729	875	1,077	1,151
Income tax expense (benefit)	2	242	1,222	(318)	1,378	367	(97)	(1,033)	615	244
Stock-based compensation and related tax reimbursements	—	—	—	2,408	303	302	318	726	705	1,071
Litigation settlement	—	—	—	—	—	2,500	—	88	—	240
Restructuring	—	—	—	—	—	551	255	—	—	—
Acquisition related and de novo start-up expenses	18	85	93	49	15	—	—	—	—	956

Adjusted EBITDA	$259	$1,053	$3,286	$2,570	$4,933	$4,647	$3,059	$(1,081)	$3,592	$4,240

(2)	Includes client census at all of our owned or leased inpatient facilities, including FitRx, as well as beds obtained through contractual arrangements to meet demand exceeding capacity. For additional information about contracted beds, see “Revenues” under Note 3 to our audited financial statements included elsewhere in this notice/prospectus.

(3)	Average daily revenue is calculated as total revenues during the period divided by the product of the number of days in the period multiplied by average daily census.
(4)	Average net daily revenue is calculated as total revenues less provision for doubtful accounts during the period divided by the product of the number of days in the period multiplied by average daily census.
(5)	Includes total client admissions for the period presented.
(6)	Bed count at end of period includes all beds at owned and leased inpatient facilities, including FitRx, but excludes contracted beds as of December 31, 2012. We did not have any contracted beds as of any other period presented. Bed count at the end of the 2012 period includes 70 beds at our former Leading Edge facility, which was closed in the second quarter of 2013. For additional information regarding the closure of the Leading Edge facility, see Note 13 to our audited financial statements included elsewhere in this notice/prospectus. In the first quarter of 2014, we added two beds at the FitRx facility to accommodate increased client census and eliminated six beds at The Academy facility as a result of an expired housing lease. In addition, the Greenhouse expansion, completed in July 2014, added 60 beds, all of which are licensed for detoxification.
(7)	Includes $2.6 million for litigation settlement expenses in connection with a consolidated wage and hour class action claim. In the quarter ended June 30, 2013, we determined that the likelihood of an unfavorable outcome was probable and, accordingly, we accrued a litigation settlement liability of $2.5 million. The parties agreed to settle the substantive claims during mediation for $2.6 million, and we made a payment of $2.6 million in the second quarter of 2014 to settle the matter. For additional discussion of this litigation settlement, see Note 16 to our audited financial statements included elsewhere in this notice/prospectus.
(8)	Includes $3.5 million for discretionary bonuses to our executive officers in December 2013.

Liquidity and Capital Resources

General

Our primary sources of liquidity are net cash generated from operations, the proceeds from our initial public offering, borrowing availability under our revolving line of credit, other bank financings, proceeds from issuances of our common stock, seller financing and the issuance of subordinated debt. We have also utilized operating lease transactions with respect to commercial properties primarily to perform client services and provide space for administrative facilities. For additional information regarding operating leases, see Note 16 to our audited financial statements included elsewhere in this notice/prospectus. We expect that our future funding for working capital needs, capital expenditures, long-term debt repayments and other financing activities will continue to be provided from some or all of these sources. Our future liquidity will be impacted by our ability to access capital markets, which may be restricted due to our credit ratings, general market conditions, leverage capacity and by existing or future debt agreements.

We anticipate that our current level of cash on hand, internally generated cash flows and borrowings available under our revolving line of credit will be sufficient to fund our anticipated working capital needs, debt service and repayment obligations, dividend payments to noncontrolling interests and maintenance capital expenditures for at least the next twelve months.

One element of our business strategy is to selectively pursue facility acquisitions, consisting of both existing operating facilities and properties purchased for remodeling which may be closed for operations at the time of acquisition. We are currently evaluating potential facility acquisitions consistent with the normal course of our business and have one property under contract. These and other potential acquisitions are in various stages of evaluation and there can be no assurance as to whether or when any of these acquisitions will be completed. Our ability to complete acquisitions is subject to a number of risks and variables, including our ability to negotiate mutually agreeable terms with the counterparties and our ability to finance the purchase price. Any acquisitions may result in the incurrence of, or assumption by us, of additional indebtedness. We continually assess our capital needs and may seek additional financing, including debt or equity as considered necessary to fund capital expenditures (inclusive of facility expansions), de novo facilities, potential acquisitions and for other corporate purposes. We intend to fund the development of our recently acquired properties in Riverview, Florida, Arlington, Texas and Las Vegas, Nevada through, and subject to the availability of, future bank financings secured by the properties, utilizing our revolving line of credit and/or cash on hand.

We cannot provide assurance that our operating performance will continue to generate sufficient cash flows from operations or that future borrowings will be available under existing or future financing arrangements or otherwise to enable us to grow our business, service or repay our debt or make anticipated capital expenditures. Our future capital requirements and the adequacy of available funds will depend on many factors, including those set forth under “Risk Factors” in this notice/prospectus. We may not be able to secure additional financing to finance anticipated acquisition or development costs or to meet our debt service or repayment requirements on acceptable terms, or at all. If we raise additional funds by issuing additional shares of common stock, the ownership of our existing stockholders will be diluted. If we raise additional financing by incurring new indebtedness, we will be subject to increased fixed payment obligations and could also be subject to restrictive covenants, such as limitations on our ability to incur additional debt and other operating restrictions that could adversely impact our ability to conduct our business. If we are unable to obtain necessary additional funds, we will have to reduce our operating costs, which could impair our growth prospects and could otherwise negatively impact our business.

Cash Flow Analysis

Our cash flows are summarized as follows (in thousands):

	Year Ended December 31,		Year over Year Increase (Decrease)	Six Months Ended June 30, (unaudited)		Six Month over Six Month Increase (Decrease)
	2012	2013		2013	2014
Provided by (used in) operating activities	$69	$3,443	$3,374	$(77)	$(30)	$47
Used in investing activities	(7,896)	(13,144)	(5,248)	(8,895)	(12,615)	(3,720)
Provided by financing activities	8,434	10,973	2,539	8,303	13,015	4,712
Net increase in cash and cash equivalents	607	1,272	665	(669)	370	1,039
Cash and cash equivalents at end of period	740	2,012	1,272	71	2,382	2,311

Net Cash Provided by (Used in) Operating Activities

Cash used in operating activities was $30,000 for the six months ended June 30, 2014, a decrease of $47,000 compared to cash used in operating activities of $77,000 for the six months ended June 30, 2013. The decrease was primarily attributable to an increase in non-cash charges of $3.5 million, principally resulting from an increase in our provision for doubtful accounts, an increase in depreciation and amortization expense related to the TSN Facilities, the consolidation of certain variable interest entities and our investment in corporate infrastructure and a decreased investment in working capital of $2.6 million, primarily related to our accounts receivable, accounts payable and accrued liabilities. These increases were offset by a decrease in net income of $0.9 million.

Cash provided by operating activities was $3.4 million for the year ended December 31, 2013, an increase of $3.4 million compared to cash provided by operating activities of $69,000 for the year ended December 31, 2012. The increase was primarily attributable to an increase in net income of $0.4 million and an increase in non-cash charges of $7.7 million, principally from an increase in our provision for doubtful accounts and depreciation and amortization related to the TSN Facilities and equity compensation, the consolidation of certain variable interest entities and our investment in corporate infrastructure. These increases were offset by our increase in working capital of $4.7 million resulting from the increase in our accounts receivable and a decrease in accrued liabilities.

Net Cash Used in Investing Activities

Cash used in investing activities was $12.6 million for the six months ended June 30, 2014, an increase of $3.7 million compared to cash used in investing activities of $8.9 million for the six months ended June 30, 2013. The increase was primarily related to $3.4 million paid in connection with the BHR Acquisition and CRMS Acquisition and $0.2 million for the purchase of other assets. In addition, cash used in investing activities includes $0.5 million in advances to our CEO and President.

Cash used in investing activities was $13.1 million for the year ended December 31, 2013, an increase of $5.2 million, or 66.5%, compared to cash used in investing activities of $7.9 million for the year ended

December 31, 2012. The increase was primarily related to $5.8 million paid in connection with our purchase of land and a building in Riverview, Florida that we are converting to a treatment facility and an additional $0.6 million in related renovations. We also invested $1.0 million related to construction projects at Greenhouse and $4.7 million for other purchases, mainly furniture, equipment and leasehold improvements.

Net Cash Provided by Financing Activities

Cash provided by financing activities was $13.0 million for the six months ended June 30, 2014, an increase of $4.7 million compared to cash provided by financing activities of $8.3 million for the six months ended June 30, 2013. The increase was primarily related to proceeds of $8.2 million from the sale of BHR Series A Preferred Units.

Cash provided by financing activities was $11.0 million for the year ended December 31, 2013, an increase of $2.5 million compared to cash provided by financing activities of $8.4 million for the year ended December 31, 2012. Financing activities in fiscal 2013 included $5.9 million in borrowing under our then existing revolving line of credit, the issuance of notes payable totaling $9.2 million, $7.4 million in proceeds from the sale of AAC common stock and $2.0 million in contributions by certain variable interest entities, which were offset in part by our debt principal payments of $4.0 million and distributions to and redemptions of BHR interests totaling $4.4 million.

Financing Relationships

Credit Facility

On April 15, 2014, we entered into the Second Amended and Restated Credit Agreement (the “Credit Facility”) with Wells Fargo Bank, National Association. The Credit Facility makes available to us a $15.0 million revolving line of credit, subject to borrowing base limitations, and amended and restated two existing term loans in the outstanding principal amounts of $0.6 million (“Term Loan A”) and $1.5 million (“Term Loan B”). The Credit Facility, as amended in June 2014, also provides for standby letters of credit in an aggregate undrawn amount not to exceed $3.0 million, and in July 2014 Wells Fargo issued on our behalf an irrevocable standby letter of credit in the amount of $700,000. We intend to use the proceeds of the revolving line of credit for general corporate purposes. The proceeds of Term Loan B were used to fund a portion of the consideration paid in connection with the TSN Acquisition. The revolving line of credit matures on April 1, 2015 and the outstanding principal balance of Term Loan A is due and payable in full on May 15, 2017. The revolving line of credit bears interest at the one-month London Interbank Offered Rate (“LIBOR”), plus an applicable margin that is determined by our leverage ratio, as defined by the agreement, at the end of each quarter. A quarter-end leverage ratio of 4.75 to 1.00 or above results in an applicable margin of 3.0%, a ratio below 4.75 to 1.00 and equal to or above 4.00 to 1.00 results in an applicable margin of 2.75%, and a ratio below 4.00 to 1.00 results in an applicable margin of 2.5%. Term Loan A bears interest at LIBOR plus 3.15%. The borrowing base for the revolving line of credit is 70% of our eligible accounts receivable and was established with the understanding that, among other things, the aggregate of all returns, rebates, discounts, credits and allowances, exclusive of the initial adjustment to record net revenues at the time of billing, for the immediately preceding three months will be less than 20% of gross revenues for such period. If the aggregate of all returns, rebates, discounts, credits and allowances, exclusive of the initial adjustment to record net revenues at the time of billing, for the immediately preceding three months is greater than 20% of gross revenues for such period, or if there exists any other matters, events, conditions or contingencies that Wells Fargo Bank reasonably believes may affect payment of any portion of our accounts, the borrowing base may be reduced to a lower percentage of our eligible accounts receivable.

The Credit Facility requires us to achieve minimum net revenues and adjusted EBITDA for each quarter, determined on a rolling four quarters basis, of no less than 85% of net revenues and adjusted EBITDA for the immediately preceding four quarters. The Credit Facility generally defines adjusted EBITDA as consolidated net income plus (i) interest expense, (ii) depreciation and amortization expense, (iii) tax expense, (iv) non-cash stock compensation, (v) one-time legal and restructuring costs incurred in 2014 in connection with the AAC private placement, the Reorganization Transactions, the BHR preferred equity transactions, and the initial public offering in an amount not to exceed $2.5 million, (vi) one-time legal, accounting and other transaction costs incurred in connection with a permitted acquisition in 2014 or in any subsequent fiscal year in an aggregate amount not to exceed $0.2 million in any fiscal year, (vii) one-time settlement costs paid on or about April 9, 2014, in connection with certain wage and settlement charges in California in an amount not to exceed $2.5 million, (viii) one-time restructuring costs incurred in 2013 in connection with the closing of the Leading Edge operations and the consolidation of call centers in an amount not to exceed $0.8 million and (ix) to the extent approved by Wells Fargo Bank in writing, other one-time and non-recurring charges.

The Credit Facility also requires us to achieve a fixed charge coverage ratio of not less than 1.25 to 1.00 for each quarter, determined on a rolling four quarter basis, and achieve a liquidity covenant (as described in the Credit Agreement) of no less than $9.0 million on and as of July 14, 2014. In June 2014, we entered into a letter amendment with Wells Fargo pursuant to which we agreed to prepay in full the outstanding amount of $1.5 million plus accrued and unpaid interest under Term Loan B. In connection with the June 2014 prepayment of Term Loan B, the parties agreed to remove from the Credit Agreement the covenant of achieving liquidity of no less than $9.0 million as of July 14, 2014. Finally, the Credit Facility includes a maximum leverage ratio covenant, whereby the ratio of funded debt to EBITDA must not be greater than the ratios set forth below on a rolling four quarter basis:

Fiscal Quarter End	Maximum Leverage Ratio
June 30, 2014	5.00:1.00
September 30, 2014	4.75:1.00
December 31, 2014 and thereafter	3.75:1.00

The Credit Facility limits aggregate capital expenditures (as defined in the Credit Agreement and which exclude, among other items, capital expenditures made by BHR and its subsidiaries that are funded with debt permitted under the Credit Agreement or proceeds from the initial public offering and permitted acquisitions under the Credit Agreement) to $3.0 million in each fiscal year and limits capital lease debt and other purchase money debt to $2.3 million.

The Credit Facility also contains customary events of default including, but not limited to, failure to make payments under the Credit Facility, breaches of covenants (subject to a 20-day cure period in the case of certain covenants), cross-default to any other material indebtedness, bankruptcy and insolvency events and change of control.

We were not in compliance with certain financial covenants contained in our then existing line of credit at the end of each quarter in 2012 and 2013, including as of December 31, 2012 and 2013. Additionally, our capital expenditures, total operating leases and incurrence of additional indebtedness exceeded the limits specified in our then existing line of credit for the year ended December 31, 2013. For the quarter ended March 31, 2014, we were not in compliance with the covenants regarding capital expenditures and the incurrence of additional indebtedness. We obtained a waiver for the covenant defaults for 2012, and the amendment and restatement of our prior credit facility in April 2014 included a waiver for the noncompliance of the financial covenants and negative covenants that occurred in 2013 and the quarter ended March 31, 2014. In addition, the noncompliance under our then existing line of credit created a cross-default with respect to the note under Term Loan B, and we obtained a waiver for the cross-default under Term Loan B. As previously stated, the Credit Facility contains new covenants that were negotiated in consideration of our operating budget over the term of the Credit Facility and we were in compliance with all such covenants as of June 30, 2014.

We used a portion of the net proceeds from our initial public offering to repay all amounts under the revolving line of credit but may re-borrow such amounts in the future.

BHR Debt

In conjunction with the consolidation of our variable interest entities, our June 30, 2014 balance sheet included debt of $26.8 million related to BHR, which owns all of the outstanding equity interests of Concorde Real Estate, LLC, Greenhouse Real Estate, LLC and The Academy Real Estate, LLC, which entities own the Desert Hope, Greenhouse and Riverview, Florida properties, respectively. As a result of the Reorganization Transactions completed in April 2014, we now own 100% of the outstanding common membership interests in BHR. The BHR debt is guaranteed on a joint and several basis by AAC, Mr. Cartwright and Mr. Menz. The floating interest rates on the BHR debt are based upon the one-month LIBOR, as defined by each agreement, plus various percentage points. The terms of each BHR debt agreement are summarized below:

•	Concorde Real Estate, LLC: The debt with respect to Concorde Real Estate, LLC (the “Concorde Loan”) is represented by a $9.6 million promissory note used to refinance the indebtedness related to our Desert Hope facility and to redeem the preferred membership interests in Concorde Real Estate, LLC. The note requires monthly principal payments of $53,228 plus monthly interest and a balloon payment of $6.6 million due at maturity. The note is secured by a deed of trust and an assignment of leases and rents. The note contains financial covenants that require us to maintain a fixed charge coverage ratio of not less than 1.25 to 1.00. The note also contains a cross-default provision linking the performance of Concorde Real Estate to the occurrence of a default by its guarantors or affiliates of its guarantors with respect to any other indebtedness. The interest rate at June 30, 2014 was 2.75% and the balance was $8.9 million. The maturity date of the note is May 15, 2018. In July 2014, we executed a new interest rate swap agreement with respect to the Concorde Loan to effectively fix the interest rate at 4.16%. The interest rate swap has an effective date of July 15, 2014, has a notional amount of $8.9 million and is scheduled to mature on May 15, 2018.

•	Greenhouse Real Estate, LLC: The debt with respect to Greenhouse Real Estate, LLC (the “Greenhouse Loan”) was previously represented by a $13.2 million promissory note used to refinance the indebtedness related to our Greenhouse facility in Grand Prairie, Texas and to fund a 60-bed expansion of the Greenhouse facility. Monthly draws were made against the note based on actual construction costs incurred. The interest rate at June 30, 2014 was 3.25% and the balance was $12.5 million. In July 2014, we executed a new interest rate swap agreement with respect to the Greenhouse Loan to effectively fix the interest rate at 4.62%. The interest rate swap has an effective date of September 1, 2014, has a notional amount of $13.2 million and is scheduled to mature on October 31, 2019. Pursuant to the terms of the previous loan agreement, in August 2014 we converted the note into a term loan that extended the maturity date to August 2019 and adjusted the interest rate to a rate of one month LIBOR plus 2.5%. The amended and restated term loan is represented by a new $12.7 million promissory note. The new note requires monthly principal payments of $70,778 plus monthly interest and a balloon payment of $8.5 million due at maturity. We intend to amend the interest rate swap agreement as a result of the terms of the new note to reflect a lower notional amount. The new note is secured by a deed of trust and an assignment of leases and rents. We are required to maintain a debt service coverage ratio of not less than 1.25 to 1.00. The new note also contains a cross-default provision.

•	The Academy Real Estate, LLC: At June 30, 2014, the debt with respect to The Academy Real Estate, LLC (the “Academy Loan”) was represented by a $3.6 million promissory note used to purchase the property in Riverview, Florida. The note is secured by a deed of trust and an assignment of leases and rents. The note contains financial covenants that require us to maintain a fixed charge coverage ratio of not less than 1.25 to 1.00, as well as other restrictive financial covenants. The note also contains a cross-default provision linking the performance of The Academy Real Estate, LLC to the occurrence of a default by its guarantors or affiliates of its guarantors with respect to any other indebtedness. The interest rate at June 30, 2014 was 3.125% and the balance was $3.6 million. In April 2014, we effected an amendment to the Academy Loan to extend the maturity date to July 14, 2019. Under the amended Academy Loan, we will make monthly principal payments of $30,000 commencing in October 2014 and a balloon payment of remaining unpaid principal of $1.9 million at the maturity date.

•	Behavioral Healthcare Realty, LLC: In connection with the BHR Acquisition, in October 2013 we assumed a $1.9 million term loan of our CEO, President and CFO, the proceeds of which were used by such individuals to make an equity contribution to BHR. Subsequent to our assumption of this term loan, we refinanced the term loan with Reliant Bank effective April 15, 2014 with Holdings as the borrower, and it is now guaranteed by our CEO, President, CFO and AAC. The balance of this term loan at June 30, 2014 was $1.7 million. This term loan was repaid with proceeds from our initial public offering.

At June 30, 2014, we were in compliance with the financial covenants of the BHR debt. We were not in compliance with certain financial covenants contained in the Credit Facility in 2012, 2013 and as of March 31, 2014. The instances of noncompliance under the Credit Facility created a cross-default with the Greenhouse Loan, the Concorde Loan and the Academy Loan. We obtained a waiver for the covenant defaults under the Credit Facility for 2012, and the amendment and restatement of our prior credit facility in April 2014 included a waiver for the noncompliance of the financial covenants and negative covenants that occurred under the Credit Facility in 2013 and the quarter ended March 31, 2014. We also obtained waivers for the cross-defaults under the Greenhouse Loan, the Concorde Loan and the Academy Loan.

BHR Preferred Equity

In October 2013, BHR amended its limited liability company agreement to permit the issuance of Series A Preferred Units. In the fourth quarter of 2013, BHR received proceeds of $1.4 million from the sale of 28 Series A Preferred Units valued at $50,000 per unit. In January and February 2014, BHR sold 8.5 Series A Preferred Units, valued at $50,000 per unit, with proceeds to BHR of $0.4 million, net of issuance costs of $11,300. As part of this redemption, one of our directors received $250,000 and Milan Investment Group, LLC received $200,000. Milan Investment Group, LLC is an entity controlled by the spouse of one of our directors. After these transactions, 36.5 Series A Preferred Units were outstanding. The unit holders were entitled to receive a 12% per annum preferred return on their initial investment, payable quarterly in arrears, had no equity appreciation ability and limited voting rights that were conditioned upon BHR’s default on the distribution of the 12% preferred return. The Series A Preferred Units contained certain embedded issuer call and holder put provisions, including the option of BHR to call and redeem all or any portion of the Series A Preferred Units for $50,000 per unit plus any accrued and unpaid preferred return at any time after the twelfth month of issuance. The holders of the Series A Preferred Units had a put right during three periods discussed below that, if exercised, required BHR to redeem 100% of the issued and outstanding Series A Preferred Units by making a payment equal to $50,000 per unit plus the accrued but unpaid preferred return. The holder was able to exercise the put right for a period of 30 days following the 36th month, 48th month and 60th month after the date of issuance. In the event of a sale of a property owned by BHR, the holders of the Series A Preferred Units were entitled to the repayment of their initial capital contribution plus any accrued and unpaid preferred return. We classified the Series A Preferred Units as noncontrolling interest as a part of mezzanine equity because the potential redemption is not within the complete control of BHR until the last put option period has expired. On April 15, 2014, BHR redeemed all 36.5 Series A Preferred Units for $1.8 million. These former holders of Series A Preferred Units used the proceeds from the redemption to purchase 224,697 shares of AAC common stock at $8.12 per share as part of an exempt common stock offering.

On April 15, 2014, BHR amended and restated its limited liability company agreement, which among other things, changed the rights and privileges of holders of Series A Preferred Units. In connection with this amendment and restatement, BHR received $7.8 million in net proceeds from the sale to BNY Alcentra Group Holdings, Inc. (“Alcentra”) of 160 new Series A Preferred Units. Alcentra received a 1% fee at closing and is entitled to receive a 12% per annum preferred return on its initial investment, payable quarterly in arrears. In the event of a non-payment, the preferred return compounds on a quarterly basis. In the event of non-payment for three months, the preferred return increases to 15.0%, and further increases to 18.0% if not paid beginning in the fourth month, with each increase compounding on a quarterly basis.

The Series A Preferred Units contain certain embedded call and put provisions. BHR has the option to redeem a minimum of 40 Series A Preferred Units and up to 100% of the outstanding Series A Preferred Units for $50,000 per unit plus (i) any accrued and unpaid preferred return and (ii) a call premium of 3.0% through April 15, 2015, 2.0% from April 16, 2015 through April 15, 2017 and no premium any time after April 15, 2017. If an event of default occurs under the limited liability company agreement, the Series A Preferred Unit holders constituting a majority of such holders have the right to demand BHR to redeem all of the issued and outstanding Series A Preferred Units held by such holders equal to the sum of (i) such Series A Preferred Unit holder’s unrecovered capital contribution plus (ii) any accrued but unpaid preferred return. Alcentra may exercise its put right for a period of 30 days following the 36th month or 48th month after the date of issuance and at any time following the 60th month after the date of issuance. In the event of a sale of a property owned by BHR, Alcentra is entitled to the repayment of its initial capital contribution plus (i) any accrued and unpaid preferred return and (ii) any applicable call premium. As long as Alcentra owns at least 60 Series A Preferred Units less any Series A Preferred Units repurchased by BHR, distributions to affiliates of BHR are limited to $3.0 million annually.

The Series A Preferred Units generally have no voting or approval rights regarding the management of BHR. However, the holders of Series A Preferred Units are entitled to vote with respect to (i) any action that would change the rights or restrictions of the Series A Preferred Units in a way that would adversely affect such holders and (ii) the creation or issuance of any other security convertible into or exercisable for any equity security of BHR having rights, preferences or privileges senior to the common units of BHR. In addition, unanimous approval of all BHR members, including the holders of Series A Preferred Units, is required to approve the sale by BHR of more than 50% of its real property, more than 50% of the voting or economic rights of any BHR subsidiary or the merger, consolidation, sale of all or substantially all of the assets of BHR or sale of a majority of the common units of BHR.

In addition, so long as Alcentra owns at least 60 Series A Preferred Units, subject to adjustment for certain BHR redemptions, the manager of BHR may not engage in certain transactions without the approval of a majority of the Series A Preferred Unit holders, including, without limitation, the following: (i) liquidate, dissolve or wind up the business of BHR; (ii) authorize the issuance of additional Series A Preferred Units or any class or series of equity securities with rights, preferences or parity with or senior to that of the Series A Preferred Units; (iii) declare or pay any cash distribution or make any other distribution not permitted under the limited liability company agreement; (iv) pay any management or similar fees; (v) pay rebates or reduce payments payable by any primary tenants; or (vi) make payments to affiliates of BHR in excess of $3.0 million per year in the aggregate.

Related Party Notes Payable

In April 2013, a related party subordinated note with our CEO in the amount of $1.5 million was converted into 286,353 shares of AAC common stock, and a portion of debt outstanding under a related party subordinated note to one of the sellers of the TSN Acquisition in the amount of $0.5 million was converted into 95,451 shares of AAC common stock.

In August 2012, we entered into notes payable with two significant stockholders, resulting from seller financing of the TSN Acquisition. The aggregate amount outstanding on these borrowings at June 30, 2014 was $4.0 million. Pursuant to the terms of a settlement agreement among AAC, AJG Solutions, Inc. and James D. Bevell (a holder of one of the notes), the parties agreed to resolve all outstanding disputes among the parties, which includes the dismissal of certain litigation against Mr. Bevell in exchange for, among other items, full and final satisfaction of all obligations to Mr. Bevell under the TSN Acquisition purchase agreement, including the cancellation of one of the two significant stockholder notes with an outstanding principal balance of $2.0 million as of June 30, 2014. The outstanding principal of the remaining TSN Acquisition selling stockholder note, which matures on August 31, 2015, bears interest at a blended rate of 3.85%.

In April 2011, we entered into an agreement with a former director and stockholder for the repurchase of common and preferred shares held by such party. Under the terms of the agreement, we issued a $0.6 million subordinated note to the stockholder and agreed to make other payments totaling $0.2 million to or on behalf of the stockholder in exchange for 826,797 shares of AAC common stock, 100,000 shares of Series B Preferred Stock and 656,586 shares of Series C Preferred Stock of Forterus, Inc. The balance of the note was fully paid in the second quarter of 2013.

For additional information concerning our related party notes payable, see “Certain Relationships and Related Party Transactions—AAC Related Party Debt” included elsewhere in this notice/prospectus.

Subordinated Promissory Notes (Related Party and Non-related Party)

In March 2012 through April 2012, we issued $1.0 million of subordinated promissory notes to certain accredited investors, of which $0.2 million was issued to one of our directors. The notes bear interest at 12% per annum. Interest is payable monthly and the principal amount is due, in full, on the applicable maturity date of the note. Notes in the principal amount of $0.2 million mature on March 31, 2015 and the remaining notes, in the principal amount of $0.8 million, mature on March 31, 2017. In connection with the issuance of these notes, we issued detachable warrants to the lenders to purchase 112,658 shares of AAC common stock at $0.64 per share. The warrants were exercisable at any time up to their expiration on March 31, 2022. We recorded a debt discount of $0.1 million related to the warrants which reduced the carrying value of the subordinated notes. As of June 30, 2014, the outstanding balance, net of the unamortized debt discount of $71,000, was $0.9 million, of which $0.2 million was due to one of our directors. In connection with the Reorganization Transactions, warrants representing 106,728 shares were exercised in March 2014 and the remaining warrants representing 5,930 shares were exercised in April 2014.

Various Third Party Notes Payable

We have various notes payable with third-party creditors primarily for the purchase of vehicles, furniture and office equipment. The outstanding notes have maturity dates ranging from September 2014 to November 2017 and interest rates ranging from 0.0% to 12.3% per annum. Aggregate monthly payments range from $200 to $16,250. As of June 30, 2014, the aggregate balance on these notes was $1.0 million.

Capital Lease Obligations

During 2013 and the first half of 2014, we entered into capital leases with third party leasing companies for equipment and office furniture. The capital leases bear interest at rates ranging from 4.0% to 5.2% and have maturity dates from November 2015 through March 2019. Total obligations under capital leases at June 30, 2014 were $1.1 million of which $0.3 million was included in the current portion of long-term debt.

Consolidation of VIEs

Based on our guarantees of certain entities’ debt and our ability to direct the activities that most significantly impact the financial results of such entities, we began consolidating Concorde Real Estate, LLC on June 27, 2012 and Greenhouse Real Estate, LLC on October 8, 2013. In addition, we included The Academy Real Estate, LLC, in historical financial results from May 2013 to December 10, 2013, at which time we sold our membership interests in The Academy Real Estate, LLC to BHR and consolidated it as a VIE through April 15, 2014 when BHR was acquired and became a wholly-owned subsidiary of the Company.

We are affiliated with a professional group in each of the five states in which we operate (the “Professional Groups”). These Professional Groups engage physicians and mid-level service providers and provide professional services to our clients through professional services agreements with each treatment facility. Under the professional services agreements, the Professional Groups also provide a physician to serve as medical director for the applicable facility. The Professional Groups either bill the payor for their services directly or are compensated by the treatment facility based on fair market value hourly rates. Each of the professional services agreements has a term of five years and will automatically renew for additional one-year periods. For additional information related to the Professional Groups, see Note 5 to our audited financial statements included elsewhere in this notice/prospectus.

We provided the initial working capital funding in connection with the formation of the Professional Groups in return for a receivable. We make additional advances to the Professional Groups during periods in which there is a shortfall between revenues collected by the Professional Groups from the treatment facilities and payors, on the one hand, and the Professional Group’s contracting expenses and payroll requirements, on the other hand, thereby increasing the balance of the receivable. Excess cash flow of the Professional Groups is repaid to us, resulting in a decrease in the receivable. The Professional Groups are obligated to repay these funds and are charged commercially reasonable interest. We had a receivable from each of the Professional Groups at June 30, 2014. The receivables due to us from the Professional Groups are eliminated in the consolidation of the Professional Groups as VIEs.

AAC has entered into written management services agreements with each of the Professional Groups under which AAC provides management and other administrative services to the Professional Groups. These services include billing, collection of accounts receivable, accounting, management and human resource functions and setting policies and procedures. Pursuant to the management services agreements, the Professional Groups’ monthly revenues will first be applied to the payment of operating expenses consisting of refunds or rebates owed to clients or payors, compensation expenses of the physicians and other service providers, lease payments, professional and liability insurance premiums and any other costs or expenses incurred by AAC for the benefit of the Professional Groups and, thereafter, to the payment to AAC of a management fee equal to 20% of the Professional Groups’ gross collected monthly revenues. As described above, AAC will also provide financial support to each Professional Group on an as-needed basis to cover any shortfall between revenues collected by such Professional Groups from the treatment facilities and payors and the Professional Group’s contracting expenses and payroll requirements. Through these arrangements, we are directing the activities that most significantly impact the financial results of the respective Professional Groups; however, treatment decisions are made solely by licensed healthcare professionals employed or engaged by the Professional Groups as required by various state laws. Based on our ability to direct the activities that most significantly impact the financial results of the Professional Groups, provide necessary funding and the obligation and likelihood of absorbing all expected gains and losses, we have determined that we are the primary beneficiary, and, therefore, consolidate the five Professional Groups as variable interest entities.

Off Balance Sheet Arrangements

We have entered into various non-cancelable operating leases expiring through October 2018. Commercial properties under operating leases primarily include space required to perform client services and space for administrative facilities. Rent expense was $4.6 million and $3.6 million for the years ended December 31, 2013 and 2012, respectively, and $1.0 million and $3.0 million for the six months ended June 30, 2014 and 2013, respectively. Included in such amounts were payments made to related parties totaling $1.3 million and $1.2 million for the years ended December 31, 2013 and 2012, respectively, and $0.5 million for the six months ended June 30, 2014. With the consolidation of Greenhouse Real Estate, LLC as a variable interest entity in October 2013, we no longer have lease expense to related parties after such date.

Contractual Obligations

The following table sets forth information regarding our contractual obligations as of December 31, 2013:

	Payments due by period: (in thousands)
	Total	Less than 1 year		1 to 3 years	3 to 5 years	More than 5 years
Contractual Obligations(1)
Term loans	$7,435	$2,902		$4,427	$106	$—
Revolving line of credit	12,550	—		12,550	—	—
Subordinated debt	863	—		141	722	—
Consolidated BHR debt	21,548	12,932	(5)	1,278	7,338	—
Interest(2)	3,385	1,295		1,329	634	127
Capital lease obligations(3)	1,112	338		584	190	—
Operating lease obligations	2,779	1,126		1,438	215	—
Litigation settlement	2,588	2,588		—	—	—
Other contractual obligations(4)	23,168	5,047		2,877	2,880	12,364

Total	$75,428	$26,228	(5)	$24,624	$12,085	$12,491

(1)	For information related to the effects of the initial public offering on our contractual obligations, including to our term loans, revolving line of credit and interest expense, see “Unaudited Pro Forma Consolidated Financial Statements” included elsewhere in this notice/prospectus.
(2)	Interest includes the estimated interest payments under our borrowing agreements assuming no change in LIBOR as of December 31, 2013. In August 2014, we converted the Greenhouse Loan to a term loan that amortizes over five years and has an interest rate of 4.62%, after considering the impact of the interest rate swap agreement as of August 12, 2014. Interest payments for the term loan will total $0.4 million, $0.9 million and $0.4 million for the periods “Less than 1 year,” “1 to 3 years” and “3 to 5 years” in the above table, respectively, for total interest of $1.7 million.
(3)	Includes principal and interest.
(4)	Represents estimated payments (including interest) associated with (i) the acquisition, development and financing of properties under contract located in Arlington, Texas ($1.6 million) and Las Vegas, Nevada ($2.8 million), (ii) the remaining construction commitments for the Greenhouse facility expansion ($5.4 million) and (iii) the development of the facility in Riverview, Florida ($13.3 million). Excludes payments related to the acquisition of the property in Ringwood, New Jersey for $6.5 million, as certain conditions precedent under the purchase agreement have not been satisfied. These future payments reflect management’s best estimates of budgeted construction costs and financing arrangements under current market conditions, and as such, actual costs and timing could vary. After considering the impact of the terms of the settlement of certain litigation, other contractual obligations will increase by $5.6 million for “Less than 1 year” in the above table.
(5)	Includes $8.7 million principal outstanding under the Greenhouse Loan. In August 2014, we converted the Greenhouse Loan to a term loan with a principal balance of $12.7 million that amortizes over five years and matures in August 2019. For additional information related to this conversion, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Financing Relationships—BHR Debt” included elsewhere in this notice/prospectus.

As of June 30, 2014, our other contractual obligations decreased by approximately $2.8 million primarily from our purchase of the Arlington, Texas and Las Vegas, Nevada properties in March 2014 and May 2014, respectively.

Quantitative and Qualitative Disclosures About Market Risk

Our interest expense is sensitive to changes in market interest rates. With respect to our interest-bearing liabilities, our long-term debt outstanding at June 30, 2014 consisted of $38.7 million of variable rate debt with interest based on LIBOR plus an applicable margin. A hypothetical 1% increase in interest rates would decrease our pretax income and cash flows by approximately $387,000 on an annual basis based upon our borrowing level at June 30, 2014.

Subsequent to June 30, 2014, we entered into interest rate swap agreements to manage our exposure to fluctuations in interest rates. After taking into account the interest rate swap agreements, our interest-bearing liabilities on our long-term debt outstanding at June 30, 2014 consists of $16.6 million of variable rate debt with interest based on LIBOR plus an applicable margin. A hypothetical 1% increase in interest rates would decrease our pre-tax income and cash flows by approximately $166,000 on an annual basis based upon our borrowing level at June 30, 2014.

Critical Accounting Policies

Our consolidated financial statements have been prepared in accordance with GAAP. In preparing our consolidated financial statements, we are required to make certain estimates and assumptions that affect the reported amounts of assets, liabilities, revenues and expenses included in the financial statements. Estimates are based on historical experience and other available information, the results of which form the basis of such estimates. While we believe our estimation processes are reasonable, actual results could differ from our estimates. The following accounting policies are considered critical to our operating performance and involve subjective and complex assumptions and assessments.

Revenue Recognition

We provide services to our clients in both inpatient and outpatient treatment settings. Revenues are recognized when services are performed at the estimated net realizable value amount from clients, third-party payors and others for services provided. We receive the vast majority of payments from commercial payors at out-of-network rates. Client service revenues are recorded at established billing rates less adjustments to estimate net realizable value. Adjustments are recorded to state client service revenues at the amount expected to be collected for the service provided based on historic adjustments for out-of-network services not under contract. Provisions for estimated third party payor reimbursements are provided for in the period the related services are rendered and adjusted in future periods when actual collections are received.

Prior to admission, insurance coverage, as applicable, is verified and the client self-pay amount is determined. The client self-pay portion is generally collected upon admission. In some instances, clients will pay out-of-pocket as services are provided or will make a deposit and negotiate the remaining payments as part of the services. These out-of-pocket payments are included in accrued liabilities in the accompanying consolidated balance sheets and revenues related to these payments are deferred and recognized over the period services are provided. We do not recognize revenue for any amounts not collected from the client. From time to time we may provide scholarships to a limited number of clients. We do not recognize revenues for scholarships provided.

We recognize revenues from commercial payors at the time services are provided based on our estimate of the amount that payors will pay us for the services performed. We estimate the net realizable value of revenues by adjusting gross client charges using our expected realization and applying this discount to gross client charges. Through December 31, 2013, our expected realization was determined by management after taking into account historical collections received from the commercial payors since our inception compared to the gross client charges billed. Beginning in January 2014, we enhanced the methodology related to our net realizable value to more quickly react to potential changes in reimbursements by facility, by type of service and by payor. As a result, management adjusted the expected realization discount, on a per facility basis, to reflect a twelve-month historical analysis of reimbursement data by facility in addition to considering the type of services provided, the payors and the gross client charge rates by facility. This change resulted in a decrease in our expected realization for the first six months of 2014.

Estimates of net realizable value are subject to significant judgment and approximation by management. It is possible that actual results could differ from the historical estimates management has used to help determine the net realizable value of revenues. If our actual collections either exceed or are less than the net realizable value estimates, we will record a revenue adjustment, either positive or negative, for the difference between our estimate of the receivable and the amount actually collected in the reporting period in which the collection occurred.

In cases where the demand for our services exceeds our capacity, we have entered into contractual arrangements with other parties to provide services. Based on criteria outlined in ASC 605, Revenue Recognition, management determined that we are the principal party to the services provided. As a result, revenues generated through our contractual arrangements are included in revenues at their expected realizable amount while the subcontracted service payments made to the subcontracted parties are included in client expenses. The need for these contractual arrangements decreased as we increased bed capacity in the second half of 2012 and in the first half of 2013 as a result of the opening of the Desert Hope facility.

Allowance for Contractual and Other Discounts

We derive the vast majority of our revenue reimbursements from commercial payors at out-of-network rates. Management estimates the allowance for contractual and other discounts based on its historical collections experience. The services authorized and provided and related reimbursement are often subject to interpretation and negotiation that could result in payments that differ from our estimates.

Allowance for Doubtful Accounts

Accounts receivable primarily consist of amounts due from third-party commercial payors and clients and we record accounts receivable net of contractual discounts. Our ability to collect outstanding receivables is critical to our results of operations and cash flows. Accounts receivable are reported net of an allowance for doubtful accounts, which is management’s best estimate of accounts receivable that could become uncollectible in the future. Accordingly, the accounts receivable reported in our consolidated financial statements are recorded at the net amount expected to be received. Our primary collection risks are (i) the risk of overestimating our net revenues at the time of billing that may result in us receiving less than the recorded receivable, (ii) the risk of non-payment as a result of commercial insurance companies denying claims, (iii) the risk that clients will fail to remit insurance payments to us when the commercial insurance company pays out-of-network claims directly to the client, (iv) resource and capacity constraints that may prevent us from handling the volume of billing and collection issues in a timely manner and (v) the risk of non-payment from uninsured clients. In evaluating the collectability of accounts receivable and evaluating the adequacy of our allowance for doubtful accounts, management considers a number of factors, including historical experience, the age of the accounts and current economic trends. We continually monitor our accounts receivable balances and utilize retrospective reviews and cash collection data to support our estimates of the allowance for doubtful accounts. In the second quarter of 2014, we analyzed our recent collection experience and made adjustments to the calculation of the net realizable value of our accounts receivable to take into account our collections experience over the past two years and improvements in the credit quality of our aged receivables. Estimates of our allowance for doubtful accounts are determined on a quarterly basis and adjusted monthly thereafter based on actual collections. If actual future collections are less favorable than those projected by management, additional allowances for uncollectible accounts may be required. There can be no guarantee that we will continue to experience the same collection rates that we have experienced in the past. We do not believe that there are any significant concentrations of revenues from any particular payor that would subject us to significant credit risks in the event a payor becomes unwilling or unable to pay claims.

Goodwill and Intangible Assets

Goodwill represents the excess of the purchase price over the fair value of the identifiable net assets acquired. Goodwill and intangible assets with indefinite lives are not amortized, but instead tested for impairment at least annually or whenever events or changes in circumstances indicate the carrying value may not be recoverable. We have no intangible assets with indefinite useful lives other than goodwill. We consider the following to be important factors that could trigger an impairment review: significant underperformance relative to historical or projected future operating results; identification of other impaired assets within a reporting unit; significant adverse changes in business climate or regulations; significant changes in senior management; significant changes in the manner of use of the acquired assets or the strategy for our overall business; and significant negative industry or economic trends.

Goodwill is assessed for impairment using a fair value approach at the reporting unit level. The goodwill impairment test is a two-step process, if necessary. The provisions for the accounting standard of goodwill provide an entity with the option to assess qualitative factors to determine whether the existence of events or circumstances leads to the determination that it is more likely than not that the fair value of a reporting unit is less than its carrying amount. This qualitative assessment is referred to as a “step zero” approach. If, based on the qualitative factors, an entity determines it is not more likely than not that the fair value of a reporting unit is less than its carrying value, the entity may skip the two-step impairment test required by accounting guidance. If an entity determines otherwise or, at the option of the entity, if a step zero is not performed, step one of the two-step impairment test is required. Under step one, the fair value of the reporting unit is compared with its carrying value (including goodwill). If the fair value of the reporting unit is less than its carrying value, an indication of goodwill impairment exists for the reporting unit and the entity must perform step two of the impairment test (measurement). Under step two, an impairment loss is recognized for any excess of the carrying amount of the reporting unit’s goodwill over the implied fair value of that goodwill. The implied fair value of goodwill is determined by allocating the fair value of the reporting unit in a manner similar to a purchase price allocation and the residual fair value after this allocation is the implied fair value of the reporting unit goodwill. Fair value of the reporting unit is determined using a discounted cash flow analysis. If the fair value of the reporting unit exceeds its carrying value, step two does not need to be performed. Impairment shall be recognized to the extent that the carrying amount of goodwill exceeds its implied fair value. In performing step one of the goodwill impairment test, we compare the carrying amount of the reporting unit to the estimated fair value.

In assessing the recoverability of goodwill, we consider historical results, current operating trends and results, and make estimates and assumptions about revenues, margins and discount rates based on our budgets, business plans, economic projections and anticipated future cash flows. Each of these factors contains inherent uncertainties, and management exercises substantial judgment and discretion in evaluating and applying these factors.

The annual goodwill impairment test is performed as of December 31 each year, utilizing the two-step test. We concluded that the carrying value of the reporting unit as of December 31, 2013 did not exceed its fair value, and thus no indication of impairment was present. The fair value of goodwill exceeded the carrying value by $3.3 million at December 31, 2013.

Long-Lived Assets and Intangible Assets Subject to Amortization

Long-lived and intangible assets subject to amortization are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to future net undiscounted cash flows expected to be generated by the asset. Impairment is measured by the amount by which the carrying value of the assets exceeds the fair value of the assets.

Accounting for Income Taxes

We account for income taxes in accordance with ASC 740, Income Taxes. Under the asset and liability method of ASC 740, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled.

Under ASC 740, the effect on the deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. A valuation allowance is provided for significant deferred tax assets when it is more likely than not that such assets will not be recovered.

Our practice is to recognize interest and/or penalties related to income tax matters in income tax expense.

Stock-Based Compensation Expense

We measure compensation expense for all stock-based awards at fair value on the date of grant and recognize compensation expense over the service period for the awards expected to vest. Since December 2012, we have obtained periodic valuation analyses prepared by independent third-party valuation firms to assist us with the determination of the fair value of our common stock.

These estimations of fair value are not indicative of future performance and will not be necessary to determine the fair value of new awards after the underlying shares trade on a liquid market.

December 2012 Valuation

We determined the fair value of AAC’s common stock to be $5.24 as of December 15, 2012. In determining the fair value of AAC’s common stock we reviewed an independent third party valuation report, which used a discounted cash flow method applying a discount rate of 17.6%. Other factors considered in our valuation were the TSN Acquisition in August 2012, which provided an indication of a recent value established as a result of negotiation between sophisticated parties with substantial due diligence about both parties, and a market transaction announced in November 2012 involving similar behavioral health companies. Based on the foregoing analysis, the fair value of the December 31, 2012 grants of 267,337 shares of AAC common stock and 133,668 shares of restricted AAC common stock were determined to be $5.24 per share.

November 2013 Valuation

On November 19, 2013, AAC issued 145,824 shares of restricted AAC common stock to three employees under our 2007 Stock Incentive Plan, or the 2007 Plan, of which 36,455 shares were immediately vested and the remaining 109,369 shares vest ratably over each quarter ending March 31, 2014 through September 30, 2014. The valuation of AAC’s common stock was determined in accordance with the guidelines outlined in the American Institute of Certified Public Accounts Practice Aid, Calculation of Privately-Held Company Equity Securities Issued as Compensation. We engaged a third party valuation firm to construct a probability-weighted expected return model (“PWERM”) and to assist and advise management in determining the appropriate inputs and metrics to the model. Because there was no public market for AAC’s common stock, the board of directors, with input from management, exercised significant judgment and considered numerous objective and subjective factors to determine the fair value of AAC’s common stock as of November 14, 2013, including the following factors:

•	previous third party valuations of AAC’s common stock;

•	the price of AAC’s common stock sold to third-party investors;

•	the value of AAC’s common stock issued in the TSN Acquisition in August 2012;

•	a market transaction announced in November 2012 involving similar behavioral health companies;

•	the valuation of a comparable public company;

•	AAC’s operating and financial performance;

•	current business conditions and projections;

•	AAC’s stage of development;

•	the likelihood of achieving a liquidity event for the shares of AAC’s common stock; such as an initial public offering or sale of AAC, given prevailing market conditions; and

•	any adjustment necessary to recognize a lack of marketability for common stock.

We used PWERM in determining AAC’s equity value for the November 2013 grant. PWERM is an analysis of future values of a company for several likely liquidity scenarios that may include a strategic sale or merger, an initial public offering or the dissolution of a company, as well as a company’s enterprise value assuming the absence of a liquidity event. For each possible future event, the future values of the company are estimated at certain points in time. This future value is then discounted to a present value using an appropriate risk-adjusted discount rate. Then, a probability is estimated for each possible event based on the facts and circumstances as of the valuation date. Using PWERM, we estimated the value of AAC’s common stock based upon an analysis of varying values for AAC’s common stock assuming (i) the completion of an initial public offering, (ii) a merger or acquisition and (iii) the continuation as a private company. We applied a percentage probability weighting to each of these scenarios based on our expectations of the likelihood of each event. Based on the foregoing PWERM analysis, the fair value of the November 19, 2013 grants of 145,824 shares of restricted AAC common stock was determined to be $6.49 per share.

February 2014 Valuation

We determined the fair value of AAC’s common stock to be $8.12 as of February 12, 2014. In determining the fair value of AAC’s common stock, we reviewed a December 2013 independent third party valuation report, which determined AAC’s implied equity value using a discounted cash flow analysis, a comparison to a selection of precedent merger and acquisition transactions and a comparison to publicly-held companies. In addition, we considered the significant growth for EBITDA and revenues in 2013 compared to 2012, as well as the increased likelihood of an initial public offering of our common stock in 2014. We also considered projected results of operations for the first quarter of 2014 and positive revenue trends. Based on the foregoing analysis, the fair value of the shares of common stock issued in the private placement from February through April 2014, compensatory grants to each of our five non-employee directors in March 2014, a compensatory grant made to our recently hired General Counsel and Secretary in April 2014 under the 2007 Plan and a grant in April 2014 to a non-executive employee each were valued at $8.12 per share.

April 2014 Valuation

In April 2014, Holdings issued an aggregate of 1,054,448 shares of common stock as consideration in connection with the BHR Acquisition and the CRMS Acquisition. In connection with these transactions, we determined the fair value of the shares of Holdings common stock issued in connection with the BHR Acquisition and the CRMS Acquisition to be $8.54 per share as of April 15, 2014. In addition to factoring in the prior valuation analyses described above, we also analyzed a new valuation report prepared by an independent third party with respect to the valuation of Holdings taking into account the Private Share Exchange, BHR Acquisition and CRMS Acquisition. In particular, the valuation report analyzed the potential impact of the then-proposed Reorganization Transactions on the valuation of Holdings, such as the increase in 2013 pro forma net income as a result of BHR results of operations being included for all of 2013. The valuation report also noted that the impact of the BHR Acquisition on the enterprise value would be mixed, as the additional EBITDA generated at the Holdings level due to the recapture of rents and cash and non-cash expenses was not sufficient to overcome the negative impact on enterprise value of BHR’s debt outstanding for the entire year. With respect to CRMS, the analysis determined that it would allow the recapture of additional EBITDA (on a pro forma basis for 2013) due to a combination of recaptured revenues (i.e., commissions no longer paid) and the expected cost savings. In determining the fair value of our common stock, we also considered the improved projected results of operations for the remainder of 2014, positive revenue trends, strong investor demand in the 2014 private placement by AAC and the higher probability of an initial public offering in 2014. Based on the foregoing analysis, we determined the fair value of Holdings common stock as of April 15, 2014 to be $8.54 per share.

Emerging Growth Company Status

Section 107 of the Jumpstart Our Business Startups Act, or JOBS Act, provides that an “emerging growth company” can take advantage of the extended transition period afforded by the JOBS Act for the implementation of new or revised accounting standards. However, we are choosing to “opt out” of such extended transition period, and as a result, we will comply with new or revised accounting standards on the relevant dates on which adoption of such standards is required for non-emerging growth companies. Section 107 of the JOBS Act provides that our decision to not take advantage of the extended transition period for complying with new or revised accounting standards is irrevocable.

Recently Issued But Not Yet Effective Accounting Pronouncements

In May 2014, the FASB issued ASU No. 2014-09 Revenue from Contracts with Customers (Topic 606), which supersedes the revenue recognition requirements in ASC 605 (Revenue Recognition). This ASU is based on the principle that revenue is recognized to depict the transfer of goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those good or services. The ASU also requires additional disclosure about the nature, amount, timing and uncertainty of revenue and cash flows arising from customer contracts, including significant judgments and changes in judgments and assets recognized from costs incurred to obtain or fulfill a contract. The effective date of this ASU will be for annual reporting periods beginning after December 15, 2016 using one of two retrospective application methods, and early application is not permitted. The Company is currently evaluating the estimated impact of the adoption of this accounting standard update on its financial statements.

BUSINESS

Company Overview

We believe we are a leading provider of inpatient substance abuse treatment services for individuals with drug and alcohol addiction. As of September 30, 2014, we operated six substance abuse treatment facilities located throughout the United States, focused on delivering effective clinical care and treatment solutions across our 467 beds, which included 338 licensed detoxification beds. In addition, we have three facilities under development and an additional property under contract that we plan to develop into a new facility. The majority of our approximately 750 employees are highly trained clinical staff who deploy research-based treatment programs with structured curricula for detoxification, residential treatment, partial hospitalization and intensive outpatient care. By applying a tailored treatment program based on the individual needs of each client, many of whom require treatment for a co-occurring mental health disorder, such as depression, bipolar disorder and schizophrenia, we believe we offer the level of quality care and service necessary for our clients to achieve and maintain sobriety.

We have made substantial investments in our treatment facilities with a specific focus on providing aesthetically pleasing properties and grounds, numerous amenities, healthy food and a courteous and attentive staff to distinguish us from our competitors. Our commitment to clinical excellence, premium facilities and customer service has allowed us to form relationships across a broad set of key referral sources, including hospitals, other treatment facilities, employers, alumni and employee assistance programs. Our platform is supported by a centralized infrastructure that includes a multi-faceted sales and marketing program, call center operations, a laboratory facility, billing and collection services and support functions. This infrastructure, in conjunction with our premium service offerings, has enabled us to develop a strong national brand. The substantial investments we have made at a corporate level contribute to our operational efficiencies and provide us flexibility to place clients at a variety of our facilities in order to optimize care that best fits both the clients’ clinical needs and their insurance benefits.

We have demonstrated the ability to grow our business organically and generate attractive returns on investments with our de novo development capabilities. Our two de novo developments, Greenhouse and Desert Hope, added 218 total beds on a combined basis, and each achieved profitability within the first year of its respective opening. Our net revenues have increased to $115.7 million in 2013 from $66.0 million in 2012, representing a growth rate of 75.3%. In addition, for the years ended December 31, 2013 and December 31, 2012, we had $11.6 million and $7.2 million in Adjusted EBITDA and $1.5 million and $1.1 million in net income, respectively. For the six months ended June 30, 2014 and 2013, we had $7.8 million and $9.6 million in Adjusted EBITDA and $1.1 million and $2.0 million in net income, respectively. In 2013 and for the six months ended June 30, 2014, approximately 90% of our revenues were reimbursable by commercial payors, including amounts paid by such payors to clients, and the remaining portion was payable directly by our clients. We currently do not receive any revenues from government healthcare payment programs such as Medicare and Medicaid. See “Selected Historical and Pro Forma Consolidated Financial and Operating Data” for a discussion of Adjusted EBITDA and a reconciliation of Adjusted EBITDA to net income, the most directly comparable GAAP measure.

Industry Overview

Addiction is a chronic disease that affects brain function and behavior. Substance abuse, specifically the abuse of drugs and alcohol, is one of the most common and serious forms of addiction. If left untreated, substance abuse can lead to a variety of destructive social conditions such as problems at home or work, violence, crime and even death. According to the National Institute on Drug Abuse, or NIDA, the total societal cost of substance abuse in the United States is estimated to be over $600 billion annually. The 2012 National Survey on Drug Use and Health estimates that approximately 23.1 million people aged 12 or older needed treatment for a drug or alcohol use problem in the United States in 2012, of which only 2.5 million, or 10.8% of those needing treatment, received treatment at a specialty facility. According to a 2008 report by the Substance Abuse and Mental Health Services Administration, or SAMHSA, annual spending on treatment for substance abuse in the United States is expected to grow to $35 billion in 2014.

The National Comorbidity Survey reports that up to 65% of adults with substance abuse addiction also have a co-occurring mental health disorder, defined by SAMHSA as at least one major mental health disorder, such as depression, bipolar disorder and schizophrenia, occurring concurrently with substance abuse. The industry’s focus on diagnosing and treating the primary substance abuse addiction without attempting to uncover a potential mental health disorder can mask the high occurrence of clients with a co-occurring mental health disorder, a highly underserved segment of the mental illness and substance abuse treatment market. According to the President’s New Freedom Commission on Mental Health, only 19% of those who have co-occurring disorders receive treatment for both disorders, and 29% do not receive treatment for either problem. According to the Disease Management and Health Outcomes Journal, integrating treatment for both substance abuse and a co-occurring mental health disorder is believed to result in significantly better outcomes.

The substance abuse treatment industry is highly fragmented and largely consists of small regional operators. We estimate, based on IBISWorld estimates, that there were more than 16,700 individual mental health and substance abuse treatment clinics and centers in the United States in 2013, operated by over 8,100 enterprises, 67% of which were not-for-profits. An estimated 44% of these enterprises have fewer than 20 employees and over 45% operate a single facility. According to SAMHSA’s 2011 annual census of facilities providing substance abuse treatment, approximately 59% of facilities listed substance abuse treatment as the primary focus of their activities, but only 32% of facilities indicated that a mix of mental health and substance abuse treatment services were their primary focus. The majority of facilities in the United States do not offer residential treatment with only 26% of facilities responding to SAMHSA as offering these inpatient services.

The mental health and substance abuse treatment industry is expected to continue to expand as a result of a combination of factors, including increased awareness and de-stigmatization of substance abuse treatment and mental health disorders as more people seek treatment, favorable healthcare legislation and an expanding population. Recent healthcare reform is expected to enable greater access to treatment and services as more people obtain insurance coverage and the scope of coverage is expanded. As a result of the Affordable Care Act, healthcare reform is projected to expand coverage to approximately 25 million currently uninsured people by 2016 according to the Congressional Budget Office. According to the Employee Benefit Research Institute, this includes an estimated 3.1 million young adults who will have coverage as a result of the Adult-Dependent Mandate, which ensures that children under the age of 26 can stay on a parent’s plan. The Mental Health Parity and Addiction Equity Act of 2008, or MHPAEA, is federal legislation that provides for equal coverage between psychiatric or mental health services and conventional medical health services and restricts employers and insurers from placing more stringent limits on mental healthcare compared to other health conditions. According to the U.S. Department of Labor, the MHPAEA has already brought about coverage changes for approximately 103 million individuals, suggesting more comprehensive behavioral insurance coverage benefits for a significant number of individuals in the United States.

In addition to strong industry growth dynamics, the substance abuse treatment sector has several favorable attributes that differentiate it from other healthcare services sectors. Of particular note, as a result of the nature of substance abuse treatment, clients have more control in deciding when to seek treatment and who to select as their treatment provider. Placing a client in an inpatient treatment center can help remove many of the factors that contribute to substance abuse (e.g. access to dealers, negative influences, emotional triggers) and enable clients to better focus on their recovery. Also, clients are typically not limited to their local geographic area in selecting a treatment facility. As a result, providers are able to market and advertise directly to potential clients and their families on a national level.

Substance abuse addiction is a complex, chronic disease. Research from the NIDA shows that treatment programs tailored to each individual’s drug abuse patterns and any co-occurring mental health disorders can lead to sustained recovery periods. Below are examples of treatment programs at various levels of care according to the American Society of Addiction Medicine:

•	Detoxification—Inpatient care with clients medically monitored 24 hours per day, seven days per week by medical professionals who work to alleviate withdrawal symptoms through medication, as appropriate;

•	Residential Treatment—Inpatient care provided 24 hours per day, seven days per week, generally including two individual therapy sessions per week and regular group therapy with appropriate medical and psychiatric care provided, as needed;

•	Partial Hospitalization—Inpatient care provided in a structured program at least five days a week for no fewer than six hours a day, including a minimum of weekly individual therapy and regular group therapy with appropriate medical and psychiatric care provided, as needed;

•	Intensive Outpatient—Outpatient care provided three days per week for three hours per day at a minimum, including weekly individual therapy and group therapy; and

•	Outpatient Counseling—Outpatient sessions conducted in individual or group sessions on an as needed basis.

Our Competitive Strengths

We believe the following strengths differentiate us from our competitors and will allow us to successfully operate and grow our business:

•	Leading substance abuse treatment platform. We believe we are a leading provider of substance abuse treatment services based on the scale and nationwide reach of our platform, quality of our facilities and breadth of our treatment capabilities. With 467 total beds across six substance abuse treatment facilities, we believe we offer one of the largest for-profit fully licensed programs to treat drug and alcohol addiction regardless of stage or severity. Our premium facilities offer clients aesthetically pleasing properties and grounds, a comfortable environment, high quality and healthy food, numerous amenities and a courteous and attentive staff. We believe our commitment to quality and customer service, as well as our dedication to clinical excellence, results in improved client retention, an important factor in ensuring clients receive the care they need. The combination of these attributes has allowed us to form relationships with key referral sources in the industry, including hospitals, other treatment facilities, employers, alumni and employee assistance programs, further strengthening our competitive position and national brand.

•	Comprehensive addiction treatment programs with co-occurring mental health disorder treatment capabilities. Our clinical staff is trained to deploy research-based treatment programs with structured curricula, particularly focused on identifying and addressing the needs of clients with co-occurring mental health disorders. We address a broad set of client needs through our comprehensive clinical programs that include detoxification, residential treatment, partial hospitalization and intensive outpatient care. Given that up to 65% of adults with substance abuse addiction are estimated to also have at least one co-occurring mental health disorder, we believe our medical and clinical staff’s ability to identify and treat both disorders is critical in helping clients achieve sobriety. Due to the complexity of their cases, clients with co-occurring mental health disorders often require more intensive treatment. We believe our ability to address these complex conditions enhances our reputation with clients, their families and other referral sources.

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Proven ability to develop de novo treatment facilities. We have a successful track record of identifying suitable de novo sites, securing properties, overseeing the licensing and development of facilities and integrating de novo centers into our broader platform. We have successfully transformed acquired properties, such as a luxury spa and an assisted living facility, into substance abuse treatment facilities.

We believe our skill and experience in executing our de novo development strategy provides us with a competitive advantage in quickly and cost-effectively developing substance abuse treatment facilities and enrolling clients. Our two de novo facilities, Greenhouse and Desert Hope, opened within 12 months of initially acquiring each respective property, and both were profitable within their first year of operation. We believe this is particularly noteworthy given the relative size of the facilities developed. With 148 beds, we believe Desert Hope is one of the largest premium residential substance abuse treatment facilities in the United States today. By focusing on larger facilities, we have the scale to offer a level of treatment services and amenities that otherwise would be cost prohibitive, namely our ability to house an onsite pharmacy and facilitate comprehensive medical services via onsite nurses, nurse practitioners and physicians.

•	Multi-faceted sales and marketing program. Our national sales and marketing program provides a competitive advantage compared to treatment facilities that primarily target local geographic areas and use fewer marketing channels to attract clients. Our national team of approximately 40 professional sales representatives develops and maintains relationships with key referral sources such as hospitals, other treatment facilities, employers, alumni and employee assistance programs. In addition, our team of 75 centralized, trained call center treatment consultants provides coverage and support 24 hours a day, seven days a week. Our coordinated approach to leveraging our sales team, relationships in the industry, internet, television and print advertising and potential client inquiries and our ability to serve clients from our varied facilities across the United States allows us to reach a broad audience of potential clients and build a nationally recognized brand. Given our multi-faceted sales and marketing program, we have been able to attract clients from a diverse set of channels. This nationally branded, multi-channel approach has led to an increase in our number of admitted clients from 2,934 in 2012 to 4,053 in 2013, a 38.1% growth rate. Our investment in a dedicated call center and supporting technology allows us to evaluate the effectiveness of our various marketing channels. Analyzing this information enables us to adjust sales and marketing efforts to address near-term census levels across our facilities and optimize our spending on sales and marketing.

•	Attractive payor mix and diversified client base. We have generated revenues solely from commercial payors and our clients with no reimbursement from government healthcare payment programs such as Medicare and Medicaid, which are typically subject to lower reimbursement rates. The relationships we have developed with our referral sources enhance our interactions with payors and help us achieve our attractive reimbursement profile. For the year ended December 31, 2013 and the six months ended June 30, 2014, approximately 90% of our revenues were reimbursable by commercial payors, including amounts paid by such payors to clients, with the remaining portion of our revenues payable directly by our clients. No single payor in 2013 or the first half of 2014 accounted for more than 12.3% and 14.5% of our revenue reimbursements, respectively.

•	Strong financial performance and attractive returns on invested capital. We have achieved strong financial performance in terms of recent growth and profitability. Our revenues for the year ended December 31, 2013 were $115.7 million, representing a 75.3% increase over $66.0 million in 2012. We believe the profitability and modest capital needs of our established substance abuse treatment facilities position us to generate strong cash flows. We have demonstrated the ability to generate attractive returns on investment with our de novo development strategy. Each of our two de novo developments, Greenhouse and Desert Hope, which added 218 total beds on a combined basis, was profitable within its first year of operation.

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Experienced management team with track record of success. Our senior management team, with an average of over 15 years of experience in the healthcare industry, has significant experience developing, operating and growing a variety of behavioral health treatment facilities. During our Chief Executive Officer’s nearly 20 year career in the substance abuse treatment industry, he developed two not-for-profit treatment companies before founding and developing a for-profit substance abuse treatment company with multiple operations in California and Tennessee. Our President has spent almost 18 years in the behavioral health industry, also focused on developing de novo substance abuse treatment facilities, including one of our predecessor companies. In addition, our Chief Operating Officer brings 22 years of experience in various senior roles at a leading provider of treatment and educational programs for adults and youth struggling with behavioral issues. We believe the combination of our management team’s skills and experiences provides us with an advantage in developing high quality de novo treatment facilities and quickly integrating them into our broader platform. Our senior management team is committed to utilizing its extensive experience in the execution of our long-term strategic plan.

Our Growth Strategy

We have developed our company and the American Addiction Centers national brand through substantial investment in our facilities, our clinical expertise, our professional staff and our national sales and marketing program. We anticipate a number of factors will accelerate demand for our services, including increased awareness and de-stigmatization of substance abuse treatment and recent healthcare reform improving access to care, particularly for young adults now able to access their parents’ insurance. We seek to extend our position as a leading provider of treatment for drug and alcohol addiction by executing the following growth strategies:

•	Improve census at existing facilities. We seek to improve census and client demand by increasing our client leads through our multi-faceted sales and marketing program, consisting of our national sales team, recommendations from alumni and healthcare professionals, internet, television and print advertising and potential client inquiries. By utilizing multiple sales and marketing channels, we generate significant inbound call volume from potential clients and the people close to them, and our consultative call center approach enables us to effectively identify and enroll qualified clients.

•	Expand capacity at existing residential facilities. As our client demand increases, we seek opportunities to expand capacity at our existing facilities. When market conditions indicate, we anticipate selectively increasing our number of residential beds, expanding our clinical facility space and hiring additional clinical staff to enable us to provide services to additional clients. Construction of the expansion of our Greenhouse location from 70 beds to 130 beds was completed in July 2014 and we received licensure for the additional beds in July 2014.

•	Pursue de novo development of residential facilities. We currently operate six residential substance abuse treatment facilities located throughout the United States and have an additional residential facility under development. De novo development plays an important role in the growth of our facility base. Our de novo facility development consists of either building a new facility from the ground up or acquiring an existing facility with an alternative use and repurposing it as a substance abuse treatment facility. In the past two years, we have developed two full-service residential treatment facilities: Greenhouse, a former luxury spa in Dallas, Texas, and Desert Hope, a former assisted living facility in Las Vegas, Nevada. We believe the success of our Greenhouse and Desert Hope facilities provides us with the experience to develop additional premium facilities across the United States with comparable scale, capabilities and quality. Currently, we are developing a new premium facility located in Riverview, Florida that will provide us with an additional 164 beds. We expect this new residential treatment facility to open in the second half of 2015. In addition, we have entered into a purchase agreement to acquire, subject to the satisfaction of certain conditions, a property in Ringwood, New Jersey that we expect to begin developing by early next year into an inpatient facility with approximately 150 beds.

•	Opportunistically pursue treatment facility acquisitions. We selectively seek opportunities to expand and diversify our geographic presence and service offerings through facility acquisitions. IBISWorld estimates that there were more than 16,700 mental health and substance abuse treatment facilities in operation in 2013, most of which are small, regional operations. We believe this high level of fragmentation presents us with the opportunity to acquire facilities or small providers and upgrade their treatment programs and facilities to improve client care and as a result improve our operating metrics. We believe that our brand recognition, marketing platform and referral network will enable us to improve census at acquired facilities.

•	Expand outpatient operations. We actively pursue opportunities to add outpatient centers to complement our broader network of residential treatment facilities. For example, in March 2014 we acquired a property in Arlington, Texas, and in May 2014 we acquired a property in Las Vegas, Nevada. We intend to develop each of these properties in 2014 as outpatient treatment facilities to provide additional programming space for our nearby residential facilities. We believe expanding our reach by acquiring or developing premium outpatient facilities of a quality consistent with our inpatient services will further enhance our brand and our ability to provide a more comprehensive suite of services across the spectrum of care. Outpatient centers are expected to be an increasingly important source of leads for our residential programs as we believe a portion of clients receiving outpatient treatment will ultimately need a higher level of care. Moreover, we believe this will position us to better serve those clients whose payors require outpatient treatment as a prerequisite to any inpatient treatment.

•	Target complementary growth opportunities. There are additional growth opportunities that we may selectively pursue that are complementary to our current business. These may include, without limitation, providing pharmacy and laboratory services, expanding licensure of existing facilities, treating other mental health and wellness disorders and expanding other ancillary services. We are also aggressively pursuing acquisitions of prospective client databases and other lead sources to improve our referral base.

Our History

In 2004, Jerrod Menz, our President, established a residential drug and alcohol treatment company. In 2008, it was acquired by Forterus, Inc. In 2011, Forterus acquired Performance Revolution (d.b.a. FitRx), which was owned by Michael Cartwright, our Chief Executive Officer. Utilizing Mr. Cartwright’s and Mr. Menz’s skills and prior experiences developing de novo facilities, Forterus began identifying properties to develop into residential treatment centers. In 2011, we purchased Greenhouse, which opened in March 2012, and Desert Hope, which opened in January 2013. In 2012, we consummated the TSN Acquisition, which added three facilities (one of which was subsequently closed) and a national sales and marketing program. In conjunction with the TSN Acquisition, we changed our name to American Addiction Centers, Inc.

Holdings was formed in the first quarter of 2014 and completed the Reorganization Transactions in the second quarter of 2014, which included the Private Share Exchange, the BHR Acquisition and the CRMS Acquisition. As a result of the Reorganization Transactions, Holdings owns (i) 93.6% of the outstanding common stock of AAC (98.0% after giving effect to the surrender and cancellation of 698,259 shares of AAC common stock in connection with the settlement of certain litigation), (ii) 100% of the outstanding common membership interests in BHR, which represents 100% of the voting rights in BHR, and (iii) 100% of the outstanding membership interests in CRMS. See Note 11 to our audited financial statements included elsewhere in this notice/prospectus for a discussion of certain historical corporate actions.

Our Services and Solutions

We provide quality, comprehensive and compassionate care to adults and adolescents struggling with alcohol and/or drug abuse and dependence as well as co-occurring mental health issues. We maintain a research-based disciplined treatment plan for all clients with schedules designed to engage the client in an enriched recovery experience. Our purpose and passion is to empower the individual, their families and the broader community through the promotion of optimal wellness of the mind, body and spirit.

Our curriculum, which is peer reviewed and research-based, has been recognized as one of our program strengths by the Commission on Accreditation of Rehabilitation Facilities, or CARF, a leader in the promotion and accreditation of quality, value and optimal outcomes of service. In particular, research studies show that certain aspects of our treatment programs, such as offering longer treatment stays, are effective for producing long-term recovery. In addition, we offer a variety of forms of therapy types and settings and related services that the National Institute on Drug Abuse has recognized as effective. We offer the following types of therapy: motivational interviewing, cognitive behavioral therapy, rational emotive behavior therapy, dialectical behavioral therapy, solution-focused therapy, seeking safety, eye movement desensitization and reprocessing, and systematic family intervention. Our variety of therapy settings includes individual, group, family, recovery-oriented challenge, expressive (with a focus on music and art) and equine and trauma therapies.

We offer a full spectrum of treatment services to clients, based upon individual needs as assessed through comprehensive evaluations at admission and throughout participation in the program. The assignment to, and frequency of, services corresponds to individualized treatment plans within the context of the level of care and treatment intensity level.

•	Detoxification: Detoxification is usually conducted at an inpatient facility for clients with physical or psychological dependence. Detoxification services are designed to clear toxins out of the body so that the body can safely adjust and heal itself after being dependent upon a substance. Clients undergo routine urinalysis screenings and are medically monitored 24 hours per day, seven days per week by experienced medical professionals who work to alleviate withdrawal symptoms through medication, as appropriate. We provide detoxification services for several substances including alcohol, sedatives and opiates.

•	Residential Treatment: Residential care is a structured treatment approach designed to prepare clients to return to the general community with a sober lifestyle, increased functionality and improved overall wellness. Treatment is provided on a 24 hours per day, seven days per week basis, and services generally include a minimum of two individual therapy sessions per week, regular group therapy, family therapy, didactic and psycho-educational groups, exercise (if cleared by medical staff), case management, routine urinalysis screenings and recreational activities. Medical and psychiatric care is available to all clients, as needed, through our contracted professional physician groups.

•	Partial Hospitalization: Partial hospitalization is a structured program providing care at least five days a week for no fewer than six hours a day. This program is designed for clients who are stable enough physically and psychologically to participate in everyday activities but who still require a degree of medical monitoring. Services include a minimum of weekly individual therapy, regular group therapy, family education and therapy, didactic and psycho-educational groups, exercise (if cleared by medical staff), case management, routine urinalysis screenings and off-site recovery meetings and activities. Medical and psychiatric care is available to all clients, as needed, through our contracted professional physician groups.

•	Intensive Outpatient Services: Less intensive than the aforementioned levels of care, intensive outpatient services is a structured program providing care three days a week for three hours per day at a minimum. Designed as a “step down” from partial hospitalization, this program reinforces progress and assists in the attainment of sobriety, reduction of detrimental behaviors and improved overall wellness of clients while they integrate and interact in the community. Services include weekly individual therapy, group therapy, family education and therapy, didactic and psycho-educational groups, case management, frequent urinalysis screenings, off-site recovery meetings and activities and intensive transitional and aftercare planning.

We do not have a fixed number of beds within each of the four levels of care described above. Depending on the specific needs of our client census at any given time, we are able to repurpose beds within a treatment facility to provide varying levels of care, subject to licensure requirements. As a result, rather than tracking the number of beds within a given level of care at any one time, management records and evaluates the number of billed days for each level of care over a given period of time. For instance, detoxification and residential treatment levels of care feature higher per day gross client charges than partial hospitalization and intensive outpatient levels of care but also require greater levels of more highly trained medical staff. For the six months ended June 30, 2014, detoxification and residential treatment services accounted for 27% of total billed days, and partial hospitalization and intensive outpatient services accounted for the remaining 73% of total billed days. For the fiscal year ended December 31, 2013, detoxification and residential treatment services accounted for 23% of total billed days, and partial hospitalization and intensive outpatient services accounted for the remaining 77% of total billed days.

Considering the high level of co-occurring substance abuse, mental health and medical conditions, we offer clients a spectrum of psychiatric, medical and wellness-focused services based upon his or her individual needs as assessed through comprehensive evaluations at admission and throughout his or her participation in the program. To maximize the likelihood of long-term recovery, all program levels provide clients access to the following services: assessment of individual substance abuse, mental health and medical history and physical within 24 to 72 hours of admission; psychiatric evaluations; psychological evaluations and services based on client needs; follow-up appointments with physicians and psychiatrists; medication monitoring; educational classes regarding health risks, nutrition, smoking cessation, HIV awareness, life skills, healthy nutritional programs and dietary plans; access to fitness facilities; interactive wellness activities such as swimming, basketball and yoga; and structured daily schedules designed for restorative sleep patterns.

In addition, we believe drug testing of clients is an important component of substance abuse treatment. Clients are tested for substances at our facilities upon admission (“point-of-care testing”), on a random basis, and as otherwise determined to be medically necessary. Point-of-care drug tests are sent to an off-site laboratory for confirmation testing or quantitative analysis. In addition, a physician may order any test to be sent to an off-site laboratory for quantitative analysis and confirmation testing if the physician is monitoring medication use or if the client otherwise exhibits indicative behavior. Currently, we process quantitative analysis and confirmation testing for our Nevada and Texas facilities at our gas chromatography-mass spectrometry laboratory located in Brentwood, Tennessee. Quantitative analysis and confirmation testing for our clients in other states is performed by third parties. We intend to obtain licensure to expand our quantitative laboratory testing services to other states where we have facilities. We believe we utilize industry standard practices for drug testing and laboratory services.

We emphasize clinical treatment, as well as the therapeutic value of overall physical and nutritional wellness. We are committed to providing fresh and nutritious meals throughout a client’s stay in order to promote healthy routines beginning with diet and exercise. Some of our facilities offer comprehensive work-out facilities, and many locations offer various exercise classes and other amenities. We support long-term recovery for clients through research-based methodologies and individualized treatment planning while utilizing 12 step programs, which are a set of guiding principles outlining a course of action for recovery.

We believe we have a differentiated ability to manage dual diagnosis cases and coordinate treatment of individuals suffering from the common combination of mental illness and substance abuse simultaneously. These clients participate in education and discussion-oriented groups designed to provide information regarding the psychiatric disorders that co-occur with chemical dependency.

We place a strong emphasis on tracking client satisfaction scores in order to measure our client and staff interaction and overall outcome and reputation. In addition to client satisfaction surveys that we receive after a client’s discharge, we also solicit feedback during a client’s stay at our residential facilities. This allows us to further tailor an individual’s treatment plan to emphasize the programs that have been more impactful and helpful to a particular client.

Properties

We currently operate six substance abuse treatment facilities located throughout the United States staffed by seasoned professionals and experts in the fields of addiction and behavioral health who are committed to providing the care, support, education and hope needed to treat addiction. In addition, we have three substance abuse treatment facilities under development and an additional property under contract. We also operate an obesity treatment center, FitRx. The following table presents information, as of June 30, 2014, about our network of substance abuse treatment facilities, including current facilities, facilities under development and properties under contract:

Facility Name(1)	Location	Capacity (beds)	First Clients Served	Treatment Certifications(2)	Real Property Leased / Owned
Desert Hope	Las Vegas, NV	148	2013	DTX, RTC, PHP, IOP	Owned

Greenhouse	Grand Prairie, TX (Dallas area)	130(3)	2012	DTX, RTC, PHP, IOP	Owned

Forterus	Temecula, CA	76	2004	DTX, RTC, PHP, IOP	Leased

Singer Island	West Palm Beach, FL	65	2012	PHP, IOP	Leased

San Diego Addiction Treatment Center	San Diego, CA	36	2010	DTX, RTC, PHP, IOP	Leased

The Academy	West Palm Beach, FL	12	2012	PHP, IOP	Leased

TBD	Riverview, FL (Tampa area)	164(4)	Under Development(4)	DTX, RTC, PHP, IOP(4)	Owned

TBD	Arlington, TX (Dallas area)	n/a	Under Development(5)	PHP, IOP(5)	Owned

TBD	Las Vegas, NV	n/a	Under Development(6)	PHP, IOP(6)	Owned

TBD	Ringwood, NJ (New York City area)	150(7)	Under Contract(7)	DTX, RTC, PHP, IOP(7)	n/a

(1)	Excluded from this table is our non-substance abuse treatment facility, FitRx, which is a 20-bed leased facility located in Brentwood, Tennessee that provides outpatient treatment services for men and women who struggle with obesity-related behavioral disorders.
(2)	DTX: Detoxification; RTC: Residential Treatment; PHP: Partial Hospitalization; IOP: Intensive Outpatient.
(3)	This figure includes 60 additional beds as a result of the Greenhouse expansion completed in July 2014 with respect to which we received licensure in July 2014.
(4)	Reflects our current expectations with respect to this facility, on which we began construction in May 2014 and target opening in the second half of 2015.
(5)	In March 2014, we acquired an approximately 20,000 square foot property in Arlington, Texas. We began construction of an outpatient treatment facility at this location in July 2014, and we are targeting opening this facility in the first half of 2015. The facility will provide treatment services and additional programming space for our Greenhouse facility. Treatment certifications reflect our expectations.
(6)	In May 2014, we acquired an approximately 20,000 square foot property in Las Vegas, Nevada. We began construction of an outpatient treatment facility at this location in July 2014, and we are targeting opening this facility by the end of 2014. The facility will provide treatment services and additional programming space for our Desert Hope facility. Treatment certifications reflect our expectations.
(7)	We entered into a purchase agreement to acquire a 96 acre property located fewer than 50 miles from New York City, subject to the satisfaction of certain closing conditions and the arrangement of financing. We anticipate beginning construction of a residential treatment facility at this location by early 2015, and we are targeting opening this facility in 2016 with approximately 150 beds. Treatment certifications reflect our expectations.

Our leased facilities identified in the table above have entered into third party leases with the following material terms:

Forterus. The thirteen properties that comprise the Forterus facility generally have lease terms ranging from one to two years with expiration dates ranging from December 2014 to July 2016, and certain leases currently have month-to-month terms. Monthly rent under most of these leases ranges from $2,000 to $3,100 plus the cost of utilities. One Forterus facility is a multi-tenant property where we provide clinical services and maintain office space. The lease for this property has a three year term that expired in March 2014, but we continue to occupy the premises and make monthly rent payments of $11,000 plus our proportionate share of certain taxes and the costs of operating and maintaining the premises. We are currently negotiating the extension of certain month-to-month leases and leases with upcoming termination dates and expect to renew such leases on substantially the same financial terms, though we cannot provide any assurances that we will be successful in doing so.

Singer Island. The Singer Island facility lease has a term of one year that expires in June 2015. As of July 1, 2014, monthly rent under this lease is $30,000 plus the cost of all utilities. In addition, we lease a property through which provide certain clinical services under a lease that expires October 2017 with monthly rent of approximately $7,150.

San Diego Treatment Center. The San Diego Treatment Center lease has a term that expires in March 2020. Monthly rent under this lease is approximately $17,500 plus the cost of all utilities.

The Academy. Three leased housing properties constitute The Academy facility with lease terms of six months to one year and expiration dates ranging from February 2015 to September 2015. Total monthly payments under these leases are approximately $10,250 plus utilities, certain taxes and our proportionate share of the costs of operating and maintaining the premises. We also lease properties located in West Palm Beach, Florida through which we provide certain clinical services. One lease for clinical space has a one-year term that expires in December 2014 and the other leases have month-to-month terms. As of August 1, 2014, aggregate monthly rent under these leases is approximately $15,900, plus our proportionate share of certain costs of maintaining the premises. We are currently negotiating the extension of month-to-month leases and leases with upcoming termination dates, though we cannot provide any assurances that we will be successful in doing so.

FitRx. The FitRx facility currently leases a property under a lease with that expires in March 2015. Monthly rent under this lease is approximately $9,400 plus our proportionate share of certain taxes and the costs of operating and maintaining the premises. FitRx recently negotiated a new lease for a different property and plans to allow its existing lease to expire in March 2015. The new FitRx lease has a term of three years that expires in April 2017. This lease has an option to extend for two additional two-year periods. Monthly rent under this lease is approximately $21,000 plus our proportionate share of certain taxes and the costs of operating and maintaining the premises.

In addition, we lease approximately 21,800 square feet of office space in Brentwood, Tennessee for our corporate headquarters under a lease expiring in March 2017. Monthly rent under this lease is approximately $37,500 plus our proportionate share of certain taxes and the costs of operating and maintaining the premises. We also lease approximately 3,350 square feet of laboratory space in Brentwood, Tennessee to perform quantitative drug testing and other laboratory services that support our treatment facilities. Monthly rent under this lease, which expires in May 2018, is approximately $4,300 plus the cost of certain operating expenses and taxes.

Current Facilities

Each of our CARF accredited facilities provides a multidisciplinary approach to facilitate recovery from addiction by providing individuals with temporary homes for a long-term comprehensive program. We maintain premium facilities offering clients aesthetically pleasing properties and grounds, a comfortable environment, high quality and healthy food, numerous amenities and a courteous and attentive staff. We are committed to physical and nutritional wellness, and as part of this effort, we maintain advanced fitness facilities with instructors in several of our facilities and nutritious foods with menus approved by registered dietitians and nutritionists. A brief description of each of our facilities is provided below.

•	Desert Hope. Located in Las Vegas, Nevada, this facility has a bed capacity of 148, all of which are licensed for detoxification, and provides all levels of care to adults struggling with substance abuse and behavioral health issues. Desert Hope also offers a spirituality program developed by C.C. Nuckols, Eye Movement Desensitization and Reprocessing Therapy, art therapy, personal training, yoga sessions, a 12 step walk and other amenities in a luxurious setting.

•	Greenhouse. A former luxury spa in Dallas, Texas, this facility currently has a bed capacity of 130, all of which are licensed for detoxification. In July 2014, we completed the construction of an expansion of this facility, which added 60 beds and increased total bed count to 130 beds. Greenhouse provides all levels of care to adults struggling with substance abuse and behavioral health issues and also offers personal training, yoga sessions, massage therapy and other amenities.

•	Forterus. Located in Temecula, California, this center has a 76 bed capacity, 24 of which are licensed for detoxification and provides services to adults at all levels of care. Forterus is our original treatment facility and has been operating since 2004. A core component of its clinical model is community integration.

•	Singer Island. Located in West Palm Beach, Florida, this facility has a 65 bed capacity and provides partial hospitalization and intensive outpatient services to adults struggling with substance abuse and behavioral health issues. Additional services include psychological testing, ongoing college and career services and an extended care program.

•	San Diego Addiction Treatment Center. Located in San Diego, California, San Diego Addiction Treatment Center has a 36 bed capacity, all of which are licensed for detoxification, for adult males requiring all levels of care. This facility also offers an individualized grief and loss track to clients.

•	The Academy. Located in West Palm Beach, Florida, this facility has a 12 bed capacity and provides partial hospitalization and intensive outpatient services to adolescents (ages 13–17) struggling with substance abuse and behavioral health issues. Additional services include equine therapy and a specialized curriculum focusing on peer relationships, family and academics.

•	FitRx. Located in Brentwood, Tennessee, FitRx is a 20-bed program offering partial hospitalization and intensive outpatient services to adults who struggle with behavioral health disorders associated with obesity. FitRx’s programs emphasize behavioral, nutritional and physical wellness.

In addition to substance abuse, we believe several other addiction-related diseases represent large underserved markets. Additionally, the treatment model used at our residential facilities to treat substance abuse can also be applied to treat other compulsive behaviors.

New Property Developments

We have recently acquired three properties in Florida, Nevada and Texas and are in the process of acquiring an additional property that we will begin developing later this year. Each of these future facilities represents an important part of our growth strategy.

•	Riverview, Florida (Tampa area). We acquired a former boarding school for youths and intend to develop the property into a facility that will provide all levels of care to clients struggling with substance abuse and behavioral health issues. We began construction of a residential treatment facility at this location in May 2014, and we are targeting opening this facility in the second half of 2015 with 164 licensed beds.

•	Arlington, Texas (Dallas area). In March 2014, we acquired an approximately 20,000 square foot property in Arlington, Texas. We began construction of an outpatient treatment facility at this location in July 2014, and we are targeting opening this facility in the first half of 2015. The facility will provide treatment services and additional programming space for our Greenhouse facility.

•	Las Vegas, Nevada. We acquired an approximately 20,000 square foot property in Las Vegas, Nevada in May 2014. We began construction of an outpatient treatment facility at this location in July 2014, and we are targeting opening this facility by the end of 2014. The facility will provide treatment services and additional programming space for our Desert Hope facility.

•	Ringwood, New Jersey (New York City area). We have entered into a purchase agreement to acquire, subject to certain closing conditions and the arrangement of financing, a former convent on 96 acres located fewer than 50 miles from New York City, with convenient access to LaGuardia and Newark airports. We anticipate beginning construction by early 2015, and we are targeting opening this residential treatment facility in 2016 with 150 licensed beds.

Sales and Marketing

Sales and marketing supports the development of our brand and advances our comprehensive lead-generation platform. Total sales and marketing spend was $24.3 million in 2013 driven by our program’s multi-faceted sales and marketing engine. The primary sources of our new clients include:

•	National Sales Force. We deploy and manage a sales force of over 35 representatives nationwide that became part of our organization as a result of the TSN Acquisition in August 2012 and focuses primarily on marketing to hospitals, other treatment facilities, employers, alumni and employee assistance programs. In addition, our varied facilities located across the United States allow us to reach a broad audience of potential clients and their families and build a nationally recognized brand. This nationally branded, multi-channel approach has led to an increase in our number of admitted clients from 2,934 in 2012 to 4,053 in 2013, a 38.1% growth rate.

•	Recommendations by Alumni. We often receive new clients who were directly referred to our facilities by our alumni as well as their friends and families. As our national brand continues to grow and our business continues to increase, we believe our alumni will become an increasingly important source of business for us.

•	Internet/TV/Print Advertising. Advertising through various media represents another important opportunity to obtain new clients as well as to develop our national brand. In September 2012, Mr. Cartwright released a motivational book titled Believable Hope: Five Essential Elements to Beat Any Addiction that chronicles his own personal journey overcoming addiction. Believable Hope represents a valuable marketing tool and serves as a key mechanism for treatment reinforcement. We maintain and run a series of television commercials that promote our facilities and overall capabilities. We also maintain a strong presence on the internet. We have made further advertising efforts in radio spots, newspaper articles, medical journals and other print media with the intent to build our integrated, national brand.

•	Paid Calls and Clicks. We also pay to have potential clients directed to us via telephone or online in order to increase the size of our client and prospect database. Additionally, we are actively focused on obtaining website domain names to bring in additional admissions based on user search histories.

Call Center Operations

We maintain a 24 hours per day, seven days per week call center currently staffed by over 70 employees. Our centralized call center is situated at our corporate headquarters in Brentwood, Tennessee, and focuses on enrolling clients identified by our sales and marketing activities into new client admissions. As part of its role, the call center team conducts benefits verification and handles all communication with insurance companies, completes client assessments, begins the pre-certification process for treatment authorization, chooses the proper treatment facility for the client’s clinical and financial needs and assists clients with arrangements and logistics.

Professional Groups

We are affiliated with a Professional Group in each of the five states in which we operate. These Professional Groups engage physicians and mid-level service providers and provide professional services to our clients through professional services agreements with each treatment facility. Under the professional services agreements, the Professional Groups also provide a physician to serve as medical director for the applicable facility. The Professional Groups either bill the payor for their services directly or are compensated by the treatment facility based on fair market value hourly rates. Each of the professional services agreements has a term of five years and will automatically renew for additional one year periods. For additional information related to the Professional Groups, see Note 5 to our audited financial statements included elsewhere in this notice/prospectus.

We provided the initial working capital funding in connection with the formation of the Professional Groups in return for a receivable. We make additional advances to the Professional Groups during periods in which there is a shortfall between revenues collected by the Professional Group from the treatment facilities and payors, on the one hand, and the Professional Group’s contracting expenses and payroll requirements, on the other hand, thereby increasing the balance of the receivable. Excess cash flow of the Professional Groups is repaid to us, resulting in a decrease in the receivable. The Professional Groups are obligated to repay these funds and are charged commercially reasonable interest. Any receivables due to us from the Professional Groups are eliminated in the consolidation of the Professional Groups as VIEs.

AAC has entered into written management services agreements with each of the Professional Groups, under which AAC provides management and other administrative services to the Professional Groups. These services include billing, collection of accounts receivable, accounting, management and human resource functions and setting policies and procedures. Pursuant to the management services agreements, the Professional Groups’ monthly revenues will first be applied to the payment of operating expenses consisting of refunds or rebates owed to clients or payors, compensation expenses of the physicians and other service providers, lease payments, professional and liability insurance premiums and any other costs or expenses incurred by AAC for the benefit of the Professional Groups and, thereafter, to the payment to AAC of a management fee equal to 20% of the Professional Groups’ gross collected monthly revenues. As described above, AAC will also provide financial support to each Professional Group on an as-needed basis to cover any shortfall between revenues collected by the Professional Groups from the treatment facilities and payors and the Professional Group’s contracting expenses and payroll requirements. Through these arrangements, we are directing the activities that most significantly impact the financial results of the respective Professional Groups; however, treatment decisions are made solely by licensed healthcare professionals employed or engaged by the Professional Groups as required by various state laws. Based on our ability to direct the activities that most significantly impact the financial results of the Professional Groups, provide necessary funding and the obligation and likelihood of absorbing all expected gains and losses, we have determined that we are the primary beneficiary, and, therefore, consolidate the five Professional Groups as variable interest entities.

Competition

We believe we are one of the largest for-profit companies focused on substance abuse treatment in the United States. According to IBISWorld, approximately 77% of all substance abuse treatment clinics in the United States have a single location, and approximately 44% of all substance abuse treatment facilities have fewer than 20 employees. Many of the largest for-profit addiction treatment providers operate in the broader behavioral healthcare sector without focusing primarily on substance abuse. We believe our size and core focus on substance abuse treatment provide us with an advantage over competitors in terms of building our brand and marketing our platform to potential clients.

The market for mental health and substance abuse treatment facilities is highly fragmented with approximately 16,700 different facilities providing services to the adult and adolescent population, of which only 33% are operated by for-profit organizations. Our residential treatment facilities compete with several national competitors and many regional and local competitors. Some of our competitors are government entities and supported by tax revenues, and others are non-profit entities that are primarily supported by endowments and charitable contributions. We do not receive financial support from these sources. Some larger companies in our industry, including Acadia Healthcare Company, Inc. and CRC Health Corp., compete with us on a national scale and offer substance abuse treatment services among other behavioral healthcare services. To a lesser extent, we also compete with other providers of substance abuse treatment services, including other inpatient behavioral healthcare facilities and general acute care hospitals.

We believe the primary competitive factors affecting our business include:

•	quality of clinical programs and services;

•	reputation and brand recognition;

•	overall aesthetics of the facilities;

•	amenities offered to clients; and

•	relationships with payors and referral sources.

Sources of Revenue

Our revenues primarily consist of service charges related to providing addiction and behavioral health treatment and other ancillary services associated with serving our clients, such as the collection and laboratory testing of urine for controlled substances. For the year ended December 31, 2013 and for the six months ended June 30, 2014, approximately 90% of our revenues were reimbursable by commercial payors, including amounts paid by such payors to clients, with the remaining portion payable directly by our clients. For the year ended December 31, 2013, approximately 12.3% of our revenue reimbursements came from Blue Cross Blue Shield of California, 12.1% came from Aetna and 10.3% came from United Behavioral Health. No other payor accounted for more than 10% of our revenue reimbursements for the year ended December 31, 2013. For the six months ended June 30, 2014, approximately 14.5% of our revenue reimbursements came from Anthem Blue Cross Blue Shield of Colorado, 12.5% came from Blue Cross Blue Shield of California, 12.3% came from Aetna and 10.4% came from Blue Cross Blue Shield of Texas. No other payor accounted for more than 10% of our revenue reimbursements for the six months ended June 30, 2014.

Regulatory Matters

Overview

Substance abuse treatment providers are regulated extensively at the federal, state and local levels. In order to operate our business and obtain reimbursement from third-party payors, we must obtain and maintain a variety of licenses, permits, certifications and accreditations. We must also comply with numerous other laws and regulations applicable to the conduct of business by substance abuse treatment providers. Our facilities are also subject to periodic on-site inspections by the agencies that regulate and accredit them in order to determine our compliance with applicable requirements.

The laws and regulations that affect substance abuse treatment providers are complex, change frequently and require that we regularly review our organization and operations and make changes as necessary to comply with changes in the law or new interpretations of laws or regulations. Significant public attention has focused in recent years on the healthcare industry, directing attention not only to the conduct of industry participants but also to the cost of healthcare services. In recent years, there have been heightened coordinated civil and criminal enforcement efforts relating to the healthcare industry by both federal and state government agencies. The ongoing investigations relate to, among other things, various referral practices, cost reporting, billing practices, credit balances, physician ownership and joint ventures involving hospitals and other healthcare providers. We expect that healthcare costs and other factors will continue to encourage both the development of new laws and regulations and increased enforcement activity.

We believe we are in substantial compliance with all applicable laws and regulations and are not aware of any material pending or threatened investigations involving allegations of wrongdoing. While no such regulatory inquiries have been made, compliance with such laws and regulations can be subject to future government review and interpretation, as well as significant regulatory action including fines, penalties and exclusion from government health programs.

Licensure, Accreditation and Certification

All of our substance abuse treatment facilities are licensed under applicable state laws where licensure is required. Licensing requirements typically vary significantly depending upon the state in which a facility is located and the types of services provided. The types of licensed services that our facilities provide include intensive outpatient, community housing, adult residential, outpatient treatment, partial hospitalization and medical detoxification. In addition, our employed case managers, therapists and medical technicians may be subject to individual state license requirements.

Our Desert Hope facility is, and any future facilities that store and dispense controlled substances will be, required to register with the U.S. Drug Enforcement Administration, or DEA, and abide by DEA regulations regarding controlled substances. Finally, each of our treatment facilities has a certificate under the Clinical Laboratory Improvement Amendments of 1988, or CLIA, to conduct urinalysis screening for its clients.

Each of our substance abuse treatment facilities has obtained accreditation from the Commission on Accreditation of Rehabilitation Facilities, or CARF, which is the primary accreditation body in the substance abuse treatment industry. CARF accredits behavioral health organizations providing mental health and alcohol and drug use and addiction treatment services, as well as opiate treatment programs, and many other types of programs. This type of accreditation program is intended to improve the quality, safety, outcomes and value of healthcare services provided by accredited facilities. CARF requires an initial application and completion of on-site surveys demonstrating compliance with accreditation requirements. Accreditation is granted for a specified period, typically ranging from one to three years, and renewals of accreditation require completion of a renewal application and an on-site renewal survey.

We believe that all of our facilities and programs are in substantial compliance with current applicable state and local licensure, certification and accreditation requirements. In addition, we believe all of our facilities are in substantial compliance with the standards of CARF. Periodically, state and local regulatory agencies as well as accreditation entities conduct surveys of our facilities and may find from time to time that a facility is not in full compliance with all of the accreditation standards. Upon receipt of any such finding, the facility timely submits a plan of correction and corrects any cited deficiencies.

Fraud, Abuse and Self-Referral Laws

We do not currently bill or accept payments from any federal healthcare programs. Therefore, we are generally not impacted by the anti-kickback provisions of the Social Security Act, and our operations are not subject to the federal prohibition on physician self-referrals, commonly referred to as the Stark Law. However, many states have passed anti-kickback statutes and physician self-referral prohibitions similar to the federal statutes and regulations. These state laws are often drafted broadly to cover all payors (i.e., not restricted to Medicare and other federal healthcare programs) and often lack interpretative guidance. A violation of these laws could result in a prohibition on billing payors for such services, result in civil or criminal penalties and could adversely affect the state license of any program or facility found to be in violation.

Federal prosecutors have broad authority to prosecute healthcare fraud even when federal healthcare programs are not involved. For example, federal law criminalizes the knowing and willful execution or attempted execution of a scheme or artifice to defraud any healthcare benefit program as well as obtaining by false pretenses any money or property owned by any healthcare benefit program. Federal law also prohibits embezzlement of healthcare funds, false statements relating to healthcare and obstruction of the investigation of criminal offenses. All of these federal criminal offenses are enforceable regardless of whether an entity or individual participates in the Medicare program or any other federal healthcare program.

False Claims

We are subject to state and federal laws that govern the submission of claims for reimbursement. These laws generally prohibit an individual or entity from knowingly and willfully presenting a claim (or causing a claim to be presented) for payment from Medicare, Medicaid or other third-party payors that is false or fraudulent. The standard for “knowing and willful” often includes conduct that amounts to a reckless disregard for whether accurate information is presented by claims processors. Penalties under these statutes include substantial civil and criminal fines, exclusion from the Medicare program and imprisonment.

One of the most prominent of these laws is the federal False Claims Act, or FCA, which may be enforced by the federal government directly or by a qui tam plaintiff (or whistleblower) on the government’s behalf. When a private plaintiff brings a qui tam action under the FCA, the defendant often will not be made aware of the lawsuit until the government commences its own investigation or determines whether it will intervene. When a defendant is determined by a court of law to be liable under the FCA, the defendant may be required to pay three times the amount of the alleged false claim, plus mandatory civil penalties of between $5,500 and $11,000 for each separate false claim. As we do not submit claims to any federal healthcare program, the FCA poses minimal risk to our facilities.

Many states have passed false claims acts similar to the FCA. Under these laws, the government may impose a penalty and recover damages, often treble damages, for knowingly submitting or participating in the submission of claims for payment that are false or fraudulent or which contain false or misleading information. These laws may be limited to specific programs (such as state workers’ compensation programs) or may apply to all payors. In many cases, alleged violations of these laws may be brought by a whistleblower who may be an employee, a referring physician, a competitor, a client or other individual or entity, and who may be eligible for a portion of any recovery. Further, like the federal law, state false claims act laws generally protect employed whistleblowers from retribution by their employers.

Although we believe that we have procedures in place to ensure the accurate completion of claims forms and requests for payment, the laws, regulations and standards defining proper billing, coding and claim submission are complex and have not been subjected to extensive judicial or agency interpretation. Billing errors can occur despite our best efforts to prevent or correct them, and we cannot assure you that the government or a payor will regard such errors as inadvertent and not in violation of the applicable false claims act laws or related statutes.

Privacy and Security Requirements

There are numerous federal and state regulations that address the privacy and security of client health information. In particular, federal regulations issued under the Drug Abuse Prevention, Treatment and Rehabilitation Act of 1979 strictly restrict the disclosure of client identifiable information related to substance abuse and apply to any of our facilities that receive any federal assistance, which is interpreted broadly to include facilities licensed, certified or registered by a federal agency. Further, the HIPAA privacy and security regulations extensively regulate the use and disclosure of individually identifiable health information (known as “protected health information”) and require covered entities, which include most health providers, to implement and maintain administrative, physical and technical safeguards to protect the security of such information. Additional security requirements apply to electronic protected health information. These regulations also provide clients with substantive rights with respect to their health information.

The HIPAA privacy and security regulations also require our substance abuse treatment programs and facilities to impose compliance obligations by written agreement on certain contractors to whom our programs disclose client information known as “business associates.” The requirements for agreements with business associates changed in 2013, requiring us and other entities subject to HIPAA to revise existing agreements or to enter into new agreements. Compliance with these revised standards was required beginning September 23, 2013, except that existing business associate agreements may qualify for an extended compliance date of September 23, 2014. Covered entities may be subject to penalties as a result of a business associate violating HIPAA if the business associate is found to be an agent of the covered entity. Business associates are now also directly subject to liability under the HIPAA privacy and security regulations. In instances where our programs act as a business associate to a covered entity, there is the potential for additional liability beyond the program’s covered entity status.

Covered entities must report breaches of unsecured protected health information to affected individuals without unreasonable delay but not to exceed 60 days of discovery of the breach by a covered entity or its agents. Notification must also be made to HHS and, in certain situations involving large breaches, to the media. HHS is required to publish on its website a list of all covered entities that report a breach involving more than 500 individuals. In a 2013 final rule, HHS modified this breach notification requirement by creating a presumption that all non-permitted uses or disclosures of unsecured protected health information are breaches unless the covered entity or business associate establishes that there is a low probability the information has been compromised. Various state laws and regulations may also require us to notify affected individuals in the event of a data breach involving individually identifiable information without regard to whether there is a low probability of the information being compromised.

Violations of the HIPAA privacy and security regulations may result in civil penalties of up to $50,000 per violation for a maximum civil penalty of $1,500,000 in a calendar year for violations of the same requirement. HIPAA also provides for criminal penalties of up to $250,000 and ten years in prison, with the severest penalties for obtaining or disclosing protected health information with the intent to sell, transfer or use such information for commercial advantage, personal gain or malicious harm. In addition, state attorneys general may bring civil actions seeking either injunction or damages in response to violations of the HIPAA privacy and security regulations that threaten the privacy of state residents. HHS is required to impose penalties for violations resulting from willful neglect and is required to perform compliance audits.

Our programs remain subject to any privacy-related federal or state laws that are more restrictive than the HIPAA privacy and security regulations. These laws vary by state and could impose additional requirements and penalties. For example, some states impose strict restrictions on the use and disclosure of health information pertaining to mental health or substance abuse treatment. The Federal Trade Commission also uses its consumer protection authority to initiate enforcement actions in response to data breaches.

We enforce a health information privacy and security compliance plan, which we believe complies with the HIPAA privacy and security regulations and other applicable requirements. Compliance with federal and state privacy and security requirements has required and will continue to require us to expend significant resources.

Mental Health Parity Legislation and the Affordable Care Act

The regulatory framework in which we operate is constantly changing. Both the Mental Health Parity legislation and the Affordable Care Act may require that we make operational changes to comply with such laws and regulations. The Mental Health Parity and Addiction Equity Act of 2008, or MHPAEA, is a federal parity legislation that requires large group health insurance plans that offer mental health and addiction coverage to provide that coverage on par with financial and treatment coverage offered for other illnesses. Health plans that do not already cover mental health treatments will not be required to do so, and health plans are not required to provide coverage for every mental health condition published in the Diagnostic and Statistical Manual of Mental Disorders by the American Psychiatric Association. The MHPAEA also contains a cost exemption that operates to exempt a group health plan from the MHPAEA’s requirements if compliance with the MHPAEA becomes too costly. HHS issued interim rules implementing MHPAEA in February 2010 and final rules in November 2013.

The Affordable Care Act poses both opportunities and risks for us. The Affordable Care Act represents significant change to the healthcare industry, including reforming the health insurance market, adopting a number of payment reform measures, attempting to reduce the overall growth rate of healthcare spending, strengthening fraud and abuse enforcement as well as adopting numerous specific provisions applicable to individual segments of the healthcare industry. The impact of the Affordable Care Act on each of our programs may vary. Further, its overall impact is difficult to determine because of uncertainty around a number of factors, including issues around the timing and manner of implementation, the possibility of amendment, repeal or judicial modification, and our inability to predict how individuals, employers, health plans and providers will react to the requirements of the Affordable Care Act.

We believe that one permanent effect of the Affordable Care Act has been an increase in payment reform efforts by federal and state government payors and commercial payors. These efforts take many forms including the growth of ACOs, pay-for-performance bonus arrangements, partial capitation arrangements and the bundling of services into a single payment. The result of these efforts is that more risk of the overall cost of care is being transferred to providers. As institutional providers and their affiliated physicians assume more risk for the cost of care, we expect more services to be furnished within provider networks formed to accept these types of payment reforms. Our ability to compete and retain our traditional sources of clients may be adversely affected by our exclusion from such networks or our inability to be included in such networks.

Overall, the expansion of health insurance coverage under the Affordable Care Act is expected to be beneficial to the substance abuse treatment industry. Beginning January 1, 2014, health insurers are prohibited from denying coverage to individuals because of preexisting conditions. Further, all new small group and individual market health plans are required to cover ten essential health benefit categories, which include mental health and substance abuse disorder services. Likewise, beginning January 1, 2014, the small group and individual market plans are required to comply with the requirements of MHPAEA. According to HHS estimates published in February 2013, these changes are expected to expand coverage for mental health and substance abuse disorders for another 62.5 million Americans.

It is estimated that only 10.8% of those suffering with substance abuse disorders actually seek treatment. Accordingly, the expansion of commercial insurance for substance abuse treatment services may result in a higher demand for services from all providers. It is also likely to bring new competitors to the market, some of which may be better capitalized and have greater market penetration than we do. Further, we expect increased demand for substance abuse treatment services to also increase the demand for case managers, therapists, medical technicians and others with clinical expertise in substance abuse treatment that may make it both more difficult to adequately staff our substance abuse treatment facilities and could significantly increase our costs in delivering treatment, which may adversely affect both our operations and profitability. This increased demand may be tempered somewhat by another provision of the Affordable Care Act that budgets $25 million in grants and assistance to increase the number of mental health and behavioral health professionals.

CLIA and State Lab Licensure

In addition to the testing performed at our laboratory facility, each of our treatment facilities conducts low complexity urinalysis testing and possesses a federal certification under CLIA and, where necessary, applicable state and local licenses. Under CLIA, we are required to hold a certificate applicable to the type of clinical laboratory tests that we perform, which require compliance with certain CLIA-imposed standards based upon the relative complexity of the level of testing that we are actually performing. CLIA regulates clinical laboratory testing by requiring that laboratories be certified by the federal government and comply with various operational, personnel, facilities administration, quality and proficiency requirements intended to ensure that laboratory testing services are accurate, reliable and timely. CLIA does not preempt state laws that are more stringent than federal law.

Pursuant to CLIA, a review is required to renew the certificates every two years. Additionally, we are regularly subject to survey and inspection to assess compliance with program standards and may be subject to additional random inspections. Standards for testing under CLIA are based on the level of complexity of the tests performed by the laboratory. Laboratories performing high complexity testing are required to meet more stringent requirements than laboratories performing less complex tests. Our facilities currently are certified for waiver testing because they only furnish urinalysis, a low complexity test. Our laboratory currently is certified for complex testing.

In addition to CLIA requirements, we are subject to various state laws. CLIA provides that a state may adopt laboratory regulations that are more stringent than those under federal law, and a number of states, including California and other states in which we operate, have implemented their own laboratory regulatory requirements. State laws may require that laboratory personnel meet certain qualifications, specify certain quality controls or prescribe record maintenance requirements.

Additionally, many state licensure laws require a laboratory that solicits or tests specimens from individuals within that state to hold a license from that state, even if the testing occurs in another state. In particular, California, Florida and New Jersey require out-of-state laboratories to hold state licenses.

Health Planning and Certificates of Need

The construction of new healthcare facilities, the expansion of existing facilities, the transfer or change of ownership of existing facilities and the addition of new beds, services or equipment may be subject to state laws that require prior approval by state regulatory agencies under certificate of need laws. These laws generally require that a state agency determine the public need for construction or acquisition of facilities or the addition of new services. Review of certificates of need and other healthcare planning initiatives may be lengthy and may require public hearings. Violations of these state laws may result in the imposition of civil sanctions or revocation of a facility’s license. Currently, no states in which we operate have certificate of need requirements for substance abuse treatment centers applicable to our facilities.

Other State Healthcare Laws

Most states have a variety of laws that may potentially impact our operations and business practices. For instance, many states in which our programs operate prohibit corporations (and other legal entities) from practicing medicine by employing physicians and certain non-physician practitioners. These prohibitions on the corporate practice of medicine impact how our programs structure their relationships with physicians and other affected non-physician practitioners. These arrangements, however, have typically not been vetted by either a court or the affected regulatory body.

Similarly, many states prohibit physicians from sharing a portion of their professional fees with any other person or entity. These so-called fee-splitting prohibitions range from prohibiting arrangements resembling a kickback to broadly prohibiting percentage-based compensation and other variable compensation arrangements with physicians.

If our arrangements with physicians were found to violate a corporate practice of medicine prohibition or a state fee-splitting prohibition, our contractual arrangements with physicians in such states could be adversely affected, which, in turn, may adversely affect both our operations and revenues. Further, we could face sanctions for aiding and abetting the violation of the state’s medical practice act.

Local Land Use and Zoning

Municipal and other local governments also may regulate our treatment programs. Many of our facilities must comply with zoning and land use requirements in order to operate and many of our de novo acquisition targets will be contingent upon zoning and land use approvals. For example, local zoning authorities regulate not only the physical properties of a healthcare facility, such as its height and size, but also the location and activities of the facility. In addition, community or political objections to the placement of treatment facilities can result in delays in the land use permit process and may prevent the operation of facilities in certain areas.

Risk Management and Insurance

The healthcare industry in general continues to experience an increase in the frequency and severity of litigation and claims. As is typical in the healthcare industry, we could be subject to claims that our services have resulted in injury to our clients or had other adverse effects. In addition, resident, visitor and employee injuries could also subject us to the risk of litigation. While we believe that quality care is provided to our clients and that we materially comply with all applicable regulatory requirements, an adverse determination in a legal proceeding or government investigation could have a material adverse effect on our financial condition.

We maintain commercial insurance coverage on an occurrence basis for general and professional liability claims with no deductible, a primary $1 million per claim limit and an annual aggregate primary limit of $3 million with umbrella coverage for an additional $20 million limit.

Compliance Programs

Compliance with government rules and regulations is a significant concern throughout our industry, in part due to evolving interpretations of these rules and regulations. We seek to conduct our business in compliance with all statutes and regulations applicable to our operations. To this end, we have established an informal compliance program that reviews for regulatory compliance procedures, policies and facilities throughout our business. Our executive management team is responsible for the oversight and operation of our compliance program. We provide periodic and comprehensive training programs to our personnel, which are intended to promote the strict observance of our policies designed to ensure compliance with the statutes and regulations applicable to us. To better focus our compliance efforts, we intend to develop a formal compliance program in 2014.

Environmental Matters

We are subject to various federal, state and local environmental laws that: (i) regulate certain activities and operations that may have environmental or health and safety effects, such as the handling, storage, transportation, treatment and disposal of medical waste products generated at our facilities, the presence of other hazardous substances in the indoor environment and protection of the environment and natural resources in connection with the development or construction of our facilities; (ii) impose liability for costs of cleaning up, and damages to natural resources from, past spills, waste disposals on and off-site or other releases of hazardous materials or regulated substances; and (iii) regulate workplace safety. Some of our facilities generate infectious or other hazardous medical waste due to the illness or physical condition of our clients. The management of infectious medical waste is subject to regulation under various federal, state and local environmental laws, which establish management requirements for such waste. These requirements include record-keeping, notice and reporting obligations. Management believes that our operations are generally in compliance with environmental and health and safety regulatory requirements or that any non-compliance will not result in a material liability or cost to achieve compliance. Historically, the costs of achieving and maintaining compliance with environmental laws and regulations at our facilities have not been material. However, we cannot assure you that future costs and expenses required for us to comply with any new, or changes in existing, environmental and health and safety laws and regulations or new or discovered environmental conditions will not have a material adverse effect on our business, financial condition or results of operations.

Employees

As of September 30, 2014, we employed approximately 830 people, consisting of approximately 720 full-time employees and 110 part-time employees. None of our employees is represented by a labor union or covered by a collective bargaining agreement. We believe that our employee relations are good.

Legal Proceedings

From time to time, we may be engaged in various lawsuits and legal proceedings in the ordinary course of our business. Except as described below, we are currently not aware of any legal proceedings the ultimate outcome of which, in our judgment based on information currently available, would have a material adverse effect on our business, financial condition or results of operations.

Horizon Blue Cross Blue Shield of New Jersey v. Avee Laboratories et al.

On September 4, 2013, Horizon Blue Cross Blue Shield of New Jersey (“Horizon”) filed an amended complaint in the Superior Court of New Jersey against several defendants, including Leading Edge Recovery Center, LLC, one of our subsidiaries. Leading Edge Recovery Center, LLC formerly operated a drug and alcohol treatment facility in New Jersey. Horizon alleges the defendants submitted and caused others to submit unnecessary drug tests in violation of New Jersey law and is seeking recovery for monetary and treble damages. We are vigorously defending these claims and believe them to be without merit. We cannot provide any assurance that we will prevail in this manner, nor can we reasonably estimate our potential liability if there is an adverse outcome. Further, we have made a demand for indemnification upon James D. Bevell for the portion of these claims relating to the period prior to the TSN Acquisition. As part of a settlement agreement with Mr. Bevell in September 2014 to settle certain litigation, AAC agreed that the indemnity obligations of Mr. Bevell in connection with the Horizon litigation would be terminated.

COMPARATIVE MARKET PRICES AND DIVIDENDS

In October 2014, Holdings completed an initial public offering of 5,750,000 shares of its common stock, and, as a result Holdings common stock is listed on the New York Stock Exchange. AAC common stock is not listed on a national exchange. The following table sets forth (i) the high and low sales prices of shares of Holdings common stock as reported on the New York Stock Exchange and (ii) the high and low closing bid quotations of shares of AAC common stock as reported on the OTCBB, for the periods indicated below. The over-the-counter market quotations reflect inter-dealer prices, without retail mark-up, mark-down or commission, and may not necessarily reflect the prices for actual transactions.

	Holdings Common Stock		AAC Common Stock
Quarter	High	Low	High	Low
Third Quarter 2014	—	—	$1.26	$0.50
Second Quarter 2014	—	—	1.26	0.51
First Quarter 2014	—	—	1.70	1.26
Fourth Quarter 2013	—	—	1.70	1.50
Third Quarter 2013	—	—	2.15	1.70
Second Quarter 2013	—	—	2.10	0.50
First Quarter 2013	—	—	0.59	0.00
Fourth Quarter 2012	—	—	0.01	0.00
Third Quarter 2012	—	—	0.01	0.00
Second Quarter 2012	—	—	0.01	0.01
First Quarter 2012	—	—	0.01	0.01

The following table sets forth the closing prices of Holdings and AAC as reported on October 30, 2014:

	Holdings Common Stock Closing Price	AAC Common Stock Closing Price
Date
October 30, 2014	$21.20	$1.01

As of October 30, 2014, there were 21,081,334 shares outstanding and approximately 67 holders of record of Holdings shares. As of October 30, 2014, there were 9,420,038 shares of AAC common stock outstanding and approximately 62 holders of record of AAC shares. The number of shares outstanding for Holdings gives effect to a 1.571119-for-1 stock split in the form of a stock dividend effected on September 18, 2014.

Neither Holdings nor AAC declared any cash dividends during the periods indicated.

The market prices of Holdings common stock and AAC common stock will fluctuate between the date of this notice/prospectus and the completion of the merger. No assurance can be given concerning the market prices of Holdings common stock or AAC common stock before the completion of the merger or the market price of Holdings common stock after the completion of the merger. Holdings and AAC stockholders are advised to obtain current market prices for Holdings common stock and AAC common stock. The timing and amount of future dividends will depend upon earnings, cash requirements, the financial condition of Holdings and its subsidiaries and other factors deemed relevant by the Holdings board of directors.

SELECTED HISTORICAL AND PRO FORMA CONSOLIDATED FINANCIAL AND OPERATING DATA

The following tables present our selected historical and pro forma consolidated financial and operating data as of the dates and for the periods indicated. Holdings was formed as a Nevada corporation on February 12, 2014, and acquired 93.6% of the outstanding shares of common stock of AAC in connection with the Reorganization Transactions (98.0% after giving effect to the surrender and cancellation of 698,259 shares of AAC common stock in connection with the settlement of certain litigation), and Holdings therefore controls AAC. Prior to the completion of the Reorganization Transactions (as later defined), Holdings had not engaged in any business or other activities except in connection with its formation. Accordingly, all financial and operating data herein relating to periods prior to the completion of the Reorganization Transactions is that of AAC and its consolidated subsidiaries and is referred to as “our” historical financial and operating data.

The selected consolidated financial data as of and for the years ended December 31, 2012 and 2013 are derived from our audited consolidated financial statements included elsewhere in this notice/prospectus. The selected consolidated financial data for the year ended December 31, 2011 are derived from our audited consolidated financial statements not included in this notice/prospectus. The selected consolidated financial data as of June 30, 2014 and for the six months ended June 30, 2013 and 2014 are derived from our unaudited condensed consolidated financial statements included elsewhere in this notice/prospectus. The following selected consolidated financial data should be read together with our audited consolidated financial statements, unaudited condensed consolidated financial statements and accompanying notes and information under the caption “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included elsewhere in this notice/prospectus. The selected consolidated financial data in this section are not intended to replace our consolidated financial statements and the related notes. In the opinion of management, the interim financial data set forth below include all adjustments, consisting of normal recurring accruals, necessary to fairly present our financial position. Our historical results are not necessarily indicative of results that may be expected in the future. See Note 3 to our unaudited condensed consolidated financial statements included elsewhere in this notice/prospectus for additional information regarding the BHR Acquisition and the CRMS Acquisition and see “Management’s Discussion and Analysis of Financial Condition and Results of Operations” for a discussion of the anticipated impact the BHR Acquisition and the CRMS Acquisition will have on our future results of operations and financial position.

The selected unaudited pro forma financial and other data for the year ended December 31, 2013 and as of and for the six months ended June 30, 2014 have been adjusted to give effect to the initial public offering and our use of proceeds from the initial public offering and, in the case of the unaudited pro forma consolidated income statement data, certain other transactions as described in the section entitled “Unaudited Pro Forma Consolidated Financial Statements” included elsewhere in this notice/prospectus. Specifically, the “Pro Forma as Adjusted” columns in the selected unaudited pro forma consolidated income statement and other data give effect to the Reorganization Transactions, the related financing transactions, the initial offering and our intended use of proceeds therefrom and the merger, in each case for the year ended December 31, 2013 and for the six months ended June 30, 2014. This data is subject and gives effect to the assumptions and adjustments described in the notes accompanying the unaudited pro forma consolidated financial statements included elsewhere in this notice/prospectus. The selected unaudited pro forma financial data is presented for informational purposes only and should not be considered indicative of actual results of operations that would have been achieved had the transactions and the initial public offering been consummated on the dates indicated and does not purport to be indicative of financial condition data or results of operations as of any future date or for any future period.

	Year Ended December 31,		Year Ended December 31, 2013		Six Months Ended June 30, 2013 Actual (unaudited)	Six Months Ended June 30, 2014
			Actual	Pro Forma as Adjusted		Actual (unaudited)	Pro Forma as Adjusted
	2011	2012
	(in thousands, except for share and per share amounts)
Income Statement Data:
Revenues	$28,275	$66,035	$115,741	$115,741	$59,331	$59,203	$59,203

Operating expenses:
Salaries, wages and benefits	9,171	25,680	46,856	46,856	21,732	24,124	24,124
Advertising and marketing	4,915	8,667	13,493	13,493	6,588	7,079	7,079
Professional fees	1,636	5,430	10,277	10,290	4,706	4,895	4,895
Client related services	5,791	8,389	7,986	7,986	3,567	5,211	5,211
Other operating expenses	2,448	6,384	11,615	11,615	6,213	5,551	5,551
Rentals and leases	1,196	3,614	4,634	3,369	2,772	940	940
Provision for doubtful accounts	1,063	3,344	10,950	10,950	4,820	6,288	6,288
Litigation settlement(1)	—	—	2,588	2,588	2,500	240	240
Restructuring(2)	—	—	806	806	551	—	—
Depreciation and amortization	195	1,288	3,003	3,193	1,399	2,228	2,228

Total operating expenses	26,415	62,796	112,208	111,146	54,848	56,556	56,556

Income from operations	1,860	3,239	3,533	4,595	4,483	2,647	2,647
Interest expense	337	980	1,390	1,469	784	705	481
Other (income) expense, net	—	12	36	36	(27)	15	15

Income before income tax expense	1,523	2,247	2,107	3,090	3,726	1,927	2,151
Income tax expense	652	1,148	615	1,499	1,745	859	1,069

Net income	871	1,099	1,492	1,591	1,981	1,068	1,082
Less: net loss (income) attributable to noncontrolling interest(3)	—	405	(706)	648	(343)	668	1,024

Net income attributable to AAC Holdings, Inc. stockholders	871	1,504	786	2,239	1,638	1,736	2,106
Deemed contribution—redemption of Series B Preferred Stock	—	—	1,000	1,000	1,000	—	—
BHR Series A Preferred Unit dividend				(960)	—	(203)	(480)

Net income available to AAC Holdings, Inc. common stockholders	$871	$1,504	$1,786	2,279	$2,638	$1,533	$1,626

Earnings per share attributable to common stockholders:
Basic	$0.13	$0.12	$0.13	$0.14	$0.19	$0.10	$0.10

Diluted	$0.13	$0.12	$0.12	$0.14	$0.19	$0.10	$0.10

Weighted-average shares outstanding:
Basic	6,735,594	12,208,160	13,855,797	15,990,932	13,624,654	14,942,014	16,903,088
Diluted	6,777,889	12,363,164	14,291,937	16,427,072	13,723,622	14,995,422	16,956,496
Other Financial Information:
Adjusted EBITDA(4)	$2,055	$7,168	$11,558	$12,810	$9,580	$7,832	$7,832

			As of June 30, 2014
	As of December 31,		Actual (unaudited)	Pro Forma as Adjusted(5)
	2012	2013
	(in thousands)
Balance Sheet Data:
Cash and cash equivalents	$740	$2,012	$2,382	$47,591
Working capital	3,190	1,220	3,729	62,224
Total assets	53,598	81,638	93,752	137,073
Total debt, including current portion	25,222	43,075	46,794	30,110
Total mezzanine equity (including noncontrolling interest)(6)	11,613	11,842	7,835	7,782
Total stockholders’ equity (including noncontrolling interest)(7)	4,678	11,883	26,497	86,555

	Year Ended December 31,		Six Months Ended June 30,
	2012	2013	2013	2014
Operating Metrics (unaudited):
Average daily census(8)	238	339	365	375
Average daily revenue(9)	$759	$935	$898	$872
Average net daily revenue(10)	$722	$847	$825	$780
New admissions(11)	2,934	4,053	2,174	2,177
Bed count at end of period(12)	338	431	420	427

(1)	We recorded a $2.5 million reserve in the second quarter of 2013 in connection with a consolidated wage and hour class action claim. We made a payment of $2.6 million in the second quarter of 2014 to settle the matter. For additional discussion of this litigation settlement, see Note 16 to our audited financial statements included elsewhere in this notice/prospectus.
(2)	During the first half of 2013, management adopted restructuring plans to centralize our call centers and to close the Leading Edge facility. As a result, aggregate restructuring and exit charges of $0.8 million were recognized in 2013, of which $0.6 million was recognized in the six months ended June 30, 2013. We did not recognize any restructuring expenses during 2012 as expenses related to the corporate relocation were not significant.
(3)	Represents the net income attributable to the stockholders of AAC that did not exchange their shares for Holdings common stock for the period from April 15, 2014 to June 30, 2014, the net (income) loss attributable to the noncontrolling interest in BHR (for 2012, 2013 and through the acquisition date of April 15, 2014) and the Professional Groups (as defined in “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Consolidation of VIEs”) (for 2013 and the six month period ended June 30, 2014) and the net (income) loss in the Pro Forma as Adjusted column of the Professional Groups.
(4)

Adjusted EBITDA is a “non-GAAP financial measure” as defined under the rules and regulations promulgated by the SEC. We define Adjusted EBITDA as net income adjusted for interest expense, depreciation and amortization expense, income tax expense, stock-based compensation and related tax reimbursements, litigation settlement and restructuring charges and acquisition related de novo startup expenses, which includes professional services for accounting, legal and valuation services related to the acquisitions and legal and licensing expenses related to de novo projects. Adjusted EBITDA, as presented in this notice/prospectus, is considered a supplemental measure of our performance and is not required by, or presented in accordance with, GAAP. Adjusted EBITDA is not a measure of our financial performance under GAAP and should not be considered as an alternative to net income or any other performance measures derived in accordance with GAAP. We have included information concerning Adjusted EBITDA in this notice/prospectus because we believe that such information is used by certain investors as a measure of a company’s historical performance. We believe this measure is frequently used by securities analysts, investors and other interested parties in the evaluation of issuers of equity securities, many of which present EBITDA and Adjusted EBITDA when reporting their results. Because Adjusted EBITDA is not determined in accordance with GAAP, it is subject to varying calculations and may not be comparable to the Adjusted

EBITDA (or similarly titled measures) of other companies. Our presentation of Adjusted EBITDA should not be construed as an inference that our future results will be unaffected by unusual or nonrecurring items. The following table presents a reconciliation of Adjusted EBITDA to net income, the most comparable GAAP measure, for each of the periods indicated:

	Year Ended December 31,		Year Ended December 31, 2013		Six Months Ended June 30, 2013 Actual (unaudited)	Six Months Ended June 30, 2014
	2011	2012	Actual	Pro Forma as Adjusted		Actual (unaudited)	Pro Forma as Adjusted
	(in thousands)
Net Income	$871	$1,099	$1,492	$1,591	$1,981	$1,068	$1,082
Non-GAAP Adjustments:
Interest expense	337	980	1,390	1,469	784	705	481
Depreciation and amortization	195	1,288	3,003	3,193	1,399	2,228	2,228
Income tax expense	652	1,148	615	1,499	1,745	859	1,069
Stock-based compensation and related tax reimbursements	—	2,408	1,649	1,649	605	1,776	1,776
Litigation settlement	—	—	2,588	2,588	2,500	240	240
Restructuring	—	—	806	806	551	—	—
Acquisition related and de novo start-up expenses	—	245	15	15	15	956	956

Adjusted EBITDA	$2,055	$7,168	$11,558	$12,810	$9,580	$7,832	$7,832

(5)	Reflects the issuance of 5,000,000 shares of Holdings common stock in the initial public offering the estimated net proceeds of $65.6 million and a use of a portion of the proceeds to repay approximately $14.7 million of outstanding indebtedness and to pay $7.6 million in connection with the settlement of certain litigation and the short-form merger described herein.
(6)	For additional discussion of mezzanine equity and noncontrolling interest, see Note 11 to our audited financial statements included elsewhere in this notice/prospectus.
(7)	Noncontrolling interest represents the equity of BHR (through April 15, 2014) and the Professional Groups (as defined in “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Consolidation of VIEs”) that we do not own as well as the outstanding shares of AAC common stock that were not exchanged for shares of Holdings common stock.
(8)	Includes client census at all of our owned or leased inpatient facilities, including FitRx, as well as beds obtained through contractual arrangements to meet demand exceeding capacity. For additional information about contracted beds, see “Revenues” under Note 3 to our audited financial statements included elsewhere in this notice/prospectus.
(9)	Average daily revenue is calculated as total revenues during the period divided by the product of the number of days in the period multiplied by average daily census.
(10)	Average net daily revenue is calculated as total revenues less provision for doubtful accounts during the period divided by the product of the number of days in the period multiplied by average daily census.
(11)	Includes total client admissions for the period presented.
(12)	Bed count at end of period includes all beds at owned and leased inpatient facilities, including FitRx, but excludes contracted beds as of December 31, 2012. We did not have any contracted beds as of any other period presented. Bed count at the end of the 2012 period includes 70 beds at our former Leading Edge facility, which was closed in the second quarter of 2013. For additional information regarding the closure of the Leading Edge facility, see Note 13 to our audited financial statements included elsewhere in this notice/prospectus. In the first quarter of 2014, we added two beds at the FitRx facility to accommodate increased client census and eliminated six beds at The Academy facility as a result of an expired housing lease. In addition, the Greenhouse expansion, completed in July 2014, added 60 beds, all of which are licensed for detoxification.

UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS

Holdings was formed in the first quarter of 2014 and completed the Reorganization Transactions in April 2014, which included the Private Share Exchange, the BHR Acquisition and the CRMS Acquisition. As a result of the Reorganization Transactions, Holdings owns (i) 93.6% of the outstanding common stock of AAC (98.0% after giving effect to the surrender and cancellation of 698,259 shares of AAC common stock in connection with the settlement of certain litigation, which shares were cancelled subsequent to the initial public offering), (ii) 100% of the outstanding common membership interests in BHR, which represents 100% of the voting rights in BHR, and (iii) 100% of the outstanding membership interests in CRMS. To help fund or facilitate the Reorganization Transactions, the following additional financing transactions were undertaken in 2014 prior to or in connection with the Reorganization Transactions: (i) AAC sold 741,322 shares of its common stock in a private placement to certain accredited investors from February 2014 through April 2014, with net proceeds of $6.0 million, (ii) BHR sold 8.5 Series A Preferred Units to certain accredited investors in January and February 2014 with net proceeds of $0.4 million, (iii) BHR redeemed all of the outstanding 36.5 Series A Preferred Units from certain accredited investors in April 2014 and (iv) BHR sold 160 new Series A Preferred Units to an accredited investor in April 2014 with net proceeds of $7.8 million. The Reorganization Transactions and the financing transactions that occurred through June 2014 are reflected in our consolidated financial statements as of and for the six months ended June 30, 2014 and are reflected as pro forma adjustments in the unaudited pro forma consolidated statement of income for the year ended December 31, 2013. For additional information related to the Reorganization Transactions, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and Note 3 to our unaudited condensed consolidated financial statements included elsewhere in this notice/prospectus.

The following unaudited pro forma consolidated balance sheet as of June 30, 2014 gives effect to the initial public offering and the application of the net proceeds therefrom to repay approximately $14.7 million of outstanding indebtedness, to pay $7.6 million in connection with the settlement of certain litigation and to give effect to the short-form merger as described herein, as if each had been consummated on June 30, 2014. The following unaudited pro forma consolidated statement of income for the year ended December 31, 2013 gives effect to (i) the consolidation of Greenhouse Real Estate, LLC, (ii) the Reorganization Transactions and the financing transactions related to the Reorganization Transactions, (iii) the initial public offering and the use of proceeds therefrom and (iv) the short-form merger described herein, as if each had been consummated on January 1, 2013. It does not include (i) any adjustments for Concorde Real Estate, LLC, a subsidiary of BHR, as its results of operations are included in the historical financial results for the entire year, (ii) any adjustments for The Academy Real Estate, LLC, a subsidiary of BHR, as its results of operations are included in the historical financial results for the entire period of existence during 2013 and (iii) the effect of the acquisition of the membership interests in CRMS prior to the April 15, 2014 acquisition date as CRMS does not meet the definition of a business under applicable regulations. The following unaudited pro forma condensed consolidated statement of income for the six months ended June 30, 2014 also gives effect to the (i) Reorganization Transactions and the financing transactions related to the Reorganization Transactions, (ii) the initial public offering and the use of proceeds therefrom and (iii) the short-form merger described herein, as if each had been consummated on January 1, 2013. It does not include (i) any adjustments for Greenhouse Real Estate, LLC, Concorde Real Estate, LLC and The Academy Real Estate, LLC, each of which is a subsidiary of BHR, as their results of operations are included in the historical financial results for the entire six months and (ii) the effect of the acquisition of the membership interests of CRMS as CRMS does not meet the definition of a business under applicable regulations. The notes to the unaudited pro forma consolidated financial statements describe the pro forma amounts and adjustments presented.

The pro forma adjustments reflecting the completion of the BHR Acquisition are based upon accounting for the acquisition of BHR as an acquisition of additional ownership interests in a variable interest entity that does not result in a change of control of that subsidiary, as BHR was already being consolidated as a variable interest entity in accordance with ASC 810 (Consolidation) and upon the assumptions set forth in the notes included in this section. These unaudited pro forma consolidated financial statements should be read in conjunction with the accompanying notes. The pro forma statements are primarily based on, and should also be read in conjunction with, (i) our audited consolidated financial statements and accompanying notes as of and for the year ended December 31, 2013, (ii) our unaudited condensed consolidated financial statements and accompanying notes as of and for the six months ended June 30, 2014 and (iii) Greenhouse Real Estate, LLC’s Historical Statement of Revenues and Certain Direct Operating Expenses for the period from January 1, 2013 to October 7, 2013, all of which are included elsewhere in this notice/prospectus.

The unaudited pro forma consolidated financial statements are presented for informational purposes only and do not reflect future events that may occur after the foregoing transactions or any operating efficiencies or inefficiencies that may result from the transactions. Therefore, the unaudited pro forma consolidated financial statements are not necessarily indicative of results that would have been achieved had the businesses been consolidated during the period presented or the results that we will experience after the transactions are consummated. In addition, the preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions. These estimates and assumptions affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. These estimates and assumptions are preliminary and have been made solely for purposes of developing these unaudited pro forma consolidated financial statements. Actual results could differ, perhaps materially, from these estimates and assumptions.

UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF INCOME

FOR THE YEAR ENDED DECEMBER 31, 2013

	AAC Holdings, Inc.	Greenhouse Real Estate, LLC for the Period January 1, 2013 to October 7, 2013	Pro Forma Adjustments		Pro Forma	Initial Public Offering and the Merger		AAC Holdings, Inc. Pro Forma as Adjusted
	(in thousands, except share and per share amounts)
Income Statement Data:
Revenues	$115,741	$1,265	$(1,265	)(a)	$115,741	$—		$115,741
Operating expenses:
Salaries, wages and benefits	46,856	—	—		46,856	—		46,856
Advertising and marketing	13,493	—	—		13,493	—		13,493
Professional fees	10,277	13	—		10,290	—		10,290
Client related services	7,986	—	—		7,986	—		7,986
Other operating expenses	11,615	—	—		11,615	—		11,615
Rentals and leases	4,634	—	(1,265	)(a)	3,369	—		3,369
Provision for doubtful accounts	10,950	—	—		10,950	—		10,950
Litigation settlement	2,588	—	—		2,588	—		2,588
Restructuring	806	—	—		806	—		806
Depreciation and amortization	3,003	125	65	(b)	3,193	—		3,193

Total operating expenses	112,208	138	(1,200)		111,146	—		111,146

Income (loss) from operations	3,533	1,127	(65)		4,595	—		4,595
Interest expense	1,390	388	87	(c)	1,865	(309	)(j)	1,499
						(87	)(k)
Other expense, net	36	—	—		36	—		36

Income (loss) before income tax expense	2,107	739	(152)		2,694	396		3,090
Income tax expense	615	—	211	(d)	1,325	143	(l)	1,499
			499	(e)		31	(m)

Net income (loss)	1,492	739	(862)		1,369	222		1,591
Less: net (income) loss attributable to noncontrolling interest	(706)	(739)	2,093	(f)	563	85	(n)	648
			(85	)(g)

Net income attributable to AAC Holdings, Inc.	786	—	1,146		1,932	307		2,239
Deemed contribution—redemption of Series B Preferred Stock	1,000	—	—		1,000	—		1,000
Less: BHR Series A Preferred Unit dividend	—	—	(960	)(h)	(960)	—		(960)

Net income available to AAC Holdings, Inc. common stockholders	$1,786	$—	$186		$1,972	$307		$2,279

Earnings per share:
Basic	$0.13	—	—		$0.14	—		$0.14

Diluted	$0.12	—	—		$0.13	—		$0.14

Weighted-average shares outstanding:
Basic	13,855,797	—	570,218	(i)	14,426,015	1,564,917	(o)	15,990,932
Diluted	14,291,937	—	570,218	(i)	14,862,155	1,564,917	(o)	16,427,072

See accompanying notes to unaudited pro forma consolidated financial statements.

UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF INCOME

FOR THE SIX MONTHS ENDED JUNE 30, 2014

	AAC Holdings, Inc.	Pro Forma Adjustments		Pro Forma	Initial Public Offering and the Merger		AAC Holdings, Inc. Pro Forma as Adjusted
	(in thousands, except share and per share amounts)
Income Statement Data:
Revenues	$59,203	$—		$59,203	$—		$59,203
Operating expenses:
Salaries, wages and benefits	24,124	—		24,124	—		24,124
Advertising and marketing	7,079	—		7,079	—		7,079
Professional fees	4,895	—		4,895	—		4,895
Client related services	5,211	—		5,211	—		5,211
Other operating expenses	5,551	—		5,551	—		5,551
Rentals and leases	940	—		940	—		940
Provision for doubtful accounts	6,288	—		6,288	—		6,288
Litigation settlement	240	—		240	—		240
Depreciation and amortization	2,228	—		2,228	—		2,228

Total operating expenses	56,556	—		56,556	—		56,556

Income from operations	2,647	—		2,647	—		2,647
Interest expense	705	—		705	(180	)(g)	481
					(44	)(h)
Other (income) expense, net	15	—		15	—		15

Income (loss) before income tax expense	1,927	—		1,927	224		2,151
Income tax expense	859	(23	)(a)	961	81	(i)	1,069
		125	(b)		27	(j)

Net income (loss)	1,068	102		966	116		1,082
Less: net (income) loss attributable to noncontrolling interest	668	346	(c)	949	75	(k)	1,024
		(65	)(d)

Net income attributable to AAC Holdings, Inc. stockholders	1,736	179		1,915	191		2,106
Less: BHR Series A Preferred Unit dividend	(203)	(277	)(e)	(480)	—		(480)

Net income available to AAC Holdings, Inc. common stockholders	$1,533	$(98)		1,435	$191		$1,626

Earnings per share:
Basic	$0.10	—		$0.09	—		$0.10

Diluted	$0.10	—		$0.09	—		$0.10

Weighted-average shares outstanding:
Basic	14,942,014	396,157	(f)	15,338,171	1,564,917	(l)	16,903,088
Diluted	14,995,422	396,157	(f)	15,391,579	1,564,917	(l)	16,956,496

See accompanying notes to unaudited pro forma consolidated financial statements.

UNAUDITED PRO FORMA CONSOLIDATED BALANCE SHEET

AS OF JUNE 30, 2014

	AAC Holdings, Inc.	Initial Public Offering and the Merger		AAC Holdings, Inc. Pro Forma as Adjusted
	(in thousands)
Assets
Current assets:
Cash	$2,382	$45,209	(aa)	$47,591
Accounts receivable, net of allowances	26,635	—		26,635
Notes and other receivables—related party	488	—		488
Prepaid expenses and other current assets	3,375	(1,888	)(aa)	1,487

Total current assets	32,880	43,321		76,201

Property and equipment, net	44,311	—		44,311
Goodwill	12,702	—		12,702
Intangible assets, net	3,209	—		3,209
Other assets	650	—		650

Total assets	$93,752	$43,321		$137,073

Liabilities, mezzanine equity and stockholders’ equity
Current liabilities:
Accounts payable	$2,853	—		$2,853
Accrued liabilities	8,086	—		8,086
Current portion of deferred tax liabilities	15	—		15
Current portion of long-term debt	17,406	(14,723	)(aa)	2,683
Current portion of long-term debt—related party	791	(451	)(aa)	340

Total current liabilities	29,151	(15,174)		13,977

Deferred tax liabilities	1,585	—		1,585
Long-term debt, net of current portion	25,221	—		25,221
Long-term debt—related party, net of current portion	3,376	(1,510	)(aa)	1,866
Other long-term liabilities	87	—		87

Total liabilities	59,420	(16,684)		42,736

Mezzanine equity including noncontrolling interest
Noncontrolling interest—American Addiction Centers, Inc. common stock	53	(53	)(bb)	—

Noncontrolling interest—BHR Series A Preferred Units	7,782	—		7,782

Total mezzanine equity including noncontrolling interest	7,835	(53)		7,782

Stockholders’ equity including noncontrolling interest
Common stock AAC Holdings, Inc.	16	5	(aa)	21
Common stock subscribed, net of subscription receivable AAC Holdings, Inc.	92	—		92
Additional paid-in capital	22,407	61,193	(aa)	84,154
		554	(bb)
Retained earnings	3,893	(10	)(bb)	3,883
Noncontrolling interest	89	(1,193	)(aa)	(1,595)
		(491	)(bb)

Total stockholders’ equity including noncontrolling interest	26,497	60,058		86,555

Total liabilities, mezzanine equity and stockholders’ equity	$93,752	$43,321		$137,073

See accompanying notes to unaudited pro forma consolidated financial statements.

NOTES TO THE UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS

The unaudited pro forma consolidated statement of income and unaudited pro forma consolidated balance sheet do not include any adjustments for the following:

•	Concorde Real Estate, LLC, a subsidiary of BHR, as its results of operations are included in the historical financial results for the entire year as it has been consolidated as a variable interest entity (“VIE”) since June 27, 2012.

•	The Academy Real Estate, LLC, a subsidiary of BHR, as its results of operations are included in the historical financial results for the entire period of its existence during 2013.

•	The effects of the CRMS Acquisition as CRMS’s only revenue stream is with AAC and upon completion of the acquisition CRMS will no longer have revenues. Accordingly, CRMS does not meet the definition of a business under Regulation S-X Rule 11-01(d).

Additionally, Greenhouse Real Estate, LLC, a subsidiary of BHR, is not included in the historical balance sheet as of June 30, 2014 and in the historical results of operations for the six months ended June 30, 2014 as we have consolidated it as an VIE since October 8, 2013.

Note 1—Unaudited Pro Forma Consolidated Statement of Income Adjustments for the Year Ended December 31, 2013

The unaudited pro forma consolidated statement of income for the year ended December 31, 2013 gives effect to the adjustments described below relating to the initial VIE consolidation of Greenhouse Real Estate, LLC, a subsidiary of BHR, accounted for as a business combination, and the Reorganization Transactions, the financing transactions related to the Reorganization Transactions, the initial public offering and the use of proceeds therefrom and the short-form merger described herein, as if each had been consummated on January 1, 2013.

(a)	Reflects the elimination of historical rental revenues received by Greenhouse Real Estate, LLC and paid by the Company.

(b)	Reflects additional depreciation expense for the period from January 1 to October 7, 2013 attributable to recording the assets of Greenhouse Real Estate, LLC at fair value on October 8, 2013, the date on which Greenhouse Real Estate, LLC became a consolidated VIE.

(c)	Reflects additional interest expense related to the $1.8 million term loan, which bears interest at 5.0% per annum, assumed and refinanced by us in connection with the BHR Acquisition from the individuals who collectively owned 100% of the common membership interests of BHR prior to the BHR Acquisition. Our Credit Facility requires us to repay this loan in full with proceeds from this offering (see adjustment (k) below).

(d)	Reflects the estimated income tax expense, at an effective income tax rate of 36.0%, on (i) Greenhouse Real Estate, LLC income for the period from January 1, 2013 through October 7, 2013, (ii) the pro forma adjustments related to Greenhouse Real Estate, LLC for the period from January 1, 2013 through October 7, 2013 as set forth in adjustments (a) through (c) above and (iii) the pro forma adjustment related to the income attributable to shares of AAC common stock that were not exchanged for shares of Holdings common stock in the Private Share Exchange and classified in mezzanine equity. The historical results of Greenhouse Real Estate, LLC do not include a provision for income tax expense as the LLC is a flow-through entity for tax purposes and AAC was not a member of the LLC.

(e)	Reflects the estimated income tax expense, at an income tax rate of 36.0%, on $1.4 million of net income of the BHR subsidiaries included in the historical results of AAC. The historical results of BHR do not include a provision for income tax expense as BHR is a flow-through entity for tax purposes and AAC was not a member of BHR.

(f)	Reflects the elimination of the noncontrolling interest as a result of the BHR Acquisition. The Series A Preferred Unit holder does not have any rights to the income of BHR other than the payment of the 12% per annum preferred return. The net loss (income) attributable to noncontrolling interest in the “Pro Forma” column represents the net loss of the professional groups with which our treatment facilities have management services arrangements. For additional information related to these professional groups, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Consolidation of VIEs” included elsewhere in this notice/prospectus.

(g)	Reflects the income attributable to shares of AAC common stock that were not exchanged for Holdings common stock and classified in mezzanine equity.

(h)	Reflects the $960,000 dividend with respect to the 12% per annum preferred return on the outstanding Series A Preferred Units that were issued by BHR on April 15, 2014 to BNY Alcentra Group Holdings, Inc.

(i)	Reflects (i) the sale of 741,322 shares of AAC common stock to certain accredited investors from February through April 2014, (ii) the issuance of 820,124 shares of Holdings common stock in connection with the BHR Acquisition and (iii) the deduction of the 991,227 shares of AAC common stock not exchanged for Holdings shares in the Private Share Exchange as discussed in Note 3 to the unaudited condensed consolidated financial statements.

(j)	Reflects the elimination of the historical interest expense on our Credit Facility for 2013. The outstanding balance of the revolving line will be paid down with proceeds from this offering.

(k)	Reflects the elimination of the pro forma interest expense on the $1.8 million term loan with a financial institution assumed in connection with the BHR Acquisition that will be repaid in full with proceeds from this offering.

(l)	Reflects the estimated tax impact of the elimination of interest expense as described in (j) and (k) above.

(m)	Reflects the estimated tax expense, at an effective tax rate of 36.0%, on the pro forma adjustment described in (n) below.

(n)	Reflects the elimination of noncontrolling interest attributable to shares of AAC common stock that were not exchanged for shares of Holdings common stock in the Private Share Exchange.

(o)	Reflects the sale of 5,000,000 shares of Holdings common stock in connection with the initial public offering exclusive of shares whose net proceeds will be used for general corporate purposes and the 293,243 shares of Holdings common stock issued in connection with the short-form merger described herein.

Note 2—Unaudited Pro Forma Consolidated Statement of Income Adjustments for the Six Months Ended June 30, 2014

The unaudited pro forma consolidated statement of income for the six months ended June 30, 2014 gives effect to the adjustments described below relating to the Reorganization Transactions, the financing transactions related to the Reorganization Transactions, the initial public offering and the use of proceeds therefrom and the short-form merger described herein, as if each had been consummated on January 1, 2013.

(a)	Reflects the estimated income tax benefit, at an effective income tax rate of 36.0%, on the pro forma adjustment related to the income attributable to shares of AAC common stock that were not exchanged for shares of Holdings common stock in the Private Share Exchange and classified in mezzanine equity.

(b)	Reflects the estimated income tax expense, at an income tax rate of 36.0%, on $0.3 million of net income of the BHR subsidiaries for the period from January 1, 2014 to April 15, 2014 included in the historical results of AAC. The historical results of BHR do not include a provision for income tax expense as BHR is a flow-through entity for tax purposes and AAC was not a member of BHR prior to completion of the BHR Acquisition on April 15, 2014.

(c)	Reflects the elimination of the income attributable to the noncontrolling interest for the period from January 1, 2014 to April 15, 2014 as a result of the BHR Acquisition. The Series A Preferred Unit holder does not have any rights to the income of BHR other than the payment of the 12% per annum preferred return. The net loss (income) attributable to noncontrolling interest in the “Pro Forma” and “AAC Holdings, Inc. Pro Forma as Adjusted” columns represent the net loss of the professional groups with which our treatment facilities have management services arrangements. For additional information related to these professional groups, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Consolidation of VIEs” included elsewhere in this notice/prospectus.

(d)	Reflects the income attributable to shares of AAC common stock that were not exchanged for shares of Holdings common stock in the Private Share Exchange and classified in mezzanine equity.

(e)	Reflects the $480,000 dividend for the six months ended June 30, 2014 with respect to the 12% per annum preferred return on the outstanding Series A Preferred Units that were issued by BHR on April 15, 2014 to BNY Alcentra Group Holdings, Inc.

(f)	Reflects (i) the addition of 129,109 shares of common stock to fully reflect the sale of 224,697 shares of AAC common stock to certain accredited investors in April 2014 as outstanding for the entire six months ended June 30, 2014 (95,588 shares were included in the historical column of the weighted-average shares outstanding), (ii) the addition of 165,769 shares of common stock to fully reflect the 516,625 shares of AAC common stock sold to certain accredited investors in February and March 2014 as outstanding for the entire six months ended June 30, 2014 (350,856 shares were included in the historical column of the weighted-average shares outstanding), (iii) the addition of 471,231 shares of common stock to fully reflect the issuance of 820,124 shares of common stock in connection with the BHR Acquisition as outstanding for the entire six months ended June 30, 2014 (348,893 shares were included in the historical column of the weighted-average shares outstanding) and (iv) the deduction of 369,952 shares of common stock to fully reflect the deduction of the 991,227 shares of AAC common stock not exchanged for Holdings shares in the Private Share Exchange as discussed in Note 3 to the unaudited condensed consolidated financial statements (621,275 shares were deducted in the historical column of the weighted-averages shares outstanding).

(g)	Reflects the elimination of the historical interest expense on our Credit Facility for 2014. The outstanding balance of the revolving line will be paid down with proceeds from this offering.

(h)	Reflects the elimination of the pro forma interest expense on the $1.8 million term loan with a financial institution assumed in connection with the BHR Acquisition that will be repaid in full with proceeds from this offering.

(i)	Reflects the estimated tax impact of the elimination of interest expense as described in (g) and (h) above.

(j)	Reflects the estimated tax expense, at an effective tax rate of 36.0%, on the pro forma adjustment described in (k) below.

(k)	Reflects the elimination of noncontrolling interest attributable to shares of AAC common stock that were not exchanged for shares of Holdings common stock in the Private Share Exchange.

(l)	Reflects the sale of 5,000,000 shares of Holdings common stock in connection with the initial public offering exclusive of shares whose net proceeds will be used for general corporate purposes and the 293,243 shares of Holdings common stock issued in connection with the short-form merger described herein.

Note 3—Unaudited Pro Forma Consolidated Balance Sheet Adjustment as of June 30, 2014

The unaudited pro forma consolidated balance sheet as of June 30, 2014 gives effect to the initial public offering and our use of proceeds therefrom and the short-form merger described herein, as if each had occurred on June 30, 2014:

(aa)	Reflects the issuance of 5,000,000 shares of Holdings common stock in the initial public offering and the estimated net proceeds of $65.6 million and a use of a portion of the proceeds to repay $14.7 million of outstanding indebtedness and to pay $7.6 million in connection with the settlement of certain litigation ($2.0 million of related party debt, $1.2 million as a reduction of non-controlling interest and $4.4 million as a reduction of additional paid-in capital). The recording of the proceeds also reflects the reclassification of offering expenses of $1.9 million out of prepaid and other current assets.

(bb)	Reflects the elimination of noncontrolling interest attributable to shares of AAC common stock that were not exchanged for shares of Holdings common stock in the Private Share Exchange.

THE MERGER

The following discussion contains material information pertaining to the merger. This discussion is subject, and qualified in its entirety by reference, to the agreement and plan of merger attached as Appendix A to this document. We encourage you to read and review this entire document, including the agreement and plan of merger included as Appendix A, for a more complete understanding of the merger.

General

We are furnishing this notice/prospectus to you in connection with the merger of Merger Sub, a wholly-owned subsidiary of Holdings, with and into AAC. As used in this notice/prospectus, “we,” “us” and “our” refer to Holdings.

In the merger, each outstanding share of AAC common stock will be converted into 1.571119 shares of Holdings common stock. If the shares of Holdings common stock that you would receive in the merger includes a fraction of a share of Holdings common stock, Holdings will round up the fractional share to the nearest whole share of Holdings common stock.

This notice/prospectus is to inform you of the merger. Your vote is not required for the merger. Pursuant to a unanimous written consent dated October 30, 2014, the board of directors of Holdings resolved to acquire, by merger, the minority interest in AAC. Holdings intends to acquire this minority interest by merging Merger Sub, a wholly-owned subsidiary of Holdings, into AAC. As of October 30, 2014, Holdings owned approximately 98% of the outstanding voting stock of AAC. Prior to the merger, Holdings will contribute to Merger Sub all of the shares of AAC common stock that it owns. The board of managers of Merger Sub, the sole member of Merger Sub and the board of directors of AAC have approved the merger, to be effective upon the filing of articles of merger in Nevada. Because Merger Sub will own approximately 98% of the outstanding voting stock of AAC, the resolutions described above will be sufficient to authorize the merger under Nevada law.

This notice/prospectus also constitutes a notice/prospectus of Holdings, which is part of the registration statement on Form S-4 filed by Holdings with the Securities and Exchange Commission under the Securities Act of 1933 in order to register the shares of Holdings common stock to be issued to AAC’s stockholders in the merger based on the exchange ratio of 1.571119. The total number of shares of Holdings common stock Holdings will issue in the merger, based on the outstanding number of shares of AAC common stock on October 30, 2014, is 293,243. This notice/prospectus also constitutes a notice to the stockholders of AAC pursuant to Section  92A.430 of the Nevada Revised Statutes as to the availability of appraisal rights in connection with the merger.

Background and Reasons for the Merger

Holdings was incorporated as a Nevada corporation on February 12, 2014 for the purpose of acquiring all of the common stock of AAC and to engage in certain reorganization transactions, as described below (the “Reorganization Transactions”). In April 2014, Holdings completed the following transactions:

•	a voluntary private share exchange with certain stockholders of AAC, whereby holders representing 93.6% of the outstanding shares of common stock of AAC exchanged their shares on a one-for-one basis for shares of Holdings common stock, which we refer to as the Private Share Exchange;

•	substantially concurrent with the Private Share Exchange, the acquisition of all of the outstanding common membership interests of Behavioral Healthcare Realty, LLC, or BHR, an entity controlled by related parties, which owns all the outstanding equity interests of Concorde Real Estate, LLC, Greenhouse Real Estate, LLC and The Academy Real Estate, LLC, which entities own the Desert Hope, Greenhouse and Riverview, Florida properties, respectively, in exchange for $3.0 million in cash, the assumption of a $1.8 million term loan and 820,124 shares of Holdings common stock, representing 5.2% of our outstanding common stock as of June 30, 2014, which we refer to as the BHR Acquisition; and

•	substantially concurrent with the Private Share Exchange and BHR Acquisition, the acquisition of all of the outstanding membership interests of Clinical Revenue Management Services, LLC, or CRMS, an entity controlled by related parties, which provides client billing and collection services for AAC, in exchange for $0.5 million in cash and 234,324 shares of Holdings common stock, representing 1.5% of our outstanding common stock as of June 30, 2014, which we refer to as the CRMS Acquisition.

As a result of the foregoing Reorganization Transactions, Holdings owned (i) 93.6% of the outstanding common stock of AAC (98.0% after giving effect to the surrender and cancellation of 698,259 shares of AAC common stock in connection with the settlement of certain litigation, which shares were cancelled subsequent to the initial public offering), (ii) 100% of the outstanding common membership interests in BHR, which represents 100% of the voting rights in BHR, and (iii) 100% of the outstanding membership interests in CRMS. For additional information related to the Reorganization Transactions, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and Note 3 to our unaudited condensed consolidated financial statements included elsewhere in this notice/prospectus.

In October 2014, Holdings completed an initial public offering of 5,750,000 shares of its common stock. This includes the exercise in full of the underwriters’ over-allotment option to purchase an additional 250,000 shares from Holdings and 500,000 shares from certain selling stockholders. Holdings’ common stock is listed on the NYSE under the symbol “AAC”.

The purpose of the merger is to enable Holdings to acquire the public minority interest in AAC as part of its overall reorganization and to provide the public stockholders of AAC other than Holdings with 1.57119 shares of Holdings common stock for each share of AAC common stock held by them, thereby providing liquidity to such holders. In reaching its decision to adopt and approve the merger, our board of directors consulted with management and considered a number of factors, including:

•	the merger is expected to simplify our corporate governance structure and achieve greater integration by resulting in a single holding company with a single group of public stockholders. We expect this will reduce the risk of potential conflicts of interest between our current stockholders and the former public minority stockholders of AAC; and

•	the merger will provide liquidity to the public stockholders of AAC to allow for trades of such shares on the New York Stock Exchange.

In reaching its decision to approve the merger, the AAC board of directors consulted with management and considered both of the factors described above and also considered the fact that the merger will result in AAC stockholders holding shares of Holdings, which has substantially greater trading volume in its stock than AAC as a result of Holdings common stock being listed on the New York Stock Exchange.

The foregoing discussions of the factors considered by our board of directors, the AAC board of directors and the board of managers of Merger Sub is not intended to be exhaustive, but rather includes the material factors considered by our board of directors, the AAC board of directors and the board of managers of Merger Sub. In reaching their respective decisions to approve the merger, neither our board of directors, the board of directors of AAC nor the board of managers of Merger Sub quantified or assigned any relative weights to the factors considered, and individual directors or managers may have given different weights to different factors. Each of the board of directors and the board of managers of Merger Sub considered all these factors as a whole, including discussions with, and questioning of, management, and overall considered the factors to be favorable to, and to support, its determination.

Conflict of Interest of AAC Holdings, Inc.

In setting the exchange ratio, Holdings’ financial interest was adverse to the financial interest of the public stockholders of AAC. Holdings determined the exchange ratio without negotiating with AAC and makes no representation or warranty in this notice/prospectus as to the fairness or adequacy of the consideration to be paid in the merger. The exchange ratio is consistent with the exchange that occurred in the Reorganization Transactions and application of the September 2014 split adjustment. Under Nevada law, which governs the merger, you have the right to seek appraisal of your AAC shares as provided for under such law. Please see the section entitled “The Merger—Dissenter’s Rights” of this notice/prospectus for a description of the appraisal process.

Interests of Directors and Officers

Certain directors and officers of each of Holdings, Merger Sub and AAC have one or more of the following interests that may be deemed to be different from, or in addition to, the interests of AAC stockholders generally. In the case of directors of Holdings and AAC, these interests presented actual or potential conflicts of interests in determining the exchange ratio and the other terms of the merger:

•	ownership of shares of Holdings common stock; and

•	indemnification obligations between AAC and its directors and officers.

The board of directors of Holdings and the board of directors of AAC are identical. Each of the executive officers of Holdings holds the same position as an executive officer of AAC. Consequently, these directors and officers receive or have received compensation not only from AAC but also from Holdings and/or its other affiliates. Directors who are also officers or employees of Holdings or AAC receive no additional compensation for service as directors.

Structure of the Merger; Merger Consideration

We intend to issue, upon the terms set forth in this notice/prospectus, the agreement and plan of merger and in the related letter of transmittal, 293,243 newly issued shares of our common stock pursuant to the merger. The merger will become effective upon the filing of the articles of merger with the Secretary of State of Nevada or at such later time as may be agreed upon by the parties and as specified in the articles of merger. The filing of the articles of merger will occur as soon as reasonably practicable after the effectiveness of the registration statement of which this notice/prospectus is a part. Holdings may also elect not to proceed with the merger at any time prior to the filing of the articles of merger if it should determine that the merger is no longer in the best interests of Holdings.

At the effective time of the merger, each holder of shares of AAC common stock who has not properly exercised appraisal rights will be entitled to receive 1.571119 shares of Holdings common stock for each share of AAC common stock held immediately prior to the merger. We will not issue fractional shares of Holdings common stock in the merger. Instead, we will round the total number of shares of Holdings stock you are entitled to receive up to the nearest whole number of shares. Shares of our common stock issued in the merger will be issued in book-entry form.

The merger is subject to certain customary closing conditions, including:

•	Merger Sub must own directly of record at least 90% of the common stock of AAC outstanding at the time of filing the articles of merger in Nevada;

•	Holdings’ registration statement relating to the merger must be effective and must not be subject to any stop order or proceedings seeking a stop order; and

•	The shares of Holdings common stock that will be issued in the merger must be authorized for listing on the New York Stock Exchange, subject only to official notice of issuance.

Exchange of Shares of AAC Stock for Shares of Holdings Common Stock

We have appointed American Stock Transfer & Trust Company, LLC as the exchange agent for the purpose of exchanging shares of AAC common stock for the merger consideration. Contemporaneously with the effective date of the merger, the exchange agent will mail transmittal materials to each holder of AAC common stock, advising such holders of the procedure for mailing the letter of transmittal to the exchange agent in exchange for the registration, by electronic book-entry, of the shares of Holdings common stock to which such holder is entitled. When you deliver your properly executed letter of transmittal and any other required documents to the transfer agent, your stock certificates will be cancelled and you will receive statements indicating book-entry ownership of Holdings common stock representing the number of shares of Holdings common stock to which you are entitled.

No AAC Stockholder Vote Required

We are not asking you to vote on the merger. The board of directors of Holdings has approved a plan to acquire the minority interest in AAC held by the public. Holdings intends to acquire this minority interest by merging its wholly-owned subsidiary, Merger Sub, with and into AAC. In anticipation of the merger, Holdings caused Merger Sub to hold directly of record more than 90% of the outstanding common stock of AAC. Because Merger Sub will own at least 90% of the common stock of AAC outstanding at the time of the merger, the resolutions of the board of directors of AAC and the board of managers of Merger Sub and the consent of Merger Sub’s sole member will be sufficient to authorize the merger under Nevada law, and no vote of the stockholders of AAC will be required.

Accounting Treatment

The merger will be accounted as an equity transaction as we will retain control of AAC after the transaction.

Material United States Federal Income Tax Consequences

The following discussion sets forth the material U.S. federal income tax consequences of the merger to U.S. holders (as defined below) of AAC common stock. This discussion does not address any tax consequences arising under the laws of any state, local or foreign jurisdiction. This discussion is based upon the Code, the regulations of the U.S. Treasury Department and court and administrative rulings and decisions in effect on the date of this notice/prospectus, any of which may change, possibly retroactively. A change could affect the continuing validity of this discussion.

For purposes of this discussion, the term “U.S. holder” means a holder of AAC common stock who is:

•	a citizen or resident of the United States;

•	a domestic corporation;

•	a trust that (1) is subject to the supervision of a court within the United States and the control of one or more United States persons or (2) has a valid election in effect under applicable Treasury regulations to be treated as a United States person; or

•	an estate that is subject to U.S. federal income tax on its income regardless of its source.

If a partnership holds AAC common stock, the tax treatment of a partner will generally depend on the status of the partners and the activities of the partnership. If you are a partner of a partnership holding AAC common stock, you should consult your tax advisors.

This discussion assumes that you hold your shares of AAC common stock as capital assets within the meaning of the Code. Further, this discussion does not address all aspects of U.S. federal income taxation that may be relevant to you in light of your particular circumstances or that may be applicable to you if you are subject to special treatment under the U.S. federal income tax laws, including if you are:

•	a financial institution;

•	a tax-exempt organization;

•	an S corporation or other pass-through entity;

•	an insurance company;

•	a mutual fund;

•	a dealer in stocks and securities, or foreign currencies;

•	a trader in securities who elects the mark-to-market method of accounting for your securities;

•	a holder of AAC common stock subject to the alternative minimum tax provisions of the Code;

•	a holder of AAC common stock who received AAC common stock through the exercise of employee stock options or otherwise as compensation or through a tax-qualified retirement plan;

•	a foreign holder or a person that has a functional currency other than the U.S. dollar;

•	a holder of options granted under any AAC benefit plan; or

•	a holder of AAC common stock who holds AAC common stock as part of a hedge against currency risk, a straddle or a constructive sale or a conversion transaction.

The parties intend for the merger to be treated as a reorganization within the meaning of the Code for United States federal income tax purposes. In connection with the filing of the registration statement of which this notice/prospectus is a part, Bass, Berry & Sims PLC will deliver an opinion to Holdings to the effect that the merger should qualify for United States federal income tax purposes as a “reorganization” within the meaning of Section 368(a) the Code.

The U.S. federal income tax treatment of the merger, however, depends on determinations of fact and interpretations of complex provisions of U.S. federal income tax law for which no clear precedent or authority may be available. If, for example, it were ultimately determined that the merger and some or all of the prior transactions involving the Private Share Exchange should be treated together for purposes of determining whether the merger qualifies as a reorganization pursuant to Section 368(a) of the Code, the merger could be a taxable transaction under some circumstances. Although normal “step transaction” tax principals support the view that the merger should be separate from the prior transactions, or that the merger and the prior transactions should be integrated in such a manner that they would qualify as a reorganization for purposes of Section 368(a) of the Code, there is a lack of uniformity in applying this doctrine and its application is dependent upon the facts involved in each transaction. We are presently unaware of any other authority involving facts directly analogous to the merger and the other transactions. Therefore, it is unclear whether the Internal Revenue Service or a court would conclude that the transactions should be treated under the step transaction doctrine as separate transactions for federal income tax purposes.

Accordingly, and based on the foregoing opinion, the material United States federal income tax consequences of the merger should be as follows: upon exchanging your AAC common stock for Holdings common stock, you will not recognize gain or loss; the aggregate tax basis in the shares of common stock that you receive in the merger will equal your aggregate adjusted tax basis in the AAC common stock you surrender in the merger; and your holding period for the shares of common stock that you receive in the merger will include your holding period for the shares of AAC common stock that you surrender in the merger.

The parties will not request a ruling from the Internal Revenue Service in connection with the merger. AAC stockholders should be aware that the Bass, Berry & Sims PLC tax opinion described above does not bind the Internal Revenue Service, and the IRS is therefore not precluded from successfully asserting a contrary opinion. A successful IRS challenge to the reorganization status of the merger would result in AAC stockholders recognizing taxable gain or loss with respect to each share of AAC common stock surrendered equal to the difference between the stockholder’s basis in such share and the fair market value, as of the effective time, of AAC Holdings common stock received in exchange therefor. In such event, a stockholder’s tax basis in AAC Holdings common stock so received would equal its fair market value as of the effective time, and the stockholder’s holding period for such stock would begin the day after the merger.

This discussion of certain material U.S. federal income tax consequences is for general information only and is not tax advice. Holders of AAC common stock are urged to consult their tax advisors with respect to the application of United States federal tax laws to determine the particular federal, state, local or foreign income or other tax consequences to them of the merger.

Regulatory Matters

We are not aware of any material regulatory requirements applicable to the merger under any U.S. state or federal law or regulation, other than any requirements under applicable federal and state securities laws and regulations and Nevada corporate law.

Restrictions on Sales of Shares by Affiliates of AAC and Holdings

The shares of Holdings common stock that will be issued in the merger will be registered under the Securities Act and will be freely transferable under the Securities Act, unless you are considered an “affiliate” of AAC within the meaning of Rule 145 under the Securities Act, or if you are an affiliate of Holdings within the meaning of Rule 144 under the Securities Act.

Persons who may be deemed to be affiliates of AAC include individuals or entities that control, are controlled by or are under common control with, AAC and may include an officer or director of AAC. Any person deemed to be an affiliate of AAC at the time of the merger may not sell shares of Holdings common stock acquired in the merger except pursuant to an effective registration statement under the Securities Act covering the resale of those shares or an applicable exemption under the Securities Act. Rule 145 generally requires that, for specified periods, sales be made in compliance with the volume limitations, manner of sale provisions and current information requirements under Rule 144 under the Securities Act. This restriction will generally lapse at the end of one year from the date the merger is consummated unless you are an affiliate of Holdings, in which case your shares will remain subject to Rule 144 under the Securities Act. Holdings’ registration statement, of which this notice/prospectus forms a part, does not cover the resale of shares of Holdings’ common stock to be received by affiliates of AAC or Holdings in the merger.

Listing on the New York Stock Exchange

Holdings will use reasonable efforts to cause the shares of Holdings common stock that will be issued in the merger to be authorized for listing on the New York Stock Exchange, subject to official notice of issuance, before completing the merger. The merger will not be completed before the authorization is obtained.

Dissenter’s Rights

AAC stockholders are entitled to appraisal rights and payment for the fair value of their shares in connection with the merger if they properly exercise their dissenter’s rights under the provisions of Sections 92A.300-92A.500, inclusive, of the Nevada Revised Statutes, attached to this document as Appendix B.

If you want to exercise these rights, you must deliver to AAC written notice of your intent to demand payment for your shares. You may comply with this requirement by completing and delivering the Demand for Payment, a form of which is provided as Appendix C to this Notice/Prospectus, and, if you are a holder of certificated shares, delivering your stock certificates to the address set forth on the Demand for Payment.

The completed Demand for Payment and, if you are a holder of certificated shares, your stock certificate(s) must be delivered to the address set forth on the Demand for Payment no later than 30 days after delivery of this Notice/Prospectus. For illustration purposes only, if you received this Notice/Prospectus on November 10, 2014, you must return the completed Demand for Payment and, if you are a holder of certificated shares, your stock certificate(s), no later than December 10, 2014. There is no alternative method by which you may properly exercise your dissenter’s rights.

ANY HOLDER OF AMERICAN ADDICTION CENTERS, INC. COMMON STOCK WHO DOES NOT DEMAND PAYMENT OR DEPOSIT THE STOCK CERTIFICATE(S), IF ANY, WHERE REQUIRED, EACH BY THE DEADLINE SET FORTH IN THIS DISSENTER’S NOTICE, IS NOT ENTITLED TO PAYMENT FOR SUCH SHARES UNDER NRS 92A.300 TO 92A.500, INCLUSIVE.

If you have properly exercised your dissenter’s rights, AAC will deliver to you as prescribed by NRS 92A.460, among other things, payment of its estimate of the fair value of your shares of AAC common stock, plus accrued interest, and a statement of your right to demand payment of your own estimate of fair value under NRS 92A.480. If you are dissatisfied with AAC’s estimate of the fair value of your shares, then, within 30 days after AAC’s payment of its estimate of the fair value of your shares, you must notify AAC in writing of your own estimate of the fair value of your shares and demand payment of this estimate, less any amount already paid by AAC.

Pursuant to NRS 92A.470, AAC may elect to withhold payment from you if you were not the beneficial owner of shares of AAC common stock before October 31, 2014, representing the date of the first announcement of the merger and the terms of the merger to the news media.

BECAUSE OF THE COMPLEXITY OF THESE PROCEDURES, YOU ARE URGED TO SEEK THE ADVICE OF LEGAL COUNSEL IF YOU ARE CONSIDERING EXERCISING YOUR DISSENTER’S RIGHTS. ANY FAILURE TO FOLLOW ANY OF THESE PROCEDURES MAY RESULT IN A TERMINATION OR WAIVER OF YOUR DISSENTER’S RIGHTS UNDER NEVADA LAW.

DESCRIPTION OF CAPITAL STOCK

The following discussion summarizes the material terms of the common stock to be issued in connection with the merger contemplated by this notice/prospectus. This discussion does not purport to be complete and is qualified in its entirety by reference to our articles of incorporation and bylaws which are filed as exhibits to the registration statement of which this notice/prospectus forms a part. You can obtain copies of those documents by following the instructions under “Where You Can Find More Information.”

General

Our authorized capital stock consists of 70,000,000 shares of common stock, par value $0.001 per share, and 5,000,000 shares of preferred stock, par value $0.001 per share.

As of October 30, 2014, we had 21,081,334 shares of our common stock issued and outstanding. We have no preferred stock outstanding.

The following description of our capital stock and provisions of our articles of incorporation and our amended and restated bylaws, which we refer to as our bylaws, are summaries and are qualified by reference to the articles of incorporation and the bylaws. Copies of these documents have been filed with the SEC as exhibits to our registration statement, of which this notice/prospectus forms a part.

Governing Law and Organization Documents

Stockholders’ rights and related matters are governed by the laws of the State of Nevada, our articles of incorporation and our bylaws. Our articles of incorporation may not be amended without the approval of our Board of Directors and the affirmative vote of at least a majority of the voting power of our then outstanding capital stock. Our bylaws may only be amended by the affirmative vote of holders of a majority of the voting power of all shares of capital stock outstanding and entitled to vote generally in the election of directors and the affirmative vote of a majority of our directors then holding office.

Common Stock

Voting Rights. Each holder of common stock is entitled to one vote for each share of common stock on all matters submitted to a vote of the stockholders, including the election of directors. Our articles of incorporation and bylaws do not provide for cumulative voting rights. Because of this, the holders of a majority of the shares of common stock entitled to vote in any election of directors can elect all of the directors standing for election, if they should so choose.

Dividends. Subject to preferences that may be applicable to any then outstanding preferred stock, the holders of common stock are entitled to receive dividends, if any, as may be declared from time to time by our Board of Directors out of legally available funds.

Liquidation. In the event of our liquidation, dissolution or winding up, holders of common stock will be entitled to share ratably in the net assets legally available for distribution to stockholders after the payment of all of our debts and other liabilities and obligations, subject to the satisfaction of any liquidation preference granted to the holders of any outstanding shares of preferred stock.

Rights and Preferences. Holders of common stock have no preemptive, conversion or subscription rights, and there are no redemption or sinking fund provisions applicable to the common stock. The rights, preferences and privileges of the holders of common stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of preferred stock that our Board of Directors may designate and issue in the future.

Preferred Stock

Our Board of Directors has the authority, without further action by the stockholders, to issue up to 5,000,000 shares of preferred stock in one or more series, to establish from time to time the number of shares to be included in each such series, to fix the rights, preferences, privileges and restrictions of the shares of each wholly unissued series, including dividend rights, conversion rights, voting rights, terms of redemption, liquidation preference and sinking fund terms, and to increase or decrease the number of shares of any such series (but not below the number of shares of such series then outstanding).

Our Board of Directors may authorize the issuance of preferred stock with voting or conversion rights that could have the effect of restricting dividends on our common stock, diluting the voting power of our common stock, impairing the liquidation rights of our common stock or otherwise adversely affect the rights of holders of our common stock. The issuance of preferred stock, while providing flexibility in connection with possible acquisitions and other corporate purposes, could, among other things, have the effect of delaying, deferring or preventing a change of control and may adversely affect the market price of the common stock. No shares of preferred stock are currently outstanding, and we have no current plans to issue any shares of preferred stock.

Nevada Anti-Takeover Law and Provisions of Our Articles of Incorporation and Bylaws

Our articles of incorporation and our bylaws contain certain provisions that could have the effect of delaying, deterring or preventing another party from acquiring control of us, and therefore could adversely affect the market price of our common stock. These provisions may also discourage coercive takeover practices and inadequate takeover bids, and are designed, in part, to encourage persons seeking to acquire control of us to negotiate first with our Board of Directors. We believe that the benefits of increased protection of our potential ability to negotiate more favorable terms with an unfriendly or unsolicited acquirer outweigh the disadvantages of potentially discouraging a proposal to acquire us.

Among other things, our articles of incorporation and bylaws:

•	permit our Board of Directors to issue up to 5,000,000 shares of preferred stock, with any rights, preferences and privileges as they may designate (including the right to approve an acquisition or other change of control);

•	provide that the authorized number of directors may be changed only by resolution of our Board of Directors;

•	provide that all vacancies, including newly created directorships, may, except as otherwise required by law, be filled by the affirmative vote of a majority of directors then in office, even if less than a quorum;

•	provide that stockholders seeking to present proposals at a meeting of stockholders or to nominate candidates for election as directors at a meeting of stockholders must provide advance notice in writing, and also specify requirements as to the form and content of a stockholder’s notice;

•	provide that our stockholders may not take action by written consent, but may only take action at annual or special meetings of our stockholders;

•	do not provide for cumulative voting rights (therefore allowing the holders of a majority of the shares of common stock entitled to vote in any election of directors to elect all of the directors standing for election); and

•	provide that special meetings of our stockholders may be called only by the chairman of the Board of Directors, our Chief Executive Officer, the Board of Directors pursuant to a resolution adopted by a majority of the total number of authorized directors or the holders of a majority of the outstanding shares of voting stock.

The amendment of any of these provisions would require the approval of our Board of Directors and the affirmative vote of at least a majority of the voting power of our then outstanding capital stock for amendments to our articles of incorporation and the approval by holders of a majority of the voting power of all shares of capital stock outstanding and entitled to vote generally in the election of directors and the affirmative vote of a majority of our directors then holding office for amendments to our bylaws.

The provisions of our articles of incorporation and bylaws could have the effect of discouraging others from attempting hostile takeovers and, as a consequence, they might also inhibit temporary fluctuations in the market price of our common stock that often result from actual or rumored hostile takeover attempts. These provisions might also have the effect of preventing changes in our management. It is possible that these provisions could make it more difficult to accomplish transactions that stockholders might otherwise deem to be in their best interests.

Listing on the New York Stock Exchange

Our common stock is listed on the NYSE under the symbol “AAC”.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is American Stock Transfer & Trust Company, LLC.

COMPARISON OF STOCKHOLDER RIGHTS

As a stockholder of AAC, your rights are governed by AAC’s articles of incorporation and bylaws. After completion of the merger, you will become a stockholder of Holdings. As a Holdings stockholder, your rights will be governed by Holdings’ articles of incorporation and bylaws. AAC and Holdings are each incorporated under the laws of Nevada and accordingly, your rights as a stockholder will continue to be governed by the Nevada Revised Statutes after completion of the merger.

This section of the notice/prospectus describes certain differences between the rights of holders of AAC common stock and Holdings common stock. This description is only a summary and may not contain all of the information that is important to you. You should carefully read this entire document for a complete understanding of the differences between being a stockholder of AAC and being a stockholder of Holdings.

Holdings	AAC
Authorized Capital Stock

70,000,000 common shares 5,000,000 preferred shares	15,000,000 common shares 20,000 preferred shares

Size of the Board of Directors

Holdings’ bylaws provide that the number of directors shall be no less than one nor more than eleven. The board of directors may increase or decrease the number from time to time in the manner set forth in Holdings’ bylaws. Holdings currently has seven directors.	AAC’s articles of incorporation provide that the number of directors shall be no less than one nor more than nine. The board of directors may increase or decrease the number from time to time in the manner set forth in AAC’s bylaws. AAC currently has seven directors.

The board of directors of Holdings is elected by a plurality of the votes cast by stockholders. The articles of incorporation provide that no cumulative voting shall be permitted in the election of directors.	The board of directors of AAC is elected by a plurality of the votes cast by stockholders. The articles of incorporation provide that no cumulative voting shall be permitted in the election of directors.

Nomination of Directors for Election

Under Holdings’ bylaws, the board of directors or any stockholder who was a stockholder entitled to vote in the election of directors who complies with the notice procedures in Holdings’ bylaws may nominate one or more persons for Holdings’ board of directors. The notice procedures in Holdings’ bylaws require shareholders to give written notice to Holdings:

For an election to be held at an annual meeting:

•   not less than 90 nor more than 120 days prior to the first anniversary of the date the proxy statement was delivered to stockholders in connection with the preceding year’s annual meeting, or

•   if the date of the annual meeting is more than 30 days earlier or more than 30 days later than the anniversary of the preceding year’s annual meeting, not earlier than the 90th day prior to the annual meeting and not later than the 60th day

AAC’s organizational documents do not specify the procedures for nomination of directors for election.

Holdings	AAC

prior to the meeting or the 10th day following public announcement of the date of the meeting.

For an election to be held at a special meeting:

•   not earlier than the 120th day prior to the special meeting and not later than the 90th day prior to the meeting or the 10th day following public announcement of the special meeting and of the nominees to be elected at such meeting.

The notice must include, among other things, information on the nominating stockholder and information regarding the nominee required by the proxy rules of the SEC.

Vacancies of the Board

Holdings’ bylaws provide that the remaining members of the board of directors then in office (whether or not they constitute a quorum of the board) may by a majority vote fill any vacancies.	AAC’s bylaws provide that vacancies may be filled by the vote of the stockholders at a meeting called for the purpose, or by a majority of the directors then in office, although less than a quorum, or by a sole remaining director.

Removal of Directors

A director may be removed by the stockholders with or without cause by the affirmative vote of the holders of at least two-thirds of the voting power of all then outstanding shares of capital stock then entitled to vote at an election of directors.	A director may be removed by the stockholders with or without cause by the affirmative vote of the holders of at least a majority of all the voting power of all then outstanding shares of capital stock then entitled to vote at an election of directors.

Stockholder Action Without a Meeting

Holdings’ bylaws provide that stockholders may not take action by written consent without a meeting.	AAC’s bylaws provide that, unless otherwise provided in the articles of incorporation, any action required or permitted to be taken by stockholders for or in connection with any corporate action may be taken without a meeting, without prior notice and without a vote, if a consent in writing, setting forth the action so taken, shall be signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all the shares entitled to vote thereon were present and voted.

Anti-Takeover Provisions of Governing Documents

Holdings’ articles of incorporation and bylaws contain certain provisions that could have the effect of delaying, deterring or preventing another party from acquiring control. The articles of incorporation and bylaws:

•   permit the board of director to issue up to 5,000,000 shares of preferred stock, with any rights, preferences and privileges as they may designate;

AAC’s articles of incorporation and bylaws contain certain provisions that could have the effect of delaying, deterring or preventing another party from acquiring control. The articles of incorporation and bylaws:

•   permit the board of director to issue up to 20,000 shares of preferred stock, with any rights, preferences and privileges as they may designate;

Holdings	AAC

•   provide that the authorized number of directors may be changed only by resolution of the board of directors;

•   provide that all vacancies, including newly created directorships, may, except as otherwise required by law, be filled by the affirmative vote of a majority of directors then in office, even if less than a quorum;

•   provide that stockholders seeking to present proposals at a meeting of stockholders or to nominate candidates for election as directors at a meeting of stockholders must provide advance notice in writing, and also specify requirements as to the form and content of a stockholder’s notice;

•   provide that stockholders may not take action by written consent, but may only take action at annual or special meetings of our stockholders;

•   do not provide for cumulative voting rights (therefore allowing the holders of a majority of the shares of common stock entitled to vote in any election of directors to elect all of the directors standing for election); and

•   provide that special meetings of the stockholders may be called only by the chairman of the board of directors, the Chief Executive Officer, the board of directors pursuant to a resolution adopted by a majority of the total number of authorized directors or the holders of a majority of the outstanding shares of voting stock.

The amendment of any of these provisions would require the approval of the board of directors and the affirmative vote of at least a majority of the voting power of the then outstanding capital stock for amendments to the articles of incorporation and the approval by holders of a majority of the voting power of all shares of capital stock outstanding and entitled to vote generally in the election of directors and the affirmative vote of a majority of directors then holding office for amendments to the bylaws.

•   provide that the authorized number of directors may be changed only by resolution of the board of directors;

•   provide that all vacancies, including newly created directorships, may, except as otherwise required by law, be filled by the affirmative vote of a majority of directors then in office, even if less than a quorum;

•   do not provide for cumulative voting rights (therefore allowing the holders of a majority of the shares of common stock entitled to vote in any election of directors to elect all of the directors standing for election); and

•   provide that special meetings of the stockholders may be called only by the chairman of the board of directors or the board of directors pursuant to a resolution adopted by a majority of the total number of authorized directors or the holders of a majority of the outstanding shares of voting stock.

The amendment of any of these provisions would require the approval of the board of directors and the affirmative vote of at least a majority of the voting power of the then outstanding capital stock for amendments to the articles of incorporation and the approval by either the holders of a majority of the voting power of all shares of capital stock outstanding and entitled to vote generally in the election of directors or the affirmative vote of a majority of directors then holding office for amendments to the bylaws.

Notice of Stockholder Meetings

Holdings’ bylaws provide that notice of a stockholders’ meeting will be given to each stockholder entitled to vote at such meeting not less than 10 nor more than 60 days before the date of the meeting. The notice shall specify the place, date and hour of the meeting and, in the case of a special meeting, the purpose of the meeting.	AAC’s bylaws provide that written notice of a stockholders’ meeting will be given to each stockholder entitled to vote at such meeting and to each stockholder entitled to such notice not less than 10 nor more than 60 days before the date of the meeting. The notice shall specify the place, date and hour of the meeting and, in the case of a special meeting, the purpose of the meeting.

Holdings	AAC

Rights of Preferred Stockholders

Holdings’ articles of incorporation authorize the board of directors to issue up to 5,000,000 shares of preferred stock in multiple series without shareholder approval. Prior to issuance, the board of directors would determine the preferences, limitations and relative voting and other rights of the preferred shares. No shares of Holdings preferred stock are currently outstanding. Depending upon the terms of the preferred shares issued, an issuance may dilute the voting rights of common shareholders and any other preferred shareholders who hold shares with preferences and rights superior to the rights of common stockholders.	AAC’s articles of incorporation authorize the board of directors to issue up to 20,000 shares of preferred stock in multiple series without shareholder approval. Prior to issuance, the board of directors would determine the preferences, limitations and relative voting and other rights of the preferred shares. No shares of AAC’s preferred stock are currently outstanding. Depending upon the terms of the preferred shares issued, an issuance may dilute the voting rights of common shareholders and any other preferred shareholders who hold shares with preferences and rights superior to the rights of common stockholders.

Indemnification of Directors and Officers

Holdings’ articles of incorporation limit the liability of directors to the maximum extent permitted by Nevada law. With the exception of limited circumstances, Nevada law provides that directors of a Nevada corporation will not be personally liable to the corporation or its stockholders or creditors for any damages as a result of any act or failure to act in his or her capacity as a director unless it is proven that:

•   the director’s act or failure to act constituted a breach of fiduciary duty; and

•   the breach involved intentional misconduct, fraud, or a knowing violation of law.

Holdings’ bylaws provide that Holdings will indemnify directors and officers, and may indemnify other officers, employees and other agents, to the fullest extent permitted by law. The bylaws also provide that Holdings is obligated, subject to certain conditions, to advance expenses incurred by a director or officer in advance of the final disposition of any action or proceeding and also permit Holdings to secure insurance on behalf of any officer, director, employee or other agent for any liability asserted against such person and incurred by such person in any such capacity, or arising out of his or her status as such, regardless of whether the bylaws permit such indemnification.

AAC’s articles of incorporation limit the liability of directors to the maximum extent permitted by Nevada law. With the exception of limited circumstances, Nevada law provides that directors of a Nevada corporation will not be personally liable to the corporation or its stockholders or creditors for any damages as a result of any act or failure to act in his or her capacity as a director unless it is proven that:

•   the director’s act or failure to act constituted a breach of fiduciary duty; and

•   the breach involved intentional misconduct, fraud, or a knowing violation of law.

AAC’s articles of incorporation provide that AAC will indemnify directors and officers, and may indemnify other officers, employees and other agents, to the fullest extent permitted by law. The articles of incorporation also provide that AAC is obligated, subject to certain conditions, to advance expenses incurred by a director or officer in advance of the final disposition of any action or proceeding and also permit AAC to secure insurance on behalf of any officer, director, employee or other agent for any liability asserted against such person and incurred by such person in any such capacity, or arising out of his or her status as such, regardless of whether the articles permit such indemnification.

Amendment of Articles of Incorporation

Nevada law provides that amendments to Holdings’ articles of incorporation require the approval of the board of directors and the affirmative vote of at least a majority of the voting power of our then outstanding capital stock.	Nevada law provides that amendments to AAC’s articles of incorporation require the approval of the board of directors and the affirmative vote of at least a majority of the voting power of the then outstanding capital stock.

Holdings	AAC

Amendment of Bylaws

Holdings’ bylaws require the approval of a majority of the directors then in office and the affirmative vote of a majority of the voting power of all of the then-outstanding shares of the capital stock then entitled to vote generally in the election of directors.	AAC’s bylaws may be amended by vote of a majority of the directors in office or by a vote of a majority of the stock outstanding and entitled to vote.

EXPERTS

The (1) financial statements of AAC Holdings, Inc. as of December 31, 2012 and 2013 and for the years then ended; (2) the financial statements of AJG Solutions, Inc. and B&B Holdings Intl LLC as of December 31, 2011 and August 31, 2012 and for the year ended December 31, 2011 and the eight months ended August 31, 2012; and (3) the statements of revenue and certain direct operating expenses of Greenhouse Real Estate, LLC for the periods from August 10, 2011 to December 31, 2011, the year ended December 31, 2012, and January 1, 2013 to October 7, 2013, all appearing in this notice/prospectus have been so included in reliance on the reports of BDO USA, LLP, an independent registered public accounting firm, appearing elsewhere herein, given on the authority of said firm as experts in auditing and accounting.

LEGAL MATTERS

The validity of the shares of Holdings common stock to be issued in the merger will be passed upon for Holdings by Ballard Spahr LLP. Bass, Berry & Sims PLC will deliver an opinion to Holdings as to certain federal income tax consequences of the merger. See “Material United States Federal Income Tax Consequences” on page 108.

INDEX TO FINANCIAL STATEMENTS

AAC Holdings, Inc. and Subsidiaries

Audited Financial Statements for the Years Ended December 31, 2012 and 2013
Report of Independent Registered Accounting Firm	F-2
Consolidated Balance Sheets as of December 31, 2012 and 2013	F-3
Consolidated Statements of Income for the Years Ended December 31, 2012 and 2013	F-5
Consolidated Statement of Stockholders’ Equity for the Years Ended December 31, 2012 and 2013	F-6
Consolidated Statements of Cash Flows for the Years Ended December 31, 2012 and 2013	F-7
Notes to Consolidated Financial Statements	F-9

Condensed Consolidated Financial Statements for the Six Months Ended June 30, 2013 and 2014 (Unaudited)
Condensed Consolidated Balance Sheets as of December 31, 2013 and June 30, 2014	F-46
Condensed Consolidated Statements of Income for the Six Months Ended June 30, 2013 and 2014	F-48
Condensed Consolidated Statements of Cash Flows for the Six Months Ended June 30, 2013 and 2014	F-49
Condensed Consolidated Statement of Stockholders’ Equity for the Six Months Ended June 30, 2014	F-51
Notes to Condensed Consolidated Financial Statements	F-52

AJG Solutions, Inc. and B&B Holdings Intl LLC
Independent Auditor’s Report	F-68
Combined Balance Sheets as of December 31, 2011 and August 31, 2012	F-69
Combined Statements of Income and Shareholders’ / Members Equity for the Year Ended December 31, 2011 and the Eight Months Ended August 31, 2012	F-70
Combined Statements of Cash Flows for the Year Ended December 31, 2011 and the Eight Months Ended August 31, 2012	F-71
Notes to the Combined Financial Statements	F-72

Greenhouse Real Estate, LLC
Independent Auditor’s Report	F-78

Historical Statement of Revenues and Certain Direct Operating Expenses for the periods from August  10, 2011 (inception) to December 31, 2011, January 1, 2012 to December 31, 2012, and January 1, 2013 to October 7, 2013

F-79
Notes to Historical Statements of Revenues and Certain Direct Operating Expenses	F-80

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors and Stockholders

AAC Holdings, Inc.

Brentwood, Tennessee

We have audited the accompanying consolidated balance sheets of AAC Holdings, Inc. and subsidiaries as of December 31, 2012 and 2013, and the related consolidated statements of income, stockholders’ equity, and cash flows for the years then ended. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of AAC Holdings, Inc. and subsidiaries as of December 31, 2012 and 2013, and the results of their operations and their cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.

/s/ BDO USA, LLP

Nashville, Tennessee

May 2, 2014, except for Note 19, which is as of September 22, 2014

AAC HOLDINGS, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(In thousands, except per share amounts)

	December 31,
	2012	2013
Assets
Current assets
Cash and cash equivalents (variable interest entity—2012: $19; 2013: $441)	$740	$2,012
Accounts receivable, net of allowances of $4,278 and $13,320, respectively (variable interest entity—2012: $0; 2013: $169)	20,645	24,567
Deferred tax assets	873	676
Prepaid expenses and other current assets (variable interest entity—2012: $147; 2013: $173)	769	2,274

Total current assets	23,027	29,529
Property and equipment, net (variable interest entity—2012: $11,332; 2013: $29,257)	15,327	37,008
Goodwill	10,863	10,863
Intangible assets, net	3,817	3,496
Note receivable – related party	300	250
Other assets (variable interest entity—2012: $0; 2013: $142)	264	492

Total assets	$53,598	$81,638

— The assets denoted as assets of the consolidated variable interest entities (VIEs) can only be used to settle obligations of the consolidated VIEs.

See accompanying notes to consolidated financial statements.

AAC HOLDINGS, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(In thousands, except per share amounts)

	December 31,
	2012	2013
Liabilities, Mezzanine Equity and Stockholders’ Equity
Current liabilities
Accounts payable	$1,385	$1,895
Accrued liabilities (variable interest entity—2012: $320; 2013: $172)	6,674	10,455
Current portion of long-term debt (variable interest entity—2012: $170; 2013: $12,932)	8,674	15,164
Current portion of long-term debt – related party	3,104	795

Total current liabilities	19,837	28,309
Deferred tax liabilities (variable interest entity—2012: $0; 2013: $23)	4,026	2,329
Long-term debt, net of current portion (variable interest entity—2012: $7,211; 2013: $8,616)	8,340	23,341
Long-term debt – related party, net of current portion	5,104	3,775
Other long-term liabilities	—	159

Total liabilities	37,307	57,913

Commitments and contingencies (Note 16)
Mezzanine equity including noncontrolling interest (see Note 11)
Series B Preferred Stock	1,000	—
American Addiction Centers, Inc. common stock	10,613	10,442
Noncontrolling interest–Series A Preferred (variable interest entity)	—	1,400

Total mezzanine equity including noncontrolling interest	11,613	11,842

Stockholders’ equity
American Addiction Centers, Inc. common stock, $0.001 par value; 15,000,000 shares authorized; 1,545,373 and 3,898,128 issued and 1,545,373 and 3,199,869 outstanding as of December 31, 2012 and 2013, respectively	1	3
American Addiction Centers, Inc. common stock subscribed, net of subscription receivable of $58 in 2013	—	42
Additional paid-in capital (distributions in excess of paid-in-capital)	(677)	9,449
Treasury stock, at cost	(17)	(3,671)
Retained earnings	1,574	2,360

Total stockholders’ equity of AAC Holdings, Inc.	881	8,183
Noncontrolling interest	3,797	3,700

Total stockholders’ equity including noncontrolling interest	4,678	11,883

Total liabilities, mezzanine equity and stockholders’ equity	$53,598	$81,638

— The denoted VIEs’ liabilities are only claims against the general credit of the Company to the extent that the Company is liable under its guarantee of the VIEs’ notes payable to a financial institution of $7,381 and $21,548 at December 31, 2012 and 2013, respectively.

See accompanying notes to consolidated financial statements.

AAC HOLDINGS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME

(In thousands, except share and per share amounts)

	Years ended December 31,
	2012	2013
Revenues	$66,035	$115,741
Operating expenses
Salaries, wages and benefits	25,680	46,856
Advertising and marketing	8,667	13,493
Professional fees	5,430	10,277
Client related services	8,389	7,986
Other operating expenses	6,384	11,615
Rentals and leases	3,614	4,634
Provision for doubtful accounts	3,344	10,950
Litigation settlement	—	2,588
Restructuring	—	806
Depreciation and amortization	1,288	3,003

Total operating expenses	62,796	112,208

Income from operations	3,239	3,533
Interest expense	980	1,390
Other expense, net	12	36

Income before income tax expense	2,247	2,107
Income tax expense	1,148	615

Net income	1,099	1,492
Less: net loss (income) attributable to noncontrolling interest	405	(706)

Net income attributable to AAC Holdings, Inc.	1,504	786
Deemed contribution-redemption of Series B Preferred	—	1,000

Net income attributable to AAC Holdings, Inc. common stockholders	$1,504	$1,786

Basic earnings per share	$0.12	$0.13
Diluted earnings per share	$0.12	$0.12
Weighted-average shares outstanding:
Basic	12,208,160	13,855,797
Diluted	12,363,164	14,291,937

See accompanying notes to consolidated financial statements.

AAC HOLDINGS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY

(In thousands, except share amounts)

	Common Stock				Additional Paid-in Capital/ (Distributions in Excess of			Total Stockholders’ Equity (Deficit) of AAC Holdings, Inc.	Non-	Total Stockholders’
	Shares Outstanding	Amount	Subscribed	Subscriptions Receivable	Paid-in Capital)	Treasury Stock	Retained Earnings		Controlling Interests	Equity (Deficit)
Balance at December 31, 2011	148,855	$—	$—	$—	$(7,789)	$(17)	$70	$(7,736)	$—	$(7,736)
Warrants issued with subordinated debt	—	—	—	—	143	—	—	143	—	143
Common stock issued in connection with business combination (of which 355,727 shares are restricted)	1,396,518	1	—	—	5,568	—	—	5,569	—	5,569
Initial consolidation of VIEs	—	—	—	—	—	—	—	—	4,284	4,284
Distribution to noncontrolling interest holders	—	—	—	—	—	—	—	—	(82)	(82)
Common stock granted under stock incentive plan	—	—	—	—	1,401	—	—	1,401	—	1,401
Net income (loss)	—	—	—	—	—	—	1,504	1,504	(405)	1,099

Balance at December 31, 2012	1,545,373	1	—	—	(677)	(17)	1,574	881	3,797	4,678
Common stock issued	1,424,124	1	100	(58)	7,428	—	—	7,471	—	7,471
Redemption of mezzanine Series B Preferred Stock	—	—	—	—	1,000	—	—	1,000	—	1,000
Redemption of common stock	—	—	—	—	(1,238)	—	—	(1,238)	—	(1,238)
Common stock granted and issued under stock incentive plan	546,828	1	—	—	936	—	—	937	—	937
Conversion of debt to equity	381,803	—	—	—	2,000	—	—	2,000	—	2,000
Redemption of common stock	698,259	—	—	—	—	(3,654)	—	(3,654)	—	(3,654)
Initial consolidation of VIEs	—	—	—	—	—	—	—	—	3,020	3,020
Redemptions of noncontrolling interest of variable interest entities	—	—	—	—	—	—	—	—	(2,990)	(2,990)
Distribution to noncontrolling interest holders, net	—	—	—	—	—	—	—	—	(815)	(815)
Net income	—	—	—	—	—	—	786	786	706	1,492
Noncontrolling interest — Series A Preferred Dividend accrued	—	—	—	—	—	—	—	—	(18)	(18)

Balance at December 31, 2013	3,199,869	$3	$100	$(58)	$9,449	$(3,671)	$2,360	$8,183	$3,700	$11,883

See accompanying notes to consolidated financial statements.

AAC HOLDINGS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

	Years ended December 31,
	2012	2013
Cash flows from operating activities:
Net income	$1,099	$1,492
Adjustments to reconcile net income to net cash provided by operating activities:
Provision for doubtful accounts	3,344	10,950
Depreciation and amortization	1,288	3,003
Loss on disposal of property and equipment	—	395
Equity compensation	1,401	979
Amortization of discount on notes payable	48	32
Deferred income taxes	37	(1,500)
Decrease in fair value of contingent related-party note payable	—	(91)
Changes in operating assets and liabilities:
Accounts receivable	(11,879)	(14,810)
Prepaid expenses and other assets	(763)	(1,287)
Accounts payable	995	510
Accrued liabilities	4,499	3,611
Other long term liabilities	—	159

Net cash provided by operating activities	69	3,443

Cash flows from investing activities:
Acquisitions, net of cash acquired	(2,500)	—
Cash acquired in consolidation of variable interest entity	—	210
Purchase of property and equipment	(6,264)	(12,975)
Proceeds on sale of minority interest investment	150	—
Funding of notes receivable, related party	(50)	—
Collection of notes receivable, related party	268	50
(Purchase) reimbursement of other assets	500	(429)

Net cash used in investing activities	(7,896)	(13,144)

Cash flows from financing activities:
Proceeds from revolving line of credit, net	2,635	5,851
Proceeds from note payable	6,589	9,150
Proceeds from note payable – related party	1,500	—
Proceeds from sale of subordinated notes payable	990	—
Payments on notes payable and capital leases	(863)	(2,433)
Repayment of notes payable – related party	(2,295)	(1,554)
Repayment of subordinated notes payable	(40)	—
Redemption of common stock	—	(5,063)
Proceeds from sale of common stock	—	7,429
Contributions from noncontrolling interest	—	1,979
Distributions to noncontrolling interest	(82)	(1,396)
Redemptions of noncontrolling interest	—	(2,990)

Net cash provided by financing activities	8,434	10,973

Net increase in cash and cash equivalents	607	1,272
Cash and cash equivalents, beginning of year	133	740

Cash and cash equivalents, end of year	$740	$2,012

(continued on next page)

AAC HOLDINGS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

	Year ended December 31,
	2012	2013
Supplemental disclosures of cash flow information:
Cash and cash equivalents paid for:
Interest, net of capitalized interest of $0 and $75 in 2012 and 2013, respectively	$730	$1,265

Income taxes, net of refunds of $9 and $251 in 2012 and 2013, respectively	$53	$2,870

Supplemental information on non-cash investing and financing transactions:
Acquisitions:
Purchase price	$14,591	$—
Seller financed debt	(6,522)	—
Buyer common stock issued	(5,569)	—

Cash paid for acquisition	$2,500	$—

Consolidation of variable interest entities:
Assets of variable interest entities, excluding cash	$(7,760)	$(17,407)
Liabilities of variable interest entities and noncontrolling interest, excluding cash	7,760	17,617

Cash of variable interest entities	$—	$210

Conversion of notes payable into common stock	$—	$2,000

Acquisition of equipment through capital lease	$—	$(1,163)

Sale of property to a variable interest entity	$—	$6,708

Notes payable in connection with the sale of property to a consolidated variable interest entity	$—	$(6,708)

Retirement of Series B Preferred Stock	$—	$1,000

Noncontrolling interest — Series A Preferred accrued dividends of a variable interest entity	$—	$18

See accompanying notes to consolidated financial statements.

AAC HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. Description of Business

AAC Holdings, Inc., a Nevada corporation (collectively with its subsidiaries, the “Company” or “Holdings”), was incorporated on February 12, 2014 for the purpose of acquiring the common stock of American Addiction Centers, Inc., a Nevada corporation incorporated on February 27, 2007 (“AAC”, formerly known as Forterus, Inc.) and to engage in certain reorganization transactions on April 15, 2014. In these Notes to Consolidated Financial Statements of AAC Holdings, Inc. and Subsidiaries, unless otherwise indicated, the “Company” refers, prior to April 15, 2014, to American Addiction Centers, Inc., and, as of and after April 15, 2014, to AAC Holdings, Inc., in each case together with its consolidated subsidiaries. Accordingly, all financial information herein relating to periods prior to the completion of the Reorganization Transactions is that of AAC and its consolidated subsidiaries. See further discussion in Note 18. The Company, headquartered in Brentwood, Tennessee, provides substance abuse treatment services for individuals with drug and alcohol addiction. The Company also provides treatment services for clients struggling with behavioral health disorders, including disorders associated with obesity. Currently, the Company, through its subsidiaries, operates six substance abuse treatment facilities located in Texas, California, Florida and Nevada and a facility in Tennessee that provides treatment services for men and women who struggle with obesity-related behavioral disorders. During 2012 the Company had arrangements with four treatment facilities in California to provide addiction and chemical dependency services to clients sourced by the Company. The Company discontinued using three of these treatment facilities in the second half of 2012 and the final arrangement was terminated in April 2013. On March 7, 2012, the Greenhouse treatment facility in Texas obtained its license for 70 residential beds and began accepting clients. On January 1, 2013, the Desert Hope treatment facility in Las Vegas, Nevada obtained its license for 148 residential beds and began accepting clients. In the third quarter of 2013, the Company, through a wholly owned subsidiary, began providing laboratory services to some of the Company’s treatment facilities.

AAC HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

2. Basis of Presentation

Principles of Consolidation

The Company conducts its business through limited liability companies and C-corporations, each of which is a wholly owned subsidiary of the Company. The accompanying consolidated financial statements include the accounts of the Company, its wholly owned subsidiaries, the accounts of variable interest entities (“VIEs”) in which the Company is the primary beneficiary, and certain professional groups through rights granted to the Company by contract to manage and control an entity’s business.

The Company consolidated one real estate VIE in 2012 and consolidated another two VIEs in 2013. All three of these VIEs were acquired in 2013 by Behavioral Healthcare Realty, LLC (“BHR”), which is also a VIE. The Company also consolidated five professional groups (“Professional Groups”) that constitute VIEs in 2013. BHR leases two treatment facilities to the Company under long-term triple net leases and is renovating and constructing additional treatment facilities that it will lease to the Company. The Company is the primary beneficiary as a result of its guarantee of BHR’s debt. The Company has management services arrangements with five Professional Groups that provide medical services to the Company’s treatment facilities. The Professional Groups, which the Company controls, are responsible for the supervision and delivery of medical services. Based on the Company’s ability to direct the activities that most significantly impact the economic performance of the Professional Groups, provide necessary funding and the obligation and likelihood of absorbing all expected gains and losses, the Company has determined that it is the primary beneficiary. The accompanying consolidated balance sheets at December 31, 2012 and December 31, 2013 include assets of $11.5 million and $30.2 million, respectively, and liabilities of $7.7 million and $21.7 million, respectively, related to the VIEs. The accompanying consolidated statements of income for the years ended December 31, 2012 and 2013 include net (loss) income attributable to noncontrolling interest of ($0.4) million and $0.7 million, respectively, related to the VIEs. For the years ended December 31, 2012 and 2013, the VIEs generated the following cash flows:

	Year Ended December 31,
	2012	2013
Net cash provided by (used in) operating activities	$(196)	$1,544
Net cash used in investing activities	(3,697)	(1,260)
Net cash provided by financing activities	3,878	11

All significant intercompany balances and transactions are eliminated in consolidation.

AAC HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

3. Summary of Significant Accounting Policies

Use of Estimates

The preparation of consolidated financial statements in conformity with accounting principles generally accepted in the United States of America (“GAAP”) requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenues and expenses at the date and for the periods that the consolidated financial statements are prepared. On an ongoing basis, the Company evaluates its estimates, including those related to insurance adjustments, provisions for doubtful accounts, intangible assets, long-lived assets, deferred revenues and income taxes. The Company bases its estimates on historical experience and on various other assumptions that are believed to be reasonable under the circumstances. Actual results could materially differ from those estimates.

General and Administrative Costs

The majority of the Company’s expenses are “cost of revenue” items. Costs that could be classified as general and administrative expenses include the Company’s corporate overhead costs, which were $17.3 million and $28.1 million for the years ended December 31, 2012 and 2013, respectively.

Revenues

The Company provides services to its clients in both inpatient and outpatient treatment settings. Revenues are recognized when services are performed at estimated net realizable value from clients, third-party payors and others for services provided. The Company receives the vast majority of payments from commercial payors at out-of-network rates. Client service revenues are recorded at established billing rates less adjustments to estimate net realizable value. Adjustments are recorded to state client service revenues at the amount expected to be collected for the service provided based on historic adjustments for out-of-network services not under contract. Prior to admission, each client’s insurance is verified and the client self-pay amount is determined. The client self-pay portion is generally collected upon admission. In some instances, clients will pay out-of-pocket as services are provided or will make a deposit and negotiate the remaining payments as part of the services. These out-of-pocket payments are included in accrued liabilities in the accompanying consolidated balance sheets and revenues related to these payments are deferred and recognized over the period services are provided. From time to time, scholarships may be provided to a limited number of clients. We do not recognize revenues for care provided via scholarships.

For the year ended December 31, 2012, approximately 16.5% of the Company’s revenues were reimbursed by Blue Cross Blue Shield of California and 11.3% were reimbursed by Aetna. No other payor accounted for more than 10% of revenue reimbursements for the year ended December 31, 2012.

For the year ended December 31, 2013, approximately 12.3% of the Company’s revenues were reimbursed by Blue Cross Blue Shield of California, 12.1% were reimbursed by Aetna, and 10.3% were reimbursed by United Behavioral Health. No other payor accounted for more than 10% of revenue reimbursements for the year ended December 31, 2013.

In cases where the demand for services exceeded capacity, the Company entered into contractual arrangements with other parties to provide services. Management evaluated and determined the Company was the principal party to the services provided. Revenues generated through the Company’s contractual arrangements are included in revenues at their expected realizable amount while the subcontracted service payments

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

made are included in client related services. The need for these contractual arrangements decreased as the Company increased its bed capacity in the second half of 2012 and further decreased with the increased bed capacity in the first quarter of 2013 as a result of the opening of Desert Hope.

Allowance for Contractual and Other Discounts

The Company derives the vast majority of its revenues from commercial payors at out-of-network rates. Management estimates the allowance for contractual and other discounts based on its historical collection experience. The services authorized and provided and related reimbursement are often subject to interpretation and negotiation that could result in payments that differ from the Company’s estimates.

Accounts Receivable and Allowance for Doubtful Accounts

Accounts receivable primarily consists of amounts due from third-party payors (non-governmental) and private pay clients and is recorded net of contractual discounts. The Company’s ability to collect outstanding receivables is critical to its results of operations and cash flows. Accounts receivable is reported net of an allowance for doubtful accounts, which is management’s best estimate of accounts receivable that could become uncollectible in the future. Accordingly, accounts receivable reported in the Company’s consolidated financial statements is recorded at the net amount expected to be received. The Company’s primary collection risks are (i) the risk of overestimating net revenues at the time of billing that may result in the Company receiving less than the recorded receivable, (ii) the risk of non-payment as a result of commercial insurance companies denying claims, (iii) the risk that clients will fail to remit insurance payments to the Company when the commercial insurance company pays out-of-network claims directly to the client, (iv) resource and capacity constraints that may prevent the Company from handling the volume of billing and collection issues in a timely manner, (v) the risk that clients do not pay the Company for their self-pay balance (including co-pays, deductibles and any portion of the claim not covered by insurance) and (vi) the risk of non-payment from uninsured clients. The Company’s allowance for doubtful accounts is based on historical experience, but management also takes into consideration the age of accounts, creditworthiness and current economic trends when evaluating the adequacy of the allowance for doubtful accounts. An account is written off only after the Company has pursued collection efforts or otherwise determines an account to be uncollectible.

At December 31, 2012, 15.1% of accounts receivable was from Blue Cross Blue Shield of California and 12.6% was from United Behavioral Health. No other payor accounted for more than 10% of accounts receivable at December 31, 2012. At December 31, 2013, 19.5% of accounts receivable was from Blue Cross Blue Shield of California, 12.2% was from Anthem Blue Cross Blue Shield of Colorado and 10.9% was from United Behavioral Health. No other payor accounted for more than 10% of accounts receivable at December 31, 2013.

A summary of activity in the Company’s allowance for doubtful accounts is as follows (in thousands):

Description	Balance at beginning of year	Additions charged to Provision for Doubtful Accounts	Accounts written off, net of recoveries	Balance at end of year
Allowance for doubtful accounts for the year ended:
December 31, 2012	$1,233	$3,344	$(299)	$4,278
December 31, 2013	4,278	10,950	(1,908)	13,320

AAC HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Cash and Cash Equivalents

The Company considers all highly liquid investments with maturities of three months or less when purchased to be cash equivalents.

Property and Equipment

Property and equipment are stated at cost, net of accumulated depreciation and amortization. Expenditures for maintenance and repairs are charged to expense as incurred. The Company capitalizes interest on construction projects and such interest is included in the cost of the related asset. Assets held for development are classified as construction in progress and the Company does not depreciate these assets until they are placed in service. Leasehold improvements are amortized over their estimated useful lives or the remaining lease period, whichever is less. Assets under capital leases are amortized over the lease term or in the event of transfer of ownership at the end of the lease over the economic life of the leased asset. Amortization expense related to assets under capital lease is included with depreciation and amortization expense in the consolidated statements of income. Depreciation is calculated using the straight-line method over the estimated economic useful lives of the assets, as follows:

Range of Lives
Computer software and equipment	3 years
Buildings	36 years
Furniture, fixtures and equipment	5 years
Vehicles	5 years
Equipment under capital lease	3–5 years
Leasehold improvements	Life of the asset or lease, whichever is less

Goodwill and Intangible Assets

The Company has only one operating segment, substance abuse/behavioral healthcare treatment services, for segment reporting purposes. The substance abuse/behavioral healthcare treatment services operating segment represents one reporting unit for purposes of the Company’s goodwill impairment test. Goodwill represents the excess of the purchase price over the fair value of the identifiable net assets acquired. Goodwill and intangible assets with indefinite lives are not amortized, but instead tested for impairment at least annually or whenever events or changes in circumstances indicate the carrying value may not be recoverable. The Company has no intangible assets with indefinite useful lives other than goodwill. The Company considers the following to be important factors that could trigger an impairment review: significant underperformance relative to historical or projected future operating results; identification of other impaired assets within a reporting unit; significant adverse changes in business climate or regulations; significant changes in senior management; significant changes in the manner of use of the acquired assets or the strategy for the Company’s overall business; and significant negative industry or economic trends.

Goodwill is assessed for impairment using a fair value approach at the reporting unit level. The goodwill impairment test is a two-step process, if necessary. The provisions for the accounting standard of goodwill provide an entity with the option to assess qualitative factors to determine whether the existence of events or circumstances leads to the determination that it is more likely than not that the fair value of a reporting unit is less than its carrying amount. This qualitative assessment is referred to as a “step zero” approach. If based on the qualitative factors, an entity determines it is not more likely than not that the fair value of a reporting unit is less than its carrying value, the entity may skip the two-step impairment test required by prior accounting guidance. If an entity determines otherwise or, at the option of the entity, if a step zero is not performed, step one of the two-step impairment test is required. Under step one, the fair value of the reporting unit is compared with its carrying

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

value (including goodwill). If the fair value of the reporting unit is less than its carrying value, an indication of goodwill impairment exists for the reporting unit and the entity must perform step two of the impairment test. Under step two, an impairment loss is recognized for any excess of the carrying amount of the reporting unit’s goodwill over the implied fair value of that goodwill. The implied fair value of goodwill is determined by allocating the fair value of the reporting unit in a manner similar to a purchase price allocation and the residual fair value after this allocation is the implied fair value of the reporting unit goodwill. Fair value of the reporting unit is determined using a discounted cash flow analysis. If the fair value of the reporting unit exceeds its carrying value, step two does not need to be performed. Impairment shall be recognized to the extent that the carrying amount of goodwill exceeds its implied fair value. In performing step one of the goodwill impairment test, the Company compares the carrying amount of the reporting unit to the estimated fair value.

In assessing the recoverability of goodwill, the Company considers historical results, current operating trends and results and makes estimates and assumptions about revenues, margins and discount rates based on the Company’s budgets, business plans, economic projections and anticipated future cash flows. Each of these factors contains inherent uncertainties, and management must exercise substantial judgment and discretion in evaluating and applying these factors.

The annual goodwill impairment test is performed December 31 each year, utilizing the two-step test. The Company concluded the carrying value of the reporting unit as of December 31, 2013 did not exceed its fair value, and thus no indication of impairment was present. The fair value of goodwill exceeded the carrying value by $3.3 million at December 31, 2013.

The Company’s other intangible assets principally relate to trademarks and marketing intangibles and non-compete agreements. Trademarks and marketing intangibles are amortized over a period of ten years. Non-compete agreements are amortized over the five-year term of the agreements.

Long-Lived Asset Impairment

Long-lived assets are reviewed for impairment whenever events or changes in circumstances indicate the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to future net undiscounted cash flows expected to be generated by the asset. Impairment is measured by the amount by which the carrying value of the assets exceeds the fair value of the assets. The Company did not identify any indicators of impairment as of December 31, 2012 and 2013.

Accrued Liabilities

The Company’s accrued liabilities, reflected as a current liability in the accompanying consolidated balance sheet, consist of the following (in thousands):

	Year Ended December 31,
	2012	2013
Accrued payroll liabilities	$1,263	$4,685
Accrued litigation settlement	—	2,588
Accrued legal fees	190	706
Income taxes payable	1,003	53
Accrued expenses – related party	—	33	(a)
Other	4,218	2,390

Total accrued liabilities	$6,674	$10,455

(a) Accrued expenses payable to the Company’s Chief Executive Officer.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Segments

The focus of all Company operations is centered on a single service, substance abuse/behavioral healthcare treatment. As such, the Company has one operating segment. The Company is organized and operates as one reportable segment, comprised of various treatment facilities located in the United States. The treatment facilities operate in the same industry and have similar economic characteristics, services and clients. Management has the ability to direct and serve clients in any of these facilities, which allows management to operate the Company’s business and analyze its revenues on a system-wide basis rather than focusing on any individual facility. The Company’s chief operating decision maker evaluates performance and manages resources based on the results of the consolidated operations as a whole.

Advertising Expenses

Advertising costs are expensed as the related activity occurs.

Stock-Based Compensation

The Company accounts for stock-based compensation to employees and consultants using a fair-value based method for costs related to all share-based payments. The Company estimates the fair value of employee restricted stock awards on the date of grant based on the appraised fair value. The Company uses the Black-Scholes valuation model to determine grant date fair value for stock option awards. The fair value of the portion of the award that is ultimately expected to vest is recognized as expense on a straight-line basis over the requisite service periods in the Company’s consolidated statements of income.

Earnings Per Share

Basic and diluted earnings per share are calculated based on the weighted-average number of shares outstanding in each period and dilutive stock options, non-vested shares and warrants, to the extent such securities have a dilutive effect on earnings per share using the treasury stock method. The two-class method determines earnings per share for each class of common stock and participating preferred stock and their respective participation rights in undistributed earnings. Effective with the elimination of the Series B Preferred Stock in the first quarter of 2013, the Company no longer has two classes of stock.

Income Taxes

The Company accounts for income taxes using the asset and liability method. Under the asset and liability method, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled.

The effect on the deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. A valuation allowance is provided for significant deferred tax assets when it is more likely than not that such assets will not be recovered.

The Company’s practice is to recognize interest and/or penalties related to income tax matters in income tax expense.

For the years ended December 31, 2012 and 2013, the Company had no accrued interest or penalties related to income tax matters in income tax expense.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

VIEs included in the accompanying consolidated financial statements consist of various corporations and partnerships. Tax benefits, expenses, assets and liabilities have been applied to the corporations following the same methodology described above. However, because partnerships are characterized as flow through entities for federal and certain state income tax purposes, taxes for the VIEs that are considered partnerships are not recorded in the accompanying consolidated financial statements, except for certain state taxes imposed at the entity level. Taxes that are imposed on the partners of these partnerships are not included in the accompanying consolidated financial statements. The Company is not a partner in any of these VIEs, therefore none of the flow through taxes from these VIEs are the responsibility of the Company.

Fair Value Measurements

Fair value, for financial reporting purposes, is defined as an exit price, representing the amount that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants.

Disclosure is required about how fair value was determined for assets and liabilities and following a hierarchy for which these assets and liabilities must be grouped, based on significant levels of inputs as follows: Level 1—quoted prices in active markets for identical assets or liabilities; Level 2—quoted prices in active markets for similar assets and liabilities and inputs that are observable for the asset or liability; or Level 3—unobservable inputs for the asset or liability, such as discounted cash flow models or valuations. The determination of where assets and liabilities fall within this hierarchy is based upon the lowest level of input that is significant to the fair value measurement.

Concentration of Credit Risk

Cash and cash equivalents are maintained at financial institutions and, at times, balances may exceed federally insured limits. The Company has never experienced any losses related to these balances. All of the non-interest bearing cash balances were fully insured at December 31, 2012 as a result of a temporary federal program in effect from December 31, 2010 through December 31, 2012. Under the program, there was no limit to the amount of insurance for eligible accounts. In 2013, insurance coverage reverted to $250,000 per depositor at each financial institution. At December 31, 2012 and 2013, the Company had $0 and $1.4 million, respectively, on deposit with banks in excess of federally insured limits.

Comprehensive Income

As of December 31, 2012 and 2013, the Company did not have any components of other comprehensive income. As such, comprehensive income equaled net income for each of the periods presented in the accompanying consolidated statements of income.

Recent Accounting Standards

There are no recently issued accounting pronouncements that are expected to have a material impact on the Company’s financial condition, results of operations or cash flows.

Reclassifications

Certain reclassifications have been made to the 2012 consolidated financial statements to conform to the 2013 presentation. The reclassifications had no impact on the Company’s financial position, results of operations or cash flows.

AAC HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

4. Earnings Per Share

Earnings per share (“EPS”) is calculated using the two-class method required for participating securities. Series B Preferred Stock was entitled to dividends at the rate equal to that of common stock.

Undistributed earnings allocated to these participating securities are subtracted from net income in determining net income attributable to common stockholders. Net losses, if any, are not allocated to these participating securities. Basic EPS is computed by dividing net income attributable to common stockholders by the weighted-average number of shares of common stock outstanding for the period. Common shares outstanding include both the common shares classified as mezzanine equity and those classified as equity.

For the calculation of diluted EPS, net income attributable to common stockholders for basic EPS is adjusted by the effect of dilutive securities, including awards under stock-based payment arrangements and 237,151 shares issued in connection with the TSN Acquisition (see Note 5). Diluted EPS attributable to common stockholders is computed by dividing net income attributable to common stockholders by the weighted-average number of fully diluted common shares outstanding during the period.

The following tables reconcile the numerator and denominator used in the calculation of basic and diluted EPS for the years ended December 31, 2012 and 2013 (in thousands except share and per share amounts):

	Year Ended December 31,
	2012	2013
Numerator
Net income attributable to American Addiction Centers, Inc.	$1,504	$786
Less: Redemption of Series B Preferred deemed contribution	—	1,000

Net income attributable to common shares	$1,504	$1,786

Denominator
Weighted-average shares outstanding – basic	12,208,160	13,855,797
Dilutive securities	155,004	436,140

Weighted-average shares outstanding – diluted	12,363,164	14,291,937

Basic earnings per share	$0.12	$0.13
Diluted earnings per share	$0.12	$0.12

The Company has included common stock that is classified as mezzanine equity in the denominator for both basic and diluted EPS calculations in 2012 and 2013.

5. Acquisitions

Acquisition of AJG Solutions, Inc. and B&B Holdings Intl LLC

On August 31, 2012, the Company acquired certain assets of AJG Solutions, Inc. (d/b/a Treatment Solutions Network) and its subsidiaries (collectively, “AJG”) and the equity of B&B Holdings Intl LLC (“B&B”, and collectively with the acquisition of the AJG assets, the “TSN Acquisition”). AJG provides referral services for addiction rehabilitation services and centers and B&B provides addiction rehabilitation services through treatment facilities in Florida and a treatment facility in New Jersey (until its closure in June 2013). At the time of the TSN Acquisition, AJG and B&B were jointly owned by two individuals (the “TSN Sellers”), each of whom became employees of the Company following the acquisition. In connection with the TSN Acquisition, the Company issued 1,396,518 shares of common stock (1,040,791 unrestricted shares and 355,727 restricted shares (at a fair value of $3.99 per share as estimated by the Company’s management)), valued collectively at

AAC HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

$5.6 million; paid cash of $2.5 million from proceeds received from bank financing; and issued $6.5 million of subordinated seller notes to the TSN Sellers. The purchase agreement includes contingent provisions for a subsequent purchase price adjustment at the maturity of the seller debt financing to withhold at settlement up to $1.5 million in cash and the 355,727 restricted shares of common stock (with an aggregate value of $1.4 million at the time the TSN Acquisition closed) if certain operational performance metrics are not achieved during the three-year term of the seller note. The aggregate purchase price, including the fair value of the contingent consideration, was $14.6 million. The Company consummated the TSN Acquisition to expand the scope of the Company’s services geographically and gain synergies in obtaining leads for new clients.

The purchase price was based upon arms-length negotiations between the Company and the TSN Sellers that resulted in a premium to the fair value of the net assets acquired (including identifiable intangible assets) and, correspondingly, the recognition of goodwill. The amount recorded for goodwill is consistent with the Company’s intentions for the acquisition.

The acquisition was accounted for as a business combination. The Company recorded the transaction based upon the fair value of the consideration paid to the TSN Sellers. This consideration was allocated to the assets acquired and liabilities assumed at the acquisition date based on their fair values as follows (in thousands):

Accounts receivable	$5,408
Prepaid expenses and other assets	273
Property and equipment	379
Goodwill	8,536
Intangible assets	3,939

Total Assets acquired	18,535

Accrued liabilities	345
Deferred tax liabilities	3,599

Total liabilities assumed	3,944

Net assets acquired	$14,591

In connection with the TSN Acquisition, the Company entered into a license agreement with AJG. Under the license agreement, AJG granted the Company a royalty-free license to use certain trademarks and certain other intangible assets related to the operations acquired in the TSN Acquisition. The license has a three-year term, at the end of which period the licensed assets will be assigned to the Company, subject to the satisfaction of certain conditions.

The goodwill and identifiable intangible assets recognized are not deductible for income tax purposes. Acquisition related costs total $0.1 million and were expensed in other operating expenses in the consolidated statement of income for the year ended December 31, 2012. There was no adjustment to the purchase price allocation in 2013 as the result of finalizing certain TSN Acquisition tax returns.

The following provides a breakdown of the identifiable intangible assets, valuation method applied in arriving at fair value, their assigned values and expected lives (in thousands, except years):

Intangible Asset	Valuation Method	Assigned Value	Estimated Life In Years
Non-compete agreements	With and without method (1)	$1,257	5
Trademarks and marketing intangibles	Relief from royalty (2)	2,682	10

Total identified intangible assets		$3,939

AAC HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(1) The with and without method estimates an intangible asset’s value based on the business value “with” the non-compete in place and “without” the non-compete in place.

(2) The relief from royalty method is an earnings approach that assesses the royalty savings the entity realizes as a result of owning the asset and not having to pay a third party a license fee for its use.

Some of the more significant estimates and assumptions inherent in the estimate of the fair value of the identifiable acquired intangible assets include all those associated with forecasting cash flows and profitability. The primary assumptions used for the determination of the fair value of the purchased intangible assets were generally based upon the present value of anticipated cash flows discounted at rates generally ranging from 16.1% to 19.0%. Estimated years of future cash flows and earnings generally follow the range of estimated remaining useful lives for each intangible asset.

The results of operations for AJG and B&B from the acquisition date of August 31, 2012 are included in the consolidated statement of income for the year ended December 31, 2012, and include revenues of $11.0 million and income before income taxes of $5.8 million. The following presents the unaudited pro forma revenues and income before income taxes of the combined entity had the TSN Acquisition occurred on the first day of the period presented (in thousands):

	Revenues	Income before income taxes
Combined pro forma from January 1, 2012 – December 31, 2012	$84,512	$6,288

Consolidation of Concorde Real Estate, LLC

In December 2011, the Company entered into a purchase agreement to acquire a vacant facility located in Las Vegas, Nevada for a purchase price of $4.8 million in order to relocate and expand the Company’s current client service capacity. Pursuant to the purchase agreement, initial total deposits of $0.5 million were paid in 2011, an additional $0.8 million in cash was paid at closing in 2012 and the remaining $3.5 million was funded by seller financing. In January 2012, the Company assigned its rights to the purchase agreement to Concorde Real Estate, LLC (“Concorde Real Estate”). The Company’s CEO, President and CFO at that time collectively owned approximately 51% of the membership interests of Concorde Real Estate, with the remainder of the membership interests represented by holders of preferred membership interests. The Company was repaid the deposits by Concorde Real Estate at the closing in 2012. As of December 31, 2013, the Company had no equity interest in Concorde Real Estate.

On June 27, 2012, Concorde Real Estate refinanced the original seller financing with a note payable to a financial institution. In connection with this financing arrangement, the Company guaranteed the debt of Concorde Real Estate. Based on the Company’s guarantee of Concorde Real Estate’s debt and its ability to direct the activities that most significantly impact the economic performance of Concorde Real Estate, the Company has determined that Concorde Real Estate is a VIE and that the Company is the primary beneficiary. Accordingly, the Company began consolidating Concorde Real Estate as of June 27, 2012.

The Company, through a wholly owned subsidiary, Concorde Treatment Center, LLC (“Concorde Treatment”), entered into a triple net operating lease with Concorde Real Estate. The lease commenced on November 1, 2012 and has a term of six years with three options to renew the lease for five years each. Payments under the lease are $0.2 million per month for the first year and increase annually on January 1 based on the annual change in the Consumer Price Index. Because Concorde Real Estate is a consolidated VIE, the rental payments since June 27, 2012 between the Company and Concorde Real Estate are eliminated in the Company’s consolidated financial statements.

AAC HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The initial consolidation of Concorde Real Estate was accounted for as a business combination. The Company recorded the amounts that are associated with Concorde Real Estate’s interests in the VIE based upon the fair values of the assets and liabilities as follows as of June 27, 2012 (in thousands):

Property and equipment, net	$7,720
Other receivables	40

Total assets consolidated	$7,760

Notes payable	$3,500
Noncontrolling interest equity	4,260

Total liabilities and noncontrolling interest consolidated	$7,760

On June 12, 2013, Concorde Real Estate redeemed all of the outstanding preferred membership interests for $3.0 million in cash. Concorde Real Estate made periodic distributions to its members from cash available for distribution.

Consolidation of Behavioral Healthcare Realty, LLC

On October 8, 2013, the Company’s CEO, President and CFO formed Behavioral Healthcare Realty, LLC (“BHR”) and acquired all the membership interests in Concorde Real Estate (a VIE the Company has consolidated since June 27, 2012), and all the membership interests in Greenhouse Real Estate, LLC (“Greenhouse Real Estate”). Prior to being acquired by BHR, Greenhouse Real Estate was owned by the Company’s CEO, President and CFO.

Greenhouse Real Estate owns the real estate that is leased to one of the Company’s treatment facilities as discussed below. In connection with the formation of BHR, Greenhouse Real Estate obtained a $13.2 million credit facility from a bank that is guaranteed by the Company and its CEO and President. Based on the Company’s guarantee of BHR’s debt and its ability to direct the activities that most significantly impact the economic performance of BHR, the Company has determined that BHR is a VIE and that the Company is the primary beneficiary. Accordingly, the Company began consolidating BHR, which resulted in Greenhouse Real Estate being included in the Company’s consolidated financial statements, as of October 8, 2013. As of December 31, 2013, the Company has no equity interest in BHR.

In May 2013, the Company, through a wholly owned subsidiary, The Academy Real Estate, LLC (“Academy Real Estate”), acquired a property located in Riverview, Florida (just outside of Tampa, Florida) for a purchase price of $5.8 million. The Company was renovating this property and planned on converting it into a treatment facility. The Company funded the purchase price with $1.6 million from cash on hand and $3.6 million in proceeds from a new bank loan with an existing lender. In addition, a $0.6 million deposit was paid on behalf of the Company by Greenhouse Real Estate in March 2013 and was reimbursed to Greenhouse Real Estate by the Company in the third quarter of 2013. The Company spent $0.6 million on renovations from May 2013 through December 9, 2013 and capitalized $72,000 of interest related to this construction.

On December 10, 2013, the Company sold its membership interest in Academy Real Estate to BHR for $3.1 million plus the assumption of outstanding debt totaling $3.6 million which the Company has guaranteed. The Company received $0.8 million in cash and a promissory note receivable totaling $2.3 million. No gain or loss was recognized as a result of the transaction. Based on the Company’s guarantee of Academy Real Estate’s debt and its ability to direct the activities that most significantly impact the economic performance of Academy Real Estate, the Company has determined that it is a VIE and that the Company is the primary beneficiary. The

AAC HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

assets and liabilities of Academy Real Estate and the results of its operations were consolidated on December 10, 2013, and thus the results of Academy Real Estate have been included in the consolidated financial statements since its acquisition in May 2013. The sale of Academy Real Estate to BHR and the consolidation of Academy Real Estate immediately after the sale had no effect on the Company’s cash flows after eliminating intercompany transactions.

BHR made periodic distributions to its members from cash available for distribution during the year ended December 31, 2013.

Professional Groups

During 2013, the Company managed the Professional Groups. These Professional Groups employ physicians that treat the Company’s clients and bill the payor for their services. The Company provides management and administrative services to the Professional Groups in return for a management fee. The Company also provided the initial working capital to each Professional Group and in return recorded accounts receivable from the Professional Groups and will continue to provide additional funding required for operating purposes. The Professional Groups were formed at various dates in 2012 and 2013. As of December 31, 2013, three of the five Professional Groups are owned by the Company’s CEO. The remaining Professional Groups are 100% owned by a physician who is employed by the Company. Based on the Company’s ability to direct the activities that most significantly impact the economic performance of the Professional Groups, provide necessary funding and the obligation and likelihood of absorbing all expected gains and losses, the Company has determined that each of the Professional Groups is a VIE and the Company is the primary beneficiary. Although the Company was the primary beneficiary of the Professional Groups from their respective dates of formation, the Company did not consolidate the Professional Groups until October 1, 2013 because the results of operations prior to that date were not material.

The initial consolidations of the assets and liabilities of Greenhouse Real Estate and the Professional Groups were accounted for as business combinations. The initial consolidation of Academy Real Estate was accounted for as an asset purchase as Academy Real Estate’s assets are held for development and Academy Real Estate does not have any operations. The Company recorded the amounts that are associated with Greenhouse Real Estate, the Professional Groups and Academy Real Estate interests in the VIEs based upon the fair values of the assets and liabilities on the respective dates of the transactions as follows (in thousands):

	Greenhouse Real Estate as of October 8, 2013	Professional Groups as of October 1, 2013	Academy Real Estate as of December 10, 2013	Total
Cash	$71	$139	$—	$210
Accounts receivable	—	62	—	62
Prepaids and other current assets	218	—	—	218
Property and equipment, net	10,400	—	6,708	17,108
Other assets	19	—	—	19

Total assets consolidated	10,708	201	6,708	17,617

Notes payable	7,734	—	6,708	14,442
Accounts payable	104	51	—	155
Noncontrolling interest equity	2,870	150	—	3,020

Total liabilities and noncontrolling interest consolidated	$10,708	$201	$6,708	$17,617

AAC HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The results of operations for Concorde Real Estate from the consolidation date of June 27, 2012 are included in the consolidated statement of income for the year ended December 31, 2012 and include no revenues and loss before income taxes of $0.7 million. The results of operations for Greenhouse Real Estate from the consolidation date of October 8, 2013 are included in the consolidated statement of income for the year ended December 31, 2013 and include no revenues and loss before income taxes of $0.3 million. The results of operations for Academy Real Estate have been included in the consolidated statement of operations since the Company acquired the Riverview, Florida property in May 2013 and include no revenues or income before income taxes. The revenues of Concorde Real Estate and Greenhouse Real Estate consist of rental income from the Company and are eliminated in consolidation. The following table presents the unaudited pro forma revenues and income before income taxes had Concorde Real Estate Greenhouse Real Estate, Academy Real Estate and the Professional Groups been consolidated as of January 1, 2012 (in thousands):

	Revenues	Income before income taxes
Combined pro forma from January 1, 2012 – December 31, 2012	$66,035	$2,393
Combined pro forma from January 1, 2013 – December 31, 2013	115,712	2,548

6. Notes Receivable – Related Party

The Company has a note receivable from the Company’s President that totaled $250,000 and $250,000 as of December 31, 2012 and 2013, respectively. The note is non-interest bearing and there are no payment terms or a maturity date associated with this note. Accordingly, this note receivable is classified as noncurrent in the consolidated balance sheet. The outstanding balance was repaid in full in April 2014 in connection with the acquisition of Behavioral Healthcare Realty, LLC by AAC Holdings, Inc. The Company also had a note receivable from the Company’s CEO that totaled $50,000 at December 31, 2012. This note was repaid in full in 2013.

7. Property and Equipment, net

Property and equipment consisted of the following at December 31, 2012 and 2013 (in thousands):

	2012	2013
Computer equipment and software	$1,268	$2,267
Furniture and fixtures	5,587	4,212
Vehicles	819	835
Equipment under capital leases	—	1,163
Leasehold improvements	1,520	3,099
Construction in progress	8	8,718
Buildings	6,908	17,918
Land	743	2,538

Total property and equipment	16,853	40,750
Less accumulated depreciation and amortization	(1,526)	(3,742)

Net property and equipment	$15,327	$37,008

Depreciation and amortization expense for the years ended December 31, 2012 and 2013 was $1.1 million and $2.5 million, respectively.

AAC HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

8. Goodwill and Intangible Assets

Changes to goodwill during 2012 and 2013 were as follows (in thousands):

Balance at December 31, 2011	$2,327
TSN Acquisition (see Note 5)	8,536

Balance at December 31, 2012	10,863
2013 activity	—

Balance at December 31, 2013	$10,863

Other identifiable intangible assets and related accumulated amortization consisted of the following as of December 31, 2012 and 2013 (in thousands):

	Gross Carrying Amount		Accumulated Amortization
	December 31,		December 31,
	2012	2013	2012	2013
Trademarks and marketing intangibles	$2,682	$2,682	$89	$358
Non-compete agreements	1,257	1,257	84	335
Other	51	271	—	21

	$3,990	$4,210	$173	$714

Changes to the carrying value of identifiable intangible assets during 2012 and 2013 were as follows (in thousands):

Balance at December 31, 2011	$—
TSN Acquisition (See Note 5)	3,939
Amortization expense	(173)
Other additions	51

Balance at December 31, 2012	3,817
Amortization expense	(541)
Other additions	220

Balance at December 31, 2013	$3,496

The weighted-average amortization periods of the acquired intangible assets are as follows:

Weighted-Average Amortization Period (in Years)
Trademarks and marketing intangibles	10
Non-compete agreements	5
Other	10

AAC HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

At December 31, 2013, all intangible assets are amortized using a straight-line method. Amortization expense expected to be recognized during fiscal years subsequent to December 31, 2013 is as follows (in thousands):

Year ended December 31,
2014	$547
2015	547
2016	547
2017	463
2018	295
Thereafter	1,097

Total	$3,496

9. Debt

A summary of the Company’s debt obligations, net of unamortized discounts, is as follows (in thousands):

	December 31,
	2012	2013
Non-related party debt:
Revolving line of credit	$6,699	$12,550
Variable interest entity debt	7,381	21,548
Acquisition-related debt	1,500	1,500
Asset purchases	777	1,203
Subordinated debt	657	682
Capital lease obligations	—	1,022

Total non-related party debt	17,014	38,505
Less current portion	(8,674)	(15,164)

Total non-related party debt, long-term	$8,340	$23,341

Related party debt:
Acquisition-related debt	$6,141	$4,389
Subordinated debt	175	181
Share repurchases	1,892	—

Total related party debt	8,208	4,570
Less current portion	(3,104)	(795)

Total related party debt, long-term	$5,104	$3,775

Revolving Line of Credit

In August 2011, the Company entered into a revolving line of credit (the “Revolving Line”) with a financial institution expiring on August 15, 2013 that permitted borrowings up to $4.5 million, subject to certain restrictions. The Revolving Line bore interest of the sum of one-month LIBOR plus 3.15% per annum. In March 2012, the borrowing limit was increased from $4.5 million to $10.0 million.

During the second quarter of 2013, the Revolving Line was amended to extend the maturity date to April 1, 2015 and to increase the maximum borrowing limit to the lesser of (i) $20.0 million or (ii) 70% of the Company’s eligible accounts receivable, subject to adjustment if the aggregate of all returns, rebates, discounts,

AAC HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

credits and allowances for the immediately preceding three months is less than 15% of the Company’s gross revenues for such period. The amended Revolving Line bears interest at one-month LIBOR, as defined in the agreement, plus 2.5% per annum (2.75% as of December 31, 2013). Interest is payable monthly and is calculated on a 360 day year.

In August 2013, the Company amended the Revolving Line’s borrowing base to permit borrowings up to the lesser of (i) $20.0 million or (ii) 80% of the Company’s eligible accounts receivable at any time prior to February 1, 2014, and 70% of the Company’s eligible accounts receivable at any time on or after February 1, 2014, subject to adjustment if the aggregate of all returns, rebates, discounts, credits and allowances for the immediately preceding three months is less than 8% of the Company’s gross revenues for such period. The Revolving Line is secured by the Company’s accounts receivable, deposit accounts and other rights to payment, inventory, and equipment, and is guaranteed jointly and severally by all of the Company’s subsidiaries that have significant operations and/or assets and the Company’s CEO and President. The outstanding balance under the Revolving Line was $6.7 million at December 31, 2012 and $12.6 million at December 31, 2013. The maximum unused available credit under the amended Revolving Line as of December 31, 2013 was $2.2 million based upon borrowing base restrictions.

The Revolving Line, as amended, requires the Company to maintain a tangible net worth ratio not greater than 2.50 to 1.00, a fixed charge coverage ratio not less than 1.25 to 1.00, and net income of at least $1.00, all determined as of each quarter end. The Revolving Line limits capital expenditures to $0.1 million in each fiscal year unless approved by the financial institution, limits additional borrowing to $50,000 during the term of the agreement unless approved by the financial institution, limits operating lease expense to $0.1 million in each fiscal year and prohibits the payment of dividends in cash or stock. The Revolving Line also contains a cross-default clause linking a default under the Revolving Line to the occurrence of a default by the Company under any other debt agreement, material lease commitment, contract, instrument or obligation.

The Company was not in compliance with certain financial covenants contained in the Revolving Line at the end of each quarter in 2012 and 2013, including as of December 31, 2012 and 2013, which created a cross-default with the Greenhouse Real Estate, Concorde Real Estate and Academy Real Estate debt agreements with the same lender, but for which the Company obtained waivers. The Company obtained a waiver for the covenant defaults for 2012. Additionally, the Company’s expenditures for capital expenditures, total operating leases and the incurring of additional indebtedness exceeded the limits specified in the Revolving Line for the year ended December 31, 2013. For the quarter ended March 31, 2014, the Company was not in compliance with the covenants regarding capital expenditures and additional indebtedness.

On April 15, 2014, the Revolving Line was amended and restated and included a waiver for the noncompliance of the financial covenants and negative covenants described in the preceding paragraph. The amended and restated revolving line contains new covenants that were negotiated in consideration of the Company’s operating budget over the term of the amended and restated revolving line. The amendment decreased the maximum borrowing limit to the lesser of (i) $15.0 million or (ii) 70% of the Company’s eligible accounts receivable, and also modified the borrowing base contingency, interest rate, certain covenants and limits for capital expenditures and additional debt. This amended and restated credit facility is discussed in more detail in Note 18.

Variable Interest Entity Debt

In conjunction with the consolidation of Concorde Real Estate in 2012 and the remaining BHR VIEs that were consolidated in 2013 (see Note 5), the Company’s variable interest entity debt totaled $7.4 million at December 31, 2012 and $21.6 million at December 31, 2013. The terms of the debt are discussed below.

AAC HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Concorde Real Estate

In conjunction with the consolidation of Concorde Real Estate on June 27, 2012, the Company assumed a $3.5 million promissory note which was refinanced in July 2012 and replaced with loans totaling $7.4 million in two tranches. The first tranche totaled $4.4 million and bore interest at 3.0% plus one-month LIBOR, with interest payable monthly, and required a lump sum principal payment in July 2013. The amount outstanding under the first tranche was $4.4 million at December 31, 2012. The second tranche totaled $3.0 million, bore interest at 2.0% plus the lender’s prime rate (3.25% at December 31, 2012), with interest payable monthly, and required a lump sum principal payment in July 2013. The amount outstanding under the second tranche was $3.0 million at December 31, 2012. The additional debt in 2012 resulted from borrowings to complete the renovation of the Desert Hope facility.

In May 2013, Concorde Real Estate refinanced these two outstanding loans with a $9.6 million note payable that matures on May 15, 2018. The additional debt in 2013 was used to redeem the preferred membership interests in Concorde Real Estate. The note requires monthly principal payments of $53,228 plus interest and a balloon payment of $6.6 million due at maturity. Interest is calculated based on a 360 day year and accrues at the Company’s option of either (i) one-month LIBOR (as defined in the agreement) plus 2.5%, with such rate fixed until the next monthly reset date, or (ii) floating at one-month LIBOR (as defined in the agreement) plus 2.5%. In the event that the Company elects the floating option for either two consecutive periods or a total of three periods, the floating rate increases by 0.25%. The interest rate at December 31, 2013 was 2.75%, and the amount outstanding at December 31, 2013 was $9.3 million.

The note is guaranteed by the Company and its CEO and President and is secured by a deed of trust and the assignment of certain leases and rents. The note contains financial covenants that require the Company to maintain a fixed charge coverage ratio of not less than 1.25 to 1.00. The note also contains a cross-default clause linking a default under the note to the occurrence of a default by any guarantor or an affiliate of a guarantor with respect to any other indebtedness.

Greenhouse Real Estate

Greenhouse Real Estate (the “Borrower”) entered into a $13.2 million construction loan facility (the “Construction Facility”) with a financial institution on October 8, 2013 to refinance existing debt related to a 70-bed facility and to fund the construction of an additional 60 beds at this facility located in Grand Prairie, Texas. Monthly draws may be made against the Construction Facility based on actual construction costs incurred. Interest, which is payable monthly, is calculated based on a 360 day year and accrues at the Company’s option of either (i) one-month LIBOR (as defined in the agreement) plus 3.0%, with such rate fixed until the next monthly reset date, or (ii) floating at one-month LIBOR (as defined in the agreement) plus 3.0%. In the event that the Company elects the floating option for either two consecutive periods or a total of three periods, the floating rate increases by 0.25%. At December 31, 2013 the outstanding Construction Facility was $8.7 million and the interest rate was 3.25%. The Construction Facility matures on October 31, 2014. The Company capitalized interest totaling $3,000 related to this Construction Facility during 2013.

At the Borrower’s option, the Construction Facility can be converted to a term loan with an extended maturity of October 31, 2019 provided (i) there is no default, (ii) the construction is 100% complete, (iii) there shall have occurred no material adverse change, as determined by the financial institution in its sole discretion, in the financial condition of the Borrower and (iv) other terms and conditions are satisfied. The maximum amount that may be converted is 65% of the appraised value at the time of the conversion. If at the time of the conversion the loan value exceeds the 65% loan-to-value ratio, the Borrower is permitted to make principal payments to reduce the loan-to-value to the 65% threshold. In the event the Borrower does not elect to or is unable to convert the Construction Facility to a term loan the Borrower is required to pay an exit fee equal to 3.0% of the then

AAC HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

outstanding balance. Principal payments at the time of the conversion are to be calculated based on a 15-year amortization schedule, and monthly principal and interest payments are required with a balloon payment at maturity. The permanent loan will bear interest at one-month LIBOR (as defined in the agreement) plus 2.5%, with such rate fixed for that monthly interest period. The Company intends to convert the Construction Facility to a permanent loan upon completion of construction as permitted in the agreement. Because the permanent loan contains contingencies other than the completion of the construction, the Company has classified the entire $8.7 million outstanding balance at December 31, 2013 as current.

The Construction Facility is secured by a deed of trust and the assignment of certain leases and rents and is guaranteed by the Company and two of BHR’s members who are also the CEO and President of the Company. The Borrower is required to maintain a minimum debt service coverage ratio of 1.25 to 1.00. The note also contains a cross-default clause linking a default under the Greenhouse Real Estate loan to the occurrence of a default by any guarantor or an affiliate of a guarantor with respect to any other indebtedness.

Academy Real Estate

In May 2013, the Company, through Academy Real Estate, obtained a $3.6 million note payable from a financial institution to fund a portion of the acquisition of the property located in Riverview, Florida (just outside of Tampa, Florida). The note payable matured on November 10, 2013 and was renewed under identical terms. As discussed in Note 5, in connection with the Company’s sale to BHR of its membership interests of Academy Real Estate on December 10, 2013, BHR assumed the $3.6 million note payable. Interest, which is payable monthly, is calculated based on a 360 day year and accrues at the Company’s option of either (i) one-month LIBOR (as defined in the agreement) plus 3.0%, with such rate fixed until the next monthly reset date or (ii) floating at one-month LIBOR (as defined in the agreement) plus 3.0%. In the event that the Company elects the floating option for either two consecutive periods or a total of three periods, the floating rate increases by 0.25%. The interest rate at December 31, 2013 was 3.165%. The note matured on February 10, 2014 and was renewed under the same terms described above, with an extended maturity date of July 14, 2014. The agreement requires the Company to maintain a minimum fixed charge coverage ratio of 1.25 to 1.00 and contains other restrictive financial covenants. The agreement also contains a cross-default clause linking a default under the Academy Real Estate note to the occurrence of a default by any guarantor or an affiliate of a guarantor with respect to any other indebtedness.

At December 31, 2013, the Company was in compliance with the financial covenants of the BHR debt. The instances of noncompliance under the Revolving Line created a cross-default with the Greenhouse Loan, the Concorde Loan and the Academy Loan. The Company obtained a waiver for the covenant defaults under the Revolving Line for 2012, and the amendment and restatement of our prior credit facility in April 2014 included a waiver for the noncompliance of the financial covenants and negative covenants that occurred under the Revolving Line in 2013 and the quarter ended March 31, 2014. We also obtained waivers for the cross-defaults under the Construction Facility, the Concorde Real Estate note payable and the Academy Real Estate note payable.

Acquisition Related Debt

TSN Acquisition – Related Party

The Company financed a portion of the TSN Acquisition consummated on August 31, 2012 with the following sources of debt. The Company entered into a $6.2 million subordinated note payable with the TSN Sellers. Under the terms of the agreement, the note is separated into the following tranches: (i) $2.2 million paid in equal monthly principal installments over 36 months, bearing interest at 5% per annum, (ii) $2.5 million due on August 31, 2015 (the “Balloon Payment”), bearing interest at 3.125% per annum and (iii) a contingent balloon payment of up to $1.5 million due on August 31, 2015 (the “Contingent Payment”), bearing interest at 3.125% per annum. The Contingent Payment is contingent on the achievement of certain performance metrics

AAC HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

over the term of the note. Due to the contingent nature of the Contingent Payment, a discount of approximately 13% was applied to the Contingent Payment to reflect the weighted-average probability the Contingent Payment would not be made. In April 2013, $0.5 million outstanding under the Balloon Payment was converted into 95,451 shares of the Company’s common stock at a conversion price of $5.24 per share. The Company estimates the fair value of the Contingent Payment each reporting period through an analysis of the TSN Sellers’ estimated achievement of the performance metrics specified in the agreement. Based upon this analysis, the Company determined a claw back of $0.5 million of the Contingent Payment exists at December 31, 2013 and, accordingly, has adjusted the outstanding balance of the Balloon Payment to $3.0 million at that date. In addition to the claw back on the Contingent Payment, the Company has included a reduction of 118,576 shares of common stock in the computation of its earnings per share for the year ended December 31, 2013 to reflect the claw back of those shares based upon this analysis. As of December 31, 2012 and 2013, the outstanding balance related to the seller subordinated notes payable was $5.8 million and $4.3 million, respectively.

The Company also entered into a $0.6 million subordinated promissory note with one of the TSN Sellers that matured on March 1, 2013. At December 31, 2012, the outstanding balance was $0.3 million. The note bore interest at 3.125% per annum and required monthly principal and interest payments of $0.1 million. The note was fully repaid in March 2013.

TSN Acquisition – Non-Related Party

The Company also entered into an agreement with a financial institution to borrow $2.5 million to fund a portion of the TSN Acquisition that matures on July 1, 2014. The note bears interest, which is payable monthly, at 5.0% plus one-month LIBOR (5.25% at December 31, 2013) and requires a lump sum payment on July 1, 2014. The agreement contains certain restrictive financial covenants, including a maximum ratio of total liabilities to tangible net worth. The Company prepaid $1.0 million in 2012. As of December 31, 2012 and 2013, the outstanding balance was $1.5 million.

Other

In connection with an acquisition in 2011, the Company entered into separate notes payable with the former owners. Under the terms of the agreement, the notes bear interest at 12% per annum, with interest payable monthly. The notes mature in November 2014. As of December 31, 2012 and 2013, the outstanding balance was $50,000.

Asset Purchases

The Company has various notes payable with third-party creditors primarily for the purchase of vehicles, furniture, and office equipment. The notes have maturity dates ranging from March 2014 to November 2017, with terms ranging from 36 to 72 months and interest rates ranging from 0.0% to 12.3% per annum. Monthly payments range from $200 to $4,600. As of December 31, 2012 and 2013, aggregate balances on these notes were $0.8 million and $0.5 million, respectively.

In June 2013 the Company borrowed $0.8 million from an existing lender to fund the purchase of equipment. The note bears interest, which is payable monthly, at one-month LIBOR plus 3.15% (which was 3.4% at December 31, 2013) and requires monthly principal payments of $16,250 commencing June 15, 2013, with final installment of unpaid principal due on May 15, 2017. At December 31, 2013, the outstanding balance was $0.7 million.

AAC HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Other – Related Party

In November 2012, the Company received proceeds from a $1.5 million subordinated debt agreement with the Company’s CEO. The note bore interest at 12% per annum, with a lump sum payment due in November 2013. As of December 31, 2012, the outstanding balance was $1.5 million. In April 2013, the entire balance of this subordinated debt was converted into 286,353 shares of common stock at a conversion price of $5.24 per share, which management estimated to be fair value.

On April 28, 2011, the Company entered into an agreement with a former officer and stockholder of the Company for the repurchase of common and preferred shares held by the stockholder. Under the terms of the agreement, the Company issued a $0.6 million subordinated note payable and guaranteed other payments totaling $0.2 million to the stockholder. The outstanding balance of the note payable and guaranteed other payments at December 31, 2012 was $0.4 million, net of imputed interest. The balance of the note payable and the guaranteed other payments was fully paid in the second quarter of 2013.

Subordinated Debt Issued with Detachable Warrants (Related Party and Non-related Party)

In March and April 2012 the Company issued $1.0 million of subordinated promissory notes, of which $0.2 million was issued to a director of the Company. The notes bear interest at 12% per annum. The notes mature at various dates throughout 2015 and 2017. Interest is payable monthly and the principal amount is due, in full, on the applicable maturity date of the note. In connection with the issuance of these notes, the Company issued detachable warrants to the lenders to purchase a total of 112,658 shares of common stock at $0.64 per share. The warrants are exercisable at any time up to their expiration on March 31, 2022. The Company recorded a debt discount of $0.1 million related to the warrants which reduced the carrying value of the subordinated notes. As of December 31, 2012, the outstanding balance of the notes, net of the unamortized debt discount of $0.1 million, was $0.8 million, of which $0.2 million was owed to a director of the Company. As of December 31, 2013, the outstanding balance of the notes, net of the unamortized debt discount of $83,000, was $0.9 million, of which $0.2 million was owed to a director of the Company.

The Company calculated the fair value of warrants issued with the subordinated notes using the Black-Scholes valuation method. The following assumptions were used to value the warrants: a stock price of $1.36, an exercise price of $0.64, expected life of 10 years, expected volatility of 20%, risk free interest rates ranging from 2.1% to 4.0% and no expected dividend yield. In March 2014, warrants representing the right to purchase 106,728 shares of common stock were exercised and a total of 106,728 shares of common stock were issued to the exercising warrant holders, including 23,717 shares to a Company director.

Capital Lease Obligations

In August 2013, the Company entered into a $0.5 million capital lease with a third party leasing company for lab equipment and office furniture. The capital lease bears interest at 5.1% per annum and requires 36 monthly payments of $13,667. At the end of the lease term the Company may buy the equipment for $1. The outstanding balance under this capital lease at December 31, 2013 was $0.4 million.

In November 2013, the Company entered into a $0.3 million capital lease with a third party leasing company for equipment. The capital lease requires 60 monthly payments of $5,366 and the annual interest rate is 5.1%. At the end of the lease term the Company may buy the equipment for $1. The outstanding balance under this capital lease was $0.3 million at December 31, 2013.

During 2013, the Company entered into various other capital leases with third party leasing companies totaling $0.4 million for laboratory and other equipment. These leases have terms ranging from 36 to 60 months, with maturity dates ranging from November 2015 to November 2018, and interest rates ranging from 4.0% to

AAC HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

5.1% per annum. Monthly payments range from $300 to $2,700. As of December 31, 2013, the aggregate balance of these notes was $0.3 million.

As of December 31, 2013, total assets under capital leases, net of accumulated amortization, were $1.0 million. Total obligations under capital leases at December 31, 2013 were $1.0 million of which $0.3 million was included in the current portion of long-term debt. There were no capital lease obligations outstanding at December 31, 2012.

A summary of future maturities of long-term debt, as of December 31, 2013, is as follows (in thousands):

Years ending December 31,	Non- Related Party	Related Party	Capital Lease Obligations	Total
2014	$14,892	$942	$338	$16,172
2015	13,749	3,719	338	17,806
2016	922	6	246	1,174
2017	1,280	181	123	1,584
2018	6,705	—	67	6,772
Thereafter	—	—	—	—

Total	37,548	4,848	1,112	43,508
Unamortized discount	(65)	(278)	—	(343)
Amounts representing interest	—	—	(90)	(90)

Total, net of unamortized discount and interest	$37,483	$4,570	$1,022	$43,075

10. Brand Promise Guarantee

The Company established a Brand Promise guarantee program in September 2012. Under this promise the Company guarantees recovery for clients who successfully complete 90 consecutive days of treatment. In the event of a relapse following treatment, the client may return for an additional 30 days of treatment free of charge. The Company provides a provision for estimated future guarantee costs based on the number of eligible clients, the expected number of clients that will seek additional treatment (based on industry data) and the estimated costs to provide treatment for the guarantee period.

The following table details the changes in the accrued guarantee balances (in thousands):

	For the Year ended December 31,
	2012	2013
Balance at beginning of year	$—	$—
Guarantee provision	—	70
Guarantee claims	—	(10)

Total	$—	$60

11. Stockholders’ Equity and Mezzanine Equity

During 2013 the Company sold 1,424,124 shares of its common stock in an exempt offering at $5.24 per share, which the Company’s management estimated to be fair value. Included in the total shares issued were 715,883 shares sold to directors of the Company and 4,774 shares sold to each of the CFO, Chief Operating Officer (“COO”) and the Vice President of Marketing. The Company issued 1,338,809 of these shares in March 2013

AAC HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

and 85,315 in April 2013. Additionally, 286,353 shares were issued to the Company’s CEO upon conversion of $1.5 million in subordinated debt and 95,451 shares were issued to a Vice President of the Company upon conversion of $0.5 million under the Balloon Payment issued by the Company (see Note 9).

In connection with the exempt offering described above, a Company employee subscribed for 19,090 shares of common stock at $5.24 per share, which the Company’s management estimated to be fair value. As consideration for the shares, the employee issued to the Company a subscription note receivable in the amount of $0.1 million. The Company is forgiving this subscription note receivable over a 12-month period ending on July 1, 2014. During 2013 the Company recorded $42,000 in compensation expense and additional paid-in capital related to this forgiveness.

In April 2013, the Company redeemed 698,259 shares of common stock from one of the TSN Sellers at $5.24 per share, which the Company’s management estimated to be fair value, for an aggregate purchase price of $3.7 million.

Mezzanine Equity

Share Imperfections

In 2008 preferred shares were issued by the Company’s previous board of directors prior to the timely filing of a Certificate of Designation with the Secretary of State of Nevada. Additionally, in 2008 certain common shares were issued by the previous board of directors of the Company that were in excess of the number of shares duly authorized by the Company’s Articles of Incorporation. The Company has classified these preferred and common shares as mezzanine equity at the original purchase price in the consolidated balance sheets because they do not meet the definition of permanent equity as a result of these legal imperfections.

To address these issues, Holdings conducted a voluntary private share exchange with certain stockholders of AAC, whereby holders representing 93.4% of the outstanding shares of common stock of AAC, that was classified in both Mezzanine Equity and Stockholders’ Equity, exchanged their shares on a one-for-one basis for shares of Holdings common stock (the “Private Share Exchange”). The Private Share Exchange was conditioned upon, among other things, a release by each exchanging stockholder of any and all potential claims arising from corporate actions that were not conducted in compliance with Nevada law. The Private Share Exchange was completed in the second quarter of 2014 (see Note 18).

Statement of Mezzanine Equity

Changes to mezzanine amounts during 2012 and 2013 were as follows (dollars in thousands):

	Noncontrolling Interest		American Addiction Centers, Inc.
	Series A Preferred		Series B Preferred		Common Shares
	Units	Amount	Shares	Amount	Shares	Amount
Balance at December 31, 2011	—	$—	10,000	$1,000	11,708,801	$10,613
2012 activity	—	—	—	—	—	—

Balance at December 31, 2012	—	—	10,000	1,000	11,708,801	10,613

Stock buy-back	—	—	(10,000)	(1,000)	269,039	(171)
Issuance of preferred stock	28	1,400	—	—	—	—

Balance at December 31, 2013	28	$1,400	—	$—	11,439,762	$10,442

In April 2013, the Company redeemed 269,039 common shares from the Company’s President at $5.24 per share, which the Company’s management estimated to be fair value, for an aggregate purchase price of $1.4

AAC HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

million. The redemption of these shares is reflected as a reduction to mezzanine equity at its carrying value, with the $1.3 million gain on the redemption of the shares reflected as a reduction in additional paid-in capital.

AAC Series B Preferred Stock

The Series B Preferred Stock (“Series B”) had no conversion or annual dividend rights; however, the Series B would participate in dividends in the same manner and amount of any dividend issued to common stockholders. The Series B had voting rights equal to 100 votes per share of Series B and voted together with common stockholders. The Series B had a liquidation value of $100 per share. As of December 31, 2012, the Company had 14,000 authorized shares of Series B. In the first quarter of 2013, the Company’s Board of Directors eliminated the Series B and all outstanding shares were repurchased for a de minimis amount.

BHR Series A Preferred (Variable Interest Entity)

In October 2013, BHR amended its limited liability company agreement to permit the issuance of Series A Preferred Units. In the fourth quarter of 2013, BHR received proceeds of $1.4 million from the sale of 28 Series A Preferred Units valued at $50,000 per unit. An entity controlled by the spouse of one of the Company’s directors purchased $200,000 of the Series A Preferred Units. The unit holders are entitled to receive a 12% per annum preferred return on their initial investment, payable quarterly in arrears, have no equity appreciation ability and limited voting rights that are conditioned upon BHR’s default on the distribution of the 12% preferred return. The Series A Preferred Units contain certain embedded issuer call and holder put provisions. BHR has the option to call and redeem all or any portion of the Series A Preferred Units for $50,000 per unit plus any accrued and unpaid preferred return at any time after the twelfth month of issuance. The holders of the Series A Preferred Units have a put right during three periods discussed below, that, if exercised, requires BHR to redeem 100% of the issued and outstanding Series A Preferred Units by making a payment equal to $50,000 per unit plus the accrued but unpaid preferred return. The holder may exercise the put right on the 36th month, 48th month and 60th month following the date of issuance for a 30-day period. In the event of a sale of a property owned by BHR, the holders of the Series A Preferred Units are entitled to the repayment of their initial capital contribution plus any accrued and unpaid preferred return. The Company has classified the Series A Preferred Units as noncontrolling interest as a part of mezzanine equity because the potential redemption is not within the complete control of BHR until the last put option period has expired. All of the outstanding Series A Preferred Units were redeemed in April 2014 (see Note 18).

12. Stock-Based Compensation Plans

The Company adopted the 2007 Stock Incentive Plan (“Incentive Plan”) in 2007. An aggregate of 3,927,798 shares of common stock are reserved for issuance pursuant to the Incentive Plan. The Incentive Plan is administered by the Board of Directors, which determines, subject to the provisions of the Incentive Plan, the employees, directors or consultants to whom incentives are awarded. The Board of Directors may award (i) “incentive stock options” within the meaning of Section 422 of the Internal Revenue Code of 1986, (ii) “non-qualified stock options” (options which do not meet the requirements of Section 422), (iii) shares of “restricted stock”, (iv) stock grants and (v) “stock bonuses.” Subject to the terms of the Incentive Plan, the Board of Directors may also determine the prices, expiration dates and other material features of any incentive award. As of December 31, 2013, no stock options had been granted under the Incentive Plan and no options were outstanding.

In December 2012, the Company awarded 267,337 shares of its common stock, at a fair market value of $5.24 per share, which the Company’s management estimated to be fair value, to the CFO of the Company. The Company issued these shares in March 2013. As a result of the award, the Company recorded $1.4 million of compensation expense and $1.0 million of additional compensation expense to satisfy the employee’s personal tax obligation related to the vesting of the grant during the year ended December 31, 2012. On December 31,

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

2012, the Company also awarded 133,668 of unvested common stock, at a fair market value of $5.24 per share, which the Company’s management estimated to be fair value, to this same executive. These shares vested ratably at the end of each quarter in 2013. During the year ended December 31, 2013, the Company recorded $0.7 million of compensation expense and $0.5 million of additional compensation expense to satisfy the employee’s tax obligation related to the vesting of the grant. Such expenses are included on the Company’s consolidated statements of income under the caption “salaries, wages and benefits.”

In determining the fair value of the Company’s common stock the Company reviewed an independent third party valuation report, which used a discounted cash flow method applying a discount rate of 17.6%. Other factors considered in the Company’s valuation were the TSN Acquisition in August 2012, which provided an indication of a recent value established as a result of negotiation between sophisticated parties with substantial due diligence about both parties and a market transaction announced in November 2012 involving similar behavioral health companies.

In November 2013 the Company issued a total of 145,824 shares of restricted common stock to its COO, Vice President of Business Development and Vice President of Marketing under the Incentive Plan, of which 36,455 shares vested on December 31, 2013, and the remaining 109,369 shares vest ratably at the end of each of the first three quarters in 2014. The fair value on the award date was $6.49 per share, which the Company’s management estimated to be fair value. As a result of the award, the Company recorded $0.2 million of compensation expense and $0.1 million of additional compensation expense to satisfy the employees’ personal tax obligations related to the vesting of the grant during the fourth quarter of 2013. Such expenses are included on the Company’s consolidated statements of income under the caption “salaries, wages and benefits.”

The valuation of the Company’s common stock for the November stock award was determined in accordance with the guidelines outlined in the American Institute of Certified Public Accounts Practice Aid, Calculation of Privately-Held Company Equity Securities Issues as Compensation. The Company engaged a third party valuation firm to construct a probability-weighted expected return model (“PWERM”) and to assist and advise management in determining the appropriate inputs and metrics to the model. Because there was no public market for the Company’s common stock, the board of directors, with input from management, exercised significant judgment and considered numerous objective and subjective factors to determine the fair value of the Company’s common stock as of the November 14, 2013, including the following factors:

•	previous third party valuations of the Company’s common stock;

•	the price of the Company’s common stock sold to third-party investors;

•	the value of the Company’s common stock issued in the TSN Acquisition in August 2012;

•	a market transaction announced in November 2012 involving similar behavioral health companies;

•	the valuation of a comparable public company;

•	the Company’s operating and financial performance;

•	current business conditions and projections;

•	the Company’s stage of development;

•	the likelihood of achieving a liquidity event for the shares of the Company’s common stock; such as an initial public offering or sale of the Company, given prevailing market conditions; and

•	any adjustment necessary to recognize a lack of marketability for common stock.

The Company used PWERM in determining the Company’s equity value for the November 2013 grant. PWERM is an analysis of future values of a company for several likely liquidity scenarios that may include a

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

strategic sale or merger, an initial public offering or the dissolution of a company, as well as a company’s enterprise value assuming the absence of a liquidity event. For each possible future event, the future values of the company are estimated at certain points in time. This future value is then discounted to a present value using an appropriate risk-adjusted discount rate. Then, a probability is estimated for each possible event based on the facts and circumstances as of the valuation date. Using PWERM, the Company estimated the value of the Company’s common stock based upon an analysis of varying values for the Company’s common stock assuming (i) the completion of an initial public offering, (ii) a merger or acquisition and (iii) the continuation as a private company. The Company applied a percentage probability weighting to each of these scenarios based on the Company’s expectations of the likelihood of each event. Based on the foregoing PWERM analysis, the fair value of the November 19, 2013 grants of 145,824 shares of restricted common stock was determined to be $6.49 per share, as estimated by the Company’s management.

A summary of share activity under the Incentive Plan is set forth below:

	Shares	Weighted- average Grant Date Fair Value
Unvested at December 31, 2011	—	—
Granted	401,005	$5.24
Vested	267,337	5.24

Unvested at December 31, 2012	133,668	5.24
Granted	145,824	6.49
Vested	170,123	5.51

Unvested at December 31, 2013	109,369	$6.49

13. Restructuring Expenses

During the first half of 2013, the Company implemented restructuring plans to centralize its call centers and to close one of the facilities that was acquired in the TSN Acquisition. Restructuring and exit charges of $0.8 million were expensed in 2013 related to these restructuring activities.

Leading Edge, the New Jersey treatment facility that was acquired in the TSN Acquisition, was closed in June 2013. Management made the decision to exit the facility because the amenities and the service offerings at the facility were inconsistent with the Company’s long-term strategy. As a result of the facility closure, the Company recorded restructuring charges of $0.5 million, including payroll, severance and other employee related costs of $0.2 million and facility exit charges of $0.3 million. The facility exit costs include ongoing lease obligations directly related to closing the facility. The Company estimates that approximately $0.3 million of cash payments related to lease obligations will be made from 2014 through January 2017 as the related leases expire.

Restructuring expenses related to centralizing the call centers totaled $0.3 million in 2013, which included $0.1 million related to payroll, severance and other employee related costs associated with a headcount reduction of 22 employees, employee relocation costs of $0.1 million and $0.1 million of facility exit costs (net of $0.1 million in sublease income). The facility exit costs relate to an ongoing lease obligation. The Company estimates that approximately $0.2 million of total cash payments related to this obligation, excluding $0.1 million in sublease income on this lease, will be made from 2014 through October 2015 as the related lease expires. To determine the facility exit costs certain assumptions were made related to sublease rates and common area maintenance charges.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The following table summarizes the restructuring liability (in thousands):

	Payroll, Severance and Other Employee Related Costs	Relocation Costs	Facility Costs	Total
Leading Edge Facility Closure
January 1, 2013 Liability	$—	$—	$—	$—
Charges	184	—	292	476
Payments	(184)	—	(114)	(298)

December 31, 2013 Liability	$—	$—	$178	$178

Call Centers Consolidation
January 1, 2013 Liability	$—	$—	$—	$—
Charges	90	113	127	330
Payments	(90)	(113)	(26)	(229)

December 31, 2013 Liability	$—	$—	$101	$101

Summary for Call Center and Leading Edge
January 1, 2013 Liability	$—	$—	$—	$—
Costs accrued	274	113	419	806
Cash payments	(274)	(113)	(140)	(527)

December 31, 2013 Liability	$—	$—	$279	$279

The remaining restructuring liability at December 31, 2013 is classified in the consolidated balance sheet as accrued liabilities of $0.1 million and other long-term liabilities of $0.2 million.

14. Income Taxes

Income tax expense consisted of the following for the years ended December 31, 2012 and 2013 (in thousands):

	2012	2013
Current:
Federal	$879	$1,587
State	232	528

Total current tax expense	1,111	2,115

Deferred:
Federal	5	(675)
State	32	(825)

Total deferred tax expense	37	(1,500)

Total income tax expense	$1,148	$615

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The Company’s effective income tax rate for the years ended December 31, 2012 and 2013 reconciles with the federal statutory rate as follows:

	2012	2013
Federal statutory rate	35.0%	35.0%
State income taxes, net of federal tax benefit	6.7	4.4
Non-deductible expenses	4.2	8.1
Change in valuation allowance	—	4.1
Uncertain tax positions	—	2.8
Other differences	(1.6)	0.4

Effective income tax rate on income applicable to American Addiction Centers, Inc.	44.3	54.8
Loss (income) attributable to noncontrolling interest from consolidated VIEs	6.8	(25.6)

Effective income tax rate on income before income taxes	51.1%	29.2%

The decrease in the Company’s effective tax rate for 2013 compared to 2012 resulted primarily from the impact of the VIEs included within the Company’s financial statements. The VIEs consist primarily of flow-through entities and are thus not taxable for federal income tax purposes.

Deferred income tax assets (liabilities) are comprised of the following at December 31, 2012 and 2013 (in thousands):

	2012	2013
Accounts receivable	$290	$—
Employee compensation	198	540
Operating loss carryforwards	706	1,211
Accrued litigation	—	959
Other	133	142
Valuation allowances	(678)	(989)

Total deferred tax assets	649	1,863
Property, equipment and amortization	(2,304)	(2,480)
Accounts receivable	(1,498)	(1,036)

Total deferred tax liabilities	(3,802)	(3,516)

Net deferred tax liabilities	$(3,153)	$(1,653)

The balance sheet classification of deferred tax assets (liabilities) at December 31, 2012 and 2013 was as follows (in thousands):

	2012	2013
Current	$873	$676
Long-term	(4,026)	(2,329)

Total	$(3,153)	$(1,653)

During 2013 the Company’s valuation allowance increased by $0.3 million to $1.0 million at December 31, 2013, as the Company determined that it was more likely than not that certain of its state operating loss carryforwards will not be realized.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The statutes of limitations applicable for federal income tax purposes and for substantially all states with which the Company has a nexus have expired through 2009. However, the Company has net operating loss carryforwards from closed tax years which could be adjusted upon an audit. The Company has not been notified of any federal or state income tax examinations. As of December 31, 2012 and 2013, the Company has $0 and $0.1 million of uncertain tax positions, respectively. At December 31, 2013, the Company had $17.6 million in state net operating losses which expire at various dates beginning in 2027.

15. Fair Value of Financial Instruments

The carrying amounts reported at December 31, 2012 and 2013 for cash and cash equivalents, accounts receivable, prepaid expenses and other current assets, accounts payable and accrued liabilities approximate fair value because of the short-term maturity of these instruments and are categorized as Level 1 within the GAAP fair value hierarchy. The fair value of the Company’s revolving line of credit is categorized as Level 2. The carrying amount of the Company’s debt approximates fair value because interest rates approximate the current rates available to the Company.

The Company has debt with variable and fixed interest rates. The fair value of debt with fixed interest rates was determined using the quoted market prices of debt instruments with similar terms and maturities, which are considered Level 2 inputs. The fair value of debt with variable interest rates was also measured using Level 2 inputs, including good faith estimates of the market value for the particular debt instrument, which represent the amount an independent market participant would provide, based upon market observations and other factors relevant under the circumstances. The carrying value of such debt approximated its estimated fair value at December 31, 2012 and 2013.

Intangible assets are measured at fair value on a nonrecurring basis. These assets are classified in Level 3 of the fair value hierarchy. Goodwill and other indefinite-lived intangibles are tested for impairment at least annually, or more frequently if circumstances indicate that the carrying amount exceeds fair value.

The Company estimates the fair values of goodwill and other indefinite-lived intangibles utilizing multiple measurement techniques. The estimation is primarily determined based on an estimate of future cash flows (income approach) discounted at a market derived weighted-average cost of capital. The income approach has been determined to be the most representative of fair value because the Company’s equity does not have an active trading market. Other unobservable inputs used in these valuations include management’s cash flow projections and estimated terminal growth rates. The valuation of indefinite-lived intangible assets also includes an unobservable input for royalty rate, which is based on rates used by comparable industries.

The useful lives of definite-lived intangible assets (customer relationships) are evaluated whenever events or circumstances warrant a revision to the remaining amortization period. The fair value of definite-lived intangible assets is based on estimated cash flows from the future use of the asset, discounted at a market derived weighted-average cost of capital.

No impairment charges were recorded related to goodwill or other intangible assets for the years ended December 31, 2012 and 2013.

Long-lived assets are measured at fair value on a nonrecurring basis and are classified in Level 3 of the fair value hierarchy. The fair value is estimated utilizing unobservable inputs, including appraisals on real estate as well as evaluations of the marketability and potential relocation of other assets in similar condition and similar market areas. The Company analyzes long-lived assets on an annual basis for any triggering events that would necessitate an impairment test. No impairment charges were recorded in 2012 or 2013.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

16. Commitments and Contingencies

Operating Leases

The Company has entered into various operating leases expiring through October 2018. Commercial properties under operating leases primarily include space required to perform client services and space for administrative facilities. Rent expense was $3.6 million and $4.6 million for the years ended December 31, 2012 and 2013, respectively. Included in such amounts were related party rent expenses totaling $1.2 million and $1.3 million for the years ended December 31, 2012 and 2013, respectively.

Concorde Real Estate

As discussed in Note 5, the Company, through Concorde Treatment Center, leased property under a triple net operating lease with Concorde Real Estate. Lease payments commenced in August 2012 and these rental payments have been eliminated in consolidation.

Greenhouse Real Estate

The Company leased a treatment facility from Greenhouse Real Estate. Certain of the Company’s common stockholders and the Company’s CEO, President and CFO collectively owned approximately 55% of Greenhouse Real Estate until 2013, at which time the Company’s CEO, President and CFO acquired all the outstanding membership interests of Greenhouse Real Estate. The initial lease was for a period of five years and the Company had an option to extend the lease for an additional five years.

On October 1, 2012, the Company executed an amendment to the lease agreement to provide for an increase in the rent payable by the Company from $90,000 per month to $135,000 per month. The Company further amended the lease on October 1, 2013 to provide for an annual adjustment to the base rent on January 1, based upon the difference in the Consumer Price Index from the prior year. As discussed in Note 5, on October 8, 2012 Greenhouse Real Estate was acquired by BHR, a consolidated VIE of the Company. Rental expense under the lease for 2012 was $1.2 million and was $1.3 million for the period from January 1, 2013 through October 8, 2013. The Greenhouse Real Estate lease transactions have been eliminated in consolidation since October 8, 2013.

The future minimum lease payments under non-cancelable operating leases (exclusive of leases with consolidated VIEs) with remaining terms of one or more years as of December 31, 2013 consisted of the following (in thousands):

Years ending December 31,	Annual Payments
2014	$1,126
2015	809
2016	629
2017	192
2018	23
Thereafter	—

Total	$2,779

The Company recognizes rent expense on a straight line basis with the difference between rent expense and rent paid recorded as deferred rent. Such amount is included in accrued liabilities in the accompanying consolidated balance sheets.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Litigation

In April 2013, two wage and hour claims were filed against the Company in the State of California and were subsequently consolidated into a class action. In June 2013 the parties agreed to settle the substantive claims for $2.6 million during mediation. Once the settlement became probable, the Company established a $2.6 million reserve during 2013 for this matter. Subsequently, on April 9, 2014 and following court approval, the Company settled this matter with payment of $2.6 million. The total amount of the litigation settlement of $2.6 million is reflected in accrued liabilities at December 31, 2013 and classified as litigation settlement in the consolidated statement of income for the year ended December 31, 2013.

American Addiction Centers, Inc. v. James D. Bevell, Jr.

On February 3, 2014, AAC filed an action against James D. Bevell in the U.S. District Court in the Middle District of Tennessee, alleging breach of contract and tortious interference with business practices arising out of Mr. Bevell’s breach of his non-compete agreements. Mr. Bevell is the former Chief Innovation Officer of AAC and owns 4.5% of the outstanding common stock of AAC as of April 15, 2014. AAC’s complaint seeks preliminary and permanent injunctive relief, declaratory judgment, compensatory damages, punitive damages for intentional, fraudulent, reckless or grossly negligent conduct, reasonable attorneys’ fees and costs and such other legal, equitable or general relief for the breach of contract and associated wrongs. On March 5, 2014, the court granted a preliminary injunction enjoining Mr. Bevell and his officers, agents, servants, employees, attorneys and all persons in active concert or participation with him from violating the non-competition and non-solicitation provisions contained in his employment agreement with AAC and in the purchase agreement related to the TSN Acquisition.

Horizon Blue Cross Blue Shield of New Jersey v. Avee Laboratories et al.

On September 4, 2013, Horizon Blue Cross Blue Shield of New Jersey (“Horizon”) filed an amended complaint in the Superior Court of New Jersey against several defendants, including Leading Edge Recovery Center, LLC, one of the Company’s subsidiaries. Leading Edge Recovery Center, LLC formerly operated a drug and alcohol treatment facility in New Jersey. Horizon alleges the defendants submitted and caused others to submit unnecessary drug tests in violation of New Jersey law and is seeking recovery for monetary and treble damages. The Company is vigorously defending these claims and believes them to be without merit. The Company cannot provide any assurance that it will prevail in this matter, nor can it reasonably estimate its potential liability if there is an adverse outcome. Further, the Company has made a demand for indemnification upon James D. Bevell for the portion of these claims relating to the period prior to the TSN Acquisition. The Company cannot provide any assurance that it will prevail in its indemnity claim with Mr. Bevell for any portion of these claims.

The Company is aware of various other legal matters arising in the ordinary course of business. To cover these types of claims, the Company maintains insurance it believes to be sufficient for its operations, although, some claims may potentially exceed the scope of coverage in effect. Plaintiffs in these matters may request punitive or other damages that may not be covered by insurance. After taking into consideration the evaluation of such matters by the Company’s legal counsel, the Company’s management believes the outcome of these matters will not have a material impact on the Company’s consolidated financial position, results of operations and cash flows.

401(k) Plan

The Company has a qualified 401(k) savings plan (the “Plan”) which provides for eligible employees (as defined) to make voluntary contributions to the Plan. The Company makes contributions to the Plan based upon the participants’ level of participation, which is fully vested at the time of contribution. For the year ended December 31, 2012 and 2013, the Company contributions under this Plan were $40,000 and $0.2 million, respectively.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Other

In April 2013, the Company entered into a purchase agreement to acquire a vacant facility located in Ringwood, New Jersey for a purchase price of $6.5 million with the intent to convert the existing building into a 150-bed treatment facility. The Company paid $0.3 million in earnest money that will be applied to the purchase price if the purchase is consummated. The purchase agreement provides an extended due diligence period that ends 45 days after the Company has obtained all necessary regulatory and zoning approvals to use the property as a drug and alcohol rehabilitation center. The Company is still in the process of obtaining the necessary regulatory and zoning approvals and there are no assurances that the Company will be successful in obtaining these approvals.

In October 2013, the CEO, President and CFO of the Company, who also own membership interests in BHR, personally borrowed $1.9 million from a financial institution and used the proceeds to make a $1.9 million equity contribution to BHR. The balance of this term loan was $1.8 million at December 31, 2013. In connection with the BHR Acquisition, the Company assumed this term loan, which was subsequently refinanced effective April 15, 2014 with a new term loan facility with Reliant Bank with the Company as borrower and guarantor. This term loan matures in April 2015. The Company’s amended and restated revolving line of credit requires that this term loan be repaid with proceeds in the event of an initial public offering.

In November 2013, the Company entered into purchase agreements to acquire two outpatient centers; one in Arlington, Texas and the other in Las Vegas, Nevada. The purchase price of the Arlington facility is $0.8 million. Earnest money of $0.1 million was deposited pursuant to that agreement, which will be deducted from the purchase price at closing if the purchase is consummated. On March 28, 2014, the Company completed the purchase of this property (see Note 18). A non-refundable fee of $10,000 was also paid in accordance with the Arlington facility purchase agreement. The Las Vegas facility purchase price is $2.0 million. Earnest money of $0.1 million was deposited pursuant to the Las Vegas purchase agreement, which will be deducted from the purchase price at closing if the purchase is consummated. The purchase agreement for the Arlington facility was assigned to a subsidiary of BHR in December 2013, and the purchase agreement for the Las Vegas facility was assigned to a subsidiary of BHR in January 2014.

17. Related Parties

In addition to the related party transactions discussed elsewhere in the notes to the consolidated financial statements, the consolidated financial statements include the following related party transactions. The Company has at times received advances from or made advances to current significant stockholders. These amounts have been included in the consolidated balance sheets and notated as “related party accounts” (see Notes 3, 6 and 9).

In 2012, the Company transitioned its outsourced medical billing and collection process from third-party service providers to Clinical Revenue Management Services, LLC (“CRMS”), an alternative service provider. The two owners and officers of CRMS are the spouses of the CEO and President of the Company. Pursuant to a written service agreement, CRMS is paid (i) the greater of $0.1 million per month or 5.0% of the monthly collected revenues and (ii) 7.0% of the Professional Groups collected revenues. The service agreement includes a one year term with automatic renewals unless one party terminates the agreement with 90 days’ notice. Total amounts paid to CRMS under the service agreement during the years ended December 31, 2012 and 2013 were $0.6 million and $2.8 million, respectively. The Company recognized expense of $0.6 million in 2012 and $3.4 million in 2013 associated with this service agreement. Amounts included in accounts payable at December 31, 2012 and 2013 were $0 and $0.6 million, respectively. The Company leased office space and furniture to CRMS under a month to month arrangement in 2013, and total rental income recognized in 2013 was $0.1 million. During 2012 CRMS occupied space in the Company’s building but no rents were charged by the Company. The Company classifies these sublease proceeds as an offset to rentals and leases in the consolidated statements of income.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The Company is a party to certain placement agreements with Vaco, LLC (“Vaco”). One of the Company’s directors, who is also a stockholder and debt holder, is an executive officer and an equity owner of Vaco. Vaco provides the Company with accounting professionals and other staff, either on a temporary or permanent basis. Vaco is typically paid 25% of each employee’s first year salary as a placement fee or paid an hourly rate for temporary professional services. Total payments and expense recognized related to this agreement in 2012 and 2013 were $0.1 million and $0.1 million, respectively.

From March 2013 through April 2013, the Company issued 1,423,574 shares of common stock, at a price of $5.24 per share, which the Company’s management estimated to be fair value, to certain accredited investors, for an aggregate offering price of $7.5 million. In addition, as part of this offering, an employee of the Company subscribed for 19,090 shares of common stock at $5.24 per share. As consideration for the shares, the employee issued the Company a subscription note receivable in the amount of $0.1 million. The Company is forgiving this subscription note receivable over a 12-month period.

18. Subsequent Events

The Company has evaluated subsequent events through May 2, 2014, the date the financial statements were available to be issued. In addition to the subsequent events discussed in Notes 6, 9, 11 and 16 to the consolidated financial statements, the following events have occurred subsequent to December 31, 2013.

From February through April 2014, the Company received proceeds of $6.0 million, net of $12,500 in issuance costs, from the sale of 741,322 shares of its common stock at $8.12 per share, which the Company’s management estimated to be fair value, in an exempt common stock offering. Included within the total shares sold in the Company’s 2014 private placement were 116,969 shares sold to directors of the Company, 12,313 shares sold to the Company’s General Counsel and Secretary, 6,156 shares sold to the Company’s COO and 3,078 shares sold to one of the Company’s Vice Presidents. The share price was based, in part, on a December 2013 independent valuation analysis.

In January and February of 2014, BHR sold 8.5 units of Series A Preferred Units, valued at $50,000 per unit, with proceeds to BHR of $0.4 million, net of issuance costs of $11,300. A director of the Company purchased 5 Series A Preferred Units for $0.3 million at $50,000 per unit. After the sale, 36.5 Series A Preferred Units were outstanding totaling $1.8 million. On April 15, 2014, BHR redeemed all 36.5 outstanding Series A Preferred Units for $1.8 million.

On April 15, 2014, BHR amended and restated its Limited Liability Company Agreement which among other things to change the rights and privileges of the Series A Preferred Units. On April 15, 2014, BHR received $7.7 million in net proceeds from the sale of 160 ($50,000 per unit) of its non-controlling Series A Preferred Units to BNY Alcentra Group Holdings, Inc. (“Alcentra”). Alcentra received a 1% fee at closing and is entitled to receive a 12% per annum preferred return on its initial investment, payable quarterly in arrears. In the event of a non-payment, the preferred return compounds on a quarterly basis computed on an actual/360 day basis. In the event of non-payment for three months, the preferred return increases to 15.0%, and further increases to 18.0% if not paid beginning in the fourth month, with each increase compounding on a quarterly basis computed on an actual/360 day basis. The Series A Preferred Units contain certain embedded issuer call and holder put provisions. BHR has the option to redeem a minimum of 40 Series A Preferred Units and up to 100% of the outstanding Series A Preferred Units for $50,000 per unit, plus (i) any accrued and unpaid preferred return and (ii) a call premium of (a) 3.0% through April 15, 2015, (b) 2.0% from April 16, 2015 through April 15, 2017 and (c) no premium any time after April 15, 2017. Alcentra has a put right that, if exercised, requires BHR to redeem all of the issued and outstanding Series A Preferred Units by making a payment equal to $50,000 per unit plus the accrued but unpaid preferred return. Alcentra may exercise its put right for a period of 30 days following the 36th

AAC HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

month or 48th month after the date of issuance and at any time following the 60th month after the date of issuance. In the event of a sale of a property owned by BHR, Alcentra is entitled to the repayment of its initial capital contribution plus (i) any accrued and unpaid preferred return and (ii) any applicable call premium. As long as Alcentra owns at least 60 Series A Preferred Units less any Series A Preferred Units repurchased by BHR, distributions to affiliates of BHR are limited to $3.0 million annually.

The Series A Preferred Units generally have no voting or approval rights regarding the management of BHR. However, the holders of Series A Preferred Units are entitled to vote with respect to (i) any action that would change the rights or restrictions of the Series A Preferred Units in a way that would adversely affect such holders and (ii) the creation or issuance of any other security convertible into or exercisable for any equity security of BHR having rights, preferences or privileges senior to the common units of BHR. In addition, unanimous approval of all BHR members, including the holders of Series A Preferred Units, is required to approve the sale by BHR of more than 50% of its real property, more than 50% of the voting or economic rights of any BHR subsidiary or the merger, consolidation, sale of all or substantially all of the assets of BHR or sale of a majority of the common units of BHR.

In addition, so long as Alcentra owns at least 60 Series A Preferred Units, subject to adjustment for certain BHR redemptions, the manager of BHR may not engage in certain transactions without the approval of a majority of the Series A Preferred Unit holders, including, without limitation, the following: (i) liquidate, dissolve or wind up the business of BHR; (ii) authorize the issuance of additional Series A Preferred Units or any class or series of equity securities with rights, preferences or parity with or senior to that of the Series A Preferred Units; (iii) declare or pay any cash distribution or make any other distribution not permitted under the limited liability company agreement; (iv) pay any management or similar fees; (v) pay rebates or reduce payments payable by any primary tenants or (vi) make payments to affiliates of BHR in excess of $3.0 million per year in the aggregate.

In March 2014, the Company granted 5,834 shares of fully vested common stock to each of its five non-employee directors. The Company will recognize $0.2 million of compensation expense in the first quarter of 2014 as a result of these grants. On April 11, 2014 the Company granted 77,765 shares of restricted common stock to its General Counsel and Secretary under the Incentive Plan, of which 38,883 shares vested immediately with the remaining 38,882 shares vesting on April 10, 2015. The fair value on the award date was $8.12 per share, as estimated by the Company’s management. As a result of the award, the Company will record $0.3 million of compensation expense, $0.2 million of additional compensation expense to satisfy the employee’s personal tax obligation related to the vesting of the grant during the second quarter of 2014, and $0.3 million ratably over the one-year vesting period. Additionally, on April 11, 2014, the Company granted 4,744 shares of its common stock to a non-executive employee. The Company will record $39,000 of compensation expense and $30,000 of additional compensation expense to satisfy the employee’s personal tax obligation related to the stock grant during the second quarter of 2014. On April 17, 2014, the Company redeemed a total of 14,318 shares of its common stock at $8.12 per share, which the Company’s management estimates to be fair value, for an aggregate redemption price of $0.1 million.

On March 28, 2014, the Company completed the purchase of a property in Arlington, Texas for $0.7 million.

On April 15, 2014, the Company entered into a Second Amended and Restated Credit Facility (the “Credit Facility”) with Wells Fargo Bank, National Association (the “Agent”). The Credit Facility makes available to the Company a $15.0 million revolving line of credit (the “Amended Revolving Line”) and two term loans in the outstanding principal amounts of $0.6 million (“Term Loan A”) and $1.5 million (“Term Loan B”).

AAC HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The Amended Revolving Line bears interest at one-month LIBOR, plus an applicable margin that is determined by the Company’s leverage ratio, as defined by the agreement, at the end of each quarter. A quarter-end leverage ratio of 4.75 to 1.00 or above results in an applicable margin of 3.00%, a ratio below 4.75 to 1.00 and equal to or above 4.00 to 1.00 results in an applicable margin of 2.75%, and a ratio below 4.00 to 1.00 results in an applicable margin of 2.50%. Term Loan A bears interest at LIBOR plus 3.15%, and Term Loan B bears interest at LIBOR plus 5.00%. The borrowing base for the Amended Revolving Line is 70% of the Company’s eligible accounts receivable and was established with the understanding that, among other things, the aggregate of all returns, rebates, discounts, credits and allowances, exclusive of the initial adjustment to record net revenues at the time of billing, for the immediately preceding three months will be less than 20% of gross revenues for such period (up from the previous restriction of 8%). If the aggregate of all returns, rebates, discounts, credits and allowances, exclusive of the initial adjustment to record net revenues at the time of billing, for the immediately preceding three months is greater than 20% of gross revenues for such period, or if there exists any other matters, events, conditions or contingencies that the Agent reasonably believes may affect payment of any portion of the Company’s accounts, the Agent may reduce the borrowing base from 70% of the Company’s eligible accounts receivable to a lower percentage.

The amendment and restatement removed the previous covenants that required the Company to maintain a minimum tangible net worth ratio and minimum net income. The Credit Facility requires the Company to achieve minimum net revenues and adjusted EBITDA for each quarter, determined on a rolling four quarters basis, of no less than 85% of net revenues and adjusted EBITDA for the immediately preceding four quarters. The Credit Facility generally defines adjusted EBITDA as consolidated net income plus (i) interest expense, (ii) depreciation and amortization expense, (iii) tax expense, (iv) non-cash stock compensation, (v) one-time legal and restructuring costs incurred in 2014 in connection with the AAC private placement, the Reorganization Transactions, the BHR preferred equity transactions, and this offering in an amount not to exceed $2.5 million, (vi) one-time legal, accounting and other transaction costs incurred in connection with a permitted acquisition in 2014 or in any subsequent fiscal year in an aggregate amount not to exceed $0.2 million in any fiscal year, (vii) one-time settlement costs paid on or about April 9, 2014, in connection with certain wage and settlement charges in California in an amount not to exceed $2.5 million, (viii) one-time restructuring costs incurred in 2013 in connection with the closing of the Leading Edge operations and the consolidation of call centers in an amount not to exceed $0.8 million, and (ix) to the extent approved by Wells Fargo Bank in writing, other one-time and non-recurring charges.

The Credit Facility also requires the Company to achieve a fixed charge coverage ratio of not less than 1.25 to 1.00 for each quarter, determined on a rolling four quarter basis, and achieve a liquidity covenant (as described in the agreement) of no less than $9.0 million on and as of July 14, 2014. Finally, the Credit Facility includes a maximum leverage ratio covenant, whereby the ratio of funded debt to EBITDA must not be greater than the ratios set forth below on a rolling four quarter basis:

Fiscal Quarter End	Maximum Leverage Ratio
June 30, 2014	5.00:1.00
September 30, 2014	4.75:1.00
December 31, 2014 and thereafter	3.75:1.00

The Credit Facility limits aggregate capital expenditures (as defined by the agreement and which exclude, among other items, capital expenditures made by BHR and its subsidiaries that are funded with debt permitted under the agreement or proceeds from this offering and permitted acquisitions under the agreement) to $3.0 million in each fiscal year and limits capital lease debt and other purchase money debt to $2.3 million.

AAC HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The Credit Facility also contains customary events of default including, but not limited to, failure to make payments under the Credit Facility, materially incorrect representations, breaches of covenants (subject to a 20 day cure period in the case of certain covenants), cross-default to any other material indebtedness, bankruptcy and insolvency events, change of control, and the failure of guarantees or security to remain in full force and effect.

As of April 15, 2014, the Amended Revolving Line had an outstanding balance of $13.1 million, the interest rate was 3.15%, and the maximum unused available credit was $0.9 million based upon the borrowing base restrictions.

As discussed in Note 11, certain common shares issued in 2008 under the previous Board of Directors exceeded the number of shares duly authorized by AAC’s Articles of Incorporation. These common shares are classified as mezzanine equity in the consolidated balance sheets because they do not meet the definition of permanent equity as a result of these legal imperfections. To cure these legal imperfections and in preparation for an initial public offering, in the first quarter of 2014, Holdings initiated a voluntary private share exchange with certain of AAC’s stockholders whereby Holdings offered to certain of AAC’s stockholders the opportunity to receive one share of Holdings common stock for (i) each share of AAC’s common stock held by such stockholders and (ii) a release from claims arising from or related to the share imperfections described in Note 11 (collectively, the “Private Share Exchange”). The Private Share Exchange was conditioned upon, among other things, holders of AAC’s common stock who participated in the Share Exchange validly assigning and transferring to Holdings at least 90% of the outstanding shares of AAC prior to the expiration of the Private Share Exchange. The Private Share Exchange expired in April 2014, and at the expiration of the Private Share Exchange holders of 93.6% of AAC’s common stock had exchanged their shares for shares of common stock of Holdings, and AAC became a majority-owned subsidiary of Holdings. The transaction between AAC and Holdings was accounted for similar to a common control transaction resulting in the assets, liabilities and equity of AAC being carried over at their historical basis.

Substantially concurrent with the Private Share Exchange, Holdings acquired all of the outstanding common membership interests of BHR by issuing 820,124 shares of Holdings common stock and $3.0 million in cash and the assumption of a $1.8 million term loan from a financial institution to our CEO, President and CFO (collectively, the “BHR Acquisition”). The original proceeds from this loan were used to repay a loan related to Greenhouse Real Estate, LLC and was accounted for as an additional capital contribution in BHR. Holdings refinanced the assumed loan and is required to make monthly principal payments of $35,855 to a financial institution, plus 5.0% interest and a balloon payment of $1.4 million in April 2015. In the event of an initial public offering (“IPO”), prior to April 2015 the Credit Facility requires that the Company immediately repay the $1.8 million assumed and refinanced term loan with proceeds from the IPO. Prior to the BHR Acquisition, BHR was controlled by the CEO, President and CFO of the Company. BHR owns the real property associated with treatment facilities, which are leased to the Company, as well as other properties that are currently in development or are being held for future development. The acquisition of BHR was accounted for as an acquisition of additional ownership interests in a variable interest entity that does not result in a change of control of that subsidiary, as BHR was already being consolidated as a VIE in accordance with ASC 810 (Consolidation) and, accordingly, we recognized $4.7 million of the $11.8 million in fair value of consideration transferred (consisting of $3.0 million cash consideration, the $1.8 million term loan assumed and the net deferred tax assets of $0.1 million). The Company eliminated the noncontrolling interest attributable to BHR of $3.7 million with the excess of fair value over the carrying value of noncontrolling interest recorded as a reduction to additional paid-in capital of $1.0 million.

AAC HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Additionally, substantially concurrent with the Private Share Exchange and the BHR Acquisition, Holdings acquired all of the outstanding membership interests of CRMS in exchange for $0.5 million in cash and 234,324 shares of Holdings common stock (collectively, the “CRMS Acquisition”, and collectively with the Private Share Exchange and BHR Acquisition, the “Reorganization Transactions”). Holdings accounted for the CRMS Acquisition as a business combination based on the fair value of the consideration transferred. While the purchase price allocation is preliminary, Holdings expects to recognize approximately $2.4 million of goodwill in connection with the CRMS Acquisition.

The Company’s management estimated the fair value of shares of restricted common stock of Holdings issued in connection with the BHR Acquisition and the CRMS Acquisition to be $8.54 per share as of April 15, 2014. In addition to factoring in the prior valuation analyses described above, the Company also analyzed a new valuation report prepared by an independent third party with respect to the valuation of Holdings taking into account the Private Share Exchange, CRMS Acquisition and BHR Acquisition. In particular, the valuation report analyzed the potential impact of the then-proposed Reorganization Transactions on the valuation of Holdings, such as the increase in 2013 pro forma net income as a result of BHR results of operations being included for all of 2013. The valuation report also noted that the impact of the BHR Acquisition on the enterprise value would be mixed, as the additional EBITDA generated at the Holdings level due to recapture rents and cash and non-cash expenses was not sufficient to overcome the negative impact on enterprise value of BHR’s debt outstanding for the entire year. With respect to CRMS, the analysis determined that it would allow the recapture of additional EBITDA (on a pro forma basis for 2013) due to a combination of recapture revenues (commissions no longer paid) and the expected cost savings. In determining the fair value of our common stock, the Company also considered the strong investor demand in the recent private placement of AAC common stock from February 2014 through April 2014 at $8.12 per share, the improved projected results of operations for the remainder of 2014, positive revenue trends and the higher probability of an initial public offering in 2014. Based on the foregoing analysis, the Company determined the fair value of Holdings common stock as of April 15, 2014 to be $8.54 per share.

As a result of the Reorganization Transactions, Holdings owns (i) 93.6% of the outstanding common stock of the Company, (ii) 100% of the outstanding common membership interests in BHR and (iii) 100% of the outstanding membership interests in CRMS.

19. Stock Split Subsequent to Balance Sheet Date

On September 18, 2014, a 1.571119-for-1 stock split in the form of a stock dividend was effected. The common share and per share amounts included in the consolidated financial statements have been adjusted to reflect the stock split.

AAC HOLDINGS, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

	December 31, 2013	June 30, 2014 (Unaudited)
	(in thousands except share amounts)
Assets
Current assets
Cash and cash equivalents (variable interest entity—2013: $441; 2014: $52)	$2,012	$2,382
Accounts receivable, net of allowances—(variable interest entity—2013: $169; 2014: $479)	24,567	26,635
Notes and other receivables—related party	—	488
Deferred tax assets	676	—
Prepaid expenses and other current assets (variable interest entity—2013: $173; 2014: $6)	2,274	3,375

Total current assets	29,529	32,880

Property and equipment, net (variable interest entity—2013: $29,257; 2014: $0)	37,008	44,311
Goodwill	10,863	12,702
Intangible assets, net	3,496	3,209
Note receivable—related party	250	—
Other assets (variable interest entity—2013: $142; 2014: $0)	492	650

Total assets	$81,638	$93,752

— The assets denoted as assets of the consolidated variable interest entity (VIE) can only be used to settle obligations of the consolidated VIE.

See accompanying notes to condensed consolidated financial statements.

AAC HOLDINGS, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

	December 31, 2013	June 30, 2014 (Unaudited)
	(in thousands except share amounts)
Liabilities, Mezzanine Equity and Stockholders’ Equity
Current liabilities
Accounts payable	$1,895	$2,853
Accrued liabilities (variable interest entity—2013: $172; 2014: $149)	10,455	8,086
Current portion of deferred tax liabilities	—	15
Current portion of long-term debt (variable interest entity—2013: $12,932; 2014: $0)	15,164	17,406
Current portion of long-term debt—related party	795	791

Total current liabilities	28,309	29,151
Deferred tax liabilities (variable interest entity—2013: $23; 2014: $0)	2,329	1,585
Long-term debt, net of current portion (variable interest entity—2013: $8,616; 2014: $0)	23,341	25,221
Long-term debt—related party, net of current portion	3,775	3,376
Other long-term liabilities	159	87

Total liabilities	57,913	59,420

Commitments and contingencies (Note 15)
Mezzanine equity including noncontrolling interest (see Note 11)
Noncontrolling interest—American Addiction Centers, Inc. Common stock	10,442	53
Noncontrolling interest—Series A Preferred Units (variable interest entity in 2013)	1,400	—
Noncontrolling interest—Series A Preferred Units	—	7,782

Total mezzanine equity including noncontrolling interest	11,842	7,835

Stockholders’ equity
AAC Holdings, Inc. preferred stock, $0.001 par value: 5,000,000 shares authorized; none issued and outstanding	—	—
AAC Holdings, Inc. common stock, $0.001 par value: 70,000,000 shares authorized, 15,673,334 shares issued and outstanding at June 30, 2014	—	16
AAC Holdings, Inc. common stock subscribed, net of subscription receivable of $8 at June 30, 2014	—	92
American Addiction Centers, Inc. common stock, $0.001 par value: 15,000,000 shares authorized; 3,898,128 shares issued and 3,199,869 outstanding at December 31, 2013	3	—
American Addiction Centers, Inc. common stock subscribed, net of subscription receivable of $58 at December 31, 2013	42	—
Additional paid-in capital	9,449	22,407
Treasury stock, at cost	(3,671)	—
Retained earnings	2,360	3,893

Total stockholders’ equity of AAC Holdings, Inc.	8,183	26,408
Noncontrolling interest	3,700	89

Total stockholders’ equity including noncontrolling interest	11,883	26,497

Total liabilities, mezzanine equity and stockholders’ equity	$81,638	$93,752

— The denoted VIE liabilities are only claims against the general credit of the Company to the extent that the Company is liable under its guarantee of the VIE note payable to a financial institution of $21,548 and $0 at December 31, 2013 and June 30, 2014, respectively.

See accompanying notes to condensed consolidated financial statements.

AAC HOLDINGS, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

	Six Months Ended June 30,
	2013	2014
	(in thousands, except share and per share amounts)
Revenues	$59,331	$59,203

Operating expenses
Salaries, wages and benefits	21,732	24,124
Advertising and marketing	6,588	7,079
Professional fees	4,706	4,895
Client related services	3,567	5,211
Other operating expenses	6,213	5,551
Rentals and leases	2,772	940
Provision for doubtful accounts	4,820	6,288
Litigation settlement	2,500	240
Restructuring	551	—
Depreciation and amortization	1,399	2,228

Total operating expenses	54,848	56,556

Income from operations	4,483	2,647
Interest expense	784	705
Other (income) expense, net	(27)	15

Income before income tax expense	3,726	1,927
Income tax expense	1,745	859

Net income	1,981	1,068
Less: net loss (income) attributable to noncontrolling interest	(343)	668

Net income attributable to AAC Holdings, Inc. stockholders	1,638	1,736
Deemed contribution-redemption of Series B Preferred Stock	1,000	—
BHR Series A Preferred Unit dividend	—	(203)

Net income available to AAC Holdings, Inc. common stockholders	$2,638	$1,533

Basic earnings per common share	$0.19	$0.10
Diluted earnings per common share	$0.19	$0.10
Weighted-average shares outstanding:
Basic	13,624,654	14,942,014
Diluted	13,723,622	14,995,422

See accompanying notes to condensed consolidated financial statements.

AAC HOLDINGS, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

	Six Months Ended June 30,
	2013	2014
	(in thousands)
Cash flows from operating activities:
Net income	$1,981	$1,068
Adjustments to reconcile net income to net cash provided by operating activities:
Provision for doubtful accounts	4,820	6,288
Depreciation and amortization	1,399	2,228
Equity compensation	350	1,112
Amortization of discount on notes payable	84	17
Deferred income taxes	(561)	(39)
Changes in operating assets and liabilities (excluding acquisitions):
Accounts receivable	(7,958)	(7,904)
Prepaid expenses and other assets	(188)	(1,101)
Accounts payable	411	958
Accrued liabilities	(415)	(2,585)
Other long term liabilities	—	(72)

Net cash provided by (used in) operating activities	(77)	(30)

Cash flows from investing activities:
Purchase of property and equipment	(8,675)	(8,868)
Purchase of intangible assets	(220)	—
Issuance of notes and other receivables—related parties	—	(488)
Collection of notes and other receivables—related parties	—	250
Acquisition of subsidiaries, net of cash acquired of $149	—	(3,351)
(Purchase) reimbursement of other assets	—	(158)

Net cash used in investing activities	(8,895)	(12,615)

Cash flows from financing activities:
Proceeds from revolving line of credit, net	3,801	500
Proceeds from long-term debt	6,587	3,850
Proceeds from long-term debt—related party	50	—
Payments on long-term debt and capital leases	(151)	(2,288)
Repayment of long-term debt—related party	(1,110)	(404)
Repurchase of common stock	(5,067)	(116)
Proceeds from sale of common stock	7,462	6,089
Proceeds from sale of BHR Series A Preferred Units	—	8,203
Redemption of BHR Series A Preferred Units	—	(1,825)
Dividends paid	—	(79)
Distributions to noncontrolling interest	(3,269)	(915)

Net cash provided by financing activities	8,303	13,015

Net increase (decrease) in cash and cash equivalents	(669)	370
Cash and cash equivalents, beginning of period	740	2,012

Cash and cash equivalents, end of period	$71	$2,382

(continued on next page)

AAC HOLDINGS, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

	Six months ended June 30,
	2013	2014
	(in thousands)
Supplemental disclosures of cash flow information:
Cash and cash equivalents paid for:
Interest	$475	$67
Income taxes	$3,079	$161
Supplemental information on non-cash investing and financing transactions:
BHR Acquisition:
Purchase Price	$—	$11,759
Assumption of debt	—	(1,759)
Buyer common stock issued	—	(7,000)

Cash paid for acquisition	—	3,000

CRMS Acquisition:
Purchase Price	$—	$2,500
Buyer common stock issued	—	(2,000)

Cash paid for acquisition	—	500

Conversion of long-term debt—related party into common stock	2,000	—
Acquisition of equipment through capital lease	—	285
Accrued dividends BHR Series A Preferred units	—	203
Accrued dividends of a variable interest entity	$—	$61

See accompanying notes to condensed consolidated financial statements.

AAC HOLDINGS, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY

(in thousands except per share amounts)	Common Stock – American Addiction Centers, Inc.		Common Stock – AAC Holdings, Inc.		Subscribed	Subscriptions Receivable	Additional Paid-in Capital/ (Distributions in Excess of Paid-in Capital)	Treasury Stock	Retained Earnings	Total Stockholders’ Equity (Deficit) of American AAC Holdings, Inc.	Non- Controlling Interests	Total Stockholders’ Equity (Deficit)
	Shares Outstanding	Amount	Shares Outstanding	Amount
Balance at December 31, 2013	3,199,869	$3	—	$—	$100	$(58)	$9,449	$(3,671)	$2,360	$8,183	$3,700	$11,883
Common stock issued	741,322	1	—	—	—	50	6,017	—	—	6,068	—	6,068
Exercise of common stock warrants	112,658	—	—	—	—	—	72	—	—	72	—	72
Common stock granted and issued under stock incentive plan	111,676	—	—	—	—	—	1,062	—	—	1,062	—	1,062
Accrued dividends to mezzanine noncontrolling interests	—	—	—	—	—	—	—	—	—	—	(61)	(61)
Distribution to noncontrolling interest holders, net	—	—	—	—	—	—	—	—	—	—	(915)	(915)
Redemption of common stock	(14,318)	—	—	—	—	—	—	(116)	—	(116)	—	(116)
Private share exchange, see Note 3	(4,151,207)	(4)	14,618,886	15	—	—	4,892	3,787	—	8,690	1,694	10,384
BHR acquisition	—	—	820,124	1	—	—	(1,085)	—	—	(1,084)	(3,661)	(4,745)
CRMS acquisition	—	—	234,324	—	—	—	2,000	—	—	2,000	—	2,000
Accrued dividends BHR Series A Preferred Units	—	—	—	—	—	—	—	—	(203)	(203)	—	(203)
Net income (loss)	—	—	—	—	—	—	—	—	1,736	1,736	(668)	1,068

Balance at June 30, 2014	—	$—	15,673,334	$16	$100	$(8)	$22,407	$—	$3,893	$26,408	$89	$26,497

See accompanying notes to condensed consolidated financial statements.

AAC HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

1. Description of Business

AAC Holdings, Inc., a Nevada corporation (collectively with its subsidiaries, the “Company” or “Holdings”), was incorporated on February 12, 2014 for the purpose of acquiring all the common stock of American Addiction Centers, Inc. (“AAC”) and to engage in certain reorganization transactions as more fully described in Note 3. The Company is headquartered in Brentwood, Tennessee and provides substance abuse treatment services for individuals with drug and alcohol addiction. The Company also provides treatment services for clients struggling with behavioral health disorders, including disorders associated with obesity. Currently, the Company, through its subsidiaries, operates six substance abuse treatment facilities located in Texas, California, Florida and Nevada and a facility in Tennessee that provides treatment services for men and women who struggle with obesity-related behavioral disorders. A subsidiary of the Company had an arrangement with a treatment facility in California to provide addiction and chemical dependency services to clients sourced by the subsidiary. The subsidiary discontinued using this treatment facility in April 2013. On January 1, 2013, the Desert Hope treatment facility in Las Vegas, Nevada obtained its license for 148 residential beds and began accepting clients.

2. Basis of Presentation

Principles of Consolidation

The Company conducts its business through limited liability companies and C-corporations, each of which is a majority owned subsidiary of the Company. The accompanying consolidated financial statements include the accounts of the Company, its wholly or majority owned subsidiaries, the accounts of variable interest entities (“VIEs”) in which the Company is the primary beneficiary, and certain professional groups through rights granted to the Company by contract to manage and control an entity’s business. All intercompany transactions and balances have been eliminated in consolidation.

The Private Share Exchange transaction between the Company and AAC’s stockholders (as discussed in Note 3) was accounted for similar to a common control transaction resulting in the assets, liabilities, and equity of AAC being carried over at historical basis. At the time of the Private Share Exchange, Holdings was a shell company that had not conducted any business and had no material assets or liabilities. As such, the historical financial statements presented for periods prior to the Private Share Exchange represent the historical results of operations of AAC.

During the six months ended June 30, 2013, the Company consolidated one real estate VIE. During the six months ended June 30, 2014, the Company consolidated one real estate VIE, Behavioral Healthcare Realty, LLC (“BHR”), through April 15, 2014 when BHR was acquired by the Company. The Company also consolidated five professional groups (“Professional Groups”) that constitute VIEs as of June 30, 2014 and none as of June 30, 2013. BHR leased two treatment facilities to the Company under long-term triple net leases and was renovating and constructing additional treatment facilities that it planned to lease to the Company. The Company was the primary beneficiary as a result of its guarantee of BHR’s debt prior to the BHR Acquisition. The Company has management services arrangements with five Professional Groups that provide medical services to the Company’s treatment facilities. The Professional Groups are responsible for the supervision and delivery of medical services to the Company’s clients. Based on the Company’s ability to direct the activities that most significantly impact the economic performance of the Professional Groups, provide necessary funding and the obligation and likelihood of absorbing all expected gains and losses, the Company has determined that it is the primary beneficiary. The accompanying consolidated balance sheets as of December 31, 2013 and June 30, 2014 include assets of $30.2 million and $0.5 million, respectively, and liabilities of $21.7 million and $0.2 million, respectively, related to the VIEs. The accompanying consolidated statements of income for the six months ended June 30, 2013 and 2014 include net income (loss) attributable to noncontrolling interest of $0.3 million and ($0.7) million, respectively, related to the VIEs.

AAC HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

The accompanying condensed consolidated financial statements are unaudited, with the exception of the December 31, 2013 balance sheet which was derived from audited financial statements. These consolidated condensed financial statements have been prepared in accordance with the rules and regulations of the Securities and Exchange Commission (“SEC”) for interim reporting. Certain disclosures normally included in financial statements prepared in accordance with accounting principles generally accepted in the United States of America (“US GAAP”) have been condensed or omitted pursuant to such rules and regulations.

In presenting the consolidated condensed financial statements in accordance with US GAAP, management makes estimates and assumptions that affect the amounts reported and related disclosures. Estimates, by their nature, are based on judgments and available information. Accordingly, actual results could differ from those estimates. In management’s opinion, the consolidated condensed financial statements contain all normal recurring adjustments necessary for a fair presentation of interim results reported. The results of operations reported for interim periods are not necessarily indicative of the results of operations for the entire year or any subsequent interim period. These financial statements should be read in conjunction with the audited financial statements of the Company included elsewhere in this prospectus.

Certain reclassifications have been made to prior periods to conform to the current period presentation.

3. Reorganization Transactions

On April 15, 2014, the Company completed the following transactions which were all completed substantially concurrently (collectively, the “Reorganization Transactions”):

•	A voluntary private share exchange with certain stockholders of AAC, whereby holders representing 93.6% of the outstanding shares of common stock of AAC exchanged their shares on a one-for-one basis for shares of Holdings common stock;

•	The acquisition of all of the outstanding common membership interests of Behavioral Healthcare Realty, LLC (“BHR”), an entity controlled by related parties, which through its subsidiaries owns properties located in Florida, Nevada and Texas, in exchange for $3.0 million in cash, the assumption of a $1.8 million term loan and 820,124 shares of the Company’s common stock; and

•	The acquisition of all of the outstanding membership interests of Clinical Revenue Management Services, LLC (“CRMS”), an entity controlled by related parties, which provides client billing and collection services for the Company, in exchange for $0.5 million in cash and 234,324 shares of the Company’s common stock.

As a result of the foregoing transactions, the Company owns (i) 93.6% of the outstanding common stock of AAC, (ii) 100% of the outstanding common membership interests in BHR, and (iii) 100% of the outstanding membership interests in CRMS. To help fund or facilitate these transactions, the following additional financing transactions were undertaken in 2014 prior to or in connection with the aforementioned transactions: (i) AAC sold 741,322 shares of its common stock in a private placement to certain accredited investors from February 2014 through April 2014, with net proceeds of $6.0 million, (ii) BHR sold 8.5 Series A Preferred Units in a private placement to certain accredited investors in January and February 2014 with net proceeds of $0.4 million (See Note 11), (iii) BHR redeemed all of the outstanding 36.5 Series A Preferred Units from certain accredited investors in April 2014 (See Note 11) and (iv) BHR sold 160 new Series A Preferred Units in a private placement to an accredited investor in April 2014 with net proceeds of $7.8 million (See Note 11).

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NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Private Share Exchange

Certain common shares issued in 2008 under the previous Board of Directors exceeded the number of shares duly authorized by AAC’s Articles of Incorporation. These common shares were previously classified as mezzanine equity in the consolidated balance sheets because they did not meet the definition of permanent equity as a result of these legal imperfections. To cure these legal imperfections and in preparation for an initial public offering, in the first quarter of 2014, the Company initiated a voluntary private share exchange with certain of AAC’s stockholders whereby the Company offered to certain of AAC’s stockholders the opportunity to receive one share of the Company’s common stock for (i) each share of AAC’s common stock held by such stockholders and (ii) a release from claims arising from or related to the share imperfections (collectively, the “Private Share Exchange”). The Private Share Exchange was conditioned upon, among other things, holders of AAC’s common stock who participated in the Private Share Exchange validly assigning and transferring to the Company at least 90% of the outstanding shares of AAC prior to the expiration of the Private Share Exchange. The Private Share Exchange expired in April 2014, and at the expiration of the Private Share Exchange holders representing 93.6% of AAC’s common stock had exchanged their shares for shares of common stock of the Company, and AAC became a majority-owned subsidiary of the Company. The Private Share Exchange was accounted for similar to a common control transaction resulting in the assets, liabilities and equity of AAC being carried over at their historical basis. Prior to the completion of the Reorganization Transactions, Holdings had not engaged in any business or other activities except in connection with its formation. Shares of AAC common stock that were not exchanged remain subject to legal imperfections and therefore continue to be classified in mezzanine equity or stockholders’ equity based on the pre-exchange classification at carrying value.

Behavioral Healthcare Realty, LLC Acquisition

On April 15, 2014, BHR redeemed all 36.5 outstanding Series A Preferred Units for $1.8 million. These former holders of Series A Preferred Units used the proceeds from the redemption to purchase 224,697 shares of AAC’s common stock at $8.12 per share as part of an exempt common stock offering. Included in the aforementioned transaction, nine of the Series A Preferred Units were redeemed from a director and a relative of a director who purchased 55,406 shares of AAC’s common stock valued at approximately $450,000.

Simultaneously, BHR amended and restated its Limited Liability Company Agreement which among other things changed the rights and privileges of the Series A Preferred Units. On April 15, 2014, BHR received $7.8 million in net proceeds from the sale of 160 ($50,000 per unit) of its non-controlling Series A Preferred Units to BNY Alcentra Group Holdings, Inc. (“Alcentra”). Alcentra received a 1% fee at closing and is entitled to receive a 12% per annum preferred return on its initial investment, payable quarterly in arrears. In the event of a non-payment, the preferred return compounds on a quarterly basis computed on an actual/360 day basis. In the event of non-payment for three months, the preferred return increases to 15.0%, and further increases to 18.0% if not paid beginning in the fourth month, with each increase compounding on a quarterly basis computed on an actual/360 day basis. The Series A Preferred Units contain certain embedded issuer call and holder put provisions. BHR has the option to redeem a minimum of 40 Series A Preferred Units and up to 100% of the outstanding Series A Preferred Units for $50,000 per unit, plus (i) any accrued and unpaid preferred return and (ii) a call premium of (a) 3.0% through April 15, 2015, (b) 2.0% from April 16, 2015 through April 15, 2017 and (c) no premium any time after April 15, 2017. Alcentra has a put right that, if exercised, requires BHR to redeem all of the issued and outstanding Series A Preferred Units by making a payment equal to $50,000 per unit plus the accrued but unpaid preferred return. Alcentra may exercise its put right for a period of 30 days following the 36th month or 48th month after the date of issuance and at any time following the 60th month after the date of issuance. In the event of a sale of a property owned by BHR, Alcentra is entitled to the repayment of its initial capital contribution plus (i) any accrued and unpaid preferred return and (ii) any applicable call premium. As long as Alcentra owns at least 60 of the Series A Preferred Units less any Series A Preferred Units repurchased by BHR, distributions to affiliates of BHR are limited to $3.0 million annually.

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The Series A Preferred Units generally have no voting or approval rights regarding the management of BHR. However, the holders of Series A Preferred Units are entitled to vote with respect to (i) any action that would change the rights or restrictions of the Series A Preferred Units in a way that would adversely affect such holders and (ii) the creation or issuance of any other security convertible into or exercisable for any equity security of BHR having rights, preferences or privileges senior to the common units of BHR. In addition, unanimous approval of all BHR members, including the holders of Series A Preferred Units, is required to approve the sale by BHR of more than 50% of its real property, more than 50% of the voting or economic rights of any BHR subsidiary or the merger, consolidation, sale of all or substantially all of the assets of BHR or sale of a majority of the common units of BHR.

In addition, so long as Alcentra owns at least 60 Series A Preferred Units, subject to adjustment for certain BHR redemptions, the manager of BHR may not engage in certain transactions without the approval of a majority of the Series A Preferred Unit holders, including, without limitation, the following: (i) liquidate, dissolve or wind up the business of BHR; (ii) authorize the issuance of additional Series A Preferred Units or any class or series of equity securities with rights, preferences or parity with or senior to that of the Series A Preferred Units; (iii) declare or pay any cash distribution or make any other distribution not permitted under the limited liability company agreement; (iv) pay any management or similar fees; (v) pay rebates or reduce payments payable by any primary tenants or (vi) make payments to affiliates of BHR in excess of $3.0 million per year in the aggregate.

Substantially concurrent with the Private Share Exchange, the Company acquired all of the outstanding common membership interests of BHR by issuing 820,124 shares of Company common stock (at a fair value of $8.54 per share as determined by the Company), paying $3.0 million in cash and assuming a $1.8 million term loan from a financial institution to our CEO, President and CFO (collectively, the “BHR Acquisition”). The original proceeds from this loan were used to repay a loan related to Greenhouse Real Estate, LLC and was accounted for as an additional capital contribution in BHR. The Company refinanced the assumed term loan and is required to make monthly principal payments of $35,855 to a financial institution, plus 5.0% interest and a balloon payment of $1.4 million in April 2015. In the event of an initial public offering (“IPO”) prior to April 2015, the Credit Facility requires that the Company immediately repay the $1.8 million assumed and refinanced term loan with proceeds from the IPO. Prior to the BHR Acquisition, BHR was controlled by the CEO, President and CFO of the Company. BHR owns the real property associated with treatment facilities, which are leased to the Company, as well as other properties that are currently in development or are being held for future development. The BHR Acquisition was accounted for as a common control transaction as BHR was already being consolidated as a VIE in accordance with ASC 810 and, accordingly, the Company recognized $4.7 million of the $11.8 million in fair value of consideration transferred (consisting of $3.0 million cash consideration, the $1.7 million loan assumed and the net deferred tax assets of $0.1 million). The Company eliminated the noncontrolling interest attributable to BHR of $3.7 million with the excess of fair value over the carrying value of noncontrolling interest recorded as a reduction to additional paid-in capital of $1.0 million.

Clinical Revenue Management Services, LLC Acquisition

On April 15, 2014, the Company acquired all the outstanding membership interests of CRMS in exchange for $0.5 million in cash and 234,324 common shares of the Company’s common stock (at a fair value of $8.54 per common share as determined by the Company) for total consideration paid of $2.5 million (collectively, the “CRMS Acquisition”). The purchase price was based upon a third party valuation report of CRMS obtained by the Company. CRMS provides billing and collections services to the Company and has no customers other than the Company. After this acquisition, all billing and collection services for the Company are performed by a wholly owned subsidiary. Prior to its acquisition by the Company, CRMS was owned by the

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spouses of the Company’s CEO and President. The purchase price resulted in a premium to the fair value of the net assets acquired and, correspondingly, the recognition of goodwill. The amount recorded for goodwill is consistent with the Company’s intentions for the acquisition.

The acquisition was accounted for as a business combination. The Company recorded the transaction based upon the fair value of the consideration paid. This consideration was allocated to the assets acquired and liabilities assumed at the acquisition date based on their fair values as follows (in thousands):

Cash	$149
Accounts receivable	452
Property and equipment	91
Goodwill	1,810

Total assets acquired	2,502

Accrued liabilities	2

Total liabilities assumed	2

Net assets acquired	$2,500

Qualitative factors that contributed to the recognition of goodwill include certain intangible assets that are not recognized as a separate identifiable intangible asset apart from goodwill and expected cost reduction synergies of approximately $0.8 million in annual cost savings. Intangible assets not recognized apart from goodwill consist primarily of the assembled workforce. The goodwill recognized is deductible for income tax purposes. Acquisition related costs total $0.1 million and were expensed in other operating expenses in the condensed consolidated statement of income for the six month period ended June 30, 2014.

The results of operations for CRMS from the acquisition date of April 15, 2014 are included in the condensed consolidated statement of income for the six month period ended June 30, 2014. The following presents the unaudited pro forma revenues and income before income taxes of the combined entity had the CRMS Acquisition occurred on the first day of the period presented (in thousands):

	Revenues	Income before income taxes
Combined pro forma from January 1, 2013 – June 30, 2013	$59,331	$4,249
Combined pro forma from January 1, 2014 – June 30, 2014	$59,203	$1,811

Fair Value of Shares Issued

The Company determined the fair value of shares of restricted common stock of the Company issued in connection with the BHR Acquisition and the CRMS Acquisition to be $8.54 per share. Management analyzed a valuation report prepared by an independent third party with respect to the valuation of the Company taking into account the Private Share Exchange, the BHR Acquisition and the CRMS Acquisition. In particular, the valuation report analyzed the potential impact of the then-proposed Reorganization Transactions on the valuation of the Company, such as the increase in 2013 pro forma net income as a result of BHR results of operations being included for all of 2013. The valuation report also noted that the impact of the BHR Acquisition on the enterprise value would be mixed, as the additional EBITDA generated at the Company level due to recapture rents and cash and non-cash expenses was not sufficient to overcome the negative impact on enterprise value of BHR’s debt outstanding for the entire year. With respect to CRMS, the analysis determined that it would allow the recapture of additional EBITDA (on a pro forma basis for 2013) due to a combination of recapture revenues (commissions no longer paid) and the expected cost savings. In determining the fair value of the Company’s common stock,

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NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

management also considered investor demand in the recent private placement of AAC common stock from February 2014 through April 2014 at $8.12 per share, the improved projected results of operations of the remainder of 2014 and the higher probability of an initial public offering in 2014. Based on the foregoing analysis, the Company determined the fair value of the Company’s common stock as of April 15, 2014 to be $8.54 per share.

4. General and Administrative Costs

The majority of the Company’s expenses are “cost of revenue” items. Costs that could be classified as general and administrative expenses include the Company’s corporate overhead costs, which were $14.7 million and $11.7 million for the six months ended June 30, 2013 and 2014, respectively.

5. Earnings Per Share

Earnings per share (“EPS”) is calculated using the two-class method required for participating securities. Series B Preferred Stock was entitled to dividends at the rate equal to that of common stock.

Undistributed earnings allocated to these participating securities are subtracted from net income in determining net income attributable to common stockholders. Net losses, if any, are not allocated to these participating securities. Basic EPS is computed by dividing net income attributable to common stockholders by the weighted-average number of shares of common stock outstanding for the period. Common shares outstanding include both the common shares classified as mezzanine equity and those classified as equity.

For the calculation of diluted EPS, net income attributable to common stockholders for basic EPS is adjusted by the effect of dilutive securities, including awards under stock-based payment arrangements. Diluted EPS attributable to common stockholders is computed by dividing net income attributable to common stockholders by the weighted-average number of fully diluted common shares outstanding during the period.

The following tables reconcile the numerator and denominator used in the calculation of basic and diluted EPS for the six months ended June 30, 2013 and 2014 (in thousands except share and per share amounts):

	Six Months Ended June 30,
	2013	2014
Numerator
Net income attributable to AAC Holdings, Inc.	$1,638	$1,736
Plus: redemption of Series B Preferred Stock deemed contribution	1,000	—
Less: Series A Preferred Unit dividends	—	(203)

Net income available to common shares	$2,638	$1,533

Denominator
Weighted-average shares outstanding – basic	13,624,654	14,942,014
Dilutive securities	98,968	53,408

Weighted-average shares outstanding – diluted	13,723,622	14,995,422

Basic earnings per share	$0.19	$0.10
Diluted earnings per share	$0.19	$0.10

The Company has included common stock that is classified as mezzanine equity in the denominator for both basic and diluted EPS calculations in 2013 and 2014.

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6. Accounts Receivable and Allowance for Doubtful Accounts

A summary of activity in the Company’s allowance for doubtful accounts is as follows (in thousands):

Balance at December 31, 2013	$13,320
Additions charged to provision for doubtful accounts	6,288
Accounts written off, net of recoveries	(2,434)

Balance at June 30, 2014	$17,174

For the six months ended June 30, 2013, approximately 12.3% of the Company’s revenues were reimbursed by Blue Cross Blue Shield of California; 12.1% by Aetna; and 10.3% by United Behavioral Health. No other payor accounted for more than 10% of revenue reimbursements for the six months ended June 30, 2013.

For the six months ended June 30, 2014, approximately 14.5% of the Company’s revenues were reimbursed by Anthem Blue Cross Blue Shield of Colorado; 12.5% by Blue Cross Blue Shield of California; 12.3% by Aetna; and 10.4% by Blue Cross Blue Shield of Texas. No other payor accounted for more than 10% of revenue reimbursements for the six months ended June 30, 2014.

7. Notes and Other Receivables – Related Party

The Company had a note receivable from the Company’s President which totaled $250,000 as of December 31, 2013. The note was non-interest bearing and there were no payment terms or a maturity date associated with this note. The outstanding balance was repaid in full in April 2014 in connection with the BHR Acquisition. The Company also has other receivables from the Company’s CEO and the Company’s President totaling approximately $98,000 and $390,000, respectively, as of June 30, 2014. In March 2014, both parties agreed these receivables would be repaid prior to the IPO of the Company, which is expected to occur in 2014. All amounts due from the Company’s CEO and President are classified as current assets in notes and other receivables—related party in the condensed consolidated balance sheets.

8. Property and Equipment, net

Property and equipment consisted of the following (in thousands):

	December 31, 2013	June 30, 2014
Computer equipment and software	$2,267	$3,532
Furniture and fixtures	4,212	4,209
Vehicles	835	835
Equipment under capital lease	1,163	1,448
Leasehold improvements	3,099	3,185
Construction in progress	8,718	13,393
Building	17,918	20,854
Land	2,538	2,538

Total property and equipment	40,750	49,994
Less accumulated depreciation and amortization	(3,742)	(5,683)

	$37,008	$44,311

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NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Acquired Property

In May 2013, the Company acquired a vacant facility located in Riverview, Florida (just outside of Tampa, Florida) for a purchase price of $5.8 million. The Company funded the purchase price as follows: $1.6 million from cash on hand and $3.6 million proceeds from a new bank loan with an existing lender. In addition, a $0.6 million deposit was previously funded by the Company in March 2013.

9. Goodwill and Intangible Assets

The Company’s business comprises a single reporting unit for impairment test purposes. For the purposes of these analyses, the Company’s estimates of fair value are based on the income approach, which estimates the fair value of the Company based on its future discounted cash flows. In addition to the annual impairment reviews, impairment reviews are performed whenever circumstances indicate a possible impairment may exist. The Company performed its most recent goodwill impairment testing as of December 31, 2013 and did not incur an impairment charge. The Company’s goodwill balance was $10.9 million as of December 31, 2013 and $12.7 million as of June 30, 2014. The $1.8 million increase in goodwill relates to the CRMS Acquisition discussed in Note 3.

Other identifiable intangible assets, their assigned and related accumulated amortization consisted of the following as of December 31, 2013 and June 30, 2014 (in thousands):

	Gross Carrying Value		Accumulated Amortization
	December 31, 2013	June 30, 2014	December 31, 2013	June 30, 2014
Trademarks and marketing intangibles	$2,682	$2,682	$358	$491
Non-compete agreements	1,257	1,257	335	461
Other	271	271	21	49

	$4,210	$4,210	$714	$1,001

Changes to the carrying value of identifiable intangible assets during the six months ended June 30, 2014 were as follows (in thousands):

Balance at December 31, 2013	3,496
Amortization expense	(287)

Balance at June 30, 2014	$3,209

AAC HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

10. Notes Payable and Revolving Line of Credit

A summary of the Company’s debt obligations, net of unamortized discounts, is as follows (in thousands):

	December 31, 2013	June 30, 2014
Non-related party debt:
Revolving line of credit	$12,550	$13,050
Real estate debt	21,548	26,752
Acquisition-related debt	1,500	—
Asset purchases	1,203	982
Subordinated debt	682	697
Capital lease obligations	1,022	1,146

Total non-related party debt	38,505	42,627
Less current portion	(15,164)	(17,406)

Total non-related party debt, long-term	$23,341	$25,221

Related party debt:
Acquisition-related debt	$4,389	$3,985
Subordinated debt	181	182

Total related party debt	4,570	4,167
Less current portion	(795)	(791)

Total related party debt, long-term	$3,775	$3,376

Revolving Line of Credit

In August 2011, the Company entered into a revolving line of credit (the “Revolving Line”) with a financial institution expiring on August 15, 2013. During the second quarter of 2013, the Revolving Line was amended to extend the maturity date to April 1, 2015 and to increase the maximum borrowing limit to the lesser of (i) $20 million or (ii) 70% of the Company’s eligible accounts receivable, subject to adjustment if the aggregate of all returns, rebates, discounts, credits and allowances for the immediately preceding three months is less than 15% of the Company’s gross revenues for such period. The amended Revolving Line bears interest at one-month LIBOR, as defined in the agreement, plus 2.5% per annum (2.75% and 3.15% as of December 31, 2013 and June 30, 2014, respectively). Interest is payable monthly and is calculated on a 360 day year.

In August 2013, the Company amended the Revolving Line’s borrowing base to permit borrowings up to the lesser of (i) $20 million or (ii) 80% of the Company’s eligible accounts receivable at any time prior to February 1, 2014, and 70% of the Company’s eligible accounts receivable at any time on or after February 1, 2014, subject to adjustment if the aggregate of all returns, rebates, discounts, credits and allowances for the immediately preceding three months is less than 8% of the Company’s gross revenues for such period. The Revolving Line is secured by the Company’s accounts receivable, deposit accounts and other rights to payment, inventory, and equipment, and is guaranteed jointly and severally by all of the Company’s subsidiaries that have significant operations and/or assets and the Company’s CEO and President. The outstanding balance under the Revolving Line was $12.6 million and $13.1 million as of December 31, 2013 and June 30, 2014, respectively. The maximum unused available credit under the amended Revolving Line as of June 30, 2014 was $1.3 million based upon borrowing base restrictions.

The Revolving Line, as amended, required the Company to maintain a tangible net worth ratio not greater than 2.50 to 1.00, a fixed charge coverage ratio not less than 1.25 to 1.00, and net income of at least

AAC HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

$1.00, all determined as of each quarter end. The Revolving Line limited capital expenditures to $0.1 million in each fiscal year unless approved by the financial institution, limits additional borrowing to $50,000 during the term of the agreement unless approved by the financial institution, limits operating lease expense to $0.1 million in each fiscal year and prohibited the payment of dividends in cash or stock. The Revolving Line also contained a cross-default clause linking a default under the Revolving Line to the occurrence of a default by the Company under any other debt agreement, material lease commitment, contract, instrument or obligation.

The Company was not in compliance with certain financial covenants contained in the Revolving Line as of December 31, 2013 and March 31, 2014. Additionally, the Company’s expenditures for capital expenditures, total operating leases and the incurring of additional indebtedness exceeded the limits specified in the Revolving Line for the year ended December 31, 2013.

These covenant violations created a cross-default with the Greenhouse Real Estate, Concorde Real Estate and Academy Real Estate debt agreements with the same lender, but for which the Company obtained waivers.

On April 15, 2014, the Revolving Line was amended and restated and included a waiver for the noncompliance of the financial covenants and negative covenants described in the preceding paragraphs.

On April 15, 2014, the Company entered into a Second Amended and Restated Credit Facility (the “Credit Facility”) with Wells Fargo Bank, National Association (the “Agent”). The Credit Facility makes available to the Company a $15.0 million revolving line of credit, subject to borrowing base limitations (the “Amended Revolving Line”), and amended and restated two existing term loans in the outstanding principal amounts of $0.6 million (“Term Loan A”) and $1.5 million (“Term Loan B”). In June 2014, the Company repaid in full the $1.5 million outstanding balance of Term Loan B.

The Amended Revolving Line bears interest at one-month LIBOR, plus an applicable margin that is determined by the Company’s leverage ratio, as defined by the agreement, at the end of each quarter. A quarter-end leverage ratio of 4.75 to 1.00 or above results in an applicable margin of 3.00%, a ratio below 4.75 to 1.00 and equal to or above 4.00 to 1.00 results in an applicable margin of 2.75%, and a ratio below 4.00 to 1.00 results in an applicable margin of 2.50%. Term Loan A bears interest at LIBOR plus 3.15%. The borrowing base for the Amended Revolving Line is 70% of the Company’s eligible accounts receivable and was established with the understanding that the aggregate of all returns, rebates, discounts, credits and allowances, exclusive of the initial adjustment to record net revenues at the time of billing, for the immediately preceding three months will be less than 20% of gross revenues for such period (up from the previous restriction of 8%). If the aggregate of all returns, rebates, discounts, credits and allowances, exclusive of the initial adjustment to record net revenues at the time of billing, for the immediately preceding three months is greater than 20% of gross revenues for such period, or if there exists any other matters, events, conditions or contingencies that the Agent reasonably believes may affect payment of any portion of the Company’s accounts, the Agent may reduce the borrowing base from 70% of the Company’s eligible accounts receivable to a lower percentage.

The amendment and restatement removed the previous covenants which required the Company to maintain a minimum tangible net worth ratio and minimum net income. The Credit Facility requires the Company to achieve minimum net revenues and adjusted EBITDA for each quarter, determined on a rolling four quarters basis, of no less than 85% of net revenues and adjusted EBITDA for the immediately preceding four quarters. The Credit Facility generally defines adjusted EBITDA as consolidated net income plus (i) interest expense, (ii) depreciation and amortization expense, (iii) tax expense, (iv) non-cash stock compensation, (v) one-time legal and restructuring costs incurred in 2014 in connection with the Company’s private placement, the reorganization transactions (see Note 3), the BHR preferred equity transactions (see Note 3), and an IPO of the Company in an

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amount not to exceed $2.5 million, (vi) one-time legal, accounting and other transaction costs incurred in connection with a permitted acquisition in 2014 or in any subsequent fiscal year in an aggregate amount not to exceed $0.2 million in any fiscal year, (vii) one-time settlement costs paid on or about April 9, 2014, in connection with certain wage and settlement charges in California in an amount not to exceed $2.5 million, (viii) one-time restructuring costs incurred in 2013 in connection with the closing of the Leading Edge operations and the consolidation of call centers in an amount not to exceed $0.8 million, and (ix) to the extent approved by Wells Fargo Bank in writing, other one-time and non-recurring charges.

The Credit Facility also requires the Company to achieve a fixed charge coverage ratio of not less than 1.25 to 1.00 for each quarter, determined on a rolling four quarter basis, and achieve a liquidity covenant (as described by the agreement) of no less than $9.0 million on and as of July 14, 2014. In connection with the June 2014 prepayment of Term Loan B, the parties to the Credit Facility agreed to permanently waive this liquidity covenant. Finally, the Credit Facility includes a maximum leverage ratio covenant, whereby the ratio of funded debt to EBITDA must not be greater than the ratios set forth below on a rolling four quarter basis:

Fiscal Quarter End	Maximum Leverage Ratio
June 30, 2014	5.00:1.00
September 30, 2014	4.75:1.00
December 31, 2014 and thereafter	3.75:1.00

The Credit Facility limits aggregate capital expenditures (as defined by the agreement and which exclude, among other items, capital expenditures made by BHR and its subsidiaries that are funded with debt permitted under the agreement or proceeds from this offering and permitted acquisitions under the agreement) to $3.0 million in each fiscal year and limits capital lease debt and other purchase money debt to $2.3 million.

The Credit Facility also contains customary events of default including, but not limited to, failure to make payments under the Credit Facility, materially incorrect representations, breaches of covenants (subject to a 20 day cure period in the case of certain covenants), cross-default to any other material indebtedness, bankruptcy and insolvency events, change of control, and the failure of guarantees or security to remain in full force and effect.

The Credit Facility, as amended in June 2014, also provides for standby letters of credit in an aggregate undrawn amount not to exceed $3.0 million, and in July 2014 Wells Fargo issued on the Company’s behalf an irrevocable standby letter of credit in the amount of $700,000.

Capital Lease

In March 2014, the Company entered into a $0.3 million capital lease with a third party leasing company of lab equipment. The capital lease bears interest at 5.2% per annum and requires 60 monthly payments of $5,368. At the end of the lease term, the Company may buy the equipment for $1. The outstanding balance under this capital lease at June 30, 2014 was $0.3 million.

Greenhouse Real Estate, LLC

Greenhouse Real Estate, LLC (the “Borrower”) entered into a $13.2 million construction loan facility (the “Construction Facility”) with a financial institution on October 8, 2013 to refinance existing debt related to a 70-bed facility and to fund the construction of an additional 60 beds at this facility located in Grand Prairie, Texas. Monthly draws may be made against the Construction Facility based on actual construction costs incurred.

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NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Interest, which is payable monthly, is calculated based on a 360 day year and accrues at the Company’s option of either (i) one-month LIBOR (as defined in the agreement) plus 3.0%, with such rate fixed until the next monthly reset date, or (ii) floating at one-month LIBOR (as defined in the agreement) plus 3.0%. In the event that the Company elects the floating option for either two consecutive periods or a total of three periods, the floating rate increases by 0.25%. At December 31, 2013, the outstanding Construction Facility was $8.7 million and the interest rate was 3.25%. At June 30, 2014, the outstanding Construction Facility was $12.5 million and the interest rate was 3.25%. The Construction Facility matures on October 31, 2014.

At the Borrower’s option, the Construction Facility can be converted to a term loan with an extended maturity of October 31, 2019 provided (i) there is no default, (ii) the construction is 100% complete, (iii) there shall have occurred no material adverse change, as determined by the financial institution in its sole discretion, in the financial condition of the Borrower and (iv) other terms and conditions are satisfied. The maximum amount that may be converted is 65% of the appraised value at the time of the conversion. If at the time of the conversion the loan value exceeds the 65% loan-to-value ratio, the Borrower is permitted to make principal payments to reduce the loan-to-value to the 65% threshold. In the event the Borrower does not elect to or is unable to convert the Construction Facility to a term loan, the Borrower is required to pay an exit fee equal to 3.0% of the then outstanding balance. Principal payments at the time of the conversion are to be calculated based on a 15-year amortization schedule, and monthly principal and interest payments are required with a balloon payment at maturity. The term loan will bear interest at one-month LIBOR (as defined in the agreement) plus 2.5%, with such rate fixed for that monthly interest period. Because the term loan contains contingencies other than the completion of the construction, the Company has classified the entire $8.7 million outstanding at December 31, 2013 as current. In August 2014, the construction loan converted to a term loan requiring monthly principal payments of $70,778 plus interest and a balloon payment of $8.5 million at maturity. The classification of the outstanding balance as of June 30, 2014 between current and long term is based on the terms of the term loan and resulted in a reclassification of $11.7 million to long term.

The Construction Facility is secured by a deed of trust and the assignment of certain leases and rents and is guaranteed by the Company and the CEO and President of the Company. The Borrower is required to maintain a minimum debt service coverage ratio of 1.25 to 1.00. The note also contains a cross-default clause linking a default under the Greenhouse Real Estate loan to the occurrence of a default by any guarantor or an affiliate of a guarantor with respect to any other indebtedness.

Behavioral Healthcare Realty, LLC

As discussed in Note 3, the Company assumed a $1.8 million term loan in conjunction with the acquisition of Behavioral Healthcare Realty, LLC. The Company refinanced this loan with a financial institution and the new loan requires monthly principal payments of $35,855 plus interest at 5.0% with a balloon payment of $1.4 million due at maturity in April 2015. In the event of an IPO prior to April 2015, this loan is required to be repaid in full with proceeds from the IPO.

11. Mezzanine Equity

Share Imperfections

In 2008, preferred shares were issued by the previous board of directors of AAC prior to the timely filing of a Certificate of Designation with the Secretary of State of Nevada. Additionally in 2008, certain common shares were issued by the previous board of directors of AAC which were in excess of the number of shares duly authorized by AAC’s Articles of Incorporation. AAC has classified these preferred and common shares as mezzanine equity at the original purchase price in the condensed consolidated balance sheets because they do not meet the definition of permanent equity as a result of these legal imperfections.

AAC HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

To address these issues, in April 2014, the Company conducted the Private Share Exchange with certain stockholders of AAC, whereby holders representing 93.6% of the outstanding shares of common stock of AAC, which were classified in both Mezzanine Equity and Stockholders’ Equity, exchanged their shares on a one-for-one basis for shares of the Company’s common stock. The Private Share Exchange was conditioned upon, among other things, a release by each exchanging stockholder of any and all potential claims arising from corporate actions that were not conducted in compliance with Nevada law.

Statement of Mezzanine Equity

Changes to mezzanine amounts during the six months ended June 30, 2014 were as follows (dollars in thousands):

	Noncontrolling Interest		American Addiction Centers, Inc.
	BHR Series A Preferred		Common Shares
	Units	Amount	Shares	Amount
Balance at December 31, 2013	28.0	$1,400	11,439,762	$10,442
Issuance of BHR Series A Preferred Units	8.5	425	—	—
Stock redemption	(36.5)	(1,825)	—	—
Issuance of Series A Preferred Units to Alcentra	160	7,782	—	—
Shares acquired by the Company	—	—	(11,381,358)	(10,389)

Balance at June 30, 2014	160	$7,782	58,404	$53

In January and February of 2014, BHR sold 8.5 units of Series A Preferred Units, valued at $50,000 per unit, with proceeds to BHR of $0.4 million, net of issuance costs of $11,300. A director of the Company purchased five Series A Preferred Units for $0.3 million at $50,000 per unit. After the sale, 36.5 Series A Preferred Units were outstanding totaling approximately $1.8 million. On April 15, 2014, BHR redeemed all 36.5 outstanding Series A Preferred Units for $1.8 million. These former holders of Series A Preferred Units used the proceeds to purchase 224,697 shares of AAC common stock at $8.12 per share as part of an exempt common stock offering. A director and relative of a director of the Company received approximately $450,000 and purchased 55,406 shares of AAC common stock in connection with the redemption of nine Series A Preferred Units.

On April 15, 2014 BHR sold 160 units of Series A Preferred Units, valued at $50,000 per unit, with proceeds to BHR of $7.8 million, net of issuance costs of $0.2 million. The issuance costs will be amortized over a 36 month period, the first date the holder can put the shares back to the Company. See Note 3 for a complete disclosure of the major components of this transaction and the related outstanding Series A Preferred Units.

12. Stockholders’ Equity

Common Stock

In February and March 2014, AAC received proceeds of $4.2 million, net of $12,500 in issuance costs, from the sale of 516,625 shares of its common stock at $8.12 per share, which the Company’s management determined to be fair value, in an exempt common stock offering. Included within the total shares sold in the Company’s 2014 private placement were 61,563 shares sold to directors of the Company, 12,313 shares sold to the Company’s General Counsel and Secretary, 6,156 shares sold the Company’s COO and 3,078 shares sold to one of the Company’s Vice Presidents. The share price was based, in part, on an independent valuation analysis obtained in December 2013 independent valuation analysis.

AAC HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

On April 11, 2014, AAC granted 77,765 shares of restricted common stock to its General Counsel and Secretary under the Company’s 2007 Stock Incentive Plan (the “Incentive Plan”), of which 38,883 shares vested immediately with the remaining 38,882 shares vesting on April 10, 2015. The fair value on the award date was $8.12 per share, as determined by the Company’s management. As a result of the award, AAC recorded $0.3 million of compensation expense, $0.2 million of additional compensation expense to satisfy the employee’s personal tax obligation related to the vesting of the grant during the second quarter of 2014, and $0.3 million ratably over the one-year vesting period. Additionally, on April 11, 2014, AAC granted 4,744 shares of its common stock to a non-executive employee. AAC recorded $39,000 of compensation expense and $30,000 of additional compensation expense to satisfy the employee’s personal tax obligation related to the stock grant during the second quarter of 2014.

On April 17, 2014, AAC redeemed a total of 14,318 shares of its common stock at $8.12 per share, which the Company’s management estimates to be fair value, for an aggregate redemption price of $0.1 million.

In connection with the issuance of subordinated notes in 2012, AAC issued detachable warrants to the lenders to purchase a total of 112,658 shares of common stock at $0.64 per share. The warrants were exercisable at any time up to their expiration on March 31, 2022. In March 2014, 106,728 of the outstanding warrants were exercised and a total of 106,728 shares of AAC common stock was issued to the exercising warrant holders, including 23,717 shares to a Company director. In April 2014, the remaining outstanding warrants for the purchase of 5,930 shares of AAC common stock were exercised.

In connection with the 2013 exempt offering of AAC common stock, a Company employee subscribed for 19,090 shares of common stock at $5.24 per share, which the Company’s management estimated to be fair value. As consideration for the shares, the employee issued to the Company a subscription note receivable in the amount of $0.1 million. The Company is forgiving this subscription note receivable over a 12-month period ending on July 1, 2014. During the six month period ended June 30, 2014, the Company recorded $50,000 in compensation expense related to this forgiveness.

13. Stock Based Compensation Plans

In March 2014, AAC granted 5,834 shares of fully vested common stock to each of its five non-employee directors. The Company recognized $0.2 million of compensation expense in the first quarter of 2014 as a result of these grants. The fair value on the award date was $8.12 per share, as estimated by the Company’s management.

On April 11, 2014, AAC granted a total of 82,509 shares of restricted common stock to two employees as discussed in Note 12.

A summary of share activity under the Incentive Plan is set forth below:

	Shares	Weighted- average Grant Date Fair Value
Unvested at December 31, 2013	109,369	$6.49
Granted	111,676	8.12
Vested	(145,705)	7.30

Unvested at June 30, 2014	75,340	7.33

AAC HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

14. Income Taxes

The provision for income taxes for the six months ended June 30, 2013 and 2014 reflects effective tax rates of 46.8% and 44.6%, respectively. The decrease in the effective tax rate for the six months ended June 30, 2014 compared to the six months ended June 30, 2013 was primarily attributable to an increase in the state and federal valuation allowance related to net losses of the Professional Groups offset by a decrease in permanent non-deductible tax items.

15. Commitments and Contingencies

Litigation

In April 2013, two wage and hour claims were filed against the Company in the State of California and were subsequently consolidated into a class action. In June 2013, the parties agreed to settle the substantive claims for $2.5 million during mediation. Once the settlement became probable, the Company established a $2.5 million reserve during the second quarter of 2013 for this matter. Subsequently, on April 9, 2014 and following court approval, the Company settled this matter with payment of $2.6 million. The total amount of the litigation settlement of $2.6 million is reflected in accrued liabilities at December 31, 2013.

American Addiction Centers, Inc. v. James D. Bevell, Jr.

On February 3, 2014, AAC filed an action against James D. Bevell in the U.S. District Court in the Middle District of Tennessee, alleging breach of contract and tortious interference with business practices arising out of Mr. Bevell’s breach of his non-compete agreements. Mr. Bevell is the former Chief Innovation Officer of AAC and owns 4.5% of the outstanding common stock of AAC as of June 30, 2014. AAC’s complaint seeks preliminary and permanent injunctive relief, declaratory judgment, compensatory damages, punitive damages for intentional, fraudulent, reckless or grossly negligent conduct, reasonable attorneys’ fees and costs and other legal, equitable or general relief for breach of contract and associated wrongs. On March 5, 2014, the court granted a preliminary injunction enjoining Mr. Bevell and his officers, agents, servants, employees, attorneys and all persons in active concert or participation with him from violating the non-competition and non-solicitation provisions contained in his employment agreement with AAC and in the purchase agreement related to the TSN Acquisition. The parties have engaged in preliminary discussions regarding possible settlement of this matter; however, there is no assurance that these discussions will be successful.

James D. Bevell, Jr. v. Michael Cartwright et al.

On July 16, 2014, Mr. Bevell filed an action, for which an amended complaint was filed on August 15, 2014, in the Chancery Court for the State of Tennessee in Williamson County against Michael Cartwright, Jerrod Menz, AAC Holdings, Inc., Clinical Revenue Management Services, LLC, Tina Cartwright, Victoria Menz, Behavioral Healthcare Realty, LLC and AAC. The amended complaint alleges the defendants breached fiduciary duties owed to Mr. Bevell and breached the Agreement Among Stockholders entered into in connection with the TSN Acquisition. Mr. Bevell’s amended complaint seeks rescission of the Reorganization Transactions and compensatory and punitive damages. We intend to vigorously defend these claims and believe them to be without merit. The parties have engaged in preliminary discussions regarding possible settlement of these matters; however, there is no assurance that these discussions will be successful.

AAC HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Horizon Blue Cross Blue Shield of New Jersey v. Avee Laboratories et al.

On September 4, 2013, Horizon Blue Cross Blue Shield of New Jersey (“Horizon”) filed an amended complaint in the Superior Court of New Jersey against several defendants, including Leading Edge Recovery Center, LLC, one of the Company’s subsidiaries. Leading Edge Recovery Center, LLC formerly operated a drug and alcohol treatment facility in New Jersey. Horizon alleges the defendants submitted and caused others to submit unnecessary drug tests in violation of New Jersey law and is seeking recovery for monetary and treble damages. The Company is vigorously defending these claims and believes them to be without merit. The Company cannot provide any assurance that it will prevail in this matter, nor can it reasonably estimate its potential liability if there is an adverse outcome. Further, the Company has made a demand for indemnification upon James D. Bevell for the portion of these claims relating to the period prior to the TSN Acquisition. The Company cannot provide any assurance that it will prevail in its indemnity claim with Mr. Bevell for any portion of these claims.

Other

The Company is aware of various other legal matters arising in the ordinary course of business. To cover these types of claims, the Company maintains insurance it believes to be sufficient for its operations, although, some claims may potentially exceed the scope of coverage in effect. Plaintiffs in these matters may request punitive or other damages that may not be covered by insurance. After taking into consideration the evaluation of such matters by the Company’s legal counsel, the Company’s management believes the outcome of these matters will not have a material impact on the Company’s consolidated financial position, results of operations and cash flows.

16. Subsequent Events

The Company has evaluated subsequent events through August 15, 2014. In addition to the subsequent events discussed in Notes 10 and 15, the following events have occurred subsequent to June 30, 2014.

In July 2014, the Company entered into two interest rate swap agreements to mitigate its exposure to interest rate risks. The interest rate swap agreements have initial notional amounts of $13.2 million and $8.9 million which fix the interest rates over the life of interest rate swap agreement at 4.62% and 4.16%, respectively.

17. Stock Split Subsequent to Balance Sheet Date

On September 18, 2014, a 1.571119-for-1 stock split in the form of a stock dividend was effected. The common share and per share amounts included in the condensed consolidated financial statements have been adjusted to reflect the stock split.

INDEPENDENT AUDITOR’S REPORT

Board of Directors

AJG Solutions, Inc. and B&B Holdings Intl LLC

Ft. Lauderdale, Florida

We have audited the accompanying combined balance sheets of AJG Solutions, Inc. and B&B Holdings Intl LLC (collectively the “Company”) as of December 31, 2011 and August 31, 2012, and the related combined statements of income and stockholders’ / members’ equity, and cash flows for the year ended December 31, 2011 and the eight months ended August 31, 2012. These combined financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these combined financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the combined financial statements are free of material misstatement. An audit includes consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the combined financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall combined financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the combined financial statements referred to above present fairly, in all material respects, the combined financial position of AJG Solutions, Inc. and B&B Holdings Intl LLC at December 31, 2011 and August 31, 2012, and the combined results of its operations and its cash flows for the year ended December 31, 2011 and the eight months ended August 31, 2012 in conformity with accounting principles generally accepted in the United States of America.

/s/ BDO USA, LLP

Nashville, Tennessee

June 20, 2013

AJG SOLUTIONS, INC. AND B&B HOLDINGS INTL LLC

COMBINED BALANCE SHEETS

	December 31, 2011	August 31, 2012
Assets
Current assets:
Cash and cash equivalents	$769,235	$1,876,903
Accounts receivable, net of allowances	2,909,891	5,460,310
Prepaid expenses and other	74,977	77,786

Total current assets	3,754,103	7,414,999
Property and equipment, net	244,637	453,447
Intangibles	75,000	75,000
Other assets	38,174	280,424

Total assets	$4,111,914	$8,223,870

Liabilities and Stockholders’ / Members’ Equity
Current liabilities
Accounts payable	$251,404	$555,529
Accrued liabilities	678,108	796,790
Capital lease obligations, current portion	26,942	42,759
Notes payable	127,646	76,521
Notes payable—related party	—	150,030

Total current liabilities	1,084,100	1,621,629
Long term liabilities
Capital lease obligations, net of current portion	61,344	56,326

Total liabilities	1,145,444	1,677,955
Commitments and contingencies (Note 9)
Stockholders’ / members’ equity (Note 8)	2,966,470	6,545,915

Total liabilities and stockholders’ / members’ equity	$4,111,914	$8,223,870

See accompanying notes to combined financial statements.

AJG SOLUTIONS, INC. AND B&B HOLDINGS INTL LLC

COMBINED STATEMENTS OF INCOME AND SHAREHOLDERS’ / MEMBERS’ EQUITY

	Year Ended December 31, 2011	Eight Months Ended August 31, 2012
Revenues	$15,041,250	$18,477,207
Operating expenses
Client related services	3,610,961	5,214,276
Salaries, wages, and benefits	4,600,135	4,653,879
Professional fees	1,709,804	1,325,426
Rents and leases	241,947	251,638
Advertising and marketing	593,375	541,369
Other operating expenses	1,189,482	1,536,437
Provision for doubtful accounts	205,653	646,308
Depreciation and amortization	72,781	81,973

Total operating expenses	12,224,138	14,251,306

Income from operations	2,817,112	4,225,901

Other income, net
Interest income (expense), net	(31,132)	(21,908)

Total other income (expense), net	(31,132)	(21,908)

Income before income tax expense	2,785,980	4,203,993
State income tax expense	4,960	1,000

Net income	$2,781,020	$4,202,993
Stockholders’ / members’ equity, beginning of the period	509,726	2,966,470
Distributions	(324,276)	(623,548)

Stockholders’ / members’ equity, end of the period	$2,966,470	$6,545,915

See accompanying notes to combined financial statements.

AJG SOLUTIONS, INC. AND B&B HOLDINGS INTL LLC

COMBINED STATEMENTS OF CASH FLOWS

	Year Ended December 31, 2011	Eight Months Ended August 31, 2012
Cash flows from operating activities:
Net income	$2,781,020	$4,202,993
Adjustments to reconcile net income to net cash provided by operating activities:
Bad debt expense	205,653	646,308
Depreciation and amortization	72,781	81,973
Changes in assets and liabilities:
Accounts receivable	(2,274,696)	(3,196,727)
Prepaid expenses and other assets	(31,379)	(2,810)
Accounts payable	(16,811)	304,126
Accrued liabilities	565,488	119,984

Net cash provided by operating activities	1,302,056	2,155,847

Cash flows from investing activities:
Purchase of property and equipment	(103,159)	(249,061)
Purchase of other assets	(16,941)	(242,250)

Net cash used in investing activities	(120,100)	(491,311)

Cash flows from financing activities:
Payments on capital lease obligations	(36,649)	(30,923)
Proceeds from notes payable	351,103	117,935
Repayment of notes payable	(443,994)	(170,362)
Proceeds from note payable—related party	—	150,030
Distributions	(324,276)	(623,548)

Net cash used in financing activities	(453,816)	(556,868)

Net increase in cash and cash equivalents	728,140	1,107,668
Cash and cash equivalents, beginning of year	41,095	769,235

Cash and cash equivalents, end of period	$769,235	$1,876,903

Supplemental disclosures of cash flow information:
Non-cash transactions:
Property and equipment acquired via capital leases	$77,851	$41,722

Cash and cash equivalents paid for:
Interest	$35,528	$20,447

Income taxes	$4,960	$1,000

See accompanying notes to combined financial statements.

AJG SOLUTIONS, INC. AND B&B HOLDINGS INTL LLC

NOTES TO COMBINED FINANCIAL STATEMENTS

1. Description of Business

AJG Solutions, Inc., a Florida corporation (“AJG”), was incorporated as a Subchapter S corporation in December 2005. AJG, headquartered in Ft. Lauderdale, Florida, provides referral services for addiction rehabilitation services and centers.

B&B Holdings Intl LLC (“B&B”), a Florida limited liability company, was organized in February 2010. B&B, headquartered in Ft. Lauderdale, Florida, provides addiction rehabilitation services through centers in Florida and New Jersey.

On August 31, 2012, American Addiction Centers, Inc. (“AAC”) acquired certain assets of AJG and the equity of B&B. AJG and B&B were both jointly owned by two individuals. AAC intends for the acquisition to expand the scope of its services geographically and gain synergies in obtaining leads for new clients. AAC, headquartered in Brentwood, Tennessee, develops and operates substance abuse, addiction and chemical dependency, mental disorder, weight loss and other behavioral treatment centers.

2. Basis of Presentation

Principles of Combination

The combined financial statements presented herein represent the combination of AJG and B&B (collectively the “Company”) due to the common ownership between the two entities. In addition, as a result of the acquisition of the Company on August 31, 2012 by AAC, the 2012 financial statements are presented as of August 31, 2012 and the eight months then ended. Effective September 1, 2012, future operations of the Company will be reported within AAC’s consolidated financial statements.

The accompanying combined financial statements include the accounts of AJG, B&B and their wholly owned subsidiaries which include Leading Edge Recovery Center, LLC, Hamilton Medically Assisted Treatment Associates, LLC, The Heights Supportive Housing, LLC, Singer Island Recovery Center, LLC, and Island Supportive Housing, LLC.

All significant intercompany accounts and transactions within the Company have been eliminated in combination.

3. Summary of Significant Accounting Policies

Use of Estimates

The preparation of combined financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenues, and expenses at the date and for the periods that the combined financial statements are prepared. On an ongoing basis, the Company evaluates its estimates, including those related to insurance adjustments, provisions for doubtful accounts, intangible assets, and long-lived assets. The Company bases its estimates on historical experience and on various other assumptions that it believes to be reasonable under the circumstances. Actual results could materially differ from those estimates.

Cash and Cash Equivalents

The Company considers all highly liquid investments with maturities of three months or less when purchased to be cash equivalents.

AJG SOLUTIONS, INC. AND B&B HOLDINGS INTL LLC

NOTES TO COMBINED FINANCIAL STATEMENTS

Accounts Receivable and Allowance for Doubtful Accounts

Accounts receivable are reported net of an allowance for doubtful accounts, which is management’s best estimate of potential credit losses. The Company’s allowance for doubtful accounts is based on historical experience, but management also takes into consideration the age of the accounts, creditworthiness and current economic trends when evaluating the adequacy of the allowance for doubtful accounts.

The Company does not believe that there are any significant concentrations of revenues from any particular payor that would subject it to any significant credit risks in the collection of its accounts receivable.

Property and Equipment

Property and equipment are stated at cost, net of accumulated depreciation and amortization. Expenditures for maintenance and repairs are charged to expense as incurred. Leasehold improvements are amortized over their estimated useful lives or the remaining lease period, whichever is less. Depreciation is provided by use of the straight-line method over the estimated useful lives of the assets.

Estimated useful lives were as follows:

Range of Lives
Computer software and equipment	3–5 years
Furniture, fixtures, and equipment	5–7 years
Vehicles	5 years
Leasehold improvements	life of the asset or lease, whichever is less

Intangibles

Intangible assets at December 31, 2011 and August 31, 2012 represented a trademark and website domain acquired for $75,000 in November 2010. The life of such intangibles was deemed to be indefinite. Indefinite intangibles are tested annually for impairment, or when events or changes in circumstances indicate the potential for impairment.

Long-Lived Asset Impairment

Accounting Standards Codification (“ASC”) 360 addresses financial accounting and reporting requirements for the impairment or disposal of long-lived assets. Long-lived assets are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to future net undiscounted cash flows expected to be generated by the asset. Impairment is measured by the amount by which the carrying value of the assets exceeds the fair value of the assets. The Company did not identify any indicators of impairment as of December 31, 2011 and August 31, 2012.

Revenues

The Company provides services to its clients in both inpatient and outpatient treatment settings. Client service revenues are recognized when services are performed. Client service revenues are recorded at established billing rates less contractual adjustments. Contractual adjustments are recorded to state client service revenues at the amount expected to be collected for the service provided based on amounts due at contractually determined rates or expected amounts based on historic adjustments for out-of-network services not under contract.

Prior to admission, each client’s insurance is verified and the client self-pay amount is determined. The client self-pay portion is generally collected upon admission. In some instances, clients will pay out-of-pocket as

AJG SOLUTIONS, INC. AND B&B HOLDINGS INTL LLC

NOTES TO COMBINED FINANCIAL STATEMENTS

services are provided or will make a deposit and negotiate the remaining payments as part of the services. The client service revenues are deferred and recognized over the period the services will be provided. If a client leaves prior to utilizing the total payment, the balance is accounted for as a liability and is included in accrued liabilities in the accompanying consolidated balance sheets until refunded.

Referral Service Revenues

The Company provides referral services for addiction rehabilitation services and centers. Services are billed using either a flat monthly rate or on a per referral basis. Revenues are recorded as the services are performed. Payments received prior to the services being performed are deferred and recognized over the period in which the service is provided.

Advertising Expenses

Advertising costs are expensed as the related activity occurs.

Income Taxes

The Company’s stockholders’ have elected to be taxed under sections of the federal income tax laws which provided that, in lieu of corporation income taxes, the stockholders separately account for their pro rata shares of the Company’s items in income, deductions, losses and credits. Therefore, these statements do not include any provision for Federal corporate income taxes.

The Company has no uncertain tax positions. The Company’s practice is to recognize interest and/or penalties related to income tax matters in income tax expense. For the year ended December 31, 2011 and the eight months ended August 31, 2012, the Company had no accrued interest or penalties related to income tax matters in income tax expense.

The Company is no longer subject to federal income tax examinations for years prior to fiscal 2008. The Company is subject to examination by various State Franchise Tax Boards for fiscal years after 2007. There are no current tax examinations in progress.

Fair Value Measurements

ASC 820 Fair Value Measurements and Disclosures (“ASC 820”) establishes a framework for measuring fair value and requires enhanced disclosures about fair value measurements. ASC 820 clarifies that fair value is an exit price, representing the amount that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants.

ASC 820 requires disclosure about how fair value is determined for assets and liabilities and establishes a hierarchy for which these assets and liabilities must be grouped, based on significant levels of inputs as follows: Level 1—quoted prices in active markets for identical assets or liabilities; Level 2—quoted prices in active markets for similar assets and liabilities and inputs that are observable for the asset or liability; or Level 3—unobservable inputs for the asset or liability, such as discounted cash flow models or valuations. The determination of where assets and liabilities fall within this hierarchy is based upon the lowest level of input that is significant to the fair value measurement.

Concentration of Credit Risk

Cash and cash equivalents are maintained at financial institutions and, at times, balances may exceed federally insured limits. The Company has never experienced any losses related to these balances. All of the

AJG SOLUTIONS, INC. AND B&B HOLDINGS INTL LLC

NOTES TO COMBINED FINANCIAL STATEMENTS

Company’s cash balances were fully insured at December 31, 2011 and August 31, 2012 as a result of a temporary federal program in effect from December 31, 2010 through December 31, 2012. Under the program, there is no limit to the amount of insurance for eligible accounts.

4. Accounts Receivable, net

Accounts receivable consists of the following:

	December 31, 2011	August 31, 2012
Accounts receivable	$6,263,745	$8,279,597
Less allowance for doubtful accounts	(3,353,854)	(2,819,287)

	$2,909,891	$5,460,310

5. Property and Equipment, net

Property and equipment consists of the following:

	December 31, 2011	August 31, 2012
Computer software and equipment	$112,452	$159,274
Furniture, fixtures and equipment	86,963	156,023
Vehicles	146,978	227,333
Leasehold improvements	—	77,879

Total property and equipment	346,393	620,509
Less accumulated depreciation and amortization	(101,756)	(167,062)

	$244,637	$453,447

6. Notes Payable

Asset Purchase

In June 2012, the Company entered into a $150,030 note payable agreement with a stockholder and chief executive officer of the Company. The note bears interest at 5% per annum and is payable in 12 equal monthly payments. As of August 31, 2012, $150,030 remained outstanding on the note. The proceeds of the note payable were used by the Company to make investments in two other entities. As of August 31, 2012, the $150,000 investment was recorded within other assets on the accompanying combined balance sheet.

Operating

During 2010, the Company entered into a $150,882 note payable with an individual to fund operations. Under the terms of the agreement, the note incurred an interest rate of 17% per annum and was payable in four equal monthly installments of $40,181 commencing in February 2011.

In April 2011, the Company entered into a new note agreement with the individual totaling $230,000. The $230,000 consisted of new proceeds of $150,220 and $79,780 in principal and accrued interest rolled over from the 2010 note discussed above. Under the terms of the new agreement, the note incurred interest at 15% per annum with six monthly payments commencing in June 2011 ranging from $19,663 to $63,375. As of December 31, 2011, $30,763 was outstanding on the note.

AJG SOLUTIONS, INC. AND B&B HOLDINGS INTL LLC

NOTES TO COMBINED FINANCIAL STATEMENTS

In March 2012, the Company entered into a $150,000 note payable with the individual above to fund operations. The $150,000 consisted of new proceeds of $117,935 and $32,065 in principal and accrued interest rolled over from the April 2011 note discussed above. Under the terms of the agreement, the note incurs interest at a rate of 15% per annum and was payable in six monthly installments of $26,105 commencing in April 2012. As of August 31, 2012, $76,521 was due under the note. The note was satisfied in full subsequent to August 31, 2012.

In January 2011, the Company entered into a verbal agreement with a third party to borrow $50,000 to fund operations. Under the terms of the agreement, the amounts were due on demand and did not incur interest. As of December 31, 2011, $8,000 was outstanding under the agreement. The obligation was satisfied in full during the eight months ended August 31, 2012.

In July 2011, the Company entered into a $150,000 note payable with a third party to fund operations. Under the terms of the agreement, the note bears an interest rate of 5.25% per annum and was payable in twelve months installments of $12,858 beginning in August 2011. The note was guaranteed by a stockholder of the Company. As of December 31, 2011, $88,883 was outstanding on the note. The note was satisfied in full during the eight months ended August 31, 2012.

7. Capital Lease Obligations

At various times through August 31, 2012, the Company entered into capital leases with third-party creditors for the purchase of vehicles which have maturity dates ranging from February 2013 to June 2016. The lease terms range from 10 to 48 months and have interest rates ranging from 0.00% to 10.5% per annum. Monthly payments range from $312 to $1,267.

As of August 31, 2012, the five year minimum payments on capital lease obligations are as follows:

Years ending December 31,	Total
Four months ended December 31, 2012:	$17,639
2013	42,785
2014	28,896
2015	17,930
2016	2,705

Total minimum lease payments	109,955
Less: amount representing interest	(10,870)

Present value of minimum lease payments	99,085
Less: current portion	(42,759)

Obligation under capital lease, long term	$56,326

As of December 31, 2011, the gross carrying value and accumulated amortization of assets acquired under capital leases was $146,978 and $27,942, respectively. As of August 31, 2012, the gross carrying value and accumulated amortization of assets acquired under capital leases was $198,700 and $54,091, respectively.

8. Stockholders’ and Members’ Equity

Common Stock—AJG

As of December 31, 2011 and August 31, 2012, AJG had 500 shares authorized and outstanding with $1 par value.

AJG SOLUTIONS, INC. AND B&B HOLDINGS INTL LLC

NOTES TO COMBINED FINANCIAL STATEMENTS

Membership Units—B&B

As of December 31, 2011 and August 31, 2012, B&B had 100 membership units authorized and outstanding with no par value.

9. Commitments and Contingencies

Operating Leases

The Company has entered into various operating leases with third parties expiring through January 2017. Properties under operating leases mostly include space required for corporate offices, space to perform facility services and space for administrative facilities. Rent expense was $241,947 and $251,638 for the year ended December 31, 2011 and the eight months ended August 31, 2012, respectively.

The future minimum lease payments under non-cancelable operating leases with remaining terms of one or more years as of August 31, 2012 consist of the following:

Years ending December 31,	Total
Four months ended December 31, 2012	$17,639
2013	40,251
2014	28,903
2015	17,937
2016	2,707

Total	$107,437

The Company has certain leases which have escalating payment clauses. As of December 31, 2011 and August 31, 2012, the difference between actual payments under these leases and rent expense on a straight line basis was not material.

Litigation

The Company is aware of various legal matters arising in the ordinary course of business. After considering the evaluation by the Company’s legal counsel of such matters, as well as taking into consideration insurance coverage and relevant deductible levels, the Company’s management is of the opinion that the outcome of these matters will not have a material effect on the Company’s combined financial position, results from operations and cash flows as of and for the periods ended December 31, 2011 and August 31, 2012.

401(k) Plan

The Company has a qualified 401(k) savings plan (the “Plan”) which provides for eligible employees (as defined) to make voluntary contributions to the Plan. The Company makes contributions to the Plan based upon the participants’ level of participation, which is fully vested at the time of contribution. For the year ended December 31, 2011 and the eight months ended August 31, 2012, the Company contributions under this Plan were not material.

10. Subsequent Events

The Company has evaluated subsequent events through June 20, 2013, which is the date that these combined financial statements were available to be issued.

INDEPENDENT AUDITOR’S REPORT

Board of Directors and Stockholders

American Addiction Centers, Inc.

Brentwood, Tennessee

We have audited the accompanying Historical Statements of Revenues and Certain Direct Operating Expenses of Greenhouse Real Estate, LLC and the related notes (“Historical Statements”), for the periods from August 10, 2011 (inception) to December 31, 2011, January 1, 2012 to December 31, 2012, and January 1, 2013 to October 7, 2013.

Management’s Responsibility for the Historical Statements

Management is responsible for the preparation and fair presentation of the Historical Statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of the Historical Statements that are free from material misstatement, whether due to fraud or error.

Auditor’s Responsibility

Our responsibility is to express an opinion on these Historical Statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the Historical Statements are free from material misstatement.

An audit involves performing procedures to obtain evidence about the amounts and disclosures in the Historical Statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the Historical Statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the Historical Statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the Historical Statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the Historical Statements referred to above present fairly, in all material respects, the revenues and certain direct operating expenses of Greenhouse Real Estate, LLC for the periods from August 10, 2011 (inception) to December 31, 2011, January 1, 2012 to December 31, 2012, and January 1, 2013 to October 7, 2013, in accordance with accounting principles generally accepted in the United States of America.

Emphasis of Matter

The accompanying Historical Statements were prepared for the purpose of complying with Rule 3-14 of the Securities and Exchange Commission Regulation S-X, as described in Note 2, and is not intended to be a complete presentation of Greenhouse Real Estate, LLC’s revenues and expenses. Our opinion is not modified with respect to this matter.

/s/ BDO USA, LLP

Memphis, Tennessee

April 24, 2014

GREENHOUSE REAL ESTATE, LLC

HISTORICAL STATEMENTS OF REVENUES AND CERTAIN DIRECT OPERATING EXPENSES

FOR THE PERIODS FROM AUGUST 10, 2011 (INCEPTION) TO DECEMBER 31, 2011,

JANUARY 1, 2012 TO DECEMBER 31, 2012,

AND JANUARY 1, 2013 TO OCTOBER 7, 2013.

(DOLLARS IN THOUSANDS)

	Period from August 10, 2011 (inception) to December 31, 2011	Period from January 1, 2012 to December 31, 2012	Period from January 1, 2013 to October 7, 2013
Rental income	$382	$1,195	$1,265
Certain direct operating expenses	—	—	—

Revenues in excess of certain direct operating expenses	$382	$1,195	$1,265

See accompanying notes to historical statements of revenues and certain direct operating expenses.

GREENHOUSE REAL ESTATE, LLC

NOTES TO HISTORICAL STATEMENTS OF REVENUES AND CERTAIN DIRECT OPERATING EXPENSES

1. Business

Greenhouse Real Estate, LLC (the Company) was formed on August 10, 2011 and owns real estate and improvements (the Property) known as The Greenhouse located in Grand Prairie, Texas. The Property is subject to a triple-net lease to Greenhouse Treatment Center, LLC, a subsidiary of American Addiction Centers, Inc., which commenced on August 1, 2011 for five years with initial payments of $90,000 per month and annual fixed rent escalators. The lease was amended in October 2012 to increase the monthly lease payment to $135,000. The lease expires in July 2016 and includes one 5-year optional renewal term. On October 1, 2013, the old lease was replaced with a new lease agreement with a term of fifteen years and monthly payments of $135,000 which escalate annually based on CPI. There were no direct operating expenses recorded in the books of the Company under the triple-net lease.

2. Basis of Presentation

The accompanying Combined Historical Statements of Revenues and Certain Direct Operating Expenses have been prepared for the purpose of complying with Rule 3-14 of the Securities and Exchange Commission Regulation S-X and are not intended to be a complete presentation of the Company’s revenues and expenses. The financial statements have been prepared on the accrual basis of accounting and require management of the Company to make estimates and assumptions that affect the reported amounts of the revenues and expenses during the reporting period. Actual results may differ from those estimates.

3. Rental Income

The lease agreement is accounted for as an operating lease. Rental income is recognized as earned over the life of the lease agreement on a straight-line basis.

Future minimum lease payments due from Greenhouse Treatment Center, LLC as of October 7, 2013 were as follows (in thousands):

Remainder of 2013	$355
2014	1,620
2015	1,620
2016	1,620
2017	1,620
2018	1,620
2019 and thereafter	15,795

Total	$24,250

4. Subsequent Events

The Company has evaluated subsequent events through April 24, 2014.

APPENDIX A

AGREEMENT AND PLAN OF MERGER

This Agreement and Plan of Merger, dated as of October 30, 2014 (this “Agreement”), is made and entered into by and among AAC Holdings, Inc., a Nevada corporation (“Holdings”), American Addiction Centers, Inc., a Nevada corporation (“AAC”) and AAC Merger Sub, LLC, a Nevada limited liability company (“Merger Sub”), pursuant to Section 92A.180 of the Nevada Revised Statutes (the “NRS”).

WHEREAS, Holdings owns 100% of the outstanding membership interests of Merger Sub and 98% of the outstanding shares of common stock of AAC;

WHEREAS, it has been determined that it is in the best interests of Holdings, AAC and Merger Sub that Merger Sub be merged with and into AAC on the terms and subject to the conditions set forth herein;

WHEREAS, the Boards of Directors of Holdings and AAC and the member and managers of Merger Sub have each approved the merger of Merger Sub with and into AAC (the “Merger”) in accordance with the NRS and subject to the conditions set forth herein; and

WHEREAS, the Merger shall become effective upon the filing of the Articles of Merger with the Secretary of State of the State of Nevada (the “Effective Time”).

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, Holdings, AAC and Merger Sub hereby agree as follows:

1. Contribution to Capital of Merger Sub by Holdings. Prior to the Effective Time, as a contribution to capital and without further consideration, Holdings shall grant, deliver and convey to Merger Sub all shares of AAC common stock held of record by Holdings on the date hereof and any and all other shares of AAC common stock acquired by Holdings between the date hereof and the Effective Time. Merger Sub hereby agrees to accept such contribution and to acquire from Holdings in such transaction all of Holdings’ right, title and interest in and to such shares of AAC common stock.

2. Merger. At the Effective Time, (a) Merger Sub shall be merged with and into AAC, (b) the separate limited liability company existence of Merger Sub shall cease and (c) AAC shall, as the surviving corporation (sometimes referred to herein as the “Surviving Corporation”) in the Merger, continue its existence under the NRS as a wholly-owned subsidiary of Holdings.

3. Continuation of AAC. The name, identity, purpose, existence, rights, privileges, powers, franchises, properties and assets of AAC shall continue unaffected and unimpaired by the Merger.

4. Termination of the Existence of Merger Sub. At the Effective Time, the separate existence of Merger Sub shall cease, and (a) all rights, privileges, powers, properties and assets of Merger Sub shall be vested in the Surviving Corporation and effectively shall be the property of the Surviving Corporation and (b) all liabilities of Merger Sub shall be vested in the Surviving Corporation and effectively shall be liabilities of the Surviving Corporation.

5. Articles of Incorporation. The Articles of Incorporation of AAC (the “Articles”) as in effect immediately prior to the Effective Time shall be the Articles of the Surviving Corporation and shall continue in full force and effect until thereafter amended in accordance with the provisions of the NRS and the Articles.

6. Bylaws. The bylaws of AAC (the “Bylaws”) as in effect immediately prior to the Effective Time shall be the Bylaws of the Surviving Corporation and shall continue in full force and effect until thereafter amended in accordance with the provisions of the NRS and the Bylaws.

7. Directors and Officers. The directors of AAC immediately prior to the Effective Time shall be the directors of the Surviving Corporation until their respective successors are duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Articles and Bylaws. The officers of AAC immediately prior to the Effective Time shall be the officers of the Surviving Corporation until their respective successors are duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Articles and Bylaws.

8. Effect of Merger on AAC Common Stock. At the Effective Time, by virtue of the Merger and without any action on the part of AAC, Merger Sub or the holders of any shares of capital stock of AAC or holders of any membership interests of Merger Sub:

(a) Conversion of Shares. Each share of common stock of AAC (“AAC Common Stock”) issued and outstanding immediately prior to the Effective Time (other than shares cancelled pursuant to subsection (c)) shall be cancelled and converted automatically into the right to receive 1.571119 (the “Exchange Ratio”) fully paid and nonassessable shares of common stock of AAC Holdings, Inc., par value $0.001 per share (“Holdings Common Stock”), per share of AAC Common Stock (the “Merger Consideration”).

(b) Fractional Shares. No fractional shares of Holdings Common Stock will be issued as a result of the conversion contemplated by subsection (a). Instead, fractional shares will be rounded up to the nearest whole share.

(c) Cancellation of Shares. Each share of AAC Common Stock owned, directly or indirectly, by Merger Sub or Holdings immediately prior to the Effective Time shall automatically be cancelled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor.

9. Effect of Merger on Merger Sub Membership Interests. At the Effective Time, by virtue of the Merger and without any action on the part of AAC, Merger Sub or the holders of any shares of capital stock of AAC or holders of membership interests of Merger Sub, all of the issued and outstanding membership interests of Merger Sub shall be converted into and become one newly issued, fully paid and non-assessable share of AAC Common Stock.

10. Further Assurances. If at any time following the Effective Time the Surviving Corporation shall consider or be advised that any further assignment, conveyance or assurance is necessary or advisable to carry out any of the provisions of this Agreement, the proper representatives of Merger Sub shall do all things necessary or proper to do so.

11. Termination. This Agreement may be terminated and the transactions contemplated hereby may be abandoned at any time prior to the Effective Time by the Managers of Merger Sub.

12. Entire Agreement. This Agreement constitutes the entire agreement and supersedes all prior representations, agreements, understandings and undertakings, whether written or oral, among the parties, or any of them, with respect to the subject matter hereof.

13. Amendment. Subject to applicable law, this Agreement may be amended, modified and supplemented in writing by the parties hereto in any and all respects before the Effective Time, by action taken by the Managers of Merger Sub and the Board of Directors of AAC.

14. Headings. The descriptive headings of the several sections of this Agreement are inserted for convenience only and shall not control or affect the meaning or construction of any of the provisions hereof.

15. Binding Effect; No Third-Party Beneficiaries. This Agreement will be binding upon, inure to the benefit of and be enforceable by, the parties and their respective successors and permitted assigns, but neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto without the prior written consent of the other parties. This Agreement is not intended to and does not confer upon any person other than Holdings, AAC and Merger Sub any rights or remedies.

16. Governing Law. This Agreement shall be construed in accordance with and governed by the laws of the State of Nevada, without giving effect to principles of conflicts of law.

17. Counterparts. This Agreement may be executed in one or more counterparts (including by facsimile transmission or electronic transmission), which when taken together shall constitute one and the same agreement.

[signature page follows]

IN WITNESS WHEREOF, the parties hereto have duly executed and acknowledged this Agreement and Plan of Merger as of the day and year first above written.

AAC HOLDINGS, INC.

By:	/s/ Michael T. Cartwright
Name: Michael T. Cartwright
Title: Chairman and Chief Executive Officer

AMERICAN ADDICTION CENTERS, INC.

By:	/s/ Michael T. Cartwright
Name: Michael T. Cartwright
Title: Chairman and Chief Executive Officer

AAC MERGER SUB, LLC

By:	/s/ Kathryn Sevier Phillips
Name: Kathryn Sevier Phillips
Title: General Counsel and Secretary

APPENDIX B

SECTIONS 92A.300—92A.500 OF THE NEVADA REVISED STATUTES

RIGHTS OF DISSENTING OWNERS

NRS 92A.300 Definitions. As used in NRS 92A.300 to 92A.500, inclusive, unless the context otherwise requires, the words and terms defined in NRS 92A.305 to 92A.335, inclusive, have the meanings ascribed to them in those sections.

(Added to NRS by 1995, 2086)

NRS 92A.305 “Beneficial stockholder” defined. “Beneficial stockholder” means a person who is a beneficial owner of shares held in a voting trust or by a nominee as the stockholder of record.

(Added to NRS by 1995, 2087)

NRS 92A.310 “Corporate action” defined. “Corporate action” means the action of a domestic corporation.

(Added to NRS by 1995, 2087)

NRS 92A.315 “Dissenter” defined. “Dissenter “means a stockholder who is entitled to dissent from a domestic corporation’s action under NRS 92A.380 and who exercises that right when and in the manner required by NRS 92A.400to 92A.480, inclusive.

(Added to NRS by 1995, 2087; A 1999, 1631)

NRS 92A.320 “Fair value” defined. “Fair value,” with respect to a dissenter’s shares, means the value of the shares determined:

1. Immediately before the effectuation of the corporate action to which the dissenter objects, excluding any appreciation or depreciation in anticipation of the corporate action unless exclusion would be inequitable;

2. Using customary and current valuation concepts and techniques generally employed for similar businesses in the context of the transaction requiring appraisal; and

3. Without discounting for lack of marketability or minority status.

(Added to NRS by 1995, 2087; A 2009, 1720)

NRS 92A.325 “Stockholder” defined. “Stockholder “means a stockholder of record or a beneficial stockholder of a domestic corporation.

(Added to NRS by 1995, 2087)

NRS 92A.330 “Stockholder of record” defined. “Stockholder of record” means the person in whose name shares are registered in the records of a domestic corporation or the beneficial owner of shares to the extent of the rights granted by a nominee’s certificate on file with the domestic corporation.

(Added to NRS by 1995, 2087)

NRS 92A.335 “Subject corporation” defined. “Subject corporation” means the domestic corporation which is the issuer of the shares held by a dissenter before the corporate action creating the dissenter’s rights becomes effective or the surviving or acquiring entity of that issuer after the corporate action becomes effective.

(Added to NRS by 1995, 2087)

NRS 92A.340 Computation of interest. Interest payable pursuant to NRS 92A.300 to 92A.500, inclusive, must be computed from the effective date of the action until the date of payment, at the rate of interest most recently established pursuant to NRS 99.040.

(Added to NRS by 1995, 2087; A 2009, 1721)

NRS 92A.350 Rights of dissenting partner of domestic limited partnership. A partnership agreement of a domestic limited partnership or, unless otherwise provided in the partnership agreement, an agreement of merger or exchange, may provide that contractual rights with respect to the partnership interest of a dissenting general or limited partner of a domestic limited partnership are available for any class or group of partnership interests in connection with any merger or exchange in which the domestic limited partnership is a constituent entity.

(Added to NRS by 1995, 2088)

NRS 92A.360 Rights of dissenting member of domestic limited-liability company. The articles of organization or operating agreement of a domestic limited-liability company or, unless otherwise provided in the articles of organization or operating agreement, an agreement of merger or exchange, may provide that contractual rights with respect to the interest of a dissenting member are available in connection with any merger or exchange in which the domestic limited-liability company is a constituent entity.

(Added to NRS by 1995, 2088)

NRS 92A.370 Rights of dissenting member of domestic nonprofit corporation.

1. Except as otherwise provided in subsection 2, and unless otherwise provided in the articles or bylaws, any member of any constituent domestic nonprofit corporation who voted against the merger may, without prior notice, but within 30 days after the effective date of the merger, resign from membership and is thereby excused from all contractual obligations to the constituent or surviving corporations which did not occur before the member’s resignation and is thereby entitled to those rights, if any, which would have existed if there had been no merger and the membership had been terminated or the member had been expelled.

2. Unless otherwise provided in its articles of incorporation or bylaws, no member of a domestic nonprofit corporation, including, but not limited to, a cooperative corporation, which supplies services described in chapter 704 of NRS to its members only, and no person who is a member of a domestic nonprofit corporation as a condition of or by reason of the ownership of an interest in real property, may resign and dissent pursuant to subsection 1.

(Added to NRS by 1995, 2088)

NRS 92A.380 Right of stockholder to dissent from certain corporate actions and to obtain payment for shares.

1. Except as otherwise provided in NRS 92A.370 and 92A.390and subject to the limitation in paragraph (f), any stockholder is entitled to dissent from, and obtain payment of the fair value of the stockholder’s shares in the event of any of the following corporate actions:

(a) Consummation of a plan of merger to which the domestic corporation is a constituent entity:

(1) If approval by the stockholders is required for the merger by NRS 92A.120 to 92A.160, inclusive, or the articles of incorporation, regardless of whether the stockholder is entitled to vote on the plan of merger; or

(2) If the domestic corporation is a subsidiary and is merged with its parent pursuant to NRS 92A.180.

(b) Consummation of a plan of conversion to which the domestic corporation is a constituent entity as the corporation whose subject owner’s interests will be converted.

(c) Consummation of a plan of exchange to which the domestic corporation is a constituent entity as the corporation whose subject owner’s interests will be acquired, if the stockholder’s shares are to be acquired in the plan of exchange.

(d) Any corporate action taken pursuant to a vote of the stockholders to the extent that the articles of incorporation, bylaws or a resolution of the board of directors provides that voting or nonvoting stockholders are entitled to dissent and obtain payment for their shares.

(e) Accordance of full voting rights to control shares, as defined in NRS 78.3784, only to the extent provided for pursuant to NRS 78.3793.

(f) Any corporate action not described in this subsection that will result in the stockholder receiving money or scrip instead of a fraction of a share except where the stockholder would not be entitled to receive such payment pursuant to NRS 78.205,78.2055 or 78.207. A dissent pursuant to this paragraph applies only to the fraction of a share, and the stockholder is entitled only to obtain payment of the fair value of the fraction of a share.

2. A stockholder who is entitled to dissent and obtain payment pursuant to NRS 92A.300 to 92A.500, inclusive, may not challenge the corporate action creating the entitlement unless the action is unlawful or fraudulent with respect to the stockholder or the domestic corporation.

3. Subject to the limitations in this subsection, from and after the effective date of any corporate action described in subsection 1, no stockholder who has exercised the right to dissent pursuant to NRS 92A.300 to 92A.500, inclusive, is entitled to vote his or her shares for any purpose or to receive payment of dividends or any other distributions on shares. This subsection does not apply to dividends or other distributions payable to stockholders on a date before the effective date of any corporate action from which the stockholder has dissented. If a stockholder exercises the right to dissent with respect to a corporate action described in paragraph (f) of subsection 1, the restrictions of this subsection apply only to the shares to be converted into a fraction of a share and the dividends and distributions to those shares.

(Added to NRS by 1995, 2087; A 2001, 1414, 3199; 2003, 3189; 2005, 2204; 2007, 2438; 2009, 1721;2011, 2814)

NRS 92A.390 Limitations on right of dissent: Stockholders of certain classes or series; action of stockholders not required for plan of merger.

1. There is no right of dissent with respect to a plan of merger, conversion or exchange in favor of stockholders of any class or series which is:

(a) A covered security under section 18(b)(1)(A) or (B) of the Securities Act of 1933, 15 U.S.C. § 77r(b)(1)(A) or (B), as amended;

(b) Traded in an organized market and has at least 2,000 stockholders and a market value of at least $20,000,000, exclusive of the value of such shares held by the corporation’s subsidiaries, senior executives, directors and beneficial stockholders owning more than 10 percent of such shares; or

(c) Issued by an open end management investment company registered with the Securities and Exchange Commission under the Investment Company Act of 1940, 15 U.S.C. §§ 80a-1 et seq., as amended, and which may be redeemed at the option of the holder at net asset value, unless the articles of incorporation of the corporation issuing the class or series or the resolution of the board of directors approving the plan of merger, conversion or exchange expressly provide otherwise.

2. The applicability of subsection 1 must be determined as of:

(a) The record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the corporate action requiring dissenter’s rights; or

(b) The day before the effective date of such corporate action if there is no meeting of stockholders.

3. Subsection 1 is not applicable and dissenter’s rights are available pursuant to NRS 92A.380 for the holders of any class or series of shares who are required by the terms of the corporate action requiring dissenter’s rights to accept for such shares anything other than cash or shares of any class or any series of shares of any corporation, or any other proprietary interest of any other entity, that satisfies the standards set forth in subsection 1 at the time the corporate action becomes effective.

4. There is no right of dissent for any holders of stock of the surviving domestic corporation if the plan of merger does not require action of the stockholders of the surviving domestic corporation under NRS 92A.130.

5. There is no right of dissent for any holders of stock of the parent domestic corporation if the plan of merger does not require action of the stockholders of the parent domestic corporation under NRS 92A.180.

(Added to NRS by 1995, 2088; A 2009, 1722;2013, 1285)

NRS 92A.400 Limitations on right of dissent: Assertion as to portions only to shares registered to stockholder; assertion by beneficial stockholder.

1. A stockholder of record may assert dissenter’s rights as to fewer than all of the shares registered in his or her name only if the stockholder of record dissents with respect to all shares of the class or series beneficially owned by any one person and notifies the subject corporation in writing of the name and address of each person on whose behalf the stockholder of record asserts dissenter’s rights. The rights of a partial dissenter under this subsection are determined as if the shares as to which the partial dissenter dissents and his or her other shares were registered in the names of different stockholders.

2. A beneficial stockholder may assert dissenter’s rights as to shares held on his or her behalf only if the beneficial stockholder:

(a) Submits to the subject corporation the written consent of the stockholder of record to the dissent not later than the time the beneficial stockholder asserts dissenter’s rights; and

(b) Does so with respect to all shares of which he or she is the beneficial stockholder or over which he or she has power to direct the vote.

(Added to NRS by 1995, 2089; A 2009, 1723)

NRS 92A.410 Notification of stockholders regarding right of dissent.

1. If a proposed corporate action creating dissenter’s rights is submitted to a vote at a stockholders’ meeting, the notice of the meeting must state that stockholders are, are not or may be entitled to assert dissenter’s rights under NRS 92A.300 to 92A.500, inclusive. If the domestic corporation concludes that dissenter’s rights are or may be available, a copy of NRS 92A.300 to 92A.500, inclusive, must accompany the meeting notice sent to those record stockholders entitled to exercise dissenter’s rights.

2. If the corporate action creating dissenter’s rights is taken by written consent of the stockholders or without a vote of the stockholders, the domestic corporation shall notify in writing all stockholders entitled to assert dissenter’s rights that the action was taken and send them the dissenter’s notice described in NRS 92A.430.

(Added to NRS by 1995, 2089; A 1997, 730; 2009, 1723;2013, 1286)

NRS 92A.420 Prerequisites to demand for payment for shares.

1. If a proposed corporate action creating dissenter’s rights is submitted to a vote at a stockholders’ meeting, a stockholder who wishes to assert dissenter’s rights with respect to any class or series of shares:

(a) Must deliver to the subject corporation, before the vote is taken, written notice of the stockholder’s intent to demand payment for his or her shares if the proposed action is effectuated; and

(b) Must not vote, or cause or permit to be voted, any of his or her shares of such class or series in favor of the proposed action.

2. If a proposed corporate action creating dissenter’s rights is taken by written consent of the stockholders, a stockholder who wishes to assert dissenter’s rights with respect to any class or series of shares must not consent to or approve the proposed corporate action with respect to such class or series.

3. A stockholder who does not satisfy the requirements of subsection 1 or 2 and NRS 92A.400 is not entitled to payment for his or her shares under this chapter.

(Added to NRS by 1995, 2089; A 1999, 1631; 2005, 2204; 2009, 1723;2013, 1286)

NRS 92A.430 Dissenter’s notice: Delivery to stockholders entitled to assert rights; contents.

1. The subject corporation shall deliver a written dissenter’s notice to all stockholders of record entitled to assert dissenter’s rights in whole or in part, and any beneficial stockholder who has previously asserted dissenter’s rights pursuant to NRS 92A.400.

2. The dissenter’s notice must be sent no later than 10 days after the effective date of the corporate action specified in NRS 92A.380, and must:

(a) State where the demand for payment must be sent and where and when certificates, if any, for shares must be deposited;

(b) Inform the holders of shares not represented by certificates to what extent the transfer of the shares will be restricted after the demand for payment is received;

(c) Supply a form for demanding payment that includes the date of the first announcement to the news media or to the stockholders of the terms of the proposed action and requires that the person asserting dissenter’s rights certify whether or not the person acquired beneficial ownership of the shares before that date;

(d) Set a date by which the subject corporation must receive the demand for payment, which may not be less than 30 nor more than 60 days after the date the notice is delivered and state that the stockholder shall be deemed to have waived the right to demand payment with respect to the shares unless the form is received by the subject corporation by such specified date; and

(e) Be accompanied by a copy of NRS 92A.300 to 92A.500, inclusive.

(Added to NRS by 1995, 2089; A 2005, 2205; 2009, 1724;2013, 1286)

NRS 92A.440 Demand for payment and deposit of certificates; loss of rights of stockholder; withdrawal from appraisal process.

1. A stockholder who receives a dissenter’s notice pursuant to NRS 92A.430 and who wishes to exercise dissenter’s rights must:

(a) Demand payment;

(b) Certify whether the stockholder or the beneficial owner on whose behalf he or she is dissenting, as the case may be, acquired beneficial ownership of the shares before the date required to be set forth in the dissenter’s notice for this certification; and

(c) Deposit the stockholder’s certificates, if any, in accordance with the terms of the notice.

2. If a stockholder fails to make the certification required by paragraph (b) of subsection 1, the subject corporation may elect to treat the stockholder’s shares as after-acquired shares under NRS 92A.470.

3. Once a stockholder deposits that stockholder’s certificates or, in the case of uncertified shares makes demand for payment, that stockholder loses all rights as a stockholder, unless the stockholder withdraws pursuant to subsection 4.

4. A stockholder who has complied with subsection 1 may nevertheless decline to exercise dissenter’s rights and withdraw from the appraisal process by so notifying the subject corporation in writing by the date set forth in the dissenter’s notice pursuant to NRS 92A.430. A stockholder who fails to so withdraw from the appraisal process may not thereafter withdraw without the subject corporation’s written consent.

5. The stockholder who does not demand payment or deposit his or her certificates where required, each by the date set forth in the dissenter’s notice, is not entitled to payment for his or her shares under this chapter.

(Added to NRS by 1995, 2090; A 1997, 730; 2003, 3189; 2009, 1724)

NRS 92A.450 Uncertificated shares: Authority to restrict transfer after demand for payment. The subject corporation may restrict the transfer of shares not represented by a certificate from the date the demand for their payment is received.

(Added to NRS by 1995, 2090; A 2009, 1725)

NRS 92A.460 Payment for shares: General requirements.

1. Except as otherwise provided in NRS 92A.470, within 30 days after receipt of a demand for payment pursuant to NRS 92A.440, the subject corporation shall pay in cash to each dissenter who complied with NRS 92A.440 the amount the subject corporation estimates to be the fair value of the dissenter’s shares, plus accrued interest. The obligation of the subject corporation under this subsection may be enforced by the district court:

(a) Of the county where the subject corporation’s principal office is located;

(b) If the subject corporation’s principal office is not located in this State, in the county in which the corporation’s registered office is located; or

(c) At the election of any dissenter residing or having its principal or registered office in this State, of the county where the dissenter resides or has its principal or registered office.

The court shall dispose of the complaint promptly.

2. The payment must be accompanied by:

(a) The subject corporation’s balance sheet as of the end of a fiscal year ending not more than 16 months before the date of payment, a statement of income for that year, a statement of changes in the stockholders’ equity for that year or, where such financial statements are not reasonably available, then such reasonably equivalent financial information and the latest available quarterly financial statements, if any;

(b) A statement of the subject corporation’s estimate of the fair value of the shares; and

(c) A statement of the dissenter’s rights to demand payment under NRS 92A.480 and that if any such stockholder does not do so within the period specified, such stockholder shall be deemed to have accepted such payment in full satisfaction of the corporation’s obligations under this chapter.

(Added to NRS by 1995, 2090; A 2007, 2704; 2009, 1725; 2013, 1287)

NRS 92A.470 Withholding payment for shares acquired on or after date of dissenter’s notice: General requirements.

1. A subject corporation may elect to withhold payment from a dissenter unless the dissenter was the beneficial owner of the shares before the date set forth in the dissenter’s notice as the first date of any announcement to the news media or to the stockholders of the terms of the proposed action.

2. To the extent the subject corporation elects to withhold payment, within 30 days after receipt of a demand for payment pursuant to NRS 92A.440, the subject corporation shall notify the dissenters described in subsection 1:

(a) Of the information required by paragraph (a) of subsection 2 of NRS 92A.460;

(b) Of the subject corporation’s estimate of fair value pursuant to paragraph (b) of subsection 2 of NRS 92A.460;

(c) That they may accept the subject corporation’s estimate of fair value, plus interest, in full satisfaction of their demands or demand appraisal under NRS 92A.480;

(d) That those stockholders who wish to accept such an offer must so notify the subject corporation of their acceptance of the offer within 30 days after receipt of such offer; and

(e) That those stockholders who do not satisfy the requirements for demanding appraisal under NRS 92A.480 shall be deemed to have accepted the subject corporation’s offer.

3. Within 10 days after receiving the stockholder’s acceptance pursuant to subsection 2, the subject corporation shall pay in cash the amount offered under paragraph (b) of subsection 2 to each stockholder who agreed to accept the subject corporation’s offer in full satisfaction of the stockholder’s demand.

4. Within 40 days after sending the notice described in subsection 2, the subject corporation shall pay in cash the amount offered under paragraph (b) of subsection 2 to each stockholder described in paragraph (e) of subsection 2.

(Added to NRS by 1995, 2091; A 2009, 1725;2013, 1287)

NRS 92A.480 Dissenter’s estimate of fair value: Notification of subject corporation; demand for payment of estimate.

1. A dissenter paid pursuant to NRS 92A.460 who is dissatisfied with the amount of the payment may notify the subject corporation in writing of the dissenter’s own estimate of the fair value of his or her shares and the amount of interest due, and demand payment of such estimate, less any payment pursuant to NRS 92A.460. A dissenter offered payment pursuant to NRS 92A.470 who is dissatisfied with the offer may reject the offer pursuant to NRS 92A.470 and demand payment of the fair value of his or her shares and interest due.

2. A dissenter waives the right to demand payment pursuant to this section unless the dissenter notifies the subject corporation of his or her demand to be paid the dissenter’s stated estimate of fair value plus interest under subsection 1 in writing within 30 days after receiving the subject corporation’s payment or offer of payment under NRS 92A.460 or 92A.470and is entitled only to the payment made or offered.

(Added to NRS by 1995, 2091; A 2009, 1726)

NRS 92A.490 Legal proceeding to determine fair value: Duties of subject corporation; powers of court; rights of dissenter.

1. If a demand for payment pursuant to NRS 92A.480 remains unsettled, the subject corporation shall commence a proceeding within 60 days after receiving the demand and petition the court to determine the fair value of the shares and accrued interest. If the subject corporation does not commence the proceeding within the 60-day period, it shall pay each dissenter whose demand remains unsettled the amount demanded by each dissenter pursuant to NRS 92A.480 plus interest.

2. A subject corporation shall commence the proceeding in the district court of the county where its principal office is located in this State. If the principal office of the subject corporation is not located in this State, the right to dissent arose from a merger, conversion or exchange and the principal office of the surviving entity, resulting entity or the entity whose shares were acquired, whichever is applicable, is located in this State, it shall commence the proceeding in the county where the principal office of the surviving entity, resulting entity or the entity whose shares were acquired is located. In all other cases, if the principal office of the subject corporation is not located in this State, the subject corporation shall commence the proceeding in the district court in the county in which the corporation’s registered office is located.

3. The subject corporation shall make all dissenters, whether or not residents of Nevada, whose demands remain unsettled, parties to the proceeding as in an action against their shares. All parties must be served with a copy of the petition. Nonresidents may be served by registered or certified mail or by publication as provided by law.

4. The jurisdiction of the court in which the proceeding is commenced under subsection 2 is plenary and exclusive. The court may appoint one or more persons as appraisers to receive evidence and recommend a decision on the question of fair value. The appraisers have the powers described in the order appointing them, or any amendment thereto. The dissenters are entitled to the same discovery rights as parties in other civil proceedings.

5. Each dissenter who is made a party to the proceeding is entitled to a judgment:

(a) For the amount, if any, by which the court finds the fair value of the dissenter’s shares, plus interest, exceeds the amount paid by the subject corporation; or

(b) For the fair value, plus accrued interest, of the dissenter’s after-acquired shares for which the subject corporation elected to withhold payment pursuant to NRS 92A.470.

(Added to NRS by 1995, 2091; A 2007, 2705; 2009, 1727;2011, 2815;2013, 1288)

NRS 92A.500 Assessment of costs and fees in certain legal proceedings.

1. The court in a proceeding to determine fair value shall determine all of the costs of the proceeding, including the reasonable compensation and expenses of any appraisers appointed by the court. The court shall assess the costs against the subject corporation, except that the court may assess costs against all or some of the dissenters, in amounts the court finds equitable, to the extent the court finds the dissenters acted arbitrarily, vexatiously or not in good faith in demanding payment.

2. The court may also assess the fees and expenses of the counsel and experts for the respective parties, in amounts the court finds equitable:

(a) Against the subject corporation and in favor of all dissenters if the court finds the subject corporation did not substantially comply with the requirements of NRS 92A.300 to 92A.500, inclusive; or

(b) Against either the subject corporation or a dissenter in favor of any other party, if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously or not in good faith with respect to the rights provided by NRS 92A.300 to 92A.500, inclusive.

3. If the court finds that the services of counsel for any dissenter were of substantial benefit to other dissenters similarly situated, and that the fees for those services should not be assessed against the subject corporation, the court may award to those counsel reasonable fees to be paid out of the amounts awarded to the dissenters who were benefited.

4. In a proceeding commenced pursuant to NRS 92A.460, the court may assess the costs against the subject corporation, except that the court may assess costs against all or some of the dissenters who are parties to the proceeding, in amounts the court finds equitable, to the extent the court finds that such parties did not act in good faith in instituting the proceeding.

5. To the extent the subject corporation fails to make a required payment pursuant to NRS 92A.460, 92A.470 or 92A.480, the dissenter may bring a cause of action directly for the amount owed and, to the extent the dissenter prevails, is entitled to recover all expenses of the suit.

6. This section does not preclude any party in a proceeding commenced pursuant to NRS 92A.460 or 92A.490 from applying the provisions of N.R.C.P. 68 or NRS 17.115.

(Added to NRS by 1995, 2092; A 2009, 1727)

APPENDIX C

FORM OF DEMAND FOR PAYMENT

The undersigned stockholder of American Addiction Centers, Inc., a Nevada corporation (“AAC”), hereby dissents from the approval of the Agreement and Plan of Merger dated October 30, 2014 (the “Merger Agreement”), whereby AAC Holdings, Inc., a Nevada corporation (“Holdings”), will acquire AAC through the merger of AAC Merger Sub, LLC, a Nevada limited liability company and a direct subsidiary of Holdings, with and into AAC, where AAC will be the surviving corporation and will become a wholly-owned subsidiary of Holdings (the “Merger”).

The undersigned stockholder hereby (INITIAL IN FRONT OF EACH STATEMENT AND INDICATE NUMBER OF SHARES, AS APPROPRIATE):

Demands payment for the undersigned stockholder’s shares of AAC common stock, $0.001, par value, in accordance with Nevada Revised Statutes 92A.300 to 92A.500, inclusive;

Certifies to ownership of the following shares:

shares of AAC common stock, $0.001, par value; or

Certifies as to the ownership of the shares indicated above before October 31, 2014, the date of the first public announcement to the news media of the terms of the Merger Agreement;

Authorizes AAC to tender the undersigned stockholder’s stock certificates evidencing the shares indicated above to the extent that AAC is in physical possession of said stock certificates; and

Acknowledges and agrees that this Demand for Payment represents the election to assert dissenter’s rights effective as of the effective time of the Merger, provided that the termination of the Merger Agreement or the failure of the Merger to be consummated in accordance with the terms of the Merger Agreement, shall render this Demand for Payment void and of no further force and effect.

As provided by NRS 92A.440(3), unless this demand for payment is withdrawn, the undersigned stockholder acknowledges that the undersigned stockholder will lose all rights as a stockholder of AAC once the undersigned stockholder’s stock certificates are deposited or, in the case of uncertificated shares, makes demand for payment.

Name(s):

Address:

Social Security Number/Taxpayer Identification Number:

By execution of this Demand for Payment, the undersigned stockholder hereby certifies that the information provided in this Demand for Payment is correct in all respects and that the undersigned stockholder has full power and authority to execute this Demand for Payment to exercise the dissenter’s rights for the shares indicated above.

Signature(s):

The completed and executed Demand for Payment should be delivered to American Addiction Centers, Inc., 115 East Park Drive, Second Floor, Brentwood, Tennessee 37027, Attention: General Counsel and Secretary.

C-1

APPENDIX D

LETTER OF TRANSMITTAL AND DISSENTER’S NOTICE PURSUANT TO

NEVADA REVISED STATUTES (“NRS”) 92A.410

Related to shares of common stock, $0.001 par value per share, of American Addiction Centers, Inc.

The undersigned hereby acknowledges receipt of the notice/prospectus dated November 10, 2014 and this Letter of Transmittal related to the merger of AAC Merger Sub, LLC, a wholly-owned subsidiary of AAC Holdings, Inc. (“Holdings”) with and into American Addiction Centers, Inc. (“AAC”). The undersigned hereby authorizes and instructs American Stock Transfer & Trust Company, LLC to issue in the name indicated below (unless otherwise instructed in the boxes on the following page) shares of AAC Holdings, Inc. common stock in exchange for the shares of American Addiction Centers, Inc. common stock set forth below. Shares of AAC Holdings, Inc. common stock will be issued in book-entry form and no stock certificates of AAC Holdings, Inc. will be issued. Such shares of AAC Holdings, Inc. common stock shall equal 1.571119 shares of AAC Holdings, Inc. common stock per share of American Addiction Centers, Inc. common stock held by the undersigned.

As a result of the merger, in lieu of receiving shares of AAC Holdings, Inc. common stock in exchange for your shares of American Addiction Centers, Inc. common stock, you may elect to exercise your dissenter’s rights as prescribed by NRS 92A.300 to 92A.500, inclusive. A copy of NRS 92A.300 to 92A.500, inclusive, is provided as Appendix B to the Notice/Prospectus.

In order to exercise dissenter’s rights in connection with the merger, you must have owned your shares of American Addiction Centers, Inc. common stock before October 31, 2014, representing the date of the first announcement of the merger, and must complete and return the Demand for Payment, a form of which is provided as Appendix C to the Notice/Prospectus. For instructions, see Rights of Dissenting Stockholders on Page 110 of the Notice/Prospectus.

Mail or deliver this signed Letter of Transmittal to:

If delivering by mail: American Stock Transfer & Trust Company, LLC Operations Center Attn: Reorganization Department P.O. Box 2042 New York, New York 10272-2042	If delivering by hand or courier: American Stock Transfer & Trust Company, LLC Operations Center Attn: Reorganization Department 6201 15th Avenue Brooklyn, New York 11219

For assistance call (877) 248-6417 or (718) 921-8317

The undersigned acknowledges that the following number of shares of AAC common stock will be cancelled and exchanged for uncertificated shares of AAC Holdings, Inc. stock issued in book-entry form in connection with the merger described above:

Name(s) and Address of Registered Holder(s) If there is any error in the name or address shown below, please make the necessary corrections	NUMBER OF AAC SHARES HELD BY THE UNDERSIGNED PRIOR TO THE MERGER: (Please fill in.)

SPECIAL PAYMENT INSTRUCTIONS	SPECIAL DELIVERY INSTRUCTIONS

Complete ONLY if the uncertificated shares of AAC Holdings, Inc. to be issued in book-entry form are to be issued in a name which differs from the name in which the shares of American Addiction Centers, Inc. are currently held. Issue to:

Complete ONLY if the statement indicating book-entry ownership is to be mailed to some address other than the address reflected above. See Instructions 4. Mail to:
Name:	Name:

Address:	Address:

(Please see instructions regarding signature guarantee. See Instructions 3, 4, and 6)

YOU MUST SIGN IN THE BOX BELOW

SIGNATURE(S) REQUIRED Signature(s) of Registered Holder(s) or Agent	SIGNATURE(S) GUARANTEED (IF REQUIRED) See Instruction 3.

Must be signed by the registered holder(s) EXACTLY as name(s) appear(s) on the AAC shares. If signature is by a trustee, executor, administrator, guardian, attorney-in-fact, officer for a corporation acting in a fiduciary or representative capacity, or other person, please set forth full title. See Instructions 2, 3 and 6.

Registered Holder

Registered Holder

Title, if any

Date:

Phone No.:

Unless the shares are exchanged by the registered holder(s) of the AAC common stock, or for the account of a participant in the Securities Transfer Agent’s Medallion Program (“STAMP”), Stock Exchange Medallion Program (“SEMP”) or New York Stock Exchange Medallion Signature Program (“MSP”) (an “Eligible Institution”), the signature(s) must be guaranteed by an Eligible Institution. See Instruction 3.

Authorized Signature

Name of Firm

Address of Firm—Please Print

By completing, executing and delivering this Letter of Transmittal, the undersigned hereby acknowledges receipt of this Letter of Transmittal and further acknowledges the cancellation of the shares of AAC common stock held in his/her/its name and the issuance of uncertificated shares of Holdings common stock in book-entry form.

INSTRUCTIONS FOR EXCHANGING SHARES

(Please read carefully the instructions below)

1. Method of Delivery: The signed Letter of Transmittal must be sent or delivered to American Transfer & Trust Company, LLC (the “Exchange Agent”). Delivery will be deemed effective only when received.

2. Payment in the Same Name: If the uncertificated shares of AAC Holdings, Inc. common stock to be issued in book-entry form are to be issued in the same name that the shares of American Addiction Centers, Inc. common stock held prior to the Merger are registered, the Letter of Transmittal should be completed and signed exactly as the AAC shares are registered. Signature guarantees are not required if the AAC share(s) to be exchanged and cancelled are submitted by the registered owner of such shares who has not completed the section entitled “Special Payment Instructions” or are for the account of an Eligible Institution. If any of the shares exchanged are owned by two or more joint owners, all such owners must sign this Letter of Transmittal exactly as written on the face of the AAC shares to be exchanged and cancelled. If any shares are registered in different names on several certificates, it will be necessary to complete, sign and submit as many separate Letters of Transmittal as there are different registrations. Letters of Transmittal executed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations, or others acting in a fiduciary capacity who are not identified as such in the registration must be accompanied by proper evidence of the signer’s authority to act.

3. Payment in Different Name: If the AAC shares to be exchanged are registered in the name of a person other than the signer of this Letter of Transmittal, then the holder must provide a duly executed stock power signed exactly as the name(s) of the registered owners appear on such share(s) or stock power(s), with the signatures on the share(s) or stock power(s) guaranteed by an Eligible Institution as provided herein.

4. Special Payment and Delivery Instructions: Indicate the name in which and address to which the statement indicating book-entry ownership of AAC Holdings, Inc. common stock is to be sent if different from the name and/or address of the person(s) signing this Letter of Transmittal.

5. Letter of Transmittal Required: When you deliver this Letter of Transmittal, properly completed and duly executed, to the Exchange Agent, you will receive a statement indicating book-entry ownership of AAC Holdings, Inc. common stock representing the number of full shares of AAC Holdings, Inc. common stock to which you are entitled under the merger agreement.

6. Stock Transfer Taxes. If AAC shares to be exchanged are registered in the name of any person other than the person(s) signing the Letter of Transmittal, the amount of any stock transfer taxes (whether imposed on the registered holder or such person) payable as a result of the transfer to such person will be deducted from the payment for such securities if satisfactory evidence of the payment of such taxes, or exemption therefrom, is not submitted. Except as provided in this Instruction 6, it will not be necessary for transfer tax stamps to be affixed to the certificates listed in the Letter of Transmittal.

All questions as to the validity, form and eligibility of any exchange of shares will be determined by the Exchange Agent and AAC Holdings, Inc. and such determination shall be final and binding. The Exchange Agent and AAC Holdings, Inc. reserve the right to waive any irregularities or defects in the exchange of any shares.

293,243 Shares

AAC Holdings, Inc.

Common Stock

Notice/Prospectus

November 10, 2014